As filed with the Securities and Exchange Commission on July 7, 2009 Registration No. _____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
 THE SECURITIES ACT OF 1933

CAPITOL BANCORP LTD.
(Exact name of registrant as specified in its charter)
Michigan (State or other jurisdiction of incorporation or organization)	6711 (Primary Standard Industrial Classification Code Number)	38-2761672 (I.R.S. Employer Identification No.)

Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cristin K. Reid, Esq.
Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan  48933
(517) 487-6555

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Phillip D. Torrence, Esq.
Honigman Miller Schwartz and Cohn LLP
444 West Michigan Avenue
Kalamazoo, Michigan 49007
(269) 337-7702

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐

 If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Series A Noncumulative Convertible Perpetual Preferred Stock, no par value per share	$ 666,830(1)	$100	$66,686,000	$3,721
Trust-Preferred Securities of Capitol Trust XII	2,350,900(2)	$3.89	$9,145,000	$511

(1)
The number of shares of Series A Noncumulative Convertible Perpetual Preferred Stock (the “Series A Preferred”) and the number of shares of Trust-Preferred Securites issued by Capitol Trust XII (the “Trust-Preferred Securities”) registered pursuant to this Registration Statement is based upon the maximum number of shares that will be required to be issued in connection with the consummation of the merger transaction described in the proxy statement/prospectus which is a part of this registration statement.

(2)
In accordance with Rule 457(c) under the Securities Act of 1933, the aggregate proposed maximum offering price per share of the Series A Preferred and the Trust-Preferred Securities is estimated solely for the calculating of the registration fees due for this filing.  For the initial filing of this Registration Statement, the estimate for the Trust-Preferred Securities was based on the average of the high and low sales price of the Trust-Preferred Securities reported by the New York Stock Exchange, Inc. on July 6, 2009, which was $3.89.

(3)
Pursuant to Rules 457(f)(1) and 457(f)(3) under the Securities Act of 1933, as amended, the amount of the registration fee has been calculated based on the proposed maximum offering price per share of the Series A Preferred and the Trust-Preferred Securities and the estimated number of shares of the Series A Preferred and the Trust-Preferred Securities that may be issued in the consummation of the merger transactions.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

    Capitol Development Bancorp Limited III

 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555

                                              , 2009

Dear Capitol Development Bancorp Limited III shareholder:

You are cordially invited to attend a special meeting of shareholders of Capitol Development Bancorp Limited III (“CDBL III”) to be held on             , 2009, at 3:00p.m., local time, at Capitol Bancorp Center, 200 Washington Square, Lansing, MI 48933.

At this special meeting, you will be asked to approve the Agreement and Plan of Merger of CDBL III by Capitol and to approve the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting to approve the Agreement and Plan of Merger. As a result of the merger, if approved, the outstanding CDBL III common stock, not already owned by Capitol, will be converted into units, consisting of 41.64 shares of Trust-Preferred Securities issued by Capitol Trust XII, a Delaware statutory trust and 11.811 shares of Capitol’s Series A Noncumulative Convertible Perpetual Preferred Stock. The merger will be effected through the merger of CDBL III with and into Capitol but is subject to the approval of a similar exchange with CDBL IV, V, and VI (“the CDBLs”).  If all four CDBLs do not approve the proposed merger, it will not be consummated.

In the merger, Capitol will issue one unit for each issued and outstanding share of CDBL III’s common stock.

Shares of the Trust-Preferred Securities are listed under the symbol “CBC PrB” on the NYSE and shares of the Series A Noncumulative Convertible Perpetual Preferred stock will be listed under the symbol “CBCP.P” on the NASDAQ Capital Market.

YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless, among other things, shareholders of at least a majority of the outstanding shares of CDBL III’s issued and outstanding shares of common stock approve the Agreement and Plan of Merger. CDBL III’s board of directors has approved the agreement, including the transactions contemplated in that agreement, and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting to approve the acquisition.

Please carefully review and consider this proxy statement/prospectus which explains the merger proposal in detail, including the discussion under the heading “Risk Factors” beginning on page ____.  It is important that your shares are represented at the meeting, regardless of whether you plan to attend. An abstention or a failure to vote will have the same effect as a vote against the merger. Accordingly, please complete, date, sign, and return promptly the proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

Sincerely,
Cristin K. Reid
Chairman and CEO, CDBL III

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of the Trust-Preferred Securities and the Series A Noncumulative Convertible Perpetual Preferred stock are not savings or deposit accounts or other obligations of any bank, savings association, or nonbank subsidiary of either company, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated                      , 2009 and is first being mailed to CDBL III’s shareholders on or about                     , 2009.

    Capitol Development Bancorp Limited III
 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                       , 2009

To the Shareholders of Capitol Development Bancorp Limited III:

Notice is hereby given that a special meeting of shareholders of Capitol Development Bancorp Limited III (“CDBL III”) will be held on                , 2009, at 3:00 p.m., local time, at Capitol Bancorp Center, 200 Washington Square, Lansing, MI 48933, for the following purposes:

1.    To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 25, 2009, by and among Capitol Bancorp Ltd., CDBL III, Capitol Development Bancorp Limited IV, Capitol Development Bancorp Limited V and Capitol Development Bancorp Limited VI, and the transactions contemplated by that Agreement and Plan of Merger, pursuant to which CDBL III, Capitol Development Bancorp Limited IV, Capitol Development Bancorp Limited V and Capitol Development Bancorp Limited VI will merge with and into Capitol Bancorp Ltd., as more particularly described in the enclosed proxy statement/prospectus;

2.    To consider and vote on a proposal to authorize CDBL III’s board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger; and

3. To transact any other business as may properly be brought before the CDBL III special meeting or any adjournments or postponements of the CDBL III special meeting.

The close of business on June 30, 2009 has been fixed as the record date for determining those shareholders entitled to vote at the meeting and any adjournments or postponements of the meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

Regardless of whether you plan to attend the special meeting in person, please complete, date, sign, and return the enclosed proxy card as promptly as possible. A postage prepaid envelope is enclosed for your convenience. Any CDBL III shareholder may revoke his or her or their proxy by following the instructions in the proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please do not send any stock certificates at this time.

You are encouraged to vote on this very important matter. CDBL III’s board of directors has unanimously determined that it is in the best interests of CDBL III and its shareholders to enter into, and has adopted and approved, the merger agreement. CDBL III’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger.

If the merger proposal is approved and the merger is completed, you will have the right to dissent from the merger and to demand payment in cash of the “fair value” of your shares of CDBL III common stock. Your right to dissent is conditioned upon your compliance with the Michigan statutes regarding dissenters’ rights. The full text of these statutes is attached as Appendix B to the accompanying proxy statement/prospectus and a summary of the provisions can be found under the caption “The Merger—Rights of Dissenting Shareholders.”

r	By Order of the Board of Directors,
Cristin K. Reid
Chairman and CEO, CDBL III

Lansing, Michigan
                         , 2009

    Capitol Development Bancorp Limited IV

 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555

                                              , 2009

Dear Capitol Development Bancorp Limited IV shareholder:

You are cordially invited to attend a special meeting of shareholders of Capitol Development Bancorp Limited IV (“CDBL IV”) to be held on             , 2009, at 3:15 p.m., local time, at Capitol Bancorp Center, 200 Washington Square, Lansing, MI 48933.                    .

At this special meeting, you will be asked to approve the Agreement and Plan of Merger of CDBL IV by Capitol and to approve the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting to approve the Agreement and Plan of Merger. As a result of the merger, if approved, the outstanding CDBL IV common stock, not already owned by Capitol, will be converted into units, consisting of 40.47 shares of Trust-Preferred Securities issued by Capitol Trust XII, a Delaware statutory trust and 11.478 shares of Capitol’s Series A Noncumulative Convertible Perpetual Preferred Stock.  The merger will be effected through the merger of CDBL IV with and into Capitol but is subject to the approval of a similar exchange with CDBL III, V, and VI (“the CDBLs”).  If all four CDBLs do not approve the proposed merger, it will not be consummated.

In the merger, Capitol Bancorp Ltd. will issue one unit for each issued and outstanding share of CDBL IV’s common stock.

Shares of the Trust-Preferred Securities are listed under the symbol “CBC PrB” on the NYSE and shares of the Series A Noncumulative Convertible Perpetual Preferred stock will be listed under the symbol “CBCP.P” on the NASDAQ Capital Market.

YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless, among other things, shareholders of at least a majority of the outstanding shares of CDBL IV’s issued and outstanding shares of common stock approve the Agreement and Plan of Merger. CDBL IV’s board of directors has approved the merger agreement, including the transactions contemplated in that agreement, and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting to approve the acquisition.

Please carefully review and consider this proxy statement/prospectus which explains the merger proposal in detail, including the discussion under the heading “Risk Factors” beginning on page ____.  It is important that your shares are represented at the meeting, regardless of whether you plan to attend. An abstention or a failure to vote will have the same effect as a vote against the merger. Accordingly, please complete, date, sign, and return promptly the proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

Sincerely,
Cristin K. Reid
Chairman and CEO, CDBL IV

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of the Trust-Preferred Securities and the Series A Noncumulative Convertible Perpetual Preferred stock are not savings or deposit accounts or other obligations of any bank, savings association, or nonbank subsidiary of either company, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated                      , 2009 and is first being mailed to CDBL IV’s shareholders on or about                     , 2009.

    Capitol Development Bancorp Limited IV
 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                       , 2009

To the Shareholders of Capitol Development Bancorp Limited IV:

Notice is hereby given that a special meeting of shareholders of Capitol Development Bancorp Limited IV (“CDBL IV”) will be held on                , 2009, at 3:15 p.m., local time, at Capitol Bancorp Center, 200 Washington Square, Lansing, MI 48933 for the following purposes:

1.    To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 25, 2009, by and among Capitol Bancorp Ltd., Capitol Development Bancorp Limited III, CDBL IV, Capitol Development Bancorp Limited V and Capitol Development Bancorp Limited VI, and the transactions contemplated by that Agreement and Plan of Merger, pursuant to which Capitol Development Bancorp Limited III, CDBL IV, Capitol Development Bancorp Limited V and Capitol Development Bancorp Limited VI will merge with and into Capitol Bancorp Ltd., as more particularly described in the enclosed proxy statement/prospectus;

2.    To consider and vote on a proposal to authorize CDBL IV’s board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger; and

3. To transact any other business as may properly be brought before the CDBL IV special meeting or any adjournments or postponements of the CDBL IV special meeting.

The close of business on June 30, 2009 has been fixed as the record date for determining those shareholders entitled to vote at the meeting and any adjournments or postponements of the meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

Regardless of whether you plan to attend the special meeting in person, please complete, date, sign, and return the enclosed proxy card as promptly as possible. A postage prepaid envelope is enclosed for your convenience. Any CDBL IV shareholder may revoke his or her or their proxy by following the instructions in the proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please do not send any stock certificates at this time.

You are encouraged to vote on this very important matter. CDBL IV’s board of directors has unanimously determined that it is in the best interests of CDBL IV and its shareholders to enter into, and has adopted and approved, the merger agreement. CDBL IV’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger.

If the merger proposal is approved and the merger is completed, you will have the right to dissent from the merger and to demand payment in cash of the “fair value” of your shares of CDBL IV common stock. Your right to dissent is conditioned upon your compliance with the Michigan statutes regarding dissenters’ rights. The full text of these statutes is attached as Appendix B to the accompanying proxy statement/prospectus and a summary of the provisions can be found under the caption “The Merger—Rights of Dissenting Shareholders.”

r	By Order of the Board of Directors,
Cristin K. Reid
Chairman and CEO, CDBL IV

Lansing, Michigan
                         , 2009

    Capitol Development Bancorp Limited V

 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555

                                              , 2009

Dear Capitol Development Bancorp Limited V shareholder:

You are cordially invited to attend a special meeting of shareholders of Capitol Development Bancorp Limited V (“CDBL V”) to be held on             , 2009, at 3:30 p.m., local time, at Capitol Bancorp Center, 200 Washington Square, Lansing, MI 48933.

At this special meeting, you will be asked to approve the Agreement and Plan of Merger of CDBL V by Capitol and to approve the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting to approve the Agreement and Plan of Merger. As a result of the merger, if approved, the outstanding CDBL V common stock, not already owned by Capitol, will be converted into units, consisting of 39.29 shares of Trust-Preferred Securities issued by Capitol Trust XII, a Delaware statutory trust and 11.146 shares of Capitol’s Series A Noncumulative Convertible Perpetual Preferred Stock. The acquisition will be effected through the merger of CDBL V with and into Capitol but is subject to the approval of a similar exchange with CDBL III, IV, and VI (“the CDBLS”).  If all four CDBLs do not approve the proposed merger, it will not be consummated.

In the merger, Capitol will issue one unit for each issued and outstanding share of Capitol Development Bancorp Limited V’s common stock.

Shares of the Trust-Preferred Securities are listed under the symbol “CBC PrB” on the NYSE and shares of the Series A Noncumulative Convertible Perpetual Preferred stock will be listed under the symbol “CBCP.P” on the NASDAQ Capital Market.

YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless, among other things, shareholders of at least a majority of the outstanding shares of CDBL V’s issued and outstanding shares of common stock approve the Agreement and Plan of Merger. CDBL V’s board of directors has approved the merger agreement, including the transactions contemplated in that agreement, and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting to approve the acquisition.

Please carefully review and consider this proxy statement/prospectus which explains the merger proposal in detail, including the discussion under the heading “Risk Factors” beginning on page ____.  It is important that your shares are represented at the meeting, regardless of whether you plan to attend. An abstention or a failure to vote will have the same effect as a vote against the merger. Accordingly, please complete, date, sign, and return promptly the proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

Sincerely,
Cristin K. Reid
Chairman and CEO, CDBL V

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of the Trust-Preferred Securities and the Series A Noncumulative Convertible Perpetual Preferred stock are not savings or deposit accounts or other obligations of any bank, savings association, or nonbank subsidiary of either company, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated                      , 2009 and is first being mailed to CDBL V’s shareholders on or about                     , 2009.

    Capitol Development Bancorp Limited V
 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                       , 2009

To the Shareholders of Capitol Development Bancorp Limited V:

Notice is hereby given that a special meeting of shareholders of Capitol Development Bancorp Limited V (“CDBL V”) will be held on                , 2009, at 3:30 p.m., local time, at Capitol Bancorp Center, 200 Washington Square, Lansing, MI 48933, for the following purposes:

1.    To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 25, 2009, by and among Capitol Bancorp Ltd., Capitol Development Bancorp Limited III, Capitol Development Bancorp Limited IV, CDBL V and Capitol Development Bancorp Limited VI, and the transactions contemplated by that Agreement and Plan of Merger, pursuant to which Capitol Development Bancorp Limited III, Capitol Development Bancorp Limited IV, CDBL V and Capitol Development Bancorp Limited VI will merge with and into Capitol Bancorp Ltd., as more particularly described in the enclosed proxy statement/prospectus;

2.    To consider and vote on a proposal to authorize CDBL V’s board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger; and

3. To transact any other business as may properly be brought before the CDBL V special meeting or any adjournments or postponements of the CDBL V special meeting.

The close of business on June 30, 2009 has been fixed as the record date for determining those shareholders entitled to vote at the meeting and any adjournments or postponements of the meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

Regardless of whether you plan to attend the special meeting in person, please complete, date, sign, and return the enclosed proxy card as promptly as possible. A postage prepaid envelope is enclosed for your convenience. Any CDBL V shareholder may revoke his or her or their proxy by following the instructions in the proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please do not send any stock certificates at this time.

You are encouraged to vote on this very important matter. CDBL V’s board of directors has unanimously determined that it is in the best interests of CDBL V and its shareholders to enter into, and has adopted and approved, the merger agreement. CDBL V’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger.

If the merger proposal is approved and the merger is completed, you will have the right to dissent from the merger and to demand payment in cash of the “fair value” of your shares of CDBL V common stock. Your right to dissent is conditioned upon your compliance with the Michigan statutes regarding dissenters’ rights. The full text of these statutes is attached as Appendix B to the accompanying proxy statement/prospectus and a summary of the provisions can be found under the caption “The Merger—Rights of Dissenting Shareholders.”

r	By Order of the Board of Directors,
Cristin K. Reid
Chairman and CEO, CDBL V

Lansing, Michigan
                         , 2009

    Capitol Development Bancorp Limited VI

 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555

                                              , 2009

Dear Capitol Development Bancorp Limited VI shareholder:

You are cordially invited to attend a special meeting of shareholders of Capitol Development Bancorp Limited VI (“CDBL VI”) to be held on             , 2009, at 3:45 p.m., local time, at Capitol Bancorp Center, 200 Washington Square, Lansing, MI 48933.

At this special meeting, you will be asked to approve the Agreement and Plan of Merger of CDBL VI by Capitol and to approve the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting to approve the Agreement and Plan of Merger. As a result of the merger,if approved, the outstanding CDBL VI common stock, not already owned by Capitol, will be converted into units, consisting of 37.29 shares of Trust-Preferred Securities issued by Capitol Trust XII, a Delaware statutory trust and 10.577 shares of Capitol’s Series A Noncumulative Convertible Perpetual Preferred Stock. The merger will be effected through the merger of CDBL VI with and into Capitol but is subject to the approval of a similar exchange with CDBL III, IV, and V (“the CDBL’s”).  If all four CDBLs do not approve the proposed merger, it will not be consummated.

In the merger, Capitol will issue one unit for each issued and outstanding share of CDBL VI’s common stock.

Shares of the Trust-Preferred Securities are listed under the symbol “CBC PrB” on the NYSE and shares of the Series A Noncumulative Convertible Perpetual Preferred stock will be listed under the symbol “CBCP.P” on the NASDAQ Capital Market.

YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless, among other things, shareholders of at least a majority of the outstanding shares of CDBL VI’s issued and outstanding shares of common stock approve the Agreement and Plan of Merger. CDBL VI’s board of directors has approved the merger agreement, including the transactions contemplated in that agreement, and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting to approve the acquisition.

Please carefully review and consider this proxy statement/prospectus which explains the merger proposal in detail, including the discussion under the heading “Risk Factors” beginning on page ____.  It is important that your shares are represented at the meeting, regardless of whether you plan to attend. An abstention or a failure to vote will have the same effect as a vote against the merger. Accordingly, please complete, date, sign, and return promptly the proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

Sincerely,
Cristin K. Reid
Chairman and CEO, CDBL VI

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of the Trust-Preferred Securities and the Series A Noncumulative Convertible Perpetual Preferred stock are not savings or deposit accounts or other obligations of any bank, savings association, or nonbank subsidiary of either company, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated                      , 2009 and is first being mailed to CDBL VI’s shareholders on or about                     , 2009.

    Capitol Development Bancorp Limited VI
 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                       , 2009

To the Shareholders of Capitol Development Bancorp Limited VI:

Notice is hereby given that a special meeting of shareholders of Capitol Development Bancorp Limited VI (“CDBL VI”) will be held on                , 2009, at 3:45 p.m., local time, at Capitol Bancorp Center, 200 Washington Square, Lansing, MI 48933, for the following purposes:

1.    To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 25, 2009, by and among Capitol Bancorp Ltd., Capitol Development Bancorp Limited III, Capitol Development Bancorp Limited IV, Capitol Development Bancorp Limited V and CDBL VI, and the transactions contemplated by that Agreement and Plan of Merger, pursuant to which Capitol Development Bancorp Limited III, Capitol Development Bancorp Limited IV, Capitol Development Bancorp Limited V and CDBL VI will merge with and into Capitol Bancorp Ltd., as more particularly described in the enclosed proxy statement/prospectus;

2.    To consider and vote on a proposal to authorize CDBL VI’s board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger; and

3. To transact any other business as may properly be brought before the CDBL VI special meeting or any adjournments or postponements of the CDBL VI special meeting.

The close of business on June 30, 2009 has been fixed as the record date for determining those shareholders entitled to vote at the meeting and any adjournments or postponements of the meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

Regardless of whether you plan to attend the special meeting in person, please complete, date, sign, and return the enclosed proxy card as promptly as possible. A postage prepaid envelope is enclosed for your convenience. Any CDBL VI shareholder may revoke his or her or their proxy by following the instructions in the proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please do not send any stock certificates at this time.

You are encouraged to vote on this very important matter. CDBL VI’s board of directors has unanimously determined that it is in the best interests of CDBL VI and its shareholders to enter into, and has adopted and approved, the merger agreement. CDBL VI’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger.

If the merger proposal is approved and the merger is completed, you will have the right to dissent from the merger and to demand payment in cash of the “fair value” of your shares of CDBL VI common stock. Your right to dissent is conditioned upon your compliance with the Michigan statutes regarding dissenters’ rights. The full text of these statutes is attached as Appendix B to the accompanying proxy statement/prospectus and a summary of the provisions can be found under the caption “The Merger—Rights of Dissenting Shareholders.”

r	By Order of the Board of Directors,
Cristin K. Reid
Chairman and CEO, CDBL VI

Lansing, Michigan
                         , 2009

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Capitol Bancorp Ltd. from documents that are not delivered with this proxy statement/prospectus. The information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Capitol Bancorp Ltd. at the following address:

 Capitol Bancorp Ltd.
Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555
 Attention: Brian K. English, General Counsel

If you would like to request documents, please do so by          , 2009 in order to receive them before the special meetings.

See “Where You Can Find More Information” on page     for further information.

ANSWERS TO FREQUENTLY ASKED QUESTIONS	1

SUMMARY	6
Reasons for the Merger	7
The Special Shareholders' Meeting	7
Recommendation to Shareholders	7
Votes Required	7
What Shareholders will Receive in the Merger	8
Accounting Treatment	8
Tax Consequences of the Merger to Common Shareholders	9
Dissenters' Rights	9

SELECTED CONSOLIDATED FINANCIAL DATA	10

RISK FACTORS	20

RECENT DEVELOPMENTS	50

CAPITALIZATION	31

DIVIDENDS AND MARKET FOR SERIES A PREFERRED, THE TRUST-PREFERRED SECURITIES,
AND CDBL COMMON STOCK	32

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	34

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	38

PROPOSAL NO. 1 THE MERGER	41
General	41
Background of the Merger	41
CDBL's Reasons for the Merger	41
Capitol's Reasons for the Merger	42
Terms of the Merger	42
Conditions to the Merger	42
Fractional Shares	43
CDBL Board Recommendation	43
Accounting Treatment	43
Pro Forma Data	43
Material U.S. Federal Income Tax Consequences of the Merger	43
Dissenters' Rights	46
Exchange of CDBL Stock for a Unit	44
Tax Basis and Holding Period	45
Character of Gain	45
Cash in Lieu of Fractional Shares of Series A Preferred	45
Cash in Satisfaction of Dissenter Rights	45
Treatment of Capitol, Capitol Shareholders and the CDBLs	45
Reporting Requirements	45
Backup Withholding	45
Public Trading	46
Capitol may sell affiliate banks owned by the CDBLs prior to or after the proposed merger	46
Rights of Dissenting Shareholders	46
Federal Securities Laws Consequences; Stock Transfer Restrictions	47

TABLE OF CONTENTS - Continued

THE CLOSING	47
Effective Time	47
Shares Held by Capitol	48
Procedures for Surrender of Certificates; Fractional Shares	47
Fees and Expenses	48
Stock Market Listing	48
Amendment and Termination	48

PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN	48

INFORMATION ABOUT CAPITOL.	48

INFORMATION ABOUT CDBL III	50

INFORMATION ABOUT CDBL IV	53

INFORMATION ABOUT CDBL V	56

INFORMATION ABOUT CDBL VI	59

COMPARISON OF SHAREHOLDER RIGHTS	62

DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL	62
Preferred Stock	63
Series A Preferred	63
Common Stock	64
Capitol's Trust Preferred Securities	65

DESCRIPTION OF DEBENTURES	74

DESCRIPTION OF GUARANTEE	81

RELATIONSHIP AMONG THE TRUST-PREFERRED SECURITIES, DEBENTURES	84

BOOK ENTRY SYSTEM	85

WHERE YOU CAN FIND MORE INFORMATION	87

LEGAL MATTERS	89

EXPERTS	89

OTHER MATTERS	89

LIST OF ANNEXES

ANNEX A Agreement and Plan of Merger	A-1
ANNEX B Excerpts from Michigan Business Corporation Act	B-1
ANNEX C Financial and Other Information Regarding Capitol Bancorp Limited and CDBLs	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:          What is the proposed transaction?

A:
Capitol Bancorp Ltd. (“Capitol”) is offering to acquire the Class B Common Stock of Capitol Development Bancorp Limited III, Capitol Development Bancorp Limited IV, Capitol Development Bancorp Limited V and Capitol Development Bancorp Limited VI (each a “CDBL” and collectively, the “CDBLs”) through the merger of each of the CDBLs with and into Capitol.

Q:          Why am I receiving these materials?

A:
Each of the CDBLs’ board of directors have unanimously approved the Agreement and Plan of Merger between Capitol and the CDBLs pursuant to which each CDBL merges with and into Capitol. The merger agreement requires the approval of at least a majority of the issued and outstanding shares of each CDBL (both Class A and Class B, voting as a single class). The CDBLs are sending you these materials to help you decide whether to approve the merger. In addition, you are being asked to grant authority to the board of directors to adjourn the special meeting(s) to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting(s), in person or by proxy, to approve the merger.

Q:	What will I receive in the merger?

A:
You will receive one unit for each share of common stock you own of the pertinent CDBL.  Each unit (a “unit”) will consist of shares of Trust-Preferred Securities (the “Trust-Preferred Securities”) issued by Capitol Trust XII, a Delaware statutory trust (the “Trust”) and shares of Capitol Bancorp Ltd.’s Series A Noncumulative Convertible Perpetual Preferred Stock (the “Series A Preferred”) in accordance with the following table:

One Share Common Stock of	Shares of the Trust-Preferred Securities	Shares of the Series A Preferred	Estimated Merger Consideration vs Original Investment Amounts
CDBL III	41.64	11.811	159.750%
CDBL IV	40.47	11.478	155.250%
CDBL V	39.29	11.146	150.750%
CDBL VI	37.29	10.577	143.056%

The estimated merger consideration in the table above does not necessarily represent fair value, it is based on the liquidation value of the Trust-Preferred Securities of $10.00 per share and the stated preference value of the Series A  Preferred of $100.00 per share.  The Series A Preferred is convertible into shares of Capitol’s common stock at $16.00 per share.  As of July 6, 2009, the closing price of the Trust-Preferred Securities was $3.79 per share and the closing price of Capitol’s common stock was $2.18 per share, as reported by NYSE.

Q:	How was the unit amount calculated?

A:
Each unit to be received in the proposed merger was calculated based on the length of time each investment has been outstanding.  The estimated merger consideration is based upon 150% of your original investment as of the third anniversary of the CDBL.  Investments in Class B Shares outstanding after the third anniversary were credited with interest at 9% per annum through June 2009.  CDBL VI has not yet reached its third anniversary and, accordingly, had the base 150% exchange rate reduced to reflect the shortened investment period.

Q:          Will I pay income tax on my receipt of the units?

A:
Capitol and the CDBLs each expect the exchange and merger to qualify as a reorganization for U.S. federal income tax purposes.  Assuming that the merger qualifies as a reorganization, a CDBL shareholder that does not exercise dissenter rights generally will recognize gain (but will not be permitted to recognize loss) for U.S. federal income tax purposes equal to the lesser of (i) the sum of the fair market value of the Trust-Preferred Securities plus the amount of cash (for settlement of fractional shares) received by such shareholder and (ii) the excess of the sum of the fair market value of the Trust-Preferred Securities plus the amount of cash, and the fair market value of the Series A Preferred received by such shareholder over such shareholder’s tax basis in the CDBL stock surrendered. Tax consequences are complex. CDBL shareholders should consult with their own tax advisors as to the tax consequences to them of the merger as well as review the more detailed description of the tax consequences of the merger entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page [__].

Q:          What do I need to do now?

A:
After you have carefully read this document, indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend the special shareholders’ meeting(s) and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy right up to the day of the special shareholders’ meeting(s) and will ensure that your shares are voted if you later find you cannot attend the shareholders’ meeting.

Q:          Why is my vote important?

A:
The merger and related exchange proposal must be approved by the holders of a majority of the outstanding common shares entitled to vote at each CDBL special meeting of shareholders. If one CDBL fails to reach a majority approval, the entire merger transaction for all CDBL shareholders will not be completed.  Accordingly, if a CDBL common shareholder fails to vote on the merger, it will have the same effect as a vote against the merger and related exchange proposal.

Q:	What do I do if I want to change my vote?

A:
You may change your vote: (a) by sending a written notice to the Secretary of the applicable CDBL prior to the special shareholders’ meeting(s) stating that you revoke your proxy; (b) by signing a later-dated proxy card and returning it by mail prior to the special shareholders’ meetings, no later than                       , 2009; or (c) by attending the special shareholders’ meeting and voting in person.

Q:	What vote is required to approve the merger?

A:
In order to complete the merger, holders of a majority of the shares of each of the CDBL’s common stock must approve the Agreement and Plan of Merger. If you do not vote your CDBL common shares, the effect will be a vote against the Agreement and Plan of Merger.

Q:	Should I send in my stock certificates at this time?

A:	No. After the merger is completed, Capitol or Capitol’s stock transfer agent will send to all shareholders of the CDBLs written instructions for exchanging their stock certificates.

Q:	Do I have the right to dissent and obtain the fair value for my shares?

A:
Yes. If the merger is completed, you will have the right to dissent and receive the “fair value” of your shares in cash, (which may be substantially less than is being offered in the merger proposal) but you must follow carefully the requirements of the Michigan statutes which are attached as Appendix B to this proxy statement/prospectus, and should consult with your legal advisor. For a description of these requirements, see “Proposal Number 1 - The Merger—Dissenters’ Rights.”  If more than .50% of the aggregate amount of the outstanding shares of the CDBL’s perfect their dissenters’ rights, Capitol may in its sole discretion elect not to proceed with the transaction.

Q:	When do you expect to complete the merger?

A:
As quickly as possible after                     , 2009. Approval by each CDBL’s shareholders at the special shareholders’ meeting(s) must be obtained first. It is anticipated the merger will be completed by _________, 2009.

Q:	Are there any current plans to sell affiliate banks owned by the CDBLs?

A:
Yes.  In April 2009, Capitol announced the retention of Keefe, Bruyette & Woods as a financial advisor to Capitol for the evaluation of current affiliate divestiture opportunities.  Capitol has had discussions and preliminary negotiations concerning the potential sale of affiliate banks owned by it and certain of the CDBLs.  As of the date of this proxy statement/prospectus, neither Capitol nor any CDBL has entered into any definitive agreements to sell any affiliate banks owned by the CDBLs.  It is possible however, that prior to or after the completion of the proposed merger Capitol and/or a CDBL may enter into a definitive agreement to sell one or more of its affiliate banks.

Q:	Where can I find more information about Capitol Bancorp Ltd.?

A:
This document incorporates important business and financial information about Capitol Bancorp Ltd. from documents filed with the SEC that have not been delivered or included with this document. That information is available to you without charge upon written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus through the SEC website at www.sec.gov or by requesting them in writing or by telephone from Capitol Bancorp Ltd. at the following address:

Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
Attention: General Counsel
Telephone Number: (517) 487-6555

     IN ORDER TO RECEIVE TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS IN ADVANCE OF THE SPECIAL SHAREHOLDERS’ MEETING(S), YOU SHOULD MAKE YOUR REQUEST NO LATER THAN                       , 2009.

     For more information on the matters incorporated by reference in this document, see “Where You Can Find More Information”.

WHO CAN ANSWER YOUR QUESTIONS?

If you have additional questions, you should contact:

Capitol Bancorp Ltd.
 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555
 Attention: Brian K. English, Esq.
 General Counsel

or

Capitol Development Bancorp Limited III
 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555
  Attention: Cristin K. Reid, Esq.
 Chairman and Chief Executive Officer

or

Capitol Development Bancorp Limited IV
 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555
 Attention: Cristin K. Reid, Esq.
 Chairman and Chief Executive Officer

or

Capitol Development Bancorp Limited V
 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555
Attention: Cristin K. Reid, Esq.
Chairman and Chief Executive Officer

or

Capitol Development Bancorp Limited VI
 Capitol Bancorp Center
 200 Washington Square North, Fourth Floor
 Lansing, Michigan 48933
 (517) 487-6555
  Attention: Cristin K. Reid, Esq.
 Chairman and Chief Executive Officer

If you would like additional copies of this
 proxy statement/prospectus you should contact:
 Capitol Bancorp Ltd. at the above address and phone number.

SUMMARY

This summary highlights material information presented in greater detail elsewhere in this proxy statement/prospectus.  However, this summary does not contain all of the information that may be important to you.  You are urged to read carefully the entire prospectus, including the information set forth in the section entitled “Risk Factors” beginning on page [87] and the attached exhibits and Appendixes.  Also, see “Where You Can Find More Information” on page [20].

Capitol and the CDBLs (page[48])

Capitol

Capitol Bancorp Ltd. (“Capitol”) is a $5.8 billion national community bank holding company, with a current network of 56 separately chartered banks and bank operations in 17 states.  Capitol is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, with principal executive offices located at the Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933.  Capitol’s telephone number is 517-487-6555. Capitol also has executive offices located at 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016 (telephone number 602-955-6100).

Capitol is a uniquely structured affiliation of community banks.  Each of Capitol’s banks is viewed by its management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development.

Capitol’s operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks.  It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore are consolidated and performed more efficiently without affecting the bank customer relationship.  Capitol’s subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

Additional information about Capitol and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus.  See “Where You Can Find More Information.”

CDBL III

Capitol Development Bancorp Limited III (“CDBL III”) is a bank holding company with its headquarters at the same location and telephone number as Capitol. CDBL III was formed by Capitol and its sole business activity involves the acquisition, organization of and investment in community banks. CDBL III’s subsidiary banks provide banking services to individuals, small businesses, local government units and institutional clients residing primarily in the banks’ local service areas. These services include typical banking services, but each are tailored to meet the particular needs of the local community.

CDBL III is now and has been, since it commenced business, an affiliate and a controlled subsidiary of Capitol. Capitol owns 100% of CDBL III’s Class A voting common stock. CDBL III’s executive management and Board of Directors hold 1.68% of the outstanding shares of CDBL III’s common stock. Capitol’s executive management and Board of Directors that are not executive management and directors of CDBL III hold 6.67% of the outstanding shares of CDBL III’s common stock.

CDBL IV

Capitol Development Bancorp Limited IV (“CDBL IV”) is a bank holding company with its headquarters at the same location and telephone number as Capitol. CDBL IV was formed by Capitol and its primary business activity involves the acquisition, organization of and investment in community banks and wealth management affiliates. CDBL IV’s subsidiary banks provide banking services to individuals, small businesses, local government units and institutional clients residing primarily in the banks’ local service areas. These services include typical banking services, but each are tailored to meet the particular needs of the local community.

CDBL IV is now and has been, since it commenced business, an affiliate and a controlled subsidiary of Capitol. Capitol owns 100% of CDBL IV’s Class A voting common stock.  CDBL IV’s executive management and Board of Directors hold 1.51% of the outstanding shares of CDBL IV’s common stock. Capitol’s executive management and Board of Directors that are not executive management and directors of CDBL IV hold 11.32% of the outstanding shares of CDBL IV’s common stock.

CDBL V

Capitol Development Bancorp Limited V (“CDBL V”) is a bank holding company with its headquarters at the same location and telephone number as Capitol. CDBL V was formed by Capitol and its sole business activity involves the acquisition, organization of and investment in community banks. CDBL V’s subsidiary banks provide banking services to individuals, small businesses, local government units and institutional clients residing primarily in the banks’ local service areas. These services include typical banking services, but each are tailored to meet the particular needs of the local community.

CDBL V is now and has been, since it commenced business, an affiliate and a controlled subsidiary of Capitol. Capitol owns 100% of CDBL V’s Class A voting common stock.  CDBL V’s executive management and Board of Directors hold 4.87% of the outstanding shares of CDBL V’s common stock. Capitol’s executive management and Board of Directors that are not executive management and directors of CDBL V hold 2.09% of the outstanding shares of CDBL V’s common stock.

CDBL VI

Capitol Development Bancorp Limited VI (“CDBL VI”) is a bank holding company with its headquarters at the same location and telephone number as Capitol. CDBL VI was formed by Capitol and its sole business activity involves the acquisition, organization of and investment in community banks. CDBL VI’s subsidiary banks provide banking services to individuals, small businesses, local government units and institutional clients residing primarily in the banks’ local service areas. These services include typical banking services, but each are tailored to meet the particular needs of the local community.

CDBL VI is now and has been, since it commenced business, an affiliate and a controlled subsidiary of Capitol. Capitol owns 100% of CDBL VI’s Class A voting common stock.  CDBL VI’s executive management and Board of Directors hold 1.19% of the outstanding shares of CDBL VI’s common stock. Capitol’s executive management and Board of Directors that are not executive management and directors of CDBL IV hold 20.80% of the outstanding shares of CDBL VI’s common stock.

Capitol Trust XII and the Trust-Preferred Securities (page[65])

        Capitol Trust XII (the “Trust”) is a statutory trust formed under Delaware law pursuant to:

•	an amended and restated trust agreement executed by Capitol, as depositor of the Trust, the administrative trustees and the Delaware trustee of the Trust; and

•	a certificate of trust filed with the Delaware Secretary of State.

        The Trust exists for the exclusive purposes of:

•	issuing the Trust-Preferred Securities and common securities representing undivided beneficial interests in the Trust;

•	investing the proceeds from the sale of the Trust-Preferred Securities and common securities in the Debentures; and

•	engaging in only those activities convenient, necessary or incidental to these purposes.

       The Trust’s business and affairs is conducted by its trustees.  The trustees are Wells Fargo Bank, N.A. as the “property trustee,” Wells Fargo Delaware Trust Company as the “Delaware trustee,” and three individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with Capitol.

       The principal executive office of the Trust is c/o Capitol Bancorp Ltd., Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933 Attention: Administrative Trustees of Capitol Trust XII, and the Trust’s telephone number is (517) 487-6555.

Each Trust-Preferred Security represents an undivided beneficial interest in the Trust.

The Merger (page[41])

The Agreement and Plan of Merger is attached as Appendix A to this document. You should read the Agreement and Plan of Merger because it is the legal document that governs the merger. The Agreement and Plan of Merger provides for the merger of the CDBLs with and into Capitol. The directors and officers of Capitol in office immediately prior to the effective time of the merger will remain as the directors and officers of Capitol after the effective time of the merger.

As a result of the merger, Capitol will resell approximately 2,350,900 shares of the Trust-Preferred Securities and 667,000 shares of the Series A Preferred as consideration for the shares of common stock of the CDBLs.

Reasons for the Merger (Page [41]).

Capitol is offering units in the merger to improve the position of the CDBL shareholders by offering the Series A Preferred and the Trust-Preferred Securites in exchange for illiquid shares of a second tier holding company.  It is believed that the merger will provide the holders of each CDBL’s common stock with greater liquidity and flexibility because the shares of the Trust-Preferred Securities and shares of the Series A Preferred will be publicly traded and listed on the NASDAQ Capital Market.  The merger will also provide the holders of each CDBL’s common stock with greater diversification, since Capitol is active in more than one geographic area and across a broader customer base than the subsidiaries of the CDBL’s.

The Special Shareholders’ Meetings (page [34])

The special meeting of CDBL III shareholders will be held on                     , 2009 at [3:00 p.m.], local time, at the offices of Capitol Bancorp Ltd., 200 Washington Square, Lansing, MI 48933. At the special shareholders’ meeting, CDBL III shareholders will be asked to approve the Agreement and Plan of Merger and the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting, in person or by proxy, to approve the Agreement and Plan of Merger.

The special meeting of CDBL IV shareholders will be held on                     , 2009 at [3:15 p.m.], local time, at the offices of Capitol Bancorp Ltd., 200 Washington Square, Lansing, MI 48933. At the special shareholders’ meeting, CDBL IV shareholders will be asked to approve the Agreement and Plan of Merger and the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting, in person or by proxy, to approve the Agreement and Plan of Merger.

The special meeting of CDBL V shareholders will be held on                     , 2009 at [3:30 p.m.], local time, at the offices of Capitol Bancorp Ltd., 200 Washington Square, Lansing, MI 48933.  At the special shareholders’ meeting, CDBL V shareholders will be asked to approve the Agreement and Plan of Merger and the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting, in person or by proxy, to approve the Agreement and Plan of Merger.

The special meeting of CDBL VI shareholders will be held on                     , 2009 at [3:45 p.m.], local time, at the offices of Capitol Bancorp Ltd., 200 Washington Square, Lansing, MI 48933.  At the special shareholders’ meeting, CDBL VI shareholders will be asked to approve the Agreement and Plan of Merger and the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting, in person or by proxy, to approve the Agreement and Plan of Merger.

CDBLs’ Shareholders’ Special Meeting Record Date and Voting (page [35])

If you owned shares of common stock of one of the CDBLs at the close of business on June 30, 2009, the record date, you are entitled to vote on the Agreement and Plan of Merger, as well as any other matters considered at the meeting. On the record date, there were: (1)15,745 shares of CDBL III common stock outstanding, (2)15,243 shares of CDBL IV common stock outstanding, (3)15,518 shares of CDBL V common stock outstanding, and (4)16,825 shares of CDBLVI common stock outstanding. You will have one vote at the meeting for each share of the applicable CDBL’s common stock you owned on the record date.

The affirmative vote of the holders of at least a majority of each CDBL’s outstanding shares of common stock is required to approve the merger proposal. As of June 30, 2009, current directors, executive officers, and their affiliates beneficially owned or controlled the following: (1) 1.68% of the shares of CDBL III common stock outstanding, (2) 1.51% of the shares of CDBL IV common stock outstanding, (3) 4.87% of the shares of CDBL V common stock outstanding, and (4) 1.19% of the shares of CDBL VI common stock outstanding.  The CDBLs’ directors and executive officers have agreed, subject to several conditions, to vote their shares of common stock in favor of the merger proposal.

Recommendation to Shareholders (page [43])

The Board of Directors of the CDBLs have unanimously approved the merger and concluded that the merger is fair to the shareholders of the CDBLs and in the best interests of the CDBLs and their shareholders.  The Board of Directors of CDBL III, IV, V, and VI each recommends that the CDBL shareholders vote FOR approval of the Agreement and Plan of Merger.

Votes Required (page [35])

Approval of the Agreement and Plan of Merger requires the favorable vote of a majority of the outstanding shares of common stock of each CDBL (with the shares of Class A common stock and Class B common stock voting together as a single class).  If all four CDBLs do not approve the proposed merger, it will not be consummated.  Capitol will vote its shares of common stock of each

CDBL in accordance with the wishes of the majority of the outstanding shares of such CDBL. Capitol has agreed to do so to be sure the merger is what the shareholders of each CDBL want. Each of the CDBLs’ Boards of Directors has indicated that they currently intend to vote their shares of common stock FOR approval of the Plan of Merger and FOR the proposal to adjourn.

Approval of the proposal to authorize adjournment of the special meeting(s) to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting, in person or by proxy, to approve the Agreement and Plan of Merger, requires that the number of votes cast in favor of the proposal to adjourn exceed the number of votes cast against the proposal to adjourn.

What Shareholders Will Receive in the Merger (page [42])

If the Agreement and Plan of Merger is approved and the merger is completed, each share of a CDBL’s common stock will be converted into the right to receive one unit.  Each unit consists of shares of the Trust-Preferred Securities and shares of the Series A Preferred determined in accordance with the following table:

One Share Common Stock of	Shares of the Trust-Preferred Securities	Shares of the Series A Preferred	Estimated Merger Consideration vs Original Investment Amounts
CDBL III	41.64	11.811	159.750%
CDBL IV	40.47	11.478	155.250%
CDBL V	39.29	11.146	150.750%
CDBL VI	37.29	10.577	143.056%

   Each unit to be received in the proposed merger was calculated based on the length of time each investment has been outstanding.  Shareholders were credited with 150% of their original investment once the third anniversary of CDBL had passed.  Investments outstanding past the third anniversary were credited with interest at 9% per year through June 2009.  CDBL VI has not yet reached its third anniversary and, accordingly, had the base 150% exchange rate reduced to reflect the shortened investment period.

The estimated merger consideration in the table above does not necessarily represent fair value, it is based on the liquidation value of the Trust-Preferred Securities of $10.00 per share and the stated preference value of the Series A  Preferred of $100.00 per share.  The Series A Preferred is convertible into shares of Capitol’s common stock at $16.00 per share.  As of July 6, 2009, the closing price of the Trust-Preferred Securities was $3.79 per share and the closing price of Capitol’s common stock was $2.18 per share, as reported by NYSE.

Accounting Treatment (page [43])

Capitol’s acquisition of the common stock of each CDBL in the merger, if the merger is approved, will be accounted for as an equity transaction consisting of the acquisition of noncontrolling interests. After the merger, all of the CDBLs’ results from operations will be included in Capitol’s statement of operations, as opposed to only a portion, which is currently reported.

Tax Consequences of the Merger to common shareholders (page [43])

It is a closing condition of the transaction that Honigman Miller Schwartz and Cohn LLP, tax counsel to Capitol, issue a tax opinion to Capitol to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a reorganization, a CDBL shareholder that does not exercise dissenter rights generally will recognize a gain (but will not be permitted to recognize loss) for U.S. federal income tax purposes equal to the lesser of (i) the sum of the fair market value of the Trust-Preferred Securities plus the amount of cash received by such shareholder and (ii) the excess of the sum of the fair market value of the Trust-Preferred Securities plus the amount of cash, and the fair market value of the Series A Preferred received by such shareholder over such shareholder’s tax basis in the CDBL stock surrendered.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD READ THE SECTION ENTITLED “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” BEGINNING ON PAGE ___ OF THIS PROXY STATEMENT/PROSPECTUS. IN ADDITION, YOU ARE URGED TO CONSULT YOUR TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Capitol may sell affiliate banks owned by the CDBLs prior to or after the proposed merger (page [46])

    On April 23, 2009, Capitol announced the retention of Keefe, Bruyette & Woods as a financial advisor to Capitol for the evaluation of current affiliate divestiture opportunities.  Capitol is currently having discussions and negotiations concerning the potential sale of affiliate banks owned by the CDBLs.  As of the date of this proxy statement/prospectus, neither Capitol nor any CDBL has entered into any definitive agreements to sell any affiliate banks owned by the CDBLs.  It is likely however, that prior to or after the completion of the proposed merger Capitol and/or a CDBL will enter into a definitive agreement to sell one or more of its affiliate banks.

Dissenters’ Rights (page [46])

Dissenters’ rights will be available to shareholders of the CDBLs. To perfect dissenters’ rights, a CDBL shareholder must not vote in favor of the merger and must follow the required procedures set forth in Sections 761 through 774 of the Michigan Business Corporation Act. If you follow the required procedures, your only right will be to receive the fair value, which may be substantially less than is being offered in the merger proposal, of your common stock in cash.   If more than .50% of the issued and outstanding shares of the CDBL’s perfect their dissenters’ rights, Capitol, in its sole discretion, will have the right to elect to terminate the transaction.

Termination of the Merger (page [48])

    The Board of Directors of the CDBLs or Capitol can terminate the Agreement and Plan of Merger at any time prior to completing the merger.

    The merger will be terminated if a majority of the shares of any one of the CDBL’s common stock fail to approve the Agreement and Plan of Merger at the applicable special shareholders’ meeting or if a governmental authority prohibits the merger.

Your Rights as a Shareholder Will Change (page [62])

Your rights as a CDBL shareholder are determined by Michigan corporate law and by the applicable CDBL’s articles of incorporation and bylaws. If the merger is completed, your rights as a Capitol shareholder will continue to be determined by Michigan corporate law, but your rights will also be determined by Capitol’s articles of incorporation and bylaws and the principal documents relating to the Trust-Preferred Securities. See “Comparison of Shareholder Rights”.

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SELECTED CONSOLIDATED FINANCIAL DATA OF CAPITOL BANCORP LTD.

    The consolidated financial data below summarizes historical consolidated financial information for the periods indicated and should be read in conjunction with the financial statements and other information included in Capitol’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.  The consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, Capitol’s Quarterly Report on Form 10-Q for the period ended March 31, 2009, which is also incorporated herein by reference.  See “Where You Can Find More Information”.  The interim results include all adjustments of a normal recurring nature that are, in the opinion of management, considered necessary for a fair presentation.  Interim results for the three months ended March 31, 2009 are not necessarily indicative of results which may be expected in future periods, including the year ending December 31, 2009.  Because of the number of banks added throughout the period of Capitol’s existence, and because of the differing ownership percentage of banks included in the consolidated amounts, historical operating results are of limited relevance in comparing financial performance and predicting Capitol Bancorp Ltd.’s future operating results.

    Capitol’s consolidated balance sheets as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2008, 2007 and 2006 are incorporated herein by reference.  The selected financial data provided below as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 have been derived from Capitol’s consolidated financial statements which are incorporated herein by reference.  Selected balance sheet data as of March 31, 2008 and December 31, 2006, 2005 and 2004 and results of operations data for the years ended December 31, 2005 and 2004 were derived from consolidated financial statements which are not incorporated in this prospectus.

    Under current accounting rules, generally, entities for which a controlling financial interest (usually a majority voting interest) is owned by another are consolidated or combined for financial reporting purposes.  This means that all of the assets and liabilities of subsidiaries (including the CDBLs) are included in Capitol’s consolidated balance sheet.  Capitol’s consolidated net operating results, however, only includes its subsidiaries’ (including the CDBLs) net income or net loss to the extent of its ownership percentage.

			Capitol Bancorp Limited

	As of and for the Three		As of and for the
	Months Ended March 31		Years Ended December 31
	2009	2008	2008	2007	2006	2005	2004
			(dollars in thousands, except per share data)
Selected Results of Operations Data:
Interest income	$68,716	$79,503	$304,315	$330,439	$279,353	$224,439	$179,809
Interest expense	31,259	37,568	140,466	147,162	105,586	67,579	47,496
Net interest income	37,457	41,935	163,849	183,277	173,767	156,860	131,593
Provision for loan losses	28,172	8,958	82,492	25,340	12,156	10,960	12,708
Net interest income after provision
for loan losses	9,285	32,977	81,357	157,937	161,611	145,900	118,885
Noninterest income	4,957	6,565	26,432	24,381	21,532	21,048	19,252
Noninterest expense	49,995	44,805	190,388	176,160	137,804	117,289	97,787
Income (loss) before income tax expense
(benefit)	(35,753)	(5,263)	(82,599)	6,158	45,339	49,659	40,350
Income tax expense (benefit)	(12,848)	(1,995)	(30,148)	2,824	15,463	19,232	14,699
Net income (loss)	(22,905)	(3,268)	(52,451)	3,334	29,876	30,427	25,651
Net losses attributable to noncontrolling
interests	7,233	5,459	23,844	18,603	12,515	5,498	1,065
Net income (loss) attributable to
Capitol Bancorp Limited	(15,672)	2,191	(28,607)	21,937	42,391	35,925	26,716

	Capitol Bancorp Ltd.
	As of and for the
	Three Months Ended		As of and for the
	March 31		Years Ended December 31
	2009	2008	2008	2007	2006	2005	2004
	(dollars in thousands, except per share data)

Per Share Data attributable to Capitol Bancorp Limited:
Net income (loss) per common share:
Basic	$(0.91)	$0.13	$(1.67)	$1.29	$2.69	$2.42	$1.88
Diluted	(0.91)	0.13	(1.67)	1.27	2.57	2.34	1.79
Cash dividends declared per common share	0.05	0.25	0.50	1.00	0.95	0.72	0.65
Book value per common share	19.52	22.37	20.46	22.47	21.73	19.13	17.00
Pro forma consolidated book value per
common share (1)	17.06	N/A	18.13	N/A	N/A	N/A	N/A
Dividend payout ratio	N/A	192.31%	N/A	77.52%	35.32%	29.75%	34.57%
Weighted average number of
common shares outstanding	17,162	17,141	17,147	16,967	15,772	14,867	14,183

Selected Balance Sheet Data:
Total assets	$5,782,608	$5,066,683	$5,654,836	$4,901,763	$4,065,816	$3,475,721	$3,091,418
Investment securities	48,847	37,898	48,440	39,597	40,653	43,674	42,363
Portfolio loans	4,695,317	4,467,628	4,735,229	4,314,701	3,488,678	2,991,189	2,692,904
Allowance for loan losses	(99,629)	(61,666)	(93,040)	(58,124)	(45,414)	(40,559)	(37,572)
Deposits	4,706,562	3,945,754	4,497,612	3,844,745	3,258,485	2,785,259	2,510,072
Debt obligations:
Notes payable	392,420	379,044	446,925	320,384	191,154	175,729	172,534
Subordinated debentures	167,330	156,153	167,293	156,130	101,035	100,940	100,845
Total debt obligations	559,750	535,197	614,218	476,514	292,189	276,669	273,379
Capitol Bancorp stockholders' equity	337,491	387,433	353,848	389,145	361,879	301,866	252,159
Noncontrolling interests (5)	152,121	164,525	159,220	156,198	126,512	83,838	39,520
Total equity	489,612	551,958	513,068	545,343	488,391	385,704	291,679
Total capital	656,942	708,111	680,361	701,473	589,426	486,644	392,524

Performance Ratios: (2)
Return on average Capitol Bancorp Ltd.
equity	N/A	2.25%	N/A	5.72%	12.94%	13.34%	11.25%
Return on average assets	N/A	0.18%	N/A	0.49%	1.12%	1.08%	0.91%
Net interest margin (fully taxable
equivalent)	2.81%	3.62%	3.26%	4.43%	4.94%	5.09%	4.81%
Efficiency ratio (3)	117.87%	92.38%	100.06%	84.83%	70.56%	65.93%	64.83%

Asset Quality:
Nonperforming loans (4)	$232,459	$88,838	$170,210	$72,630	$34,274	$26,732	$28,471
Allowance for loan losses to
nonperforming loans	42.86%	69.41%	54.66%	80.03%	132.50%	151.72%	131.97%
Allowance for loan losses to
portfolio loans	2.12%	1.38%	1.96%	1.35%	1.30%	1.36%	1.40%
Nonperforming loans to total
portfolio loans	4.95%	1.99%	3.59%	1.68%	0.98%	0.89%	1.06%
Net loan losses to average
portfolio loans	1.83%	0.49%	1.03%	0.33%	0.23%	0.28%	0.29%

Capital Ratios:
Average total equity to average assets	6.06%	7.80%	6.91%	8.61%	8.63%	8.12%	8.06%
Tier 1 risk-based capital ratio	11.67%	13.81%	12.07%	14.18%	14.50%	14.25%	12.03%
Total risk-based capital ratio	13.52%	15.06%	13.75%	15.43%	15.75%	15.50%	13.91%
Leverage ratio	9.89%	12.93%	10.72%	13.34%	13.60%	12.91%	10.93%
____________________

N/A – Not applicable.
(1)  Based on the proposed exchange ratio of shares of Capitol's noncumulative convertible perpetual preferred stock for each Class B common share of the Merging Corporations, but excluding the effect of conversion of those shares of preferred stock into shares of Capitol's common stock.

(2) These ratios are annualized for the periods indicated.
(3) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(4) Nonperforming loans consist of loans on nonaccrual status and loans more than 90 days delinquent.
(5)  Under a new accounting standard, effective January 1, 2009, minority interests in consolidated subsidiaries have been reclassified to equity and prior periods have been restated to reflect such accounting change as if it had occurred as of the beginning of the periods presented.

SELECTED CONSOLIDATED FINANCIAL DATA OF CDBL III

The financial data below summarizes historical financial information (in $1,000s, except per share data) for the periods indicated and should be read in conjunction with the consolidated financial statements of CDBL III attached to this prospectus.

	As of and for the Three Months Ended March 31		As of and for Years Ended December 31
Selected Results of Operations Data:	2009	2008	2008	2007	2006
Interest income	$3,096	$3,498	$13,521	$12,965	$4,596
Interest expense	1,350	1,882	6,760	6,570	1,495
Net interest income	1,746	1,616	6,761	6,395	3,101
Provision for loan losses	427	321	967	1,524	1,238
Net interest income after provision for loan
Losses	1,319	1,295	5,794	4,871	1,863
Noninterest income	173	230	922	977	328
Noninterest expense	1,712	1,279	6,049	7,591	8,501
Income (loss) before income taxes (benefit)	(220)	246	667	(1,743)	(6,310)
Income tax expense (benefit)	(80)	96	267	(671)	(2,469)
Net income (loss)	(140)	150	400	(1,072)	(3,841)
Net income (loss) attributable to CDBL III	(78)	73	186	(706)	(2,727)

Per Share Data:
Net income (loss) per common share attributable to CDBL III	$(4.93)	$4.66	$11.83	$(44.84)	$(173.21)
Book value attributable to CDBL III	924.76	899.98	934.67	887.06	804.87

Selected Balance Sheet Data:
Total assets	$269,001	$227,673	$264,767	$227,341	$108,842
Investment securities	8,954	1,928	10,040	1,008	134
Portfolio loans	217,286	195,781	213,893	193,776	92,376
Allowance for loan losses	3,670	3,147	3,481	2,826	1,302
Deposits	214,644	169,560	207,384	184,717	85,414
Stockholders' equity attributable to CDBL III	14,560	14,170	14,716	13,967	12,673
Equity of noncontrolling interests	10,236	10,161	10,298	10,084	10,450
Total equity	24,796	24,331	25,014	24,051	23,123

Performance Ratios:
Return on average equity(2)	N/A	2.09%	1.30%	N/A	N/A
Return on average assets(2)	N/A	0.13%	0.08%	N/A	N/A
Net interest margin (fully taxable equivalent) (2)	2.71%	2.98%	2.84%	3.90%	5.27%
Efficiency ratio (1)	89.18%	69.31%	78.74%	102.97%	247.92%

Asset Quality:
Nonperforming loans	$5,592	$650	$4,308	--	--
Allowance for loan losses to nonperforming loans	65.63%	484.34%	80.82%	N/A	N/A
Allowance for loan losses to portfolio loans	1.69%	1.61%	1.63%	1.46%	1.41%
Nonperforming loans to total portfolio loans	2.57%	0.33%	2.01%	N/A	N/A
Net loan losses to average portfolio loans (2)	0.46%	--	0.15%	--	--

Capital Ratios:
Average total equity attributable to CDBL III to average total assets	5.41%	6.16%	5.79%	7.30%	21.44%
Tier 1 risk-based capital ratio	11.97%	12.09%	11.52%	12.12%	21.85%
Total risk-based capital ratio	13.22%	13.34%	12.77%	13.37%	23.10%
Leverage ratio	9.06%	10.56%	9.27%	10.67%	22.66%

N/A – Not applicable.
(1) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Annualized for the periods indicated.

SELECTED CONSOLIDATED FINANCIAL DATA OF CDBL III, continued

	Quarterly Results of Operations
	Total for the year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Year ended December 31, 2008:
Interest income	$13,521	$3,314	$3,336	$3,373	$3,498
Interest expense	6,760	1,568	1,631	1,679	1,882
Net interest income	6,761	1,746	1,705	1,694	1,616
Provision for loan losses	967	362	176	108	321
Net interest income after provision for loan losses	5,794	1,384	1,529	1,586	1,295
Noninterest income	922	158	280	254	230
Noninterest expense	6,049	1,648	1,503	1,619	1,279
Income (loss) before income taxes (benefit)	667	(106)	306	221	246
Income tax expense (benefit)	267	(37)	118	90	96
Net income (income)	400	(69)	188	131	150
Net income (loss) attributable to CDBL III	186	(41)	90	64	73
Net income (loss) per share attributable to CDBL III	11.83	(2.61)	5.71	4.06	4.67

Year ended December 31, 2007:
Interest income	$12,965	$3,973	$3,625	$3,045	$2,322
Interest expense	6,570	2,098	1,890	1,563	1,019
Net interest income	6,395	1,875	1,735	1,482	1,303
Provision for loan losses	1,524	277	522	394	331
Net interest income after provision for loan losses	4,871	1,598	1,213	1,088	972
Noninterest income	977	231	211	235	300
Noninterest expense	7,591	1,837	2,197	1,785	1,772
Loss before income taxes (benefit)	(1,743)	(8)	(773)	(462)	(500)
Income tax expense (benefit)	(671)	3	(287)	(184)	(203)
Net loss	(1,072)	(11)	(486)	(278)	(297)
Net loss attributable to CDBL III	(706)	(16)	(388)	(146)	(156)
Net loss per share attributable to CDBL III	(44.84)	(1.04)	(24.59)	(9.30)	(9.91)

SELECTED CONSOLIDATED FINANCIAL DATA OF CDBL IV

The financial data below summarizes historical financial information (in $1,000s, except per share data) for the periods indicated and should be read in conjunction with the consolidated financial statements of CDBL IV attached to this prospectus.

	As of and for the Three Months Ended March 31		As of and for Years Ended December 31
Selected Results of Operations Data:	2009	2008	2008	2007	2006
Interest income	$ 2,815	$ 3,180	$ 12,827	$ 10,252	$ 2,705
Interest expense	1,542	1,758	7,135	4,706	730
Net interest income	1,273	1,422	5,692	5,546	1,975
Provision for loan losses	756	596	2,509	1,850	930
Net interest income after provision for loan
losses	516	826	3,183	3,696	1,045
Noninterest income	1,480	1,726	6,462	5,147	2,728
Noninterest expense	3,841	4,376	16,886	16,293	10,940
Loss before income tax benefit	(1,845)	(1,824)	(7,241)	(7,450)	(7,167)
Income tax benefit	(665)	(649)	(2,579)	(2,443)	(2,611)
Net loss	(1,179)	(1,175)	(4,662)	(5,007)	(4,556)
Net loss attributable to CDBL IV	(850)	(1,005)	(3,725)	(4,068)	(3,093)

Per Share Data:
Net loss per common share attributable to CDBL IV	$ (55.79)	$ (65.90)	$ (244.33)	$ (266.91)	$ (202.95)
Book value attributable to CDBL IV	268.20	447.98	309.24	507.97	774.88

Selected Balance Sheet Data:
Total assets	$226,184	$202,301	$228,959	$172,938	$ 81,253
Investment securities	937	873	869	672	12
Portfolio loans	187,259	177,444	193,193	156,281	62,633
Allowance for loan losses	3,736	3,078	3,535	2,504	930
Deposits	181,798	155,605	182,418	128,364	51,266
Stockholders' equity attributable to CDBL IV	4,088	6,829	4,714	7,743	11,812
Equity of noncontrolling interests	11,342	11,947	11,670	12,118	13,057
Total equity	15,430	18,776	16,384	19,861	24,869

Performance Ratios:
Net interest margin (fully taxable equivalent) (2)	2.40%	3.22%	2.84%	4.75%	5.49%
Efficiency ratio (1)	139.53%	139.00%	141.74%	152.38%	232.63%

Asset Quality:
Nonperforming loans	$ 6,498	$ 2,254	$ 2,324	$ --	$ --
Allowance for loan losses to nonperforming loans	57.50%	136.56%	152.10%	--	--
Allowance for loan losses to portfolio loans	2.00%	1.73%	1.83%	1.60%	1.48%
Nonperforming loans to total portfolio loans	3.47%	1.27%	1.20%	--	--
Net loan losses to average portfolio loans (2)	1.17%	0.05%	0.81%	0.26%	--

Capital Ratios:
Average total equity attributable to CDBL IV to average total assets	1.94%	3.87%	2.85%	8.12%	33.74%
Tier 1 risk-based capital ratio	7.80%	9.72%	7.98%	13.71%	36.74%
Total risk-based capital ratio	9.06%	10.98%	9.24%	14.96%	37.99%
Leverage ratio	6.09%	8.73%	6.37%	12.97%	33.60%

N/A – Not applicable.
(1) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Annualized for the periods indicated.

SELECTED CONSOLIDATED FINANCIAL DATA OF CDBL IV, continued

	Quarterly Results of Operations
	Total for the year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Year ended December 31, 2008:
Interest income	$12,827	$3,262	$3,240	$3,145	$3,180
Interest expense	7,135	7,129	(3,521)	1,769	1,758
Net interest income	5,692	(3,867)	6,761	1,376	1,422
Provision for loan losses	2,509	718	254	941	596
Net interest income after provision for loan losses	3,183	(4,585)	6,507	435	826
Noninterest income	6,462	1,225	1,795	1,716	1,726
Noninterest expense	16,886	3,879	4,453	4,178	4,376
Loss before income tax benefit	(7,241)	(7,239)	3,849	(2,027)	(1,824)
Income tax benefit	(2,579)	(670)	(531)	(729)	(649)
Net loss	(4,662)	(6,569)	4,380	(1,298)	(1,175)
Net loss attributable to CDBL IV	(3,725)	(886)	(828)	(1,006)	(1,005)
Net loss per share attributable to CDBL IV	(244.33)	(58.11)	(54.28)	(66.04)	(65.90)

Year ended December 31, 2007:
Interest income	$10,252	$3,175	$2,817	$2,445	$1,815
Interest expense	4,706	1,591	1,382	1,025	708
Net interest income	5,546	1,584	1,435	1,420	1,107
Provision for loan losses	1,850	451	493	629	277
Net interest income after provision for loan losses	3,696	1,133	942	791	830
Noninterest income	5,147	1,563	1,356	1,137	1,091
Noninterest expense	16,293	5,081	4,507	3,549	3,156
Loss before income tax benefit	(7,450)	(2,385)	(2,209)	(1,621)	(1,235)
Income tax benefit	(2,443)	(831)	(577)	(588)	(447)
Net loss	(5,007)	(1,554)	(1,632)	(1,033)	(788)
Net loss attributable to CDBL IV	(4,068)	(1,349)	(1,402)	(753)	(564)
Net loss per share attributable to CDBL IV	(266.91)	(88.55)	(91.93)	(49.44)	(36.98)

SELECTED CONSOLIDATED FINANCIAL DATA OF CDBL V

The financial data below summarizes historical financial information (in $1,000s, except per share data) for the periods indicated and should be read in conjunction with the consolidated financial statements of CDBL V attached to this prospectus.

	As of and for the Three Months Ended March 31		As of and for Years Ended December 31
Selected Results of Operations Data:	2009	2008	2008	2007	2006
Interest income	$3,281	$2,720	$12,119	$6,689	$1,054
Interest expense	1,396	1,294	5,843	2,492	291
Net interest income	1,885	1,426	6,276	4,197	763
Provision for loan losses	521	637	3,505	1,609	308
Net interest income after provision for loan
losses	1,364	789	2,771	2,588	455
Noninterest income	219	197	856	250	110
Noninterest expense	2,815	2,892	11,181	8,723	4,167
Loss before income tax benefit	(1,232)	(1,906)	(7,554)	(5,885)	(3,602)
Income tax benefit	(420)	(729)	(2,665)	(1,945)	(1,218)
Net loss	(812)	(1,177)	(4,889)	(3,940)	(2,384)
Net loss attributable to CDBL V	(492)	(671)	(2,834)	(2,161)	(1,321)

Per Share Data:
Net loss per common share attributable to CDBL V	$(31.70)	$(43.27)	$(182.63)	$(139.25)	$(85.11)
Book value attributable to CDBL V	556.52	727.73	588.30	770.82	910.05

Selected Balance Sheet Data:
Total assets	$277,316	$194,893	$278,502	$149,904	$59,975
Investment securities	1,249	563	966	276	564
Portfolio loans	225,249	164,533	213,494	125,756	21,922
Allowance for loan losses	4,296	2,554	3,671	1,917	308
Deposits	223,650	141,204	224,046	109,719	24,740
Stockholders' equity attributable to CDBL V	8,636	11,293	9,129	11,962	14,122
Equity of noncontrolling interests	20,599	22,468	20,919	19,054	16,913
Total equity	29,235	33,761	30,048	31,016	31,035

Performance Ratios:
Net interest margin (fully taxable equivalent) (2)	2.92%	3.49%	3.03%	4.85%	2.28%
Efficiency ratio (1)	133.83%	178.14%	156.76%	196.15%	477.67%

Asset Quality:
Nonperforming loans	$1,610	$1,589	$1,128	$--	$--
Allowance for loan losses to nonperforming loans	266.82%	160.73%	325.33%	N/A	N/A
Allowance for loan losses to portfolio loans	1.91%	1.55%	1.72%	1.52%	1.40%
Nonperforming loans to total portfolio loans	0.71%	0.97%	0.53%	N/A	N/A
Net loan losses (recoveries) to average portfolio loans (2)	(0.19)%	--	0.97%	--	--

Capital Ratios:
Average total equity attributable to CDBL V to average total assets	3.27%	6.71%	4.83%	14.05%	40.63%
Tier 1 risk-based capital ratio	13.10%	19.19%	13.93%	22.94%	95.38%
Total risk-based capital ratio	14.36%	20.44%	15.18%	24.19%	96.33%
Leverage ratio	10.85%	18.69%	11.23%	22.98%	59.90%

N/A – Not applicable
(1) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Annualized for the periods indicated.

SELECTED CONSOLIDATED FINANCIAL DATA OF CDBL V, continued

	Quarterly Results of Operations
	Total for the year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Year ended December 31, 2008:
Interest income	$12,119	$3,262	$3,249	$2,888	$2,720
Interest expense	5,843	1,589	1,548	1,412	1,294
Net interest income	6,276	1,673	1,701	1,476	1,426
Provision for loan losses	3,505	969	586	1,313	637
Net interest income after provision for loan losses	2,771	704	1,115	163	789
Noninterest income	856	204	222	233	197
Noninterest expense	11,181	2,724	2,809	2,756	2,892
Loss before income tax benefit	(7,554)	(1,816)	(1,472)	(2,360)	(1,906)
Income tax benefit	(2,665)	(579)	(523)	(834)	(729)
Net loss	(4,889)	(1,237)	(949)	(1,526)	(1,177)
Net loss attributable to CDBL V	(2,834)	(745)	(564)	(854)	(671)
Net loss per share attributable to CDBL V	(182.63)	(48.02)	(36.31)	(55.03)	(43.27)

Year ended December 31, 2007:
Interest income	$6,689	$2,299	$1,871	$1,376	$1,143
Interest expense	2,492	963	728	469	332
Net interest income	4,197	1,336	1,143	907	811
Provision for loan losses	1,609	731	336	261	281
Net interest income after provision for loan losses	2,588	605	807	646	530
Noninterest income	250	59	66	92	33
Noninterest expense	8,723	2,917	1,934	1,971	1,901
Loss before income taxes (benefit)	(5,885)	(2,253)	(1,061)	(1,233)	(1,338)
Income taxes (benefit)	(1,945)	(3,061)	1,984	(414)	(454)
Net income (loss)	(3,940)	808	(3,045)	(819)	(884)
Net loss attributable to CDBL V	(2,161)	(765)	(480)	(442)	(474)
Net loss per share attributable to CDBL V	(139.25)	(49.29)	(30.91)	(28.49)	(30.56)

SELECTED CONSOLIDATED FINANCIAL DATA OF CDBL VI

The financial data below summarizes historical financial information (in $1,000s, except per share data) for the periods indicated and should be read in conjunction with the consolidated financial statements of CDBL VI attached to this prospectus.

	As of and for the Three Months Ended March 31		As of and for Years Ended December 31
Selected Results of Operations Data:	2009	2008	2008	2007	2006
Interest income	$3,258	$1,858	$10,099	$3,485	$101
Interest expense	1,536	865	4,932	957
Net interest income	1,722	993	5,167	2,528	101
Provision for loan losses	1,325	614	2,545	1,136
Net interest income after provision for loan
losses	397	379	2,621	1,392	101
Noninterest income	163	102	445	127
Noninterest expense	3,411	2,947	12,256	12,199	1,020
Loss before income tax benefit	(2,850)	(2,466)	(9,190)	(10,680)	(919)
Income tax benefit	(1,027)	(884)	(3,283)	(3,813)	(322)
Net loss	(1,823)	(1,582)	(5,907)	(6,867)	(597)
Net loss attributable to CDBL VI	(1,044)	(904)	(3,441)	(4,350)	(597)

Per Share Data:
Net loss per common share attributable to CDBL VI	$(62.05)	$(53.75)	$(204.49)	$(258.53)	$(35.48)
Book value attributable to CDBL VI	435.11	647.77	497.26	701.53	960.06

Selected Balance Sheet Data:
Total assets	$300,930	$145,239	$269,501	$110,420	$16,153
Investment securities	540		424
Portfolio loans	235,851	119,003	221,163	78,330
Allowance for loan losses	4,153	1,750	3,639	1,136
Deposits	252,011	90,423	218,604	55,325
Stockholders' equity attributable to CDBL VI	7,321	10,899	8,366	11,803	16,153
Equity of noncontrolling interests	21,651	24,218	22,430	24,896
Total equity	28,972	35,117	30,797	36,699	16,153

Performance Ratios:
Net interest margin (fully taxable equivalent) (2)	2.52%	3.44%	2.93%	5.28%	0.64%
Efficiency ratio (1)	180.91%	269.11%	218.42%	459.48%	1,008.81%

Asset Quality:
Nonperforming loans	$4,810	$--	$1,183	$--	$--
Allowance for loan losses to nonperforming loans	86.33%	--	307.68%	--	--
Allowance for loan losses to portfolio loans	1.76%	1.47%	1.65%	1.45%	--
Nonperforming loans to total portfolio loans	2.04%	--	0.53%	--	--
Net loan losses to average portfolio loans (2)	1.43%	--	0.03%	--	--

Capital Ratios:
Average total equity attributable to CDVL VI to average total assets	2.73%	8.98%	5.30%	26.63%	100%
Tier 1 risk-based capital ratio	12.26%	26.42%	13.76%	38.56%	454.76%
Total risk-based capital ratio	13.51%	27.67%	15.01%	39.75%	454.76%
Leverage ratio	9.83%	26.60%	12.00%	40.21%	110.10%

N/A – Not applicable
(1) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Annualized for the periods indicated.

SELECTED CONSOLIDATED FINANCIAL DATA OF CDBL VI, continued

	Quarterly Results of Operations
	Total for the year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Year ended December 31, 2008:
Interest income	$10,099	$3,205	$2,775	$2,261	$1,858
Interest expense	4,932	1,584	1,392	1,091	865
Net interest income	5,167	1,621	1,383	1,170	993
Provision for loan losses	2,545	753	625	553	614
Net interest income after provision for loan losses	2,622	868	758	617	379
Noninterest income	445	86	105	152	102
Noninterest expense	12,256	3,081	3,148	3,080	2,947
Loss before income tax benefit	(9,189)	(2,127)	(2,285)	(2,311)	(2,466)
Income tax benefit	(3,283)	(758)	(812)	(829)	(884)
Net loss	(5,906)	(1,369)	(1,473)	(1,482)	(1,582)
Net loss attributable to CDBL VI	(3,441)	(814)	(866)	(857)	(904)
Net loss per share attributable to CDBL VI	(204.49)	(48.38)	(51.43)	(50.93)	(53.75)

Year ended December 31, 2007:
Interest income	$3,485	$1,499	$1,028	$631	$327
Interest expense	957	520	267	143	27
Net interest income	2,528	979	761	488	300
Provision for loan losses	1,136	502	375	96	163
Net interest income after provision for loan losses	1,392	477	386	392	137
Noninterest income	127	90	32	5
Noninterest expense	12,199	4,002	3,294	2,271	2,632
Loss before income tax benefit	(10,680)	(3,435)	(2,876)	(1,874)	(2,495)
Income tax benefit	(3,813)	(1,248)	(990)	(663)	(912)
Net loss	(6,867)	(2,187)	(1,886)	(1,211)	(1,583)
Net loss attributable to CDBL VI	(4,350)	(1,204)	(998)	(1,007)	(1,141)
Net loss per share attributable to CDBL VI	(258.53)	(71.52)	(59.33)	(59.85)	(67.83)

RISK FACTORS

In deciding whether to approve the merger, you should read carefully this proxy statement/prospectus and all other documents attached to or incorporated by reference into this proxy statement/prospectus.  You should, in particular, read and consider the following risk factors, as well as the other risks associated with each of the businesses of the CDBLs and Capitol, because these risks also will affect the combined businesses should the merger be completed.  These other risks associated with the business of Capitol can be found in Capitol’s Annual Report on Form 10-K for the year ended December 31, 2008, and Capitol’s documents filed subsequent thereto with the SEC and incorporated by reference into this proxy statement/prospectus.

The shares of the Trust-Preferred Securities and the Series A Preferred that are being offered are not savings accounts or deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in shares of the Trust-Preferred Securities and the Series A Preferred will provide you with an equity ownership interest in Capitol and Capitol Trust XII.  As a Capitol shareholder, your investment may be impacted by risks inherent in its business.  You should carefully consider the following factors, as well as other information contained in this proxy statement/prospectus, before deciding to approve the merger.

This proxy statement/prospectus also contains certain forward-looking statements that involve risks and uncertainties.  These statements relate to Capitol’s future plans, objectives, expectations and intentions.  These statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” and similar expressions.  Actual results could differ materially from those discussed in these statements.  Factors that could contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus.

Risks Related to the Merger, Capitol’s Business and the Series A Preferred

Inherent conflicts of interest in the proposed merger.

By virtue of the existing relationship between each CDBL and Capitol, the proposed merger presents inherent conflicts of interest.  For example, no other merger or exchange transactions are being considered and, if there were any, Capitol would likely vote its shares of Class A Common Stock in each CDBL against any other business combination proposals.  Capitol’s merger proposal to offer units in exchange for CDBL common stock at the amounts described in the proxy statement/prospectus is based solely on its judgment in making such proposal.  Accordingly, each CDBL share value and the proposed value of the units have not been determined absent the inherent conflicts of interest between Capitol and the CDBLs.

Capitol may sell affiliate banks owned by the CDBLs prior to or after the proposed merger.

   In April 2009, Capitol announced the retention of Keefe, Bruyette & Woods as a financial advisor to Capitol for the evaluation of current affiliate divestiture opportunities.  Capitol is currently having discussions and negotiations concerning the potential sale of affiliate banks owned by the CDBLs.  As of the date of this proxy statement/prospectus, neither Capitol nor any CDBL has entered into any definitive agreements to sell any affiliate banks owned by the CDBLs.  It is likely however, that prior to or after the completion of the proposed merger Capitol and/or a CDBL will enter into a definitive agreement to sell one or more of its affiliate banks.

Young banks are likely to incur significant operating losses that could negatively affect the results of operations.

Many of Capitol’s and the CDBLs’ bank subsidiaries are less than three years old. Capitol engaged in significant new bank development activities until mid-2008.  Young banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Recently formed banks may never become profitable. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could negatively affect consolidated results of operations.

If Capitol is unable to manage growth, Capitol’s banks’ ability to provide quality services to customers could be impaired and cause its customer and employee relations to suffer.

Capitol has rapidly and significantly expanded its operations in recent years and has engaged in significant new bank-development activity through mid-2008. Capitol’s rapid growth has placed significant demands on its management and other resources. To manage future growth, Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

•	transaction processing;

•	operational and financial management; and

•	training, integrating and managing Capitol’s employee base.

Capitol’s business has been adversely affected by conditions in the financial markets and economic conditions generally.

    Since December 2007, the United States has been in a deepening recession. Business activity across a wide range of industries and regions is greatly reduced and local governments and many businesses are experiencing serious difficulty due to the lack of consumer spending and the lack of liquidity in the credit markets. Unemployment has increased significantly.

Since mid-2007, and particularly during the second half of 2008 and first half of 2009, the financial services industry and securities markets generally were materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity. This was initially triggered by declines in home prices and the values of subprime mortgages, but spread to all mortgage and real estate asset classes, to leveraged bank loans and to nearly all asset classes, including equity securities. Global markets have been characterized by substantially increased volatility, short-selling and an overall loss of investor confidence, initially in financial institutions, but more recently in companies in a number of other industries and in the broader markets.

Market conditions have also led to the failure or merger of a number of prominent financial institutions. Financial institution failures or near-failures have resulted in further losses as a consequence of defaults on securities issued by them and defaults under contracts entered into with such entities as counterparties. Furthermore, declining asset values, defaults on mortgages and consumer loans, and the lack of market and investor confidence, as well as other factors, have all combined to increase credit-default swap spreads, to cause rating agencies to lower credit ratings, and to otherwise increase the cost and decrease the availability of liquidity, despite very significant declines in Federal Reserve borrowing rates and other government actions. Some banks and other lenders, including Capitol, have suffered significant losses and many institutions have become reluctant to lend, even on a secured basis, due to the increased risk of default and the impact of declining asset values on the value of collateral. The foregoing has significantly weakened the strength and liquidity of some financial institutions worldwide. In 2008 and the early part of 2009, the U.S. government, the Federal Reserve Board and other regulatory agencies took numerous steps to increase liquidity and to restore investor confidence, including investing billions in the equity of other banking organizations, but asset values have continued to decline and access to liquidity continues to be very limited.

Capitol’s financial performance generally, and in particular the ability of its banks’ borrowers to pay interest on and repay the principal of outstanding loans and the value of collateral securing those loans, is highly dependent on the business environment in the markets where Capitol operates and in the United States as a whole. The current severe recession is characterized by declines in economic growth, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; falling commercial and residential real estate values; inactive or nonexistent markets for the sale of real estate; or a combination of these or other factors.

Overall, during 2008 and the first half of 2009, the business environment was adverse for many households and businesses in the United States and worldwide. The business environment outside of Michigan and in some other markets in which Capitol operates has been less adverse than in the United States generally but continues to deteriorate. It is expected that the business environment in the United States and worldwide will continue to deteriorate for the foreseeable future. There can be no assurance that these conditions will improve in the near term.  Such conditions have and could continue to adversely affect the credit quality of Capitol’s loans, results of operations and financial condition.

Capitol’s banks’ small size may make it difficult to compete with larger institutions because Capitol is not able to compete with large banks in the offering of significantly larger loans.

Capitol endeavors to capitalize its banks with a moderate amount permitted by regulatory agencies. As a result, legal lending limits of Capitol’s banks severely constrain the size of loans that those banks can make. In addition, many of the banks’ competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

Capitol’s banks are intended to be small in size. Most operate from single locations although some have multiple locations. They are small relative to the markets in which they operate and each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol’s banks. While it is the intention of Capitol’s banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers in those markets that are dominated by substantially larger regulated and unregulated financial institutions.

If Capitol cannot recruit and retain highly qualified personnel, its banks’ customer service could suffer, causing its customer base to decline.

    Capitol’s strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, its business could suffer significantly, increasing the possibility of a loss of value in its common stock and shares of the Series A Preferred.

Capitol and its banks operate in an environment highly regulated by state and federal government agencies; changes in federal and state banking laws and regulations could have a negative impact on its business.

As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Many of Capitol’s current bank affiliates are regulated primarily by state banking agencies, the FDIC, the Office of the Comptroller of the Currency (“OCC”), in the case of one national bank, and the Office of Thrift Supervision (“OTS”), in the case of Capitol’s federal savings banks.

    Various federal and state laws and regulations govern numerous aspects of the banks’ operations, including:

•	adequate capital and financial condition;

•	permissible types and amounts of extensions of credit and investments;

•	permissible nonbanking activities; and

•	restrictions on dividend payments.

Federal and state regulatory agencies have broad discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict bank operations. Those actions would result from the regulators’ judgments based on information available to them at the time of their examination, and their estimate of future economic conditions.  Judgments of various regulatory agencies vary, and regulatory agencies may change their position and apply new standards retroactively causing institutions to rebalance reserve methodologies and re-state capital positions.

Capitol’s banks’ operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time and any such change could adversely affect Capitol and its banks.

Capitol’s banks’ allowances for loan losses may prove inadequate to absorb actual loan losses, which may adversely impact net income or increase operating losses.

    Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb inherent losses in the loan portfolio at the balance sheet date. Management’s determination of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, the volume, amount and composition of the portfolio and other factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual future losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in fair value of collateral that are generally beyond Capitol’s control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

    Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at some of Capitol’s younger banks. Conversely, some of Capitol’s mature banks, particularly those located in Michigan and Arizona, have recently experienced significantly elevated levels of loan losses due to adverse economic conditions. Because many of Capitol’s banks are young, they do not have seasoned loan portfolios and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact results of operations and could result in larger net losses on a consolidated basis.

The domestic economy is in a severe recession and Capitol’s levels of nonperforming loans have increased significantly. Capitol’s loan losses have increased significantly. It is anticipated that levels of nonperforming loans and related loan losses will continue to increase as economic conditions, locally and nationally, continue to deteriorate for the foreseeable future.

In addition, regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on Capitol’s operating results.

Capitol’s commercial loan concentration in small businesses and loans collateralized by commercial real estate increases the risk of defaults by borrowers and substantial credit losses could result, causing shareholders to lose their investment in the units.

    Capitol’s banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol’s strategy emphasizes lending to small businesses and other commercial enterprises. Capitol typically relies upon commercial real estate as a source of collateral for many of its banks’ loans. Recently, regulatory agencies have expressed concern with banks with large concentrations in commercial real estate due to the recent downturn in the real estate markets in certain areas of the country, leading to increased risk of credit loss, incurred losses and extended sale periods. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower’s ability to repay a loan. Recently, due to borrower performance difficulties and adverse real estate market conditions, levels of nonperforming loans, foreclosures and loan losses increased significantly at Capitol, resulting from the current severe recessionary environment. Substantial further credit losses could result, causing shareholders to lose their entire investment in Capitol’s securities.

Loan origination activities, for both commercial and residential mortgages, involve collateral valuation risks and the risk of the subsequent identification of origination fraud or other losses which could exceed Capitol’s allowance for loan losses.

Capitol’s banks use an enterprise-wide loan policy which provides for conservative loan-to-value guidelines when loans are originated. In today’s difficult real estate economy in many parts of the country, falling property values and significant foreclosure activity of both residential and commercial real estate property are resulting in significant loan losses at many financial institutions. Further, although most residential mortgage loans have been originated and sold away to investors, if it is subsequently determined that such loans were originated with any element of alleged fraud, such as exaggerated borrower income or assets, for example, the originating institution may be liable for any losses with such loans and may have to repurchase those loans. The potential for additional loan losses from valuation issues or fraud is unknown. Fraud risks are particularly difficult to identify and quantify, especially when the duration of the risk is the same as the term of the loan, often as long as 30 years or more. Occurrences of fraud are often more prevalent during an economic downturn or recession. Potential losses from valuation issues or occurrences of fraud could significantly exceed allowances for loan losses, adversely affecting Capitol’s results of operations.

Actions by the Open Market Committee of the Federal Reserve Board (FRBOMC) may adversely affect Capitol’s net interest income.

Changes in Market Interest Rates.    Capitol’s results of operations are significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

Recently, the FRBOMC decreased interest rates to near zero. Future stability of interest rates and FRBOMC policy, which impact such rates, are uncertain.

Changes in the Yield Curve.    Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Capitol’s business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

Capitol’s bank subsidiaries have decentralized management which could have a negative impact on the rate of growth and profitability of Capitol and its bank subsidiaries.

    Capitol’s bank subsidiaries have independent boards of directors and management teams. This decentralized structure gives the banks control over the day-to-day management of their institution, including credit decisions, the selection of personnel, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans. This decentralized structure may impact Capitol’s ability to uniformly implement corporate or enterprise-wide strategy at the bank level. It may slow Capitol’s ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions. This decentralized structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

New accounting or tax pronouncements or interpretations may be issued by the accounting standard-setters, regulators or other government bodies which could change existing accounting methods. Changes in accounting methods could negatively impact Capitol’s results of operations and financial condition.

    Current accounting and tax rules, standards, policies, and interpretations influence the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies and interpretations are constantly evolving and may change significantly over time. Events that may not have a direct impact on Capitol, such as the bankruptcy of major U.S. companies, have resulted in legislators, regulators, and authoritative bodies, such as the Financial Accounting Standards Board, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, and various taxing authorities responding by adopting and/or proposing substantive revisions to laws, regulations, rules, standards, policies, and interpretations. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. A change in accounting standards may adversely affect reported financial condition and results of operations.

Capitol’s business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, Capitol’s business and a negative impact on its results of operations.

    Capitol relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems, whether due to severe weather, natural disasters, acts of war or terrorism, criminal activity or other factors, could result in failures or disruptions in general ledger, deposit, loan, customer relationship management and other systems. While Capitol has disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of Capitol’s information systems could damage the reputation of Capitol and its banks, result in a loss of customer business, subject Capitol and Capitol’s subsidiary banks to additional regulatory scrutiny, or expose Capitol to civil litigation and possible financial liability, any of which could have a material adverse effect on Capitol’s results of operations.

Capitol could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure. Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

    A significant portion of Capitol’s affiliate banks’ loan portfolios are secured by real property. During the ordinary course of business, Capitol’s affiliate banks may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Capitol’s affiliate banks may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Capitol’s affiliate banks to incur substantial expenses and may materially reduce the affected property’s value or limit Capitol’s affiliate banks’ ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Capitol’s affiliate banks’ exposure to environmental liability. Although Capitol’s affiliate banks have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on results of operations.

Capitol relies on dividends from its wholly-owned subsidiaries.

Capitol is a separate and distinct legal entity from its wholly-owned subsidiaries. It receives dividends from its subsidiaries to help pay interest and principal on its debt. Due to adverse operating results and constrained capital levels, many of Capitol’s bank subsidiaries are currently precluded from paying dividends to Capitol.  Capitol does not own, directly or indirectly, all of the equity of all of its subsidiaries. Capitol currently does not rely on dividends from such subsidiaries. To the extent any of those subsidiaries would pay dividends or make distributions, the other holders of equity will participate pro rata with Capitol. Various federal and state laws and regulations limit the amount of dividends that the banks and certain nonbank subsidiaries may pay to Capitol. In the event the banks are unable to pay sufficient dividends to Capitol, it may not be able to service its debt or pay its obligations. The inability to receive dividends from its subsidiaries could have a material adverse effect on Capitol’s business, financial condition and results of operations.

Capitol may participate in the U.S. Treasury’s Capital Assistance Program (CAP) which may be dilutive to the Series A Preferred and Capitol’s common stock.

The Emergency Economic Stabilization Act of 2008 (the “EESA”) was enacted by the U.S. Congress and signed into law in October 2008, in response to the financial crises affecting the banking system and financial markets and growing concern threats to investment banks and other financial institutions.  Subsequently, the U.S. Department of Treasury (“U.S. Treasury”) announced the Troubled Asset Relief Program Capital Purchase Program (“TARP”).  This program makes $250 billion of capital available to U.S. financial institutions from the initial $350 billion authorized by the EESA in the form of preferred stock investments by the U.S. Treasury under the following general terms:

•	the preferred stock issued to the U.S. Treasury would pay 5% dividends for the first five years, and then 9% dividends thereafter;

•
in connection with the purchase of preferred stock, the U.S. Treasury will receive warrants entitling the U.S. Treasury to buy the participating institution’s common stock equivalent in value to 15% of the preferred stock;

•	the preferred stock may not be redeemed for a period of three years, except with proceeds from high-quality private capital;

•
the consent of the U.S. Treasury will be required to increase common dividends per share or any share repurchases, with limited exceptions, during the first three years, unless the preferred stock has been redeemed or transferred to third parties; and

•
participating companies must adopt the U.S Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds the equity issued under the TARP.

    On October 22, 2008, Capitol submitted an application to sell up to $142 million in preferred stock to the U.S. Treasury.   Capitol has no current plans to participate in the CPP program.

    On February 25, 2009, the U.S. Treasury announced its new Capital Assistance Program (CAP) under which U.S. banking organizations may apply for a U.S. Treasury investment in mandatorily convertible preferred stock in an amount of up to 1% or 2% of risk-weighted assets. The purpose of the CAP is to provide eligible banking organizations with capital in the form of a preferred security which is convertible into common equity. Participating banking organizations would also issue warrants to the U.S. Treasury. Eligibility will be consistent with the criteria and deliberative process established under the TARP/CPP. The CAP became open immediately.  Capitol has not yet determined whether it will participate in the CAP.

    Capitol’s participation in the CPP or CAP would have a dilutive effect on Capitol’s common stock and the Series A Preferred.

    There is no assurance Capitol will be approved to participate in the TARP or, if approved, whether it will choose to participate.

Capitol has trust-preferred securities outstanding which may prohibit future cash dividends on Capitol’s common stock or otherwise adversely affect regulatory capital compliance.

    Capitol also has several series of trust-preferred securities outstanding, with a liquidation amount totaling about $194.4 million, (including trust-preferred securities used as merger consideration in the Agreement and Plan of Merger and held by subsidiaries of Capitol) which are treated as capital for regulatory ratio compliance purposes. Although these securities are viewed as capital for regulatory purposes, they are debt securities which have numerous covenants and other provisions which, in the event of noncompliance, could have a material adverse effect on Capitol. For example, these securities permit Capitol to defer the periodic payment of interest for various periods; however, if such payments are deferred (as is currently), Capitol is prohibited from paying cash dividends on its preferred or common stock during deferral periods and until accumulated deferred interest is paid.  Future payment of interest is dependent upon Capitol’s bank subsidiaries’ earnings and dividends, which may be inadequate to service the obligations.

    In April 2009, Capitol announced that it had elected to defer interest payments on Capitol’s subordinated debentures.  Such debentures are owned by Capitol Trust I through XII (the “Capitol Trusts”) and were funded by the Capitol Trusts’ issuance of trust-preferred securities.  The total estimated annual interest that would be payable on the debentures and the underlying debt securities, if not deferred, is approximately $14 million.

    The terms of such debentures and trust indentures allow for Capitol to defer payment of interest on the debt securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the indentures) has occurred and is continuing.  Capitol is not in default with respect to such indentures, and the deferral of interest does not constitute an event of default under such indentures.  While Capitol defers the payment of interest, it will continue to accrue the future interest obligation at the applicable interest rate.  Upon the termination of the deferral period, all accrued and unpaid interest is due and payable.  During the deferral period, Capitol, subject to certain exceptions, may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its common stock or shares of the Series A Preferred.  Suspension of the common stock dividend will conserve an additional $3.5 million on an annualized basis.

Capitol’s controls and procedures may fail or be circumvented, which could have a material adverse effect on Capitol’s business, results of operations and financial condition.

    Capitol regularly reviews and updates its internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurance that the objectives of the system are met. Any failure or circumvention of controls and procedures, or failure to comply with regulations related to controls and procedures could have a material adverse effect on Capitol’s business, results of operations and financial condition.

Capitol’s banks have restricted investments in Federal Home Loan Banks which may be subject to future impairment.

    As of March 31, 2009, Capitol’s banks had investments in several Federal Home Loan Banks approximating $26.3 million. Such investments are restricted securities which may be redeemed only by the issuer. Future redemption of the securities is subject to the issuers’ liquidity and capital adequacy which are, in part, dependent upon valuation of the issuers’ significant mortgage-backed securities portfolios.

Capitol’s bylaws, as well as certain banking laws, may have an anti-takeover effect.

    Provisions of Capitol’s bylaws and certain federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire Capitol, even if doing so would be perceived to be beneficial to shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination which, in turn, could adversely affect the market price of the Trust-Preferred Securities, shares of Capitol’s Series A Preferred and common stock.

The subsequent market for the Series A Preferred may be illiquid.

    Capitol is unable to predict how the shares of the Series A Preferred will trade or whether the shares will be liquid or illiquid. There is currently no secondary market for shares of the Series A Preferred. Although Capitol has applied to list the Series A Preferred on the NASDAQ Capital Market under the symbol “CBCP.P,” Capitol can give no assurance as to the liquidity of any market that may develop for shares of the Series A Preferred. You should be aware that the listing of shares of the Series A Preferred will not necessarily ensure that an active trading market will be available for shares of the Series A Preferred or that you will be able to sell your shares of the Series A Preferred at the price equal to or greater than the price used for the purposes of the number of shares of the Series A Preferred in connection with the conversion of your CDBL common shares.

Because the subsequent market price of shares of the Series A Preferred, if any, will fluctuate, CDBL shareholders cannot be certain of the value of the shares of the Series A Preferred that will be issued in the merger.

Upon completion of the merger, each share of CDBL common stock outstanding immediately prior to the merger will be converted into the right to receive one unit, with each unit consisting of shares of the Trust-Preferred Securities and shares of the Series A Preferred.  The composition of the units is as described in this proxy statement/prospectus.  If the subsequent market price, if any, of the Series A Preferred declines, CDBL shareholders will receive less immediate value for their shares upon completion of the merger than the value calculated in connection with the units. The initial market price of a share of the Series A Preferred on the date of closing of the merger is likely to be lower than the $100.00 per share utilized to determine the number of shares of the Series A Preferred included in each unit.  Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the businesses, operations and prospects of Capitol, and regulatory developments or considerations.  Series A Preferred is convertible to Capitol common stock at $16.00 per share.

Subsequent sales of the Series A Preferred by CDBL shareholders may impact the market price of the Series A Preferred.

    Capitol is unable to predict the length of time that each CDBL shareholders will hold such securities for investment.  A CDBL shareholder may elect to sell such shares of the Series A Preferred after completion of the merger for liquidity or other asset/liability management purposes or for other business reasons.  If a CDBL shareholder sells some or all of the Series A Preferred, other CDBL shareholders may also elect to sell shares of the Series A Preferred, and such sale could have an adverse effect on the trading price and liquidity of the Series A Preferred.

 Risks Related to the Trust-Preferred Securities

Because the market price of shares of the Trust-Preferred Securities will fluctuate, CDBL shareholders cannot be sure of the market value of the shares of the Trust-Preferred Securities that will be issued in the merger.

    Upon completion of the merger, each share of CDBL common stock outstanding immediately prior to the merger will be converted into the right to receive one unit, with each unit consisting of shares of the Trust-Preferred Securities and shares of the Series A Preferred as described in this proxy statement/prospectus.  The composition of the units is fixed. The Trust-Preferred Securities are currently (infrequently) traded on the New York Stock Exchange under the trading symbol “CBC PrB.”  On July 6, 2009 the last reported sales price for the Trust-Preferred Securities was $3.79 per security.  If the shareholder immediately liquidates their unit, they will receive less than the full value of the unit.

Subsequent sales of the Trust-Preferred Securities by CDBL shareholders may impact the market price of the Trust-Preferred Securities.

    Capitol is unable to predict the length of time that each of the CDBL shareholders will hold such securities for investment.  A CDBL shareholder may elect to sell such Trust-Preferred Securities after the completion of the merger for liquidity or other asset/liability management purposes or for other business reasons.  If a CDBL shareholder sells some or all of the Trust-Preferred Securities, other CDBL shareholders may also elect to sell Trust-Preferred Securities, and such sale could have an adverse effect on the trading price and liquidity of the Trust-Preferred Securities.

The indenture does not limit the amount of indebtedness for money borrowed that Capitol may issue that ranks senior to the Debentures upon Capitol’s liquidation or in right of payment as to principal or interest.

    The Debentures (as defined below) will be subordinate and junior upon Capitol’s liquidation to its obligations under all of Capitol’s indebtedness for money borrowed that is not by its terms made pari passu with or junior to the debentures upon liquidation. At March 31, 2009, Capitol’s consolidated indebtedness for money borrowed ranking senior to the debentures on liquidation, on a consolidated basis, totaled approximately $392.4 million.

     In the event of bankruptcy, liquidation or dissolution of Capitol, its assets would be available to pay obligations under the debentures and the guarantee only after Capitol made all payments on its senior indebtedness. See “Description of the Debentures—Subordinations of the Debentures.”

Capitol has outstanding debt that will rank equally with the Debentures, and the indenture permits Capitol to incur more, subject to a formula limitation.

    Capitol has approximately $194.4 million of outstanding junior subordinated debt securities underlying outstanding trust-preferred securities. In addition, the indenture permits Capitol to issue additional junior subordinated indebtedness, subject to a formula limitation. In the event of bankruptcy, liquidation or dissolution of Capitol, assets available to pay obligations under the Debentures and the guarantee (after paying all senior indebtedness, as described in the preceding risk factor) would have to be shared pro rata with the holders of Capitol’s other outstanding junior subordinated debt and any additional junior subordinated indebtedness Capitol issues in the future.

The Debentures beneficially owned by the Trust will be effectively subordinated to the obligations of Capitol’s subsidiaries.

    Capitol receives a significant portion of its revenue from dividends from its subsidiaries. Because Capitol is a holding company, Capitol’s right to participate in any distribution of the assets of its banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, except to the extent that Capitol may be a creditor of that subsidiary and Capitol’s claims are recognized. There are legal limitations on the extent to which some of Capitol’s subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with Capitol or some of Capitol’s other subsidiaries. Capitol’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under

Capitol’s contracts or otherwise to make any funds available to Capitol. Accordingly, the payments on Capitol’s Debentures, and therefore the Trust-Preferred Securities, effectively will be subordinated to all existing and future liabilities of Capitol’s subsidiaries. At March 31, 2009, Capitol’s subsidiaries’ direct borrowings and deposit liabilities totaled approximately $5.1 billion.

Capitol’s ability to make distributions on or redeem the Trust-Preferred Securities is restricted.

    Federal banking authorities will have the right to examine the Capitol Trust XII (the “Trust”) and its activities because it is Capitol’s subsidiary. Under certain circumstances, including any determination that Capitol’s relationship to the Trust would result in an unsafe and unsound banking practice, those banking authorities may issue orders that could restrict the Trust’s ability to make distributions on or to redeem the Trust-Preferred Securities.

Capitol guarantees distributions on the Trust-Preferred Securities only if the Trust has cash available.

    If you hold any of the Trust-Preferred Securities, Capitol will guarantee you, on an unsecured and junior subordinated basis, the payment of the following:

•	any accumulated and unpaid distributions required to be paid on the Trust-Preferred Securities, to the extent the Trust has funds available for the distributions;

•	the redemption price for any Trust-Preferred Securities called for redemption, to the extent the Trust has funds available for the redemptions; and

•
upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (unless the Debentures are distributed to the holders of the Trust-Preferred Securities in exchange for their Trust-Preferred Securities) the lesser of:

·	the liquidation distribution, to the extent the Trust has funds available therefore; and

·	the amount of assets of the Trust remaining available for distribution to holders of the Trust-Preferred Securities after satisfaction of liabilities to creditors of the Trust as required by law.

    If Capitol does not make a required interest payment on the Debentures, the Trust will not have sufficient funds to make the related payment on the Trust-Preferred Securities. The guarantee does not cover payments on the Trust-Preferred Securities when the Trust does not have sufficient funds to make them. If Capitol does not pay any amounts on the Debentures when due, holders of a majority in liquidation amount of the Trust-Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or exercising any power conferred upon the guarantee trustee or proceed directly against Capitol for payment of any amounts due on the Debentures.

    Capitol’s obligations under the guarantee are unsecured and are subordinated to and junior in right of payment to all of Capitol’s secured and senior indebtedness, and will rank on parity with any similar guarantees issued by Capitol in the future or that are currently outstanding.

Holders of the Trust-Preferred Securities should not rely on the distributions from the Trust-Preferred Securities through their maturity date—they may be redeemed at Capitol’s option.

    The Trust-Preferred Securities may be redeemed, in whole or in part, at Capitol’s option at any time on or after September 30, 2013, at the redemption price set forth herein plus any accrued and unpaid distributions to the date of redemption. If the Debentures are redeemed, the Trust must redeem the Trust-Preferred Securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of the Debentures to be redeemed.

    If the Trust-Preferred Securities were redeemed, the redemption would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Trust-Preferred Securities at the same rate as the rate of return on the Trust-Preferred Securities.

Holders of the Trust-Preferred Securities should not rely on the distributions from the Trust-Preferred Securities through their maturity date—they may be redeemed at any time upon certain triggering events.

     If certain changes in tax, investment company or bank regulatory law occur, the Trust-Preferred Securities could be redeemed by the Trust within 180 days of the event at a redemption price described herein. In such an event, you might not be able to invest the money you receive upon redemption of the Trust-Preferred Securities at the same rate of return.

Capitol has the right to defer interest for up to five years without causing an event of default.

    Capitol has the right to defer interest on the Debentures for one or more periods of up to 20 consecutive quarterly interest periods, or five years. During any such deferral period, holders of Trust-Preferred Securities will receive limited or no current payments on the Trust-Preferred Securities and, so long as Capitol is otherwise in compliance with its obligations, such holders will have no remedies against the Trust or Capitol for nonpayment unless Capitol fails to pay all deferred interest (including compounded interest) at the end of the deferral period.

    In April 2009, Capitol announced the deferral of regularly scheduled interest payments on Capitol’s junior subordinated debentures, including the Debentures.

Deferral of interest payments could adversely affect the market price of the Trust-Preferred Securities and cause you to recognize income for federal tax purposes without the receipt of any cash distribution.

    In April 2009, Capitol announced that it elected to exercise its deferral right on the Trust-Preferred Securities.  The market price of the Trust-Preferred Securities is likely to continue to be affected as a result of such deferral. As a result of the existence of Capitol’s deferral right, the market price of the Trust-Preferred Securities, payments on which depend solely on payments being made on the Debentures, may be more volatile than the market prices of other securities that are not subject to optional deferrals. If Capitol does defer interest on the Debentures and you elect to sell Trust-Preferred Securities during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its Trust-Preferred Securities until the payment of interest at the end of the deferral period.

    When Capitol defers interest payments on the Debentures, you will be required to recognize interest income, in the form of original issue discount, for United States federal income tax purposes during the period of the deferral in respect of your proportionate share of the Debentures, even if you normally report income when received and although you will not currently receive the cash attributable to that income during the deferral period. You also will not receive the cash distribution related to any accrued and unpaid interest from the Trust if you sell the Trust-Preferred Securities before the record date for any deferred distributions, even if you held the Trust-Preferred Securities on the date that the payments would normally have been paid.

    As a result of Capitol’s exercise of its option to defer payment of interest on the Debentures, the Trust-Preferred Securities may likely trade during such period of deferral at a price that does not fully reflect the accrued but unpaid interest relating to the underlying Debentures. In the event of such continued deferral, a holder who disposes of its Trust-Preferred Securities will be required to include in income as ordinary income accrued but unpaid interest on the Debentures to the date of disposition and to add that amount to its adjusted tax basis in its ratable share of the underlying Debentures. To the extent the selling price is less than the holder’s adjusted tax basis, that holder will recognize a capital loss.

Claims would be limited upon bankruptcy, insolvency or receivership.

    In certain events upon Capitol’s bankruptcy, insolvency or receivership prior to the redemption or repayment of any Debentures, whether voluntary or not, a holder of Debentures will have no claim for or a limited claim for, and thus no right to receive, all or some portion of deferred and unpaid interest (including compounded interest thereon). The reduction in such claims for unpaid interest by holders of the Debentures will, in turn, reduce such claims by holders of the Trust-Preferred Securities.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

    You may not be able to directly enforce your rights against Capitol if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the Debentures against Capitol. The holders of at least 25% in liquidation amount of outstanding Trust-Preferred Securities will have the right to declare the principal on the Debentures immediately due and payable, if the property trustee fails to do so. If an event of default occurs under the trust agreement that is attributable to Capitol’s failure to pay interest or principal on the debentures, or if Capitol defaults under the guarantee, you may proceed directly against Capitol. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

The secondary market for the Trust-Preferred Securities may be illiquid.

    Capitol can give you no assurance as to the liquidity of any market that may develop for the Trust-Preferred Securities. You should be aware that the listing of the Trust-Preferred Securities will not necessarily ensure that an active trading market will be available for the Trust-Preferred Securities or that you will be able to sell your Trust-Preferred Securities at the price utilized for calculating the unit that you received for your CDBL shares.

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CAPITALIZATION

The table presented below shows Capitol Bancorp Ltd.'s actual total capitalization as of March 31, 2009 and as adjusted for the proposed merger, as described in this proxy statement/prospectus.

As of March 31, 2009
(dollars in thousands, except per share data)
	Actual	As Adjusted for the Proposed Merger(3)
Debt obligations:
Notes payable and short-term borrowings-	$392,420	$392,420
Subordinated debentures:
Actual	167,330
As adjusted for the proposed CDBL exchange(3)		175,558
Total Debt Obligations	$559,750	$567,978

Equity(1):
Capitol Bancorp Ltd. stockholders' equity:
Preferred stock, 20,000,000 shares authorized:
Actual – none issued and outstanding
As adjusted for the proposed CDBL exchange – 666,683 shares no par value per share(3)		$66,683
Common stock, no par value; 50,000,000 shares authorized; issued, and outstanding:
Actual – 17,290,623 shares	$274,178
As adjusted for the proposed CDBL exchange – 17,290,623 shares(3)		231,688
Retained earnings	63,746	63,746
Undistributed common stock held by employee- benefit trust	(569)	(569)
Fair value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income/loss)	136	136

Total Capitol Bancorp Ltd. stockholders' equity	337,491	361,684

Noncontrolling interests	152,121	119,700

Total equity	$489,612	$481,384

Book value per share of common stock attributable to Capitol Bancorp Ltd.	$19.52	$17.06

Total capital(2)	$656,942	$656,942

Capital ratios:
Total equity to total assets	8.47%	8.32%

Total capital to total assets	11.36%	11.36%

Footnotes to Capitalization Table:

(1)	Does not include approximately 2.4 million shares of Capitol's common stock issuable upon exercise of stock options.
(2)	Total capital includes equity and subordinated debentures.
(3)
Assumes issuance of shares of Capitol's convertible preferred stock and trust-preferred securities upon completion of the proposed CDBL exchange as described in this proxy statement/prospectus.  Does not assume conversion of preferred stock into Capitol's common stock in conjunction with the proposed exchange.

DIVIDENDS AND MARKET FOR
SERIES A PREFERRED; THE TRUST-PREFERRED SECURITIES AND CDBL COMMON STOCK

Series A Preferred

Dividends on Series A Preferred

    Holders of shares of the Series A Preferred are entitled to receive dividends, if, as and when declared by the Capitol’s Board of Directors, or any other duly authorized committee thereof, but only out of assets legally available therefore, noncumulative cash dividends are payable quarterly in arrears on the last day of each March, June, September and December; provided, however, if any such day is not a business day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a business day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding business day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series A Preferred or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series A Preferred accrue on the liquidation preference of $100.00 per share at a rate per annum equal to 8.0%. The record date for payment of dividends on the Series A Preferred will be such record date fixed by the Board of Directors or any duly authorized committee thereof that is not more than 45 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a business day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months.

Noncumulative Nature of Dividends on Series A Preferred

    If Capitol’s Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series A Preferred for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and Capitol will have no obligation to pay, and holders of the Series A Preferred shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series A Preferred or any other series of preferred stock or common stock are declared for any subsequent Dividend Period.  References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

Participation in Dividends Declared on Shares of Common Stock of Capitol

    If Capitol’s Board of Directors declares a dividend (other than shares of Capitol’s common stock or rights or warrants to subscribe for common stock) in respect of any shares of Capitol’s common stock, then the Board of Directors shall declare and pay to the holders of the Series A Preferred a dividend in an amount per share of Series A Preferred equal to the product of (i) the per share dividend declared and paid in respect of each share of Capitol’s common stock and (ii) the number of shares of Capitol’s common stock into which such share of Series A Preferred is then convertible and for the purpose of such calculation, shares of Capitol’s common stock sufficient for the full conversion of all shares of the Series A Preferred shall be deemed to be authorized for issuance under Capitol’s articles of incorporation on the Record Date. Such dividends payable to holders of the Series A Preferred shall be payable on the same date that dividends are payable to holders of shares of Capitol’s common stock.

    The declaration and payment of dividends on shares of the Series A Preferred depends upon the earnings and financial condition of Capitol, liquidity and capital requirements, the general economic and regulatory climate, Capitol’s ability to service obligations senior to shares of the Series A Preferred and other factors deemed relevant by Capitol’s Board of Directors.  Regulatory authorities impose limitations on the ability of subsidiary banks to pay dividends to Capitol and the ability of Capitol to pay dividends to its shareholders.

    As of the date of this proxy statement/prospectus, no shares of the Series A Preferred were issued or outstanding.

Trust-Preferred Securities

Distributions

    Holders of shares of the Trust-Preferred Securities are entitled to receive periodic distributions on the stated liquidation amount of $10 per Trust-Preferred Security (the “liquidation amount”) on the same payment dates and in the same amounts as Capitol pays interest to the Trust on a principal amount of Debentures equal to the liquidation amount of such Trust-Preferred Security.

Distributions have been paid through March 31, 2009.  The Trust will make distribution payments on the Trust-Preferred Securities quarterly in arrears on the last calendar day of March, June, September and December of each year, commencing on September 30, 2008.  In the event that any date on which distributions are payable is not a business day, payment of that distribution will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, payment of the distribution will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original distribution date.  If, as described below, Capitol defers payment of interest on the Debentures, distributions by the Trust on the Trust-Preferred Securities will also be deferred.

Deferral of Distributions

     Capitol has the right, on one or more occasions, so long as no event of default under the Debentures has occurred and is continuing, to defer the payment of interest on the Debentures for one or more consecutive interest periods that do not exceed 20 consecutive quarters or five years, without giving rise to an event of default under the terms of the Debentures or the Trust-Preferred Securities.  However, no interest deferral may extend beyond the maturity date of the Debentures.

    When Capitol exercises its right to defer interest payments on the Debentures, the Trust will also defer paying a corresponding amount of distributions on the Trust-Preferred Securities during that period of deferral.

    Although neither Capitol nor the Trust will be required to make any interest or distribution payments during a deferral period, interest on the Debentures will continue to accrue during deferral periods and, as a result, distributions on the Trust-Preferred Securities will continue to accumulate at the interest rate of 10.50% on the Debentures, compounded on each distribution date.

     Following the end of a deferral period, Capitol will be required to calculate and pay all interest accrued and unpaid on the Debentures, and then the applicable amounts will be paid with respect to the Trust-Preferred Securities.

    In April 2009, Capitol announced that it had elected to defer regularly scheduled quarterly interest payments on  Capitol’s junior subordinated debentures, including the Debentures.

    The Trust-Preferred Securities are listed on the NYSE under the symbol “CBC PrB.”  The following table shows the high and low sale prices per share of the Trust-Preferred Securities as reported on the NYSE.  The table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.  The last reported sale price of the Trust-Preferred Securities was $3.79 on July 6, 2009.

	2009		2008
	Low	High	Low	High
Quarter Ended:
March 31	$3.95	$8.40	- -	- -
June 30	$3.20	$5.51	- -	- -
September 30	- -	- -	$7.38	$10.07
December 31	- -	- -	$7.73	$9.39

As of ____________, 2009, there were __________ beneficial holders of the Trust-Preferred Securities based on information supplied by the Trustee of the Trust-Preferred Securities.

Common Stock of the CDBLs

    As of June 30, 2009, there were 100 beneficial holders of CDBL III’s common stock.  There is no market for  CDBL III’s common stock.  Any transfers of CDBL III’s common stock have been made privately and are not reported.   CDBL III has never paid a dividend on its common stock.

    As of June 30, 2009, there were 92 beneficial holders of CDBL IV’s common stock.  There is no market for  CDBL IV’s common stock.  Any transfers of CDBL IV’s common stock have been made privately and are not reported.   CDBL IV has never paid a dividend on its common stock.

    As of June 30, 2009, there were 116 beneficial holders of CDBL V’s common stock.  There is no market for  CDBL V’s common stock.  Any transfers of CDBL V’s common stock have been made privately and are not reported.   CDBL V has never paid a dividend on its common stock.

     As of June 30, 2009, there were 89 beneficial holders of CDBL VI’s common stock.  There is no market for CDBL VI’s common

 stock.  Any transfers of CDBL VI’s common stock have been made privately and are not reported.   CDBL VI has never paid a dividend on its common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements.  Capitol has based these forward-looking statements on its current expectations and projections about future events.  These forward-looking statements may be impacted by risks, uncertainties and assumptions.  Examples of some of the risks, uncertainties or assumptions that may impact the forward-looking statements are:

•	the results of management’s efforts to implement Capitol’s business strategy including planned expansion into new markets;

•	adverse changes in the banks’ loan portfolios and the resulting credit risk-related losses and expenses;

•	adverse changes in the national, regional and local economy of the banks’ market areas that could increase credit-related losses and expenses;

•	adverse changes in real estate market conditions that could also negatively affect credit risk;

•	the possibility of increased competition for financial services in Capitol’s markets;

•	fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations;

•	Capitol is currently restricted from paying cash dividends and additional regulatory restrictions could be imposed on Capitol; and

•	other factors described in “Risk Factors”.

    Additional factors that could cause Capitol’s results to differ materially from those described in the forward-looking statements can be found in Capitol’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Internet site at http://www.sec.gov.  Capitol does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

    Notwithstanding any statement in this proxy statement/prospectus, Capitol acknowledges that the safe harbor for forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act and added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with the merger offer.  The forward-looking statements included and incorporated by reference in this document are only made as of the date of this document or the respective documents incorporated by reference in this proxy statement/prospectus, as applicable.  All future written and oral forward-looking statements attributable to Capitol, any CBDL or any person acting on their respective behalf are expressly qualified by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and Capitol and the CDBLs cannot predict those events or their impact.  Capitol and the CDBLs assume no obligation to update any forward-looking statements after the date of this proxy statement/prospectus as a result of new information, future events or developments, except as required by the federal securities laws.

THE SPECIAL SHAREHOLDERS’ MEETINGS OF THE CDBLS
General

    The board of directors of each CDBL is providing this proxy statement/prospectus to you in connection with its solicitation of proxies for use at the special meeting of each CDBL’s shareholders and at any adjournments or postponements of the special meeting.

    Capitol is also providing this proxy statement/prospectus to you as a prospectus in connection with the offer and sale by Capitol of shares of the Trust-Preferred Securities and the Series A Preferred to shareholders of each CDBL in the merger.

    Your vote is important. Please complete, date, and sign the enclosed proxy card and return it in the postage prepaid envelope provided.

Meeting Date, Time, and Place and Record Date

    At a special meeting (and any adjournment or postponement of the meeting) of each CDBL, holders of common stock will be asked to consider and vote upon a proposal to approve the merger agreement and a proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger agreement. Only holders of a CDBL’s common stock of record at the close of business on June 30, 2009 (the record date for the special meeting) will be entitled to receive notice of and to vote at the special meeting.

    The special meeting of CDBL III common shareholders will be held on                     , 2009 at [3:00 p.m.], local time, at the offices of  Capitol Bancorp Ltd. As of the record date, there were 15,745 shares of CDBL III common stock outstanding and entitled to vote, with each such share entitled to one vote.

    The special meeting of CDBL IV common shareholders will be held on                     , 2009 at [3:15 p.m.], local time, at the offices of Capitol Bancorp Ltd. As of the record date, there were 15,243 shares of CDBL IV common stock outstanding and entitled to vote, with each such share entitled to one vote.
    The special meeting of CDBL V common shareholders will be held on                     , 2009 at [3:30 p.m.], local time, at the offices of Capitol Bancorp Ltd.  As of the record date, there were 15,518 shares of CDBL V common stock outstanding and entitled to vote, with each such share entitled to one vote.

    The special meeting of CDBL VI common shareholders will be held on                     , 2009 at [3:45 p.m.], local time, at the offices of Capitol Bancorp Ltd. As of the record date, there were 16,825 shares of CDBL VI common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

    At each special meeting, the common shareholders of each CDBL will be asked to approve the Agreement and Plan of Merger dated as of June 25, 2009, by and among Capitol and the CDBLs, and to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the Agreement and Plan of Merger. Under the merger agreement, each of the CDBLs will merge with and into Capitol and shares of each CDBL’s common stock will be converted into the right to receive units consisting of shares of the Trust-Preferred Securities and shares of the Series A Preferred as described in this document. Finally, each CDBL’s common shareholders may also be asked to consider any other business that properly comes before the special meeting. Each copy of this proxy statement/prospectus mailed to a CDBL’s common shareholders is accompanied by a proxy card for use at the special meeting.

Vote Required

    Approval of the merger proposal requires the affirmative vote of holders of a majority of the shares of common stock at the special meeting of each of the CDBLs (with shares of Class B Common Stock and Class A Common Stock of the CDBLs voting together as a single class). Approval of the proposal to authorize adjournment requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. The presence, in person or by proxy, of shares of common stock representing a majority of the outstanding shares of common stock entitled to vote at each special meeting is necessary in order for there to be a quorum at the special meeting. A quorum must be present in order for the vote on the merger agreement. If there is no quorum present at the opening of the meeting, the special meeting may be adjourned by the vote of a majority of shares voting on the motion to adjourn.

Share Ownership Of Management

    On the record date, there were approximately 15,745 outstanding shares of CDBL III common stock, each of which is entitled to one vote at the special meeting of the CDBL III shareholders. On that date, the directors and executive officers of CDBL III and their affiliates beneficially owned a total of approximately 1.68% of the outstanding shares of CDBL III common stock. Each of CDBL’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of CDBL III common stock in favor of the merger agreement.

On the record date, there were approximately 15,243 outstanding shares of CDBL IV common stock, each of which is entitled to one vote at the special meeting of the CDBL IV shareholders. On that date, the directors and executive officers of CDBL IV and their affiliates beneficially owned a total of approximately 1.51% of the outstanding shares of CDBL IV common stock. Each of CDBL’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of CDBL IV common stock in favor of the merger agreement.

    On the record date, there were approximately 15,518 outstanding shares of CDBL V common stock, each of which is entitled to one vote at the special meeting of the CDBL V shareholders. On that date, the directors and executive officers of CDBL V and their affiliates beneficially owned a total of approximately 4.87% of the outstanding shares of CDBL V common stock. Each of CDBL’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of CDBL V common stock in favor of the merger agreement.

    On the record date, there were approximately 16,825 outstanding shares of CDBL VI common stock, each of which is entitled to one vote at the special meeting of the CDBL VI shareholders. On that date, the directors and executive officers of CDBL VI and their affiliates beneficially owned a total of approximately 1.19% of the outstanding shares of CDBL VI common stock. Each of CDBL’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of CDBL VI common stock in favor of the merger agreement.

Voting of Proxies

Shares of common stock represented by properly executed proxies received at or prior to the special shareholders’ meeting of a CDBL will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted “FOR” approval of the merger agreement and of the proposal to authorize adjournment.

Any shareholder present in person or by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Because approval of the merger proposal requires the affirmative vote of the holders of a majority of all shares entitled to vote at each of the CDBL’s special meeting, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, the CDBLs’ boards of directors urge all shareholders to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking a proxy. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received prior to the special meeting will be your vote. Any earlier votes will be revoked. Third, you may attend the special meeting and vote in person. Any earlier votes will be revoked. Simply attending the special meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Solicitation of Proxies

The CDBLs will pay all of the costs of printing the registration statement and this proxy statement/prospectus and of soliciting proxies in connection with the special meeting of their shareholders, except that Capitol will pay the costs of filing the registration statement with the SEC, of which this proxy statement/prospectus is a part. Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of the CDBLs who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Capitol, one of the CDBLs, or any other person. The delivery of this proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of Capitol, CDBL III, CDBL IV, CDBL V or CDBL VI since the date of the proxy statement/prospectus.

Authorization to Vote on Adjournment

   At the special meeting(s), you are being asked to grant authority to the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting(s), in person or by proxy, to approve the Agreement and Plan of Merger. If you do not specify whether authority is granted or withheld, the proxy will be voted to grant authority to adjourn. Capitol has no plans to adjourn the special meeting at this time, but intends to do so, if needed, to promote shareholder interests. The board of directors of each of the CDBLs unanimously recommends that shareholders grant authority to the proxies to vote on adjournment at the special meeting.

Recommendation of the Boards of Directors

    Each of the CDBLs’ board of directors has unanimously determined that the merger proposal and the transactions contemplated thereby are in the best interests of the CDBL’s and their shareholders. The members of each of the CDBLs’ board of directors unanimously recommend that the CDBLs’ common shareholders vote at the special meeting to approve the merger proposal.

    The CDBLs’ shareholders should note that the CDBLs’ directors and officers have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of a CDBL. See “The Merger—Interests of Directors and Officers of the CDBLs that Differ from Your Interests.”

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UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    As controlled subsidiaries of Capitol, the CDBLs are already included in Capitol's consolidated financial statements.  Unaudited pro forma consolidated financial information follows, adjusted for the proposed merger, which will be accounted for as an acquisition of noncontrolling interests (if consummated), as if it had occurred effective  March 31, 2009 (shown on page __) and at the beginning of 2007 (shown on page 30 ).  The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information.  The unaudited pro forma results of operations for  the periods presented  are not necessarily indicative of results for any subsequent period.

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Unaudited Pro Forma Condensed Consolidated Balance Sheet
Capitol Bancorp Ltd. And Subsidiaries
March 31, 2009

(in $1,000s, except share and per-share data)
		Proforma		Pro Forma
		Adjustments		Amounts
	Historical	Regarding		After
	Amounts	Proposed		Proposed
	As Reported	Merger		Merger

ASSETS

Cash and cash equivalents	$ 761,275			$ 761,275
Loans held for resale	24,979			24,979
Investment securities	48,847			48,847
Portfolio loans	4,695,317			4,695,317
Less allowance for loan losses	(99,629)			(99,629)
Net portfolio loans	4,595,688			4,595,688
Premises and equipment, net	56,975			56,975
Goodwill	72,270			72,270
Other assets	222,574			222,574

TOTAL ASSETS	$ 5,782,608	$ -		$ 5,782,608

LIABILITIES AND EQUITY

Liabilities:
Deposits	$ 4,706,562			$ 4,706,562
Debt obligations	559,750	$ 8,228	A	567,978
Other liabilities	26,684			26,684
Total liabilities	5,292,996	8,228		5,301,224

Equity:
Capitol Bancorp Limited stockholders' equity:
Preferred stock	-	66,683	B	66,683
Common stock	274,178	(42,490)	C	231,688
Retained earnings	63,746			63,746
Other, net	(433)			(433)
Total Capitol Bancorp Limited stockholders' equity	337,491	24,193		361,684
Noncontrolling interests	152,121	(32,421)	D	119,700
Total equity	489,612	(8,228)		481,384

TOTAL LIABILITIES AND EQUITY	$ 5,782,608	$ -		$ 5,782,608

Number of preferred shares issued and outstanding		666,830	B	666,830

Book value per Capitol preferred share		$ 100		$ 100

Number of common shares issued and outstanding	17,290,623	-	E	17,290,623

Book value per Capitol common share	$ 19.52			$ 17.06

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet:

A--Pro forma issuance of Capitol Trust XII securities in conjunction with the exchange of all of the issued and outstanding Class B common stock of CDBL III, CDBL IV,
CDBL V and CDBL VI, at estimated fair value based on closing price as reported by NYSE on June 30, 2009.

B--Pro forma issuance of Series A Noncumulative Convertible Perpetual Preferred stock in exchange for all of the issued and outstanding Class B common stock of CDBL III,
CDBL IV, CDBL V and CDBL VI, at preference value of $100 per share, which is being used as an estimate for the basis of fair value and may not necessarily approximate fair value.

C--Difference between value ascribed to Series A Noncumulative Convertible Preferred stock and Capitol Trust XII securities and the underlying amount of noncontrolling interests of
CDBL III, CDBL IV, CDBL V and CDBL VI.

D--Elimination of noncontrolling interests of CDBL III, CDBL IV, CDBL V and CDBL VI.

E--Does not assume conversion of Series A Noncumulative Convertible Preferred stock into shares of Capitol's common stock.

Unaudited Pro Forma Condensed Consolidated Statements of Operations
Capitol Bancorp Ltd. And Subsidiaries

(in $1,000s, except per-share data)
	Three Months Ended March 31, 2009				Year Ended December 31, 2008
	Historical	Pro Forma		Pro Forma	Historical	Pro Forma		Pro Forma
	Amounts	Adjustments		Amounts	Amounts	Adjustments		Amounts
Interest income	$ 68,716			$ 68,716	$ 304,315			$ 304,315
Interest expense	31,259	1,934	A	33,193	140,466	3,868	A	144,334
Net interest income	37,457	(1,934)		35,523	163,849	(3,868)		159,981
Provision for loan losses	28,172			28,172	82,492			82,492
Net interest income after provision for loan losses	9,285	(1,934)		7,351	81,357	(3,868)		77,489
Noninterest income	4,957			4,957	26,432			26,432
Noninterest expense	49,995			49,995	190,388			190,388
Loss before income tax benefit	(35,753)	(1,934)		(37,687)	(82,599)	(3,868)		(86,467)
Income tax benefit	(12,848)	677		(12,171)	(30,148)	1,354		(28,794)
NET LOSS	(22,905)	(1,257)		(24,162)	(52,451)	(2,514)		(54,965)
Less net losses attributable to noncontrolling interests	7,233	$ (2,310)	B	4,923	23,844	$ (9,193)	B	14,651

NET LOSS ATTRIBUTABLE TO
CAPITOL BANCORP LIMITED	$ (15,672)	$ (3,567)		$ (19,239)	$ (28,607)	$ (11,707)		$ (40,314)

NET LOSS PER COMMON SHARE ATTRIBUTABLE
TO CAPITOL BANCORP LIMITED:
Basic	$ (0.91)		C	$ (1.12)	$ (1.67)		C	$ (2.35)
Diluted	$ (0.91)		C	$ (1.12)	$ (1.67)		C	$ (2.35)

Elements of net loss attributable to Capitol Bancorp
Limited per common share computations (in 1,000s):
Average number of common shares outstanding
for purposes of computing basic net income per
share--denominator for basic net loss per share	17,162	-	D	17,162	17,147	-	D	17,147
Effect of dilutive securities--stock options and
unvested restricted shares	-			-	-			-
Average number of common shares and dilutive
securities for purposes of computing diluted net loss
attributable to Capitol Bancorp Limited per share--
denominator for diluted net loss per share	17,162	-		17,162	17,147	-		17,147

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations:

A--Amount represents additional interest expense associated with Capitol Trust XII securities and related amortization of difference between liquidation amount of such securities and estimated fair value, in conjunction with proposed exchange of all of the issued and outstanding Class B common stock of CDBL III, CDBL IV, CDBL V and CDBLVI.

B--Amount represents effect on operating results attributable to noncontrolling interests due to proposed exchange of all of the issued and outstanding Class B common stock of CDBL III,
CDBL IV, CDBL V and CDBL VI for shares of Noncumulative Convertible Preferred Stock.

C--Assumes no dividends declared on a pro forma basis regarding the Noncumulative Convertible
Preferred Stock issued in proposed exchange of all of the issued and outstanding Class B common stock of CDBL III, CDBL IV, CDBL V and CDBL VI.

D--Does not assume conversion of Series A Noncumulative Convertible Preferred Stock into common shares of Capitol Bancorp Limited.

PROPOSAL NO. 1—THE MERGER

The descriptions of the terms and conditions of the merger proposal, the merger agreement, and any related documents in this proxy statement/prospectus are qualified in their entirety by reference to the copy of the Agreement and Plan of Merger attached as Appendix A to this proxy statement/prospectus, to the registration statement, of which this proxy statement/prospectus is a part, and to the exhibits to the registration statement.

General

    The Board of Directors for each of the CDBLs is using this proxy statement/prospectus to solicit proxies from the holders of common stock of the CDBLs for use at the shareholders’ meetings.

    At the special shareholders’ meetings to be held on _________, 2009, each of the CDBLs’ common shareholders will be asked to approve the Agreement and Plan of Merger. The Agreement and Plan of Merger provides for the merger of the CDBLs with and into Capitol with Capitol as the surviving corporation. Upon consummation of the merger, the CDBLs’ common shareholders will receive units, with each unit consisting of shares of the Trust-Preferred Securities and the Series A Preferred in exchange for their shares of common stock in the CDBLs.

Background of the Merger

    The concept of a potential merger transaction for each of the CDBLs with and into Capitol has been considered from time to time from the beginning of each CDBL’s operations.  The objectives of the potential merger would be to enable shareholders of each CDBL to achieve liquidity in their investment, a reasonable return on their investment in the form of a ‘premium’ and to accomplish such a transaction on a tax-free basis. Without the merger, shareholders of the CDBLs will continue to hold shares of common stock which have no market and are illiquid.

    The Boards of Directors of each of the CDBLs have not solicited or received any other proposals for the potential exchange or sale of such CDBL’s shares of common stock. If other proposals were under consideration for sale or exchange of a CDBL’s shares to an entity other than Capitol, Capitol would be permitted to vote its Class A common shares of the CDBL.  In addition, Capitol has no intentions of selling its shares of Class A common stock in the CDBLs. Hence, the only proposal under consideration is the merger proposal with Capitol.

    On June 24, 2009, the Boards of the CDBLs unanimously approved the Agreement and Plan of Merger and agreed to call special shareholder meetings for a shareholder vote to approve the Agreement and Plan of Merger.

The CDBLs’ Reasons for the Merger

    In reaching its decision to adopt and approve the merger agreement and recommend the merger to its common shareholders, the CDBL’s board of directors considered a number of factors, including:

•	The value of the consideration the CDBLs’ common shareholders will receive relative to the original investment amount per share of the CDBLs’ common stock;

•	Certain information concerning the financial condition, results of operations and business prospects of Capitol;

•
The projected value of shares of the Trust-Preferred Securities and the Series A Preferred offered to the CDBLs’ shareholders in relation to the estimated market value, book value and earnings per share of the CDBL’s common stock;

•
The financial performance and condition, assets, liabilities, business operations, capital levels and prospects of each of the CDBLs and Capitol and their superior potential future values on a combined basis as compared to the potential future values of the CDBLs;

•	The alternatives to the merger, including remaining independent enterprises; and

•	The competitive and regulatory environment for financial institutions generally.

    The foregoing information and factors considered by each of the CDBLs’ boards of directors is not exhaustive, but includes all material factors that the CDBLs’ boards of directors considered and discussed in approving and recommending the merger proposal. In view of the wide variety of factors considered and discussed by the CDBLs’ boards of directors in connection with its evaluation of the merger proposal and the complexity of these factors, the boards of directors did not consider it practical to, nor did they attempt to, quantify, rank, or otherwise assign any specific or relative weights to the specific factors that they considered in reaching their decisions. Rather, they considered all of the factors as a whole. It should be noted that this explanation of the reasoning of the CDBLs’

boards of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “A Cautionary Statement Regarding Forward-Looking Statements” on page _____.

    In summary, the CDBLs’ boards of directors believe that the common shareholders of a CDBL will be best served by the merger in order to maximize their shareholder value and to provide them: (a) better protection through diversification geographically and by customer base through Capitol’s subsidiary banks rather than dependence upon the resources of a single CDBL’s few subsidiary banks; and (b) the CDBLs’ common shareholders will receive publicly traded shares, providing them liquidity as opposed to the common stock in each CDBL for which there is no market. The CDBL shareholders who choose to do so may continue to hold shares of the Series A Preferred they receive in the merger without being forced to have their investment reduced by the immediate recognition of a capital gains tax.

    The CDBLs’ boards of directors believe the merger is in the best interests of the CDBLs and their common shareholders. The CDBLs’ boards of directors recommend that the CDBLs’ common shareholders vote “FOR” the approval of the merger proposal and the consummation of the transactions contemplated thereby.

Capitol’s Reasons for the Merger

    Capitol believes that the profitability of the CDBLs’ banks and other subsidiaries will increase over time. As noted elsewhere in this proxy statement/prospectus, while the CDBLs’ assets are reported as part of Capitol’s assets for purposes of its consolidated financial statements, the CDBLs’ income or losses are attributed to Capitol only in the percentage which Capitol owns of the relevant CDBL’s common stock. Capitol desires to acquire the remainder of the CDBLs’ common stock so that Capitol can include 100% of the CDBLs’ results in Capitol’s consolidated income statement.

Terms of the Merger

    Terms of the merger are set forth in the Agreement and Plan of Merger. The Agreement and Plan of Merger is included as Appendix A to this proxy statement/prospectus. You should review the Agreement and Plan of Merger in its entirety.

    Upon completion of the merger, each CDBL will be merged with and into Capitol and each share of a CDBL’s common stock will be converted into units as set out in the Agreement and Plan of Merger.

    Each CDBL’s common shareholders will receive one unit in exchange for each share of his, her or their common stock in accordance with the following table.  Any fractional shares will be paid in cash.

One Share Common Stock of	Shares of the Trust-Preferred Securities	Shares of the Series A Preferred	Estimated Merger Consideration vs Original Investment Amounts
CDBL III	41.64	11.811	159.750%
CDBL IV	40.47	11.478	155.250%
CDBL V	39.29	11.146	150.750%
CDBL VI	37.29	10.577	143.056%

    The estimated merger consideration in the table above does not necessarily represent fair value, it is based on the liquidation value of the Trust-Preferred Securities of $10.00 per share and the stated preference value of the Series A  Preferred of $100.00 per share.  The Series A Preferred is convertible into shares of Capitol’s common stock at $16.00 per share.  As of July 6, 2009, the closing price of the Trust-Preferred Securities was $3.79 per share and the closing price of Capitol’s common stock was $2.18 per share, as reported by NYSE.

Conditions to the Merger

    The respective obligation of each party to effect the merger shall be subject to the satisfaction at or prior to the effective time of the merger of the following conditions:

•	a majority of the common stock of each of the CDBLs shall have been voted to approve and adopt the merger agreement at the special shareholders’ meeting of the applicable CDBL;

•	the SEC shall have declared effective the Registration Statement of which this proxy statement/prospectus is part registering the units to be issued in the merger;

•
not more than an aggregate of one half of one percent (.50%) of the issued and outstanding shares of the CDBLs’ common stock shall have perfected their dissenter rights under Sections 761 -774 of the MBCA; and

•
Honigman Miller Schwartz and Cohn LLP, shall have issued its tax opinion that: (i) the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended; and (ii) the merger will not be a taxable event to the shareholders of the CDBLs (except to the extent of the value of the Trust-Preferred Securities received and cash received in lieu of fractional shares).

Fractional Shares

    No fractional shares of the Series A Preferred will be issued to any holder of common stock in the merger. For each fractional share that would otherwise be issued, Capitol will pay cash in an amount equal to the share fraction multiplied by $[      ], the value upon which the fixed stock exchange ratio for this transaction was established. No interest will be paid or accrued on cash payable in lieu of fractional shares.

The CDBL Board Recommendations

    In determining whether to recommend the Agreement and Plan of Merger to the CDBLs’ common shareholders, the CDBLs’ board considered the matters discussed in “The CDBLs’ Reasons for the Merger”. In addition, the CDBLs’ board considered the following: (a) no other merger proposals would be offered either by Capitol or unaffiliated parties; (b) Capitol has had discussions and preliminary negotiations concerning the potential sale of affiliate banks owned by the CDBLs and it is possible that prior to or after the completion of the proposed merger Capitol and/or a CDBL may enter into a definitive agreement to sell one or more of its affiliate banks; (c) there is no assurance Capitol would repeat or improve its merger proposal at any time in the future; and (d) absent any potential alternatives other than rejecting Capitol’s proposal, which could result in the CDBLs’ common shareholders having no future opportunities to exchange, sell or otherwise dispose of their shares of common stock.

    THE BOARDS OF EACH OF THE CDBLs HAS DETERMINED THAT THE PROPOSED MERGER IS FAIR TO AND IN THE BEST INTERESTS OF EACH SUCH CDBL AND SUCH CDBLs SHAREHOLDERS, HAVE APPROVED THE AGREEMENT AND PLAN OF MERGER AND RECOMMENDS THAT THE COMMON SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

Accounting Treatment

    Capitol expects the merger to be treated as an equity transaction consisting of the acquisition of  noncontrolling interests.

Pro Forma Data

    Because each CDBL is already a controlled subsidiary of Capitol, it is already included in Capitol’s consolidated financial statements. Unaudited pro forma consolidated financial information is presented in this document, adjusted for the proposed merger, which will be accounted for as an acquisition of noncontrolling interests, as if it had occurred effective March 31, 2009 (shown on page [27]) [and at the beginning of 2008 (shown on page 29)], using the aggregate merger consideration, and does not give effect to the potential conversion of the Series A preferred. The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information. The unaudited pro forma results of operations for the three months ended [March 31], 2009 and year ended December 31, 2008 are not necessarily indicative of results for any subsequent period thereafter.

Material U.S. Federal Income Tax Consequences of the Mergers

    The following discussion summarizes the material U.S. federal income tax considerations of the mergers that are expected to apply generally to U.S. Holders (as defined below) of a CDBL’s common stock upon an exchange of their CDBL stock for a unit in the merger of each CDBL with and into Capitol. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to Capitol, the Capitol shareholders, the CDBLs, or the holders of CDBL stock as described in this summary.

    This discussion addresses only CDBL stockholders who are U.S. Holders and hold CDBL stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be relevant to a particular CDBL stockholder in light of that stockholder’s individual circumstances or to a CDBL stock holder who is subject to special treatment under U.S. federal income tax law, including, without limitation:

•	dealers in securities, foreign persons, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities;

•	a U.S. expatriate;

•	an entity or arrangement treated as a partnership for U.S. federal income tax purposes or an investor in such partnership;

•	a holder who has a functional currency other than the U.S. dollar;

•	a holder who is subject to the alternative minimum tax provisions of the Code;

•	a trader in securities who elects to apply a mark-to-market method of accounting;

•	a holder who holds CDBL stock as part of a hedge, straddle, constructive sale or conversion transaction or any other risk reduction strategy;

•	a holder whose shares constitute qualified small business stock with the meaning of Section 1202 of the Code; or

•	a holder who acquired CDBL stock in connection with a stock option, warrant or stock purchase plans or in other compensatory transactions.

For purposes of this discussion, “U.S. Holder” means a beneficial owner of CDBL stock who is:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (other than a grantor trust) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.

    If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds CDBL stock, the tax treatment of a partner in such entity will generally depend upon the status of the partner and the activities of the partnership.  A partner in a partnership holding CDBL stock should consult its tax advisor regarding the tax consequences of the mergers.

•	In addition, the following discussion does not address the tax consequences of the mergers under state, local and foreign tax laws.

    HOLDERS OF A CDBL’S COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE TRANSACTION UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

    The mergers have been structured to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the consummation of the mergers that Honigman Miller Schwartz and Cohn LLP, tax counsel to Capitol, render a tax opinion to Capitol to the effect that the mergers will each qualify as a reorganization pursuant to Section 368(a) of the Code. The tax opinion of Honigman Miller Schwartz and Cohn LLP, tax counsel to Capitol, discussed in this section is conditioned upon certain assumptions stated in such tax opinion and certain customary representations being delivered by Capitol and the CDBLs. If any such representation or assumption is inaccurate, the tax consequences of the mergers to holders of CDBL stock could differ materially from those described below.

    No ruling from the IRS has been or will be requested in connection with the mergers. In addition, shareholders of the CDBLs should be aware that the tax opinions discussed in this section are not binding on the IRS, the IRS could adopt a contrary position, and a contrary position could be sustained by a court.

    The mergers were each structured to qualify as, and Capitol and the CDBLs intend that the mergers will each be treated, as a reorganization pursuant to Section 368(a) of the Code. The discussion below assumes that each of the mergers qualifies as a reorganization within the meaning of Section 368(a) of the Code.

    Exchange of CDBL Stock for a Unit. Except as discussed below under “Cash in Lieu of Fractional Shares of Series A Preferred” and “Cash in Satisfaction of Dissenter Rights,” a CDBL shareholder generally will recognize gain (but not loss) equal to the lesser of:

•	the fair market value of the Trust Preferred Securities that it receives pursuant to the mergers; and

•
the excess of the fair market value of the Trust Preferred Securities and the fair market value of Series A Preferred received by such shareholder over such shareholder’s tax basis in the CDBL stock surrendered.

    To the extent a CDBL shareholder holds various blocks of CDBL stock with varying bases, the amount of recognized gain may vary depending on the allocation of the consideration received in exchange for such stock. Additionally, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Therefore, each CDBL shareholder should consult with its own tax advisor with respect to the manner in which cash, Trust Preferred Securities, and shares of the Series A Preferred should be allocated among different blocks of CDBL stock held by such shareholder.

    Tax Basis and Holding Period. The tax basis of Series A Preferred received by a CDBL shareholder in the mergers will be equal to such shareholder’s tax basis in the CDBL stock surrendered therefor reduced by the fair market value of the Trust Preferred Securities received and increased by any gain recognized by such shareholder (including any portion of the gain that is treated as a dividend but excluding any gain or loss resulting from the deemed receipt and redemption of a fractional share interest described below) in the mergers. The holding period of the Series A Preferred received by a CDBL shareholder in the mergers will be equal to such shareholder’s holding period in the CDBL stock exchanged therefor.  If a CDBL shareholder owns multiple blocks of CDBL stock, such shareholder should consult its tax advisor with respect to the proper allocation of the tax basis and holding periods of its CDBL stock among the Series A Preferred and the Trust Preferred Securities received in the mergers.

    Character of Gain.  Any gain that a CDBL shareholder recognizes from the receipt of the Trust Preferred Securities generally will be treated as capital gain. Any capital gain with respect to a particular block of CDBL stock will constitute long-term capital gain so long as the CDBL shareholder’s holding period in that particular block of its CDBL stock is more than one year as of the consummation of the mergers. Currently, long-term capital gains are generally subject to U.S. federal income tax at a maximum rate of 15% in the hands of certain U.S. Holders such as individuals.

    In some cases, however, the consideration received in exchange for CDBL stock in the mergers could be treated as having the effect of the distribution of a dividend, under the rules set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each holder of CDBL stock. Consequently, each holder of CDBL stock that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

    Cash in Lieu of Fractional Shares of Series A Preferred.  If a CDBL shareholder receives cash instead of a fractional share of the Series A Preferred, such shareholder will be treated as having received such fractional share in the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of such shareholder’s aggregate adjusted tax basis of the surrendered CDBL stock that is allocable to such fractional share.  Such gain or loss generally will be long-term capital gain or loss if such shareholder’s holding period for the CDBL stock is more than one year as of the effective date of the merger.

    Cash in Satisfaction of Dissenter Rights. If a CDBL shareholder properly exercises dissenter rights and receives a cash payment for its CDBL common stock, such shareholder will generally recognize gain or loss measured by the difference between the amount of cash received and such shareholder’s tax basis in such stock.

    Treatment of Capitol, Capitol Shareholders and the CDBLs. No gain or loss will be recognized by Capitol, Capitol shareholders, or the CDBLs solely as a result of the merger.

    Reporting Requirements. Certain CDBL shareholders may be required to attach a statement to their tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b), if applicable. Shareholders of the CDBLs are urged to consult their own tax advisors with respect to the applicable reporting requirements.

    Backup Withholding. Any cash payments to CDBL shareholders in connection with the merger may be subject to backup withholding on a holder’s receipt of cash, unless such holder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding or such shareholder is otherwise exempt from backup withholding. Any amount withheld under the backup withholding rules will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

    THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS TO U.S. HOLDERS AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS OF THE MERGERS. SHAREHOLDERS OF THE CDBLS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS,

 INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER APPLICABLE TAX LAWS.

Public Trading

    An application will be filed to list shares of the Series A Preferred to be issued in the proposed merger on the NASDAQ Capital Market, if the Agreement and Plan of Merger is approved (the application will request listing under the symbol “CBCP.P”). Accordingly, the shares of the Series A Preferred to be issued in exchange for the CDBLs’ common stock will be publicly tradable upon consummation of the merger. There will be no restriction on the ability of a former CDBL shareholder to sell in the open market the shares of the Series A Preferred received (unless the CDBL shareholder is also an officer, director or affiliate of either the applicable CDBL or Capitol, in which case Rule 144 and Rule 145 issued by the SEC do impose certain restrictions on the sale of the shares of the Series A Preferred). Shares of the Trust-Preferred Securities are listed on the NYSE under the symbol “CBC PrB.”

Capitol may sell affiliate banks owned by the CDBLs prior to or after the proposed merger

    On April 23, 2009, Capitol announced the retention of Keefe, Bruyette & Woods as a financial advisor to Capitol for the evaluation of current affiliate divestiture opportunities.  Capitol is currently having discussions and negotiations concerning the potential sale of affiliate banks owned by the CDBLs.  As of the date of this proxy statement/prospectus, neither Capitol nor any CDBL has entered into any definitive agreements to sell any affiliate banks owned by the CDBLs.  It is likely however, that prior to or after the completion of the proposed merger Capitol and/or a CDBL will enter into a definitive agreement to sell one or more of its affiliate banks.

Rights of Dissenting Shareholders

    If the merger agreement is approved and adopted by the required vote of the CDBLs’ shareholders and is not abandoned or terminated, holders of common stock in a CDBL who did not vote in favor of the merger may, by complying with Sections 761 through 774 of the Michigan Business Corporation Act, be entitled to dissenters’ rights as described therein. The record holders of the shares of each CDBL’s common stock that are eligible to, and do, exercise their dissenters’ rights with respect to the merger are referred to herein as “dissenting shareholders,” and the shares of common stock with respect to which they exercise dissenters’ rights are referred to herein as “dissenting shares”.

    The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the Michigan Business Corporation Act and is qualified in its entirety by reference to Sections 761 through 774 of the Michigan Business Corporation Act, the full text of which are attached to this proxy statement/prospectus as Appendix B and incorporated herein by reference. Appendix B should be reviewed carefully by any CDBL common shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute will result in the loss of dissenters’ rights.

ANY HOLDER OF CDBL COMMON STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

    Holders of shares of a CDBL’s common stock must satisfy each of the following requirements to be entitled to exercise dissenter’s rights under Michigan law: (a) the dissenting shares must have been outstanding on the applicable record date for the special shareholders’ meeting; (b) the holder of such common dissenting shares must have acquired such shares before the date of the first announcement to the news media or the shareholders of the terms of the merger; and (c) the holder of the dissenting shares must deliver to the CDBL before the vote is taken written notice of his or her intent to demand payment for the dissenting shares if the merger is effectuated and must not vote the dissenting shares in favor of the merger.

    A vote by proxy or in person against the merger does not in and of itself constitute a demand for payment for the dissenting shares under Michigan law.

    Pursuant to Sections 761 through 774 of the Michigan Business Corporation Act, holders entitled to dissenters’ rights may require Capitol to repurchase their dissenting shares at a price equal to the fair value of such shares determined as of immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable, plus interest from the effective date of the merger until the date of payment.

    Within ten days following effective date of the merger, Capitol is required to mail a dissenters’ notice to each person who properly filed notice of their intent to demand payment for dissenting shares and did not vote the dissenting shares in favor of the merger. The dissenters’ notice must contain the following: (a) a statement of where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited; (b) information to the holders of shares without certificates as to what extent transfer of the shares will be restricted after the payment demand is received; (c) a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether he or she acquired beneficial ownership of the dissenting shares before the date; and (d) the date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered.

    A dissenting shareholder sent a dissenters’ notice must, on or before the due date set forth in the dissenters’ notice: (a) demand payment; (b) certify whether he or she acquired beneficial ownership of the dissenting shares before the date the merger was first announced, as set forth in the dissenters’ notice; and (c) deposit the dissenting share certificates in accordance with the terms of the dissenters’ notice.

    Capitol is required to pay a dissenting shareholder within 7 days after the merger is effective or a payment demand is received, whichever occurs later, the amount Capitol estimates to be the fair value of the dissenting shares, plus accrued interest.  The dissenting shareholder has thirty (30) days from the date of payment to notify Capitol that the dissenting shareholder believes that the amount paid is less than the fair value of the dissenting shares or that the interest due was incorrectly calculated.

    If Capitol and the dissenting shareholder cannot agree on the amount due to the dissenting shareholder, then Capitol shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the dissenting shares and accrued interest.  If Capitol does not commence the court proceeding within the sixty (60) day period, then Capitol is required to pay the dissenting shareholder the amount demanded by the dissenting shareholder.

Federal Securities Laws Consequences; Stock Transfer Restrictions

    This proxy statement/prospectus does not cover any resales of shares of the Series A Preferred and the Trust-Preferred Securities you will receive in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

    All shares of the Series A Preferred and the Trust-Preferred Securities you will receive in the merger will be freely transferable, except that if you are deemed to be an ‘affiliate’ of Capitol or a CDBL under the Securities Act of 1933 at the time of the special shareholders’ meetings, you may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Capitol or a CDBL for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Capitol or a CDBL, and would not include shareholders who are not officers, directors or principal shareholders of Capitol or one of the CDBLs.

    The affiliates of Capitol or one of the CDBLs may not offer, sell or otherwise dispose of any of the shares of the Series A Preferred or shares of the Trust-Preferred Securities issued to that affiliate in the merger or otherwise owned or acquired by that affiliate: (a) for a period beginning 30 days prior to the merger and continuing until financial results covering at least 30 days of post-merger combined operations of Capitol and the CDBLs have been publicly filed by Capitol; or (b) in violation of the Securities Act.

New York Stock Exchange and NASDAQ Capital Market Listings

    Capitol’s common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “CBC.”  The Trust-Preferred Securities are listed on the NYSE under the trading symbol “CBC PrB.”  Capitol will make an application to list on the NASDAQ Capital Market shares of the Series A Preferred that Capitol will issue pursuant to the proposed merger under the trading symbol “CBCP.P”.

THE CLOSING

Effective Time

    The merger will be effective as soon as possible after the votes at the special meetings of the CDBLs’ shareholders. If the Agreement and Plan of Merger is approved at those special meetings of the CDBLs’ shareholders, as of the effective time, each outstanding share of a CDBL’s common stock will be automatically converted into the right to receive units as described in the proxy statement/prospectus.

Class A Common Shares Held by Capitol

    Shares of each CDBLs’ Class A common stock that are held by Capitol will be canceled and retired and shall cease to exist. Those shares will not be exchanged for any securities of Capitol or other consideration.

Procedures for Surrender of Certificates; Fractional Shares

    As soon as reasonably practicable after the effective date of the merger, Capitol or its transfer agent will send you a letter of transmittal. The letter of transmittal will contain instructions with respect to the surrender of your CDBL stock certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    Commencing immediately after the effective time of the merger, upon surrender by you of your stock certificates representing a CDBL’s shares of common stock in accordance with the instructions in the letter of transmittal, you will be entitled to receive units into which your CDBL common shares will have been converted, together with a cash payment in lieu of fractional shares of the Series A Preferred, if any.

    After the effective date, each certificate that previously represented shares of a CDBL’s common stock will represent only the right to receive the units into which shares of CDBL’s common stock were converted in the merger, and the right to receive cash in lieu of fractional shares of the Series A Preferred as described below.

    Until your CDBL common stock certificates are surrendered to Capitol or Capitol’s agent, you will not be paid any dividends or distributions on shares of the Trust-Preferred Securities or the Series A Preferred into which your CDBL shares of common stock have been converted with a record date after the merger, and you will not be paid cash in lieu of a fractional share. When those certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of the Series A Preferred payable as described below will be paid to you without interest.

    The CDBLs’ transfer books will be closed at the effective date of the merger and no further transfers of shares will be recorded on its transfer books. If a transfer of ownership of a CDBL’s stock that is not registered in the records of the CDBL has occurred, then, so long as the CDBL’s stock certificates are accompanied by all documents required to evidence and effect the transfer, as set forth in the transmittal letter and accompanying instructions, a certificate representing the proper number of shares of the Trust-Preferred Securities will be issued to a person other than the person in whose name the certificate so surrendered is registered, together with a cash payment in lieu of fractional shares, if any, and payment of dividends or distributions, if any.

    No fractional shares of the Series A Preferred will be issued upon surrender of certificates previously representing a CDBL’s shares.

Fees and Expenses

    Whether or not the merger is completed, Capitol and the CDBLs will each pay their own costs and expenses incurred in connection with the merger, including the costs of (a) the filing fees in connection with Capitol’s Form S-4 registration statement and this proxy statement/prospectus, (b) the filing fees in connection with any filing, permits or approvals obtained under applicable state securities and ‘blue sky’ laws, (c) the expenses in connection with printing and mailing of the Capitol Form S-4 registration statement and this proxy statement/prospectus, and (d) all other expenses.

Stock Market Listing

    Capitol will promptly prepare a listing application with respect to the maximum number of shares of the Series A Preferred  issuable to the CDBLs’ shareholders in the merger, and Capitol must use reasonable best efforts to obtain approval for the listing of shares of the Series A Preferred on the NASDAQ Capital Market.

Amendment And Termination

    Capitol and the CDBLs may amend or terminate the merger at any time before or after shareholder approval of the Agreement and Plan of Merger. After shareholder approval of the merger, it may not be further amended without the approval of the shareholders.

PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN

    At each special meeting, shareholders of the CDBLs are being asked to consider and vote on a proposal to authorize management to adjourn the meeting to allow time for the further solicitation of proxies if there are insufficient votes present at the meeting, in person or by proxy, to approve the merger.

    THE BOARD OF DIRECTORS OF EACH CDBL RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE MANAGEMENT TO ADJOURN THE SPECIAL MEETING OF SHAREHOLDERS TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE THE MERGER AGREEMENT.

INFORMATION ABOUT CAPITOL

About Capitol

    Capitol is a $5.8 billion national community bank company, with a current network of 56 separately chartered banks and bank operations in 17 states.  Capitol is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, with principal executive offices located at the Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933.  Capitol’s telephone number is 517-487-6555. Capitol also has executive offices located at 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016 (telephone number 602-955-6100).

    Capitol is a uniquely structured affiliation of community banks.  Each of Capitol’s banks is viewed by its management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development.

    Capitol’s operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks.  It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship.  Capitol’s subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

    Additional information about Capitol and its subsidiaries is included in documents incorporated by reference in this document.  See “Where You Can Find More Information.”

Recent Developments

    Consolidation of Four Arizona Bank Affiliates.  On February 13, 2009, Capitol announced its plans to consolidate four Arizona affiliate banks. Pending regulatory approval, Arrowhead Community Bank, Camelback Community Bank, Mesa Bank and Sunrise Bank of Arizona will consolidate and operate as one charter, Sunrise Bank of Arizona.

    Consolidation of Nine Michigan Bank Affiliates.  Effective March 31, 2009, Capitol merged nine of its wholly-owned Michigan bank charters into one bank, subsequently named Michigan Commerce Bank.  On March 31, 2009, after receiving regulatory approvals, Michigan Commerce Bank commenced operation resulting from the merger of Ann Arbor Commerce Bank, Brighton Commerce Bank, Detroit Commerce Bank, Grand Haven Bank, Kent Commerce Bank, Macomb Community Bank, Muskegon Commerce Bank, Oakland Commerce Bank and Portage Commerce Bank.

    Retention of Keefe, Bruyette & Woods as Financial Advisor to Evaluate Current Affiliate Divestiture Opportunities.  On April 23, 2009, Capitol announced the retention of Keefe, Bruyette & Woods as a financial advisor to Capitol for the evaluation of current affiliate divestiture opportunities including affiliate banks owned by the CDBLs.  Capitol is currently having discussions and negotiations concerning the potential sale of affiliate banks owned by the CDBLs.  As of the date of this proxy statement/prospectus, neither Capitol nor any CDBL has entered into any definitive agreements to sell any affiliate banks owned by the CDBLs.  It is likely however, that prior to or after the completion of the proposed merger Capitol and/or a CDBL will enter into a definitive agreement to sell one or more of its affiliate banks.

    Suspension of Dividends on Common Stock and Distributions on Trust-Preferred Securities.    On April 17, 2009, Capitol announced that it had elected to defer regularly scheduled interest payments on  Capitol’s junior subordinated debentures.  The debentures are owned by Capitol Trust I through XII and were funded by the trusts’ issuance of trust-preferred securities.  The total estimated annual interest that would be payable on the debentures and the underlying trust-preferred securities, if not deferred, is approximately $14 million.  The terms of the debentures and trust indentures allow for Capitol to defer payment of distributions on the trust-preferred securities at any time or from time to time for up to 20 consecutive quarters , or five years, provided no event of default (as defined in the indentures) has occurred and is continuing.  Capitol is not in default with respect to the indentures, and the deferral of interest does not constitute an event of default under the indentures.  While Capitol defers the payment of interest, it will continue to accrue the interest obligation at the applicable interest rate.  Upon the termination of the deferral period, all accrued and unpaid interest is due and payable.  During the deferral period, Capitol may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (subject to certain exceptions).  Suspension of the common stock dividend will conserve an additional $3.5 million on an annualized basis.

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INFORMATION ABOUT CDBL III

Management’s Discussion and Analysis of Financial Condition and Results of Operations

    Management’s discussion and analysis of financial condition and results of operations for the periods ended March 31, 2009 and 2008 and years ended December 31, 2008, 2007 and 2006 are included in this proxy statement/prospectus as part of Appendix C-1.

Financial Statements

    Audited financial statements of CDBL III as of December 31, 2008 and 2007 and each of the three years in the period ended December 31, 2008 are included in this proxy statement/prospectus as part of Appendix C-1.  Unaudited interim financial statements of CDBL III as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 are included in this proxy statement/prospectus as part of Appendix C-1.

Executive Officers and Directors of CDBL III

The directors of CDBL III are as follows:

Director Name	Age	Director Since	Present Principal Occupation, Business Experience, and Certain Other Information
Bruce Ash	57	2009	Mr. Ash is the President & CEO of Paul Ash Management Company, LLC. He also serves as a member of the Board of Directors of Bank of Tucson, an affiliate of Capitol.
James H. Hile	65	2009
Mr. Hile is the current owner of JHile Group, which offers consulting in the areas of management, quality systems, sales and marketing.  He previously served as General Manager of IBM for 24 years, and as President, CEO and majority shareholder for Fakespace Corp. for 5 years.  He was also a Captain and Vietnam Company Commander in the U.S. Army.

L. Douglas Johns	65	2005
Mr. Johns is the President of Mid-Michigan Investment Company.  He is a member of the Board of Directors of Capitol Bancorp Ltd. and formerly served as a member of the Board of Directors of Capitol’s affiliate, Nevada Community Bancorp Limited, which was merged with and into Capitol.  Mr. Johns serves as Secretary of Capitol Development Bancorp Limited III, IV, V, VI, VII and VIII.

Mark Kerrins	57	2009
Mr. Kerrins has been employed by the Michigan Chamber of Commerce for 35 years.  He currently serves as Senior Manager of Membership Development.  He also has 30 years of real estate investment experience in residential, commercial and industrial development and rental.

David McSherry	71	2009
Mr. McSherry currently serves as General Partner of Northwind Investment Company.  He is the past President of MPI School & Instructional Supply.  Mr. McSherry is a member of the Board of Directors of McLaren Health Care System and the Ingham Regional Medical Center, and formerly served on the Board of Directors of First California Bancorp, which was merged with and into Capitol.

Cristin K. Reid	40	2005
Ms. Reid is the Corporate President of Capitol and currently serves as Chairman and Chief Executive Officer of CDBL III, IV, V, VI, VII and VIII.  She was previously Chief Operating Officer, Chief Administrative Officer, Executive Vice President, General Counsel and has served in other various executive capacities at Capitol since 1997.  Ms. Reid was appointed to Capitol’s Board of Directors in 2001.  She formerly served on the Board of Capitol’s affiliates Nevada Community Bancorp Limited, which was merged with and into Capitol, Camelback Community Bank, Portage Commerce Bank and Ann Arbor Commerce Bank.  She is currently the Chairman of Capitol’s affiliate, Capitol National Bank.

Securities Ownership of Certain Beneficial Owners and Management of CDBL III

    As of June 30, 2009, CDBL III had 15,745 shares of common stock outstanding, which were held by 100 holders of record.  CDBL III’s board of directors have agreed with Capitol that they will vote to approve the plan of merger.

    Except as otherwise set forth below, the following table sets forth information as of June 30, 2009, with respect to the number of shares of common stock owned by (i) each person known by Capitol to be a beneficial owner of more than 5% of CDBL III’s common stock, (ii) each of CDBL III’s Directors, (iii) each of CDBL III’s executive officers and (iv) all of CDBL III’s Directors and executive officers as a group.
	Amount and Nature of Beneficial Owner of CDBL III Common Stock (1) (2)

Name and Address of Beneficial Owner	Sole Voting or Dispositive Power(4)	Shared Voting or Dispositive Power (3)	Total Beneficial Ownership (4)	Percent of Total
Capitol Bancorp Ltd. Capitol Bancorp Center 200 Washington Square North, 4th Floor Lansing, Michigan 48933	1,000	0	1,000	6.35%
DeVisser Properties 151 Central Ave, Ste 220 Holland, MI 49423	1,000	0	1,000	6.35%
R & M Hamrick Family Trust 1500 Castlewall St. Las Vegas, NV 89117	800	0	800	5.08%
Michael R. Hourani 3120 N. Cambridge Lansing, MI 48911	1,000	0	1,000	6.35%

CDBL III’s Directors and Executive Officers:
Bruce Ash	100	0	100	0.64%
James H. Hile	0	0	0	--
L. Douglas Johns	0	0	0	--
Mark Kerrins	0	100	100	0.64%
David McSherry	0	100	100	0.64%
Cristin K. Reid	0	65	65	0.41%

Total of CDBL III shares held by Directors and Executive Officers	100	265	365	2.32%

(1)	The information shown in this table is based upon information known by Capitol or otherwise furnished to Capitol by the individuals named in the table as of June 30, 2009.

(2)
The number of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in fiduciary capacities by CDBL III are not included unless otherwise indicated.  CDBL III and the directors and officers of CDBL III disclaim beneficial ownership of shares held by CDBL III in fiduciary capacities.

(3)
These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and minor children over whom the listed person may have influence by reason of relationship.  Shares held in fiduciary capacities by CDBL III are not included unless otherwise indicated.  The directors and executive officers of CDBL III, by reason of their positions, may be in a position to influence the voting or disposition of shares held in trust by CDBL III to some degree, but disclaim beneficial ownership of these shares.

Certain Relationships and Related Transactions

    Directors and officers of CDBL III and their associates were customers of, and had transactions with, CDBL III’s bank subsidiaries and or affiliates in the ordinary course of business since CDBL III’s inception.  All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

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INFORMATION ABOUT CDBL IV

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of financial condition and results of operations for the periods ended March 31, 2009 and 2008 and years ended December 31, 2008, 2007 and 2006 are included in this proxy statement/prospectus as part of Appendix C-2.

Financial Statements

Audited financial statements of CDBL IV as of December 31, 2008 and 2007 are included in this proxy statement/prospectus as part of Appendix C-2.  Unaudited interim financial statements of CDBL IV as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 are included in this proxy statement/prospectus as part of Appendix C-2.

Executive Officers and Directors of CDBL IV

The directors of CDBL IV are as follows:

Director Name	Age	Director Since	Present Principal Occupation, Business Experience, and Certain Other Information
Bruce Ash	57	2009	Mr. Ash is the President & CEO of Paul Ash Management Company, LLC. He also serves as a member of the Board of Directors of Bank of Tucson, an affiliate of Capitol.
James H. Hile	65	2009
Mr. Hile is the current owner of JHile Group, which offers consulting in the areas of management, quality systems, sales and marketing.  He previously served as General Manager of IBM for 24 years, and as President, CEO and majority shareholder for Fakespace Corp. for 5 years.  He was also a Captain and Vietnam Company Commander in the U.S. Army.

L. Douglas Johns	65	2005
Mr. Johns is the President of Mid-Michigan Investment Company.  He is a member of the Board of Directors of Capitol Bancorp Ltd. and formerly served as a member of the Board of Directors of Capitol’s affiliate, Nevada Community Bancorp Limited, which was merged with and into Capitol.  Mr. Johns serves as Secretary of Capitol Development Bancorp Limited III, IV, V, VI, VII and VIII.

Mark Kerrins	57	2009
Mr. Kerrins has been employed by the Michigan Chamber of Commerce for 35 years.  He currently serves as Senior Manager of Membership Development.  He also has 30 years of real estate investment experience in residential, commercial and industrial development and rental.

David McSherry	71	2009
Mr. McSherry currently serves as General Partner of Northwind Investment Company.  He is the past President of MPI School & Instructional Supply.  Mr. McSherry is a member of the Board of Directors of McLaren Health Care System and the Ingham Regional Medical Center, and formerly served on the Board of Directors of First California Bancorp, which was merged with and into Capitol.

Cristin K. Reid	40	2005
Ms. Reid is the Corporate President of Capitol and currently serves as Chairman and Chief Executive Officer of CDBL III, IV, V, VI, VII and VIII.  She was previously Chief Operating Officer, Chief Administrative Officer, Executive Vice President, General Counsel and has served in other various executive capacities at Capitol since 1997.  Ms. Reid was appointed to Capitol’s Board of Directors in 2001.  She formerly served on the Board of Capitol’s affiliates Nevada Community Bancorp Limited, which was merged with and into Capitol, Camelback Community Bank, Portage Commerce Bank and Ann Arbor Commerce Bank.  She is currently the Chairman of Capitol’s affiliate, Capitol National Bank.

Securities Ownership of Certain Beneficial Owners and Management of CDBL IV

    As of June 30, 2009, CDBL IV had 15,243 shares of common stock outstanding, which were held by 92 holders of record.  CDBL IV’s board of directors have agreed with Capitol that they will vote to approve the plan of merger.

    Except as otherwise set forth below, the following table sets forth information as of June 30, 2009, with respect to the number of shares of common stock owned by (i) each person known by Capitol to be a beneficial owner of more than 5% of CDBL IV’s common stock, (ii) each of CDBL IV’s Directors, (iii) each of CDBL IV’s executive officers and (iv) all of CDBL IV’s Directors and executive officers as a group.

	Amount and Nature of Beneficial Owner of CDBL IV Common Stock (1) (2)

Name and Address of Beneficial Owner	Sole Voting or Dispositive Power(4)	Shared Voting or Dispositive Power (3)	Total Beneficial Ownership (4)	Percent of Total
Capitol Bancorp Ltd. Capitol Bancorp Center 200 Washington Square North, 4th Floor Lansing, Michigan 48933	1,000	--	1,000	6.56%
Sam X. Eyde and Judith A. Eyde JT TEN 2800 Bryon Circle Lansing, MI 48912	1,000	0	1,000	6.56%
HSL RE Holdings, LLC 3901 E. Broadway Blvd. Tucson, AZ 85711	1,000	0	1,000	6.56%
B.G. Wetherington Farms L.P. P.O. Box 456 Hahira, GA 31632	900	0	900	5.90%

CDBL IV’s Directors and Executive Officers:
Bruce Ash	125	100	225	1.48%
James H. Hile	0	0	0	--
L. Douglas Johns	0	30	30	0.20%
Mark Kerrins	0	200	200	1.31%
David McSherry	0	0	0	--
Cristin K. Reid	0	0	0	--

Total of CDBL IV shares held by Directors and Executive Officers	125	330	455	2.98%

(1)	The information shown in this table is based upon information known by Capitol or otherwise furnished to Capitol by the individuals named in the table as of June 30, 2009.

(2)
The number of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in fiduciary capacities by CDBL IV are not included unless otherwise indicated.  CDBL IV and the directors and officers of CDBL IV disclaim beneficial ownership of shares held by CDBL IV in fiduciary capacities.

(3)
These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and minor children over whom the listed person may have influence by reason of relationship.  Shares held in fiduciary capacities by CDBL IV are not included unless otherwise indicated.  The directors and executive officers of CDBL IV, by reason of their positions, may be in a position to influence the voting or disposition of shares held in trust by CDBL IV to some degree, but disclaim beneficial ownership of these shares.

Certain Relationships and Related Transactions

Directors and officers of CDBL IV and their associates were customers of, and had transactions with, CDBL IV’S bank subsidiaries and or affiliates in the ordinary course of business since CDBL IV’s inception.  All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

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INFORMATION ABOUT CDBL V

Management’s Discussion and Analysis of Financial Condition and Results of Operations

    Management’s discussion and analysis of financial condition and results of operations for the periods ended March 31, 2009 and 2008 and December 31, 2008, 2007 and 2006 are included in this proxy statement/prospectus as part of Appendix C-3.

Financial Statements

    Audited financial statements of CDBL V as of December 31, 2008 and 2007 are included in this proxy statement/prospectus as part of Appendix C-3.  Unaudited interim financial statements of CDBL V as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 are included in this proxy statement/prospectus as part of Appendix C-3.

Executive Officers and Directors of CDBL V

    The directors of CDBL V are as follows:

Director Name	Age	Director Since	Present Principal Occupation, Business Experience, and Certain Other Information
Bruce Ash	57	2009	Mr. Ash is the President & CEO of Paul Ash Management Company, LLC. He also serves as a member of the Board of Directors of Bank of Tucson, an affiliate of Capitol.
James H. Hile	65	2009
Mr. Hile is the current owner of JHile Group, which offers consulting in the areas of management, quality systems, sales and marketing.  He previously served as General Manager of IBM for 24 years, and as President, CEO and majority shareholder for Fakespace Corp. for 5 years.  He was also a Captain and Vietnam Company Commander in the U.S. Army.

L. Douglas Johns	65	2006
Mr. Johns is the President of Mid-Michigan Investment Company.  He is a member of the Board of Directors of Capitol Bancorp Ltd. and formerly served as a member of the Board of Directors of Capitol’s affiliate, Nevada Community Bancorp Limited, which was merged with and into Capitol.  Mr. Johns serves as Secretary of Capitol Development Bancorp Limited III, IV, V, VI, VII and VIII.

Mark Kerrins	57	2009
Mr. Kerrins has been employed by the Michigan Chamber of Commerce for 35 years.  He currently serves as Senior Manager of Membership Development.  He also has 30 years of real estate investment experience in residential, commercial and industrial development and rental.

David McSherry	71	2009
Mr. McSherry currently serves as General Partner of Northwind Investment Company.  He is the past President of MPI School & Instructional Supply.  Mr. McSherry is a member of the Board of Directors of McLaren Health Care System and the Ingham Regional Medical Center, and formerly served on the Board of Directors of First California Bancorp, which was merged with and into Capitol.

Cristin K. Reid	40	2006
Ms. Reid is the Corporate President of Capitol and currently serves as Chairman and Chief Executive Officer of CDBL III, IV, V, VI, VII and VIII.  She was previously Chief Operating Officer, Chief Administrative Officer, Executive Vice President, General Counsel and has served in other various executive capacities at Capitol since 1997.  Ms. Reid was appointed to Capitol’s Board of Directors in 2001.  She formerly served on the Board of Capitol’s affiliates Nevada Community Bancorp Limited, which was merged with and into Capitol, Camelback Community Bank, Portage Commerce Bank and Ann Arbor Commerce Bank.  She is currently the Chairman of Capitol’s affiliate, Capitol National Bank.

Securities Ownership of Certain Beneficial Owners and Management of CDBL V

    As of June 30, 2009, CDBL V had 15,518 shares of common stock outstanding, which were held by 116 holders of record.  CDBL V’s board of directors have agreed with Capitol that they will vote to approve the plan of merger.

    Except as otherwise set forth below, the following table sets forth information as of June 30, 2009, with respect to the number of shares of common stock owned by (i) each person known by Capitol to be a beneficial owner of more than 5% of CDBL V’s common stock, (ii) each of CDBL V’s Directors, (iii) each of CDBL V’s executive officers and (iv) all of CDBL V’s Directors and executive officers as a group.

	Amount and Nature of Beneficial Owner of CDBL V common Stock (1) (2)

Name and Address of Beneficial Owner	Sole Voting or Dispositive Power(4)	Shared Voting or Dispositive Power (3)	Total Beneficial Ownership (4)	Percent of Total
Capitol Bancorp Ltd. Capitol Bancorp Center 200 Washington Square North, 4th Floor Lansing, Michigan 48933	1,000	--	1,000	6.44%
DeVisser Properties, LLC 151 Central Ave., Ste 220 Holland, MI 49423	1,000	0	1,000	6.44%
HSL RE Holdings, LLC 3901 E. Broadway Tucson, AZ 85716	1,500	0	1,500	9.67%

CDBL V’s Directors and Executive Officers:
Bruce Ash	100	250	350	2.26%
James H. Hile	720	0	720	4.64%
L. Douglas Johns	0	0	0	--
Mark Kerrins	0	0	0	--
David McSherry	0	0	0	--
Cristin K. Reid	0	35	35	0.23%

Total of CDBL V shares held by Directors and Executive Officers	820	285	1,105	7.12%

(1)	The information shown in this table is based upon information known by Capitol or otherwise furnished to Capitol by the individuals named in the table as of June 30, 2009.

(2)
The number of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in fiduciary capacities by CDBL V are not included unless otherwise indicated.  CDBL V and the directors and officers of CDBL V disclaim beneficial ownership of shares held by CDBL V in fiduciary capacities.

(3)
These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and minor children over whom the listed person may have influence by reason of relationship.  Shares held in fiduciary capacities by CDBL V are not included unless otherwise indicated.  The directors and executive officers of CDBL V, by reason of their positions, may be in a position to influence the voting or disposition of shares held in trust by CDBL V to some degree, but disclaim beneficial ownership of these shares.

Certain Relationships and Related Transactions

    Directors and officers of CDBL V and their associates were customers of, and had transactions with, CDBL V’s bank subsidiaries and or affiliates in the ordinary course of business since CDBL V’s inception.  All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

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INFORMATION ABOUT CDBL VI

Management’s Discussion and Analysis of Financial Condition and Results of Operations

    Management’s discussion and analysis of financial condition and results of operations for the periods ended March 31, 2009 and 2008 and years ended December 31, 2008, 2007 and 2006 are included in this proxy statement/prospectus as part of Appendix C-4.

Financial Statements

    Audited financial statements of CDBL VI as of December 31, 2008 and 2007 are included in this proxy statement/prospectus as part of Appendix C-4.  Unaudited interim financial statements of CDBL VI as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 are included in this proxy statement/prospectus as part of Appendix C-4.

Executive Officers and Directors of CDBL VI

    The directors of CDBL VI are as follows:

Director Name	Age	Director Since	Present Principal Occupation, Business Experience, and Certain Other Information
Bruce Ash	57	2009	Mr. Ash is the President & CEO of Paul Ash Management Company, LLC. He also serves as a member of the Board of Directors of Bank of Tucson, an affiliate of Capitol.
James H. Hile	65	2009
Mr. Hile is the current owner of JHile Group, which offers consulting in the areas of management, quality systems, sales and marketing.  He previously served as General Manager of IBM for 24 years, and as President, CEO and majority shareholder for Fakespace Corp. for 5 years.  He was also a Captain and Vietnam Company Commander in the U.S. Army.

L. Douglas Johns	65	2006
Mr. Johns is the President of Mid-Michigan Investment Company.  He is a member of the Board of Directors of Capitol Bancorp Ltd. and formerly served as a member of the Board of Directors of Capitol’s affiliate, Nevada Community Bancorp Limited, which was merged with and into Capitol.  Mr. Johns serves as Secretary of Capitol Development Bancorp Limited III, IV, V, VI, VII and VIII.

Mark Kerrins	57	2009
Mr. Kerrins has been employed by the Michigan Chamber of Commerce for 35 years.  He currently serves as Senior Manager of Membership Development.  He also has 30 years of real estate investment experience in residential, commercial and industrial development and rental.

David McSherry	71	2009
Mr. McSherry currently serves as General Partner of Northwind Investment Company.  He is the past President of MPI School & Instructional Supply.  Mr. McSherry is a member of the Board of Directors of McLaren Health Care System and the Ingham Regional Medical Center, and formerly served on the Board of Directors of First California Bancorp, which was merged with and into Capitol.

Cristin K. Reid	40	2006
Ms. Reid is the Corporate President of Capitol and currently serves as Chairman and Chief Executive Officer of CDBL III, IV, V, VI, VII and VIII.  She was previously Chief Operating Officer, Chief Administrative Officer, Executive Vice President, General Counsel and has served in other various executive capacities at Capitol since 1997.  Ms. Reid was appointed to Capitol’s Board of Directors in 2001.  She formerly served on the Board of Capitol’s affiliates Nevada Community Bancorp Limited, which was merged with and into Capitol, Camelback Community Bank, Portage Commerce Bank and Ann Arbor Commerce Bank.  She is currently the Chairman of Capitol’s affiliate, Capitol National Bank.

Securities Ownership of Certain Beneficial Owners and Management of CDBL VI

    As of June 30, 2009, CDBL VI had 16,825 shares of its common stock outstanding, which were held by 89 holders of record.  CDBL VI’s board of directors have agreed with Capitol that they will vote to approve the plan of merger.

    Except as otherwise set forth below, the following table sets forth information as of June 30, 2009, with respect to the number of shares of common stock owned by (i) each person known by Capitol to be a beneficial owner of more than 5% of CDBL VI’s common stock, (ii) each of CDBL VI’s Directors, (iii) each of CDBL VI’s executive officers and (iv) all of CDBL VI’s Directors and executive officers as a group.

	Amount and Nature of Beneficial Owner of CDBL VI common Stock (1) (2)

Name and Address of Beneficial Owner	Sole Voting or Dispositive Power(4)	Shared Voting or Dispositive Power (3)	Total Beneficial Ownership (4)	Percent of Total
Capitol Bancorp Ltd. Capitol Bancorp Center 200 Washington Square North, 4th Floor Lansing, Michigan 48933	1,000	--	1,000	5.94%
Donnelly Penman Financial Services Fund LP 17160 Kercheval Ave. Grosse Pointe, MI 48230	1,000	0	1,000	5.94%
Joel I. Ferguson Trust Dtd 2/11/1999 1223 Turner St., Ste 300 Lansing, MI 48906	3,000	0	3,000	17.83%

CDBL VI’s Directors and Executive Officers:
Bruce Ash	150	0	150	0.89%
James H. Hile	0	0	0	--
L. Douglas Johns	0	0	0	--
Mark Kerrins	0	200	200	1.19%
David McSherry	0	0	0	--
Cristin K. Reid	0	0	0	--

Total of CDBL VI shares held by Directors and Executive Officers	150	200	350	2.08%

(1)	The information shown in this table is based upon information known by Capitol or otherwise furnished to Capitol by the individuals named in the table as of June 30, 2009.

(2)
The number of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in fiduciary capacities by CDBL VI are not included unless otherwise indicated.  CDBL VI and the directors and officers of CDBL VI disclaim beneficial ownership of shares held by CDBL VI in fiduciary capacities.

(3)
These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and minor children over whom the listed person may have influence by reason of relationship.  Shares held in fiduciary capacities by CDBL VI are not included unless otherwise indicated.  The directors and executive officers of CDBL VI, by reason of their positions, may be in a position to influence the voting or disposition of shares held in trust by CDBL VI to some degree, but disclaim beneficial ownership of these shares.

Certain Relationships and Related Transactions

    Directors and officers of CDBL VI and their associates were customers of, and had transactions with, CDBL VI’s bank subsidiaries and or affiliates in the ordinary course of business since CDBL VI’s inception.  All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

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COMPARISON OF SHAREHOLDER RIGHTS

As a result of the merger, holders of shares of a CDBL’s common stock will become holders of shares of the Series A Preferred which are convertible into shares of Capitol’s common stock.  Capitol and each of the CDBLs are organized under the laws of the State of Michigan.  The following is a summary of the material differences between (a) the current rights of the CDBLs’ common shareholders under Michigan law and the applicable articles of incorporation and bylaws, each as amended to date and (b) the current rights of shares of the Series A Preferred and common stock under Michigan law and Capitol’s articles of incorporation and bylaws.  The following summary is not a complete statement of the rights of shareholders of the companies or a complete description of the specific provisions referred to below.  For additional information which may be relevant, see the Michigan Business Corporation Act and Capitol and the CDBLs’ constituent documents, which the CDBLs’ common shareholders should read.  Copies of Capitol’s constituent documents have been filed with the SEC.  Copies of the CDBLs’ constituent documents are available upon written request from the CDBLs.  To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

	CDBL Common Stock	Capitol Series A Preferred Stock	Capitol Common Stock
Authorized Capital Stock	51,000 shares of Common Stock 36,000 shares of Class A Voting 15,000 shares of Class B Non-Voting (CDBL III,-V) 15,825 shares of Class B Non-Voting (CDBLVI)	[ ]	50,000,000
Voting Rights	Class B Common Stock (limited voting rights) Class A Common Stock (full voting rights)	None, except as required by Michigan law	50,000,000
Preemptive Rights	None	None	None
Quorum Requirements	Majority	Majority	Majority
Annual Meetings of Shareholders	Called by Board (for purposes of the Class A Common Stock)	Called by CEO, majority of the Board or shareholders representing 25% of the shares entitled to vote	Called by the Board
Stockholder Action by Written Consent	Yes, by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take action at a shareholder meeting	No	Yes, if unanimous
Inspection of Voting List of Shareholders	Inspector may be appointed by the Board, by the person presiding at shareholders’ meeting or by the request of a shareholder	Not Applicable	Inspector may be appointed by the Board, by the person presiding at shareholders’ meeting or by the request of a shareholder
Classification of the Board of Directors	No	No	Yes
Election of the Board of Directors	Elected Annually by the holders of shares of the Class A Common Stock	Nonvoting	One class is elected annually by shareholders to serve a term of three years; the board is divided into three classes
Cumulative Voting	No	No	No
Number of Directors	1-25	5-25	5-25
Removal of Directors	By a majority of the outstanding shares of stock entitled to vote	By a majority of the outstanding shares of stock entitled to vote	By a majority of the outstanding shares of stock entitled to vote
Vacancies on the Board of Directors	May be filled by a majority of the Board of Directors	Nonvoting	May be filled by shareholders or by a majority of the Board of Directors
Liability of Directors	Eliminated to the fullest extent provided by law	Eliminated to the fullest extent provided by law	Eliminated to the fullest extent provided by law
Indemnification of Directors, Officers, Employees or Agents	Yes	Yes	Yes
Amendments to Articles of Incorporation	By a majority of the outstanding shares of the Class A Common Stock	Nonvoting	By a majority of the outstanding shares of stock entitled to vote
Amendments to Bylaws	By a majority of the outstanding shares entitled to vote or a majority of directors	Nonvoting	By majority of the outstanding shares or a majority of directors

DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL

    Capitol’s Articles of Incorporation, as amended, authorize the issuance of up to 50,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock 666,830 of which are designated as Series A Noncumulative Convertible Perpetual Preferred Stock.  Capitol’s Articles of Incorporation do not authorize the issuance of any other class of stock.  As of March 31, 2009, 17,290,623 shares of common stock were outstanding, no shares of Series A Preferred were outstanding or other shares of preferred stock were outstanding.  BNY Mellon Shareowner Services serves as transfer agent and registrar for Capitol’s common stock.

Preferred Stock

    Capitol’s board of directors is authorized to issue preferred stock in one or more series, from time to time, with full or limited voting powers, or without voting powers, and with all designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions upon the preferred stock, as may be provided in the resolution or resolutions adopted by Capitol’s board of directors.  The authority of Capitol’s board of directors includes, but is not limited to, the determination or fixing of the following with respect to shares of any class or series of preferred stock:

•	the number of shares (up to the number of shares authorized) and designation of any series of preferred stock;

•	the dividend rate and whether dividends are to be cumulative;

•	whether shares are to be redeemable, and, if so, whether redeemable for cash, property or rights;

•	the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series;

•	whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions;

•
whether the shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the voting powers, full or limited, if any, of the shares;

•
whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

•	any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

    The actual effect of the issuance of any shares of the preferred stock upon the rights of holders of common stock cannot be stated until the board of directors determines the specific rights of any shares of the preferred stock.  However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the shareholders.  Holders of Capitol’s common stock will not have preemptive rights with respect to the preferred stock.

    Although Capitol may consider issuing shares of the preferred stock in the future for purposes of raising additional capital or in connection with acquisition transactions, there are currently no binding agreements or commitments with respect to the issuance of the preferred stock.

Series A Preferred

    Holders of shares of the Series A Preferred will generally have no voting rights, except as specifically required by Michigan law. If the shares of the Series A Preferred are converted into shares of Capitol’s common stock, the common stock will have the same voting rights as all other shares of Capitol’s common stock.

    If declared by Capitol’s board of directors, cash dividends at an annual rate of 8.0% will be paid quarterly in arrears on the last day of March, June, September and December commencing December 31, 2009. Dividends will not be paid on Capitol common stock in any quarter until the dividend on the shares of the Series A Preferred has been paid for such quarter; however, there is no requirement that Capitol’s board of directors declare any dividends on the shares of the Series A Preferred and any unpaid dividends shall not be cumulative.  The shares of the Series A Preferred also will participate on an as-if-converted basis in any dividends or distributions on Capitol’s common stock.

    Each share of the Series A Preferred is convertible at the option of the holder into 6.25 shares of Capitol common stock, subject to adjustment upon certain corporate events. The initial conversion rate is equivalent to an initial conversion price of $16.00 per share of Capitol common stock. At the option of CBC, on and after December 31, 2013, at any time and from time to time, some or all of the shares of the Series A Preferred may be converted into shares of CBC common stock at the then-applicable conversion rate.   As of July 6, 2009, the closing price of Capitol’s common stock was $2.18 as reported by NYSE.

    The Series A Preferred will rank senior to Capitol’s common stock and any other stock that is expressly made junior to the Series A Preferred as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of Capitol.  Upon the occurrence of certain reorganization events, each share of the Series A Preferred outstanding immediately prior to such reorganization event will, without the consent of the holders of the Series A Preferred, become convertible into the kind and amount of securities, cash and other property receivable in such reorganization event (without any interest thereon, and without any right to dividends or distribution thereon which have a record date that is prior to the applicable conversion date) per share of Capitol common stock by a holder of Capitol common stock.

    Capitol will apply to list the shares of the Series A Preferred on the NASDAQ Capital Market under the symbol “CBCP.P.”

Common Stock

    Michigan law allows Capitol’s board of directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders.  Capitol’s board of directors has authorized the issuance of the shares of common stock upon future conversion of Series A Preferred as described in this proxy statement/prospectus.  All shares of common stock offered will be, when issued, fully paid and nonassessable.

    The following description of the terms of the common stock of Capitol may not contain all of the information relevant to you.  For additional information, please see Capitol’s articles of incorporation, as amended, and its bylaws, each of which have been previously filed with the SEC, and the Michigan Business Corporation Act (the “MBCA”).  To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Rights of Common Stock

    All voting rights are vested in the holders of shares of common stock.  Each share of common stock is entitled to one vote.  The shares of common stock do not have cumulative voting rights, which means that a shareholder is entitled to vote each of his or her shares once for each director to be elected at any election of directors and may not cumulate shares in order to cast more than one vote per share for any one director.  The holders of the common stock do not have any preemptive, conversion or redemption rights.  Holders of common stock are entitled to receive dividends if and when declared by Capitol’s board of directors out of funds legally available.  Under the MBCA, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation’s total assets equal or exceed the sum of its liabilities.  In the event of liquidation, the holders of common stock will be entitled, after payment of amounts due to creditors and senior security holders, to share ratably in the remaining assets.

Shares Available for Issuance

    The availability for issuance of a substantial number of shares of common stock at the discretion of the board of directors provides Capitol with the flexibility to take advantage of opportunities to issue additional stock in order to obtain capital as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances).  There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except as described in this proxy statement/prospectus and for the shares of common stock reserved for issuance under Capitol’s stock option program.

    Uncommitted authorized but unissued shares of common stock may be issued from time to time to persons and in amounts the board of directors of Capitol may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of those transactions, applicable law and the judgment of the board of directors of Capitol regarding the submission of an issuance to or vote by Capitol’s shareholders.  As noted, Capitol’s shareholders have no preemptive rights to subscribe to newly issued shares.

    Moreover, it will be possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Capitol more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of Capitol.  Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares.  Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Capitol by means of a merger, tender offer, proxy contest or other means.  Such shares could be privately placed with purchasers who might cooperate with the board of directors of Capitol in opposing such an attempt by a third party to gain control of Capitol.  The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of Capitol.  Although Capitol does not currently contemplate taking that action, shares of Capitol common stock could be issued for the purposes and effects described above, and the board of directors reserves its rights (if consistent with its fiduciary responsibilities) to issue shares for such purposes.

Capitol’s Trust-Preferred Securities

    Capitol has issued debentures to Capitol Trust I and Capitol Trust XII, Delaware business trust subsidiaries of Capitol.  Capitol Trust I and Capitol Trust XII purchased the debentures with the proceeds of preferred securities (which are traded on the New York Stock Exchange under the symbol “CBCPrA” and “CBCPrB”, respectively).  Capitol also has additional trust-preferred securities which were privately placed.  Capitol has guaranteed the preferred securities.  The documents governing these securities, including the indenture under which the debentures were issued, restrict Capitol’s right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of Capitol’s common stock.  Specifically, Capitol may not declare or pay a cash dividend on its common stock if (a) an event of default has occurred as defined in the indenture, (b) Capitol is in default under its guarantee, or (c) Capitol has exercised its right under the debentures and the preferred securities to extend the interest payment period.  In addition, if any of these conditions have occurred and until they are cured, Capitol is restricted from redeeming or purchasing any shares of its common stock except under very limited circumstances.  Capitol’s obligation under the debentures, the preferred securities and the guarantee approximates [$170. 8] million (excluding trust-preferred securities held by subsidiaries of Capitol)  at an average interest rate currently approximating [6.3%] per annum, payable quarterly.

Anti-Takeover Provisions

    In addition to the utilization of authorized but unissued shares as described above, the MBCA contains other provisions which could be utilized by Capitol to impede efforts to acquire control of Capitol.  Those provisions include the following:

    Fair Price Act.  Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters.  The act provides that a super majority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a “business combination.”  The act defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.”  An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the company.  An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

    As of February 9, 2009 Capitol’s directors and executive officers beneficially owned (including immediately exercisable stock options and warrants) control of approximately 26.77% of Capitol’s outstanding common stock.  It is now unknown what percentage will be owned by management upon completion of the merger.  If management’s shares are voted as a block, management will be able to prevent the attainment of the required supermajority approval.

    The supermajority vote required by the act does not apply to business combinations that satisfy certain conditions.  These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

    The requirements of the act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

DESCRIPTION OF THE TRUST-PREFERRED SECURITIES AND RELATED INSTRUMENTS

     The following description summarizes the material provisions of the Trust-Preferred Securities and the amended and restated trust agreement, which is sometimes referred to herein as the trust agreement.  This description is not complete and is subject to, and is qualified in its entirety by reference to, the amended and restated trust agreement.  Whenever particular defined terms of the amended and restated trust agreement are referred to in this proxy statement/prospectus, those defined terms are incorporated in this proxy statement/prospectus.

General

    Pursuant to the terms of the trust agreement, the Trust sold the Trust-Preferred Securities to the public and common securities to Capitol.  The Trust-Preferred Securities represent preferred beneficial interests in the Trust.  Holders of the Trust-Preferred Securities will be entitled to receive distributions and amounts payable on redemption or liquidation pro-rata with the holders of the common securities unless there is an event of default under the trust agreement resulting from an event of default under the indenture, in which case payments to the holders of the Trust-Preferred Securities will have priority.  See “—Subordination of Common Securities.”  Holders of the Trust-Preferred Securities will also be entitled to other benefits as described in the trust agreement.

    The Trust-Preferred Securities rank on a parity, and payments on them will be made pro rata, with the common securities of the Trust except as described under “—Subordination of Common Securities.”  Legal title to the Debentures are held and administered by the property trustee in trust for the benefit of the holders of the Trust-Preferred Securities and common securities.

    The guarantee agreement executed by Capitol for the benefit of the holders of the Trust-Preferred Securities is a guarantee on a subordinated basis with respect to the Trust-Preferred Securities but does not guarantee payment of distributions or amounts payable on redemption or liquidation of the Trust-Preferred Securities when the Trust does not have funds on hand available to make the payments.  See “Description of the Guarantee.”

Distributions

    Distributions on the Trust-Preferred Securities will be cumulative, will accumulate from the date of original issuance, scheduled to be payable quarterly in arrears on the last calendar day of March, June, September and December of each year, commencing on September 30, 2008.  In the event that any date on which distributions are payable is not a business day, payment of that distribution will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, payment of the distribution will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original distribution date.  Each date on which distributions are payable in accordance with the previous sentence is referred to as a “distribution date.”  A “business day” means any day other than a Saturday or a Sunday, or a day on which federal banking institutions in the City of New York are authorized or required by law, executive order or regulation to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee, as applicable, is closed for business.

    The Trust-Preferred Securities represent preferred beneficial interests in the Trust, and the distributions on each Trust-Preferred Security will be payable at a rate equal to 10.50% per annum of the liquidation amount, however such payments are currently being deferred.

    When a deferral period occurs with respect to the Debentures, distributions on the Trust-Preferred Securities will be correspondingly deferred (but will continue to accumulate additional distributions at a rate of 10.50% per annum).  See “Description of the Debentures—Option to Defer Interest Payments.”

    The revenue of the Trust available for distribution to holders of the Trust-Preferred Securities will be limited to payments under the Debentures, which the Trust will acquire with the proceeds from the issuance and sale of its Trust-Preferred Securities and common securities.  See “Description of the Debentures.”  If Capitol does not make interest payments on the Debentures, the property trustee will not have funds available to pay distributions on the Trust-Preferred Securities.  The payment of distributions (if and to the extent the Trust has funds legally available for the payment of distributions and cash sufficient to make payments) is guaranteed by Capitol on a limited basis as described under the heading “Description of the Guarantee.”

    Distributions on the Trust-Preferred Securities will be payable to the holders of the Trust-Preferred Securities as they appear on the register of the Trust at the close of business on the relevant record date, which, as long as the Trust-Preferred Securities remain in global form, will be one business day prior to the distribution date.  Subject to any applicable laws and regulations and the provisions of the trust agreement, each such payment will be made as described under the heading “Book-Entry System.”  In the event any Trust-Preferred Securities are not in global form, the relevant record date for such Trust-Preferred Securities will be the 15th day of March, June, September or December for distributions payable on the last calendar day of the respective month.

Redemption or Exchange

Mandatory Redemption

    Upon the repayment or redemption, in whole or in part, of the Debentures, whether at maturity or upon earlier redemption as provided in the indenture, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount of the Trust-Preferred Securities and common securities, upon not less than 30 nor more than 60 days notice, at a redemption price equal to the aggregate liquidation amount of those Trust-Preferred Securities and common securities plus accumulated but unpaid distributions to the date of redemption. See “Description of the Debentures—Redemption.”  If less than all of the Debentures are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption will be allocated to the redemption, pro rata, of the Trust-Preferred Securities and the common securities based upon the liquidation amounts of these classes. The amount of premium, if any, paid by Capitol upon the redemption of all or any part of the Debentures to be repaid or redeemed on a redemption date will be allocated to the redemption pro rata of the Trust-Preferred Securities and the common securities. The redemption price will be payable on each redemption date only to the extent that the Trust has funds then on hand and available in the payment account for the payment of the redemption price.

Optional Redemption
    Capitol will have the right to redeem the Debentures:

•	on or after September 30, 2013, in whole at any time or in part from time to time, or

•	at any time, in whole or in part, upon the occurrence of a capital treatment event, tax event or investment company event (as described below),

in each case in accordance with the indenture and subject to receipt of prior approval by the Federal Reserve Board if then required under applicable capital guidelines or policies of the Federal Reserve Board.

Distribution of the Debentures

    Subject to Capitol’s having received prior approval of the Federal Reserve Board to do so if such approval is then required under applicable capital guidelines or policies of the Federal Reserve Board, Capitol has the right at any time to terminate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Debentures in respect of the Trust-Preferred Securities and common securities issued by the Trust to be distributed to the holders of the Trust-Preferred Securities and common securities in liquidation of the Trust.

Capital Treatment Event, Tax Event or Investment Company Event Redemption

    If a capital treatment event, tax event or investment company event in respect of the Trust-Preferred Securities and common securities has occurred and is continuing, Capitol has the right to redeem the Debentures in whole or in part and thereby cause a mandatory redemption of the Trust-Preferred Securities and common securities in whole or in part within 180 days following the occurrence of the capital treatment event, tax event or investment company event. If a capital treatment event, tax event or investment company event has occurred and is continuing in respect of the Trust-Preferred Securities and common securities and Capitol does not elect to redeem the Debentures and thereby cause a mandatory redemption of the Trust-Preferred Securities or to liquidate the Trust and cause the Debentures to be distributed to holders of the Trust-Preferred Securities and common securities in liquidation of the Trust as described above, those Trust-Preferred Securities will remain outstanding and additional sums (as defined below) may be payable on the Debentures. See “Description of the Debentures—Redemption.”

    The term “additional sums” means the additional amounts as may be necessary in order that the amount of distributions then due and payable by the Trust on the outstanding Trust-Preferred Securities and common securities of the Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a tax event.

    The term “liquidation amount” means the stated amount per Trust-Preferred Security and common security of $10.

    After the liquidation date is fixed for any distribution of Debentures for the Trust-Preferred Securities:

•	the Trust-Preferred Securities will no longer be deemed to be outstanding;

•
The Depository Trust Company, commonly referred to as DTC, or its nominee, as the record holder of the Trust-Preferred Securities, will receive a registered global certificate or certificates representing the Debentures to be delivered upon the distribution; and

•
any Trust-Preferred Securities certificates not held by DTC or its nominee will be deemed to represent the Debentures having a principal amount equal to the liquidation amount of the Trust-Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the Trust-Preferred Securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

    Any distribution of Debentures to holders of Trust-Preferred Securities will be made to the applicable record holders as they appear on the register for the Trust-Preferred Securities on the relevant record date, which will be not more than 45 business days prior to the liquidation date.

    There can be no assurance as to the market prices for the Trust-Preferred Securities or the Debentures that may be distributed in exchange for Trust-Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Trust-Preferred Securities that an investor may purchase, or the Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Trust-Preferred Securities being offered in connection with this proxy statement/prospectus.

Redemption Procedures

    Trust-Preferred Securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debentures. Redemptions of the Trust-Preferred Securities will be made and the redemption price will be payable on each redemption date only to the extent that the Trust has funds on hand available for the payment of the redemption price. See also “—Subordination of Common Securities.”

    If the property trustee gives a notice of redemption in respect of the Trust-Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will, with respect to Trust-Preferred Securities held in global form, deposit irrevocably with DTC funds sufficient to pay the applicable redemption price. If the Trust-Preferred Securities are no longer in global form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust-Preferred Securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the Trust-Preferred Securities upon surrender of their Trust-Preferred Securities certificates. Notwithstanding the above, distributions payable on or prior to the redemption date for Trust-Preferred Securities called for redemption will be payable to the holders of the Trust-Preferred Securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the Trust-Preferred Securities so called for redemption will cease, except the right of the holders of the Trust-Preferred Securities to receive the redemption price and any distribution payable in respect of the Trust-Preferred Securities on or prior to the redemption date, but without interest on the redemption price, and the Trust-Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Trust-Preferred Securities is not a business day, then payment of the redemption price will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, the redemption payment will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original date. In the event that payment of the redemption price in respect of the Trust-Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by Capitol pursuant to the related guarantee as described under “Description of the Guarantee,” distributions on the Trust-Preferred Securities will continue to accrue at the then applicable rate from the redemption date originally established by the Trust for the Trust-Preferred Securities to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

    Subject to applicable law (including, without limitation, U.S. federal securities law), Capitol or its subsidiaries may at any time and from time to time purchase outstanding Trust-Preferred Securities by tender, in the open market or by private agreement.

    Payment of the redemption price on the Trust-Preferred Securities and any distribution of Debentures to holders of Trust-Preferred Securities will be made to the applicable record holders as they appear on the register for the Trust-Preferred Securities on the relevant record date.

    If less than all of the Trust-Preferred Securities and common securities issued by the Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the Trust-Preferred Securities and common securities to be redeemed will be allocated pro rata to the Trust-Preferred Securities and the common securities based upon the relative liquidation amounts of these classes. The particular Trust-Preferred Securities to be redeemed will be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding Trust-Preferred Securities not previously called for redemption, by a customary method that the property trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $10 or an integral multiple of $10) of the liquidation amount of Trust-Preferred Securities or a denomination larger than $10. The property trustee will promptly notify the securities registrar in writing of the Trust-Preferred Securities selected for redemption and, in the case of any Trust-Preferred Securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of Trust-Preferred Securities will relate, in the case of any Trust-Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust-Preferred Securities which has been or is to be redeemed.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Trust-Preferred Securities and common securities to be redeemed at its registered address. Unless Capitol defaults in payment of the redemption price on the Debentures, on and after the redemption date interest will cease to accrue on Debentures or portions thereof (and distributions will cease to accrue on the Trust-Preferred Securities or portions thereof) called for redemption.

Subordination of Common Securities

    Payment of distributions on, and the redemption price of, the Trust-Preferred Securities and common securities, as applicable, will be made pro rata based on the liquidation amount of the Trust-Preferred Securities and common securities; provided, however, that if on any distribution date, redemption date or liquidation date a debenture event of default has occurred and is continuing as a result of any failure by Capitol to pay any amounts in respect of the Debentures when due, no payment of any distribution on, or redemption price of, or liquidation distribution in respect of, any of the Trust’s common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the Trust’s outstanding Trust-Preferred Securities for all distribution periods terminating on or prior to that date, or in the case of payment of the redemption price the full amount of the redemption price on all of the Trust’s outstanding Trust-Preferred Securities then called for redemption, or in the case of payment of the liquidation distribution the full amount of the liquidation distribution on all outstanding Trust-Preferred Securities, has been made or provided for, and all funds available to the property trustee must first be applied to the payment in full in cash of all distributions on, or redemption price of, or liquidation distribution in respect of, the Trust-Preferred Securities then due and payable. The existence of an event of default does not entitle the holders of the Trust-Preferred Securities to accelerate the maturity thereof.

     In the case of any event of default under the trust agreement resulting from a debenture event of default, Capitol as holder of the Trust’s common securities will have no right to act with respect to the event of default until the effect of all events of default with respect to the Trust-Preferred Securities have been cured, waived or otherwise eliminated. Until any events of default under the trust agreement with respect to the Trust-Preferred Securities have been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the Trust-Preferred Securities and not on behalf of Capitol as holder of the Trust’s common securities, and only the holders of the Trust-Preferred Securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

    Pursuant to the trust agreement, the Trust will terminate on the first to occur of:

•	the expiration of its term;

•	certain events of bankruptcy, dissolution or liquidation of the holder of the common securities;

•
the distribution of a like amount of the Debentures to the holders of its Trust-Preferred Securities, if Capitol, as depositor, has given written direction to the administrative trustees and property trustee to terminate the Trust (subject to Capitol receiving prior approval of the Federal Reserve Board if then required under applicable capital guidelines or policies). Such written direction by Capitol is optional and solely within Capitol’s discretion;

•	redemption of all of the Trust-Preferred Securities as described under “—Redemption or Exchange;” and

•	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

    If an early dissolution occurs as described in the second, third and fifth bullet points above, the Trust will be liquidated by the trustees as expeditiously as the administrative trustees determine to be possible by instructing the property trustee to deliver, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust-Preferred Securities and common securities a like amount of the Debentures in exchange for their Trust-Preferred Securities and common securities, unless the distribution is determined not to be practical, in which event the holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Trust-Preferred Securities, the aggregate of the liquidation amount plus accrued and unpaid distributions to the date of payment (an amount referred to as the “liquidation distribution” ). If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust-Preferred Securities will be paid on a pro rata basis.  The holder of the Trust’s common securities will be entitled to receive distributions upon any liquidation pro rata with the holders of its Trust-Preferred Securities, except that if a debenture event of default has occurred and is continuing as a result of any failure by Capitol to pay any amounts in respect of the Debentures when due, the Trust-Preferred Securities will have a priority over the common securities.

Events of Default; Notice

    The following events will be “events of default” with respect to Trust-Preferred Securities issued under the trust agreement:

•	any debenture event of default (see “Description of the Debentures—Events of Default”);

•	default for 30 days by the Trust in the payment of any distribution;

•	default by the Trust in the payment of any redemption price of any Trust-Preferred Security or common security;

•
failure by the Trust trustees for 60 days in performing, in any material respect, any other covenant or warranty in the trust agreement after the holders of at least 25% in aggregate liquidation amount of the outstanding Trust-Preferred Securities of the Trust give written notice to Capitol and the Trust trustees; or

•	bankruptcy, insolvency or reorganization of the property trustee and the failure by Capitol to appoint a successor property trustee within 60 days.

    Within 30 days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the Trust-Preferred Securities, the administrative trustees and Capitol, unless the event of default has been cured or waived.

    Capitol, as depositor, and the administrative trustees on behalf of the Trust are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

    If a debenture event of default has occurred and is continuing, the Trust-Preferred Securities will have a preference over the common securities as described above.  See “—Liquidation Distribution Upon Dissolution.”  The existence of an event of default does not entitle the holders of Trust-Preferred Securities to accelerate the maturity of the Trust-Preferred Securities; provided that the holders of Trust-Preferred Securities are entitled, under certain circumstances, to accelerate the maturity of the Debentures.

Removal of Trust Trustees

     Unless a debenture event of default has occurred and is continuing, any Trust trustee may be removed at any time by the holder of the common securities.  If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding Trust-Preferred Securities.  In no event will the holders of the Trust-Preferred Securities have the right to vote to appoint, remove or replace the administrative trustees.  Such voting rights are vested exclusively in Capitol as the holder of the common securities.  No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Co-Trustees and Separate Property Trustee

    Unless an event of default has occurred and is continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, the Depositor will have power to appoint one or more persons approved by the property trustee either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property, in either case with the powers specified in the instrument of appointment, and to vest in the person or persons in this capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement.

Merger or Consolidation of Trustees

    Any person into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the property trustee or the Delaware trustee is a party, or any person succeeding to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, will automatically become the successor of the trustee under the trust agreement, provided the person is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

    The Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below.  The Trust may, at Capitol’s request, with the consent of the administrative trustees, but without the consent of the holders of the Trust-Preferred Securities, the Delaware trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state, provided that:

•	the successor entity either:

·	expressly assumes all of the obligations of the Trust with respect to the Trust-Preferred Securities; or

·
substitutes for the Trust-Preferred Securities other securities having substantially the same terms as the Trust-Preferred Securities (referred to as the “successor Trust-Preferred Securities”) so long as the successor Trust-Preferred Securities rank the same as the Trust-Preferred Securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	Capitol expressly appoints a trustee of the successor entity possessing the same powers and duties as the property trustee and as the holder of the Debentures;

•	the successor Trust-Preferred Securities are listed or traded on a national securities exchange or other organization on which the Trust-Preferred Securities are then listed;

•
the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust-Preferred Securities (including any successor Trust-Preferred Securities) in any material respect;

•	the successor entity has a purpose substantially identical to that of the Trust;

•
prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Capitol has received an opinion of independent counsel to the Trust experienced in such matters to the effect that:

·
the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust-Preferred Securities (including any successor Trust-Preferred Securities) in any material respect; and

·
following the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

•
Capitol or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor Trust-Preferred Securities at least to the extent provided by the related guarantee, Debentures, trust agreement and expense agreement.

    For the purposes of the foregoing, any consolidation, conversion, merger, sale, conveyance, transfer or other disposition involving Capitol, the result of which Capitol is not the surviving entity and the surviving entity is not both the obligor in respect of the Debentures and the guarantee, shall be deemed to constitute a replacement trust, unless the parent company of such surviving entity is a bank holding company or other regulated holding company that provides the same guaranty as Capitol did before such transaction.

    Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the Trust-Preferred Securities, consolidate, convert, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, convert, amalgamate, merge with or into, or replace it if the consolidation, conversion, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes.

    There are no provisions that afford holders of any Trust-Preferred Securities protection in the event of a sudden and dramatic decline in credit quality resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control of Capitol, nor are there any provisions that require the repurchase of any Trust-Preferred Securities upon a change in control of Capitol.

Voting Rights; Amendment of Trust Agreement

     Except as provided below and under “Description of the Guarantee—Amendments and Assignment” and as otherwise required by law and the trust agreement, the holders of the Trust-Preferred Securities will have no voting rights or the right to in any manner otherwise control the administration, operation or management of the Trust.

    The trust agreement may be amended from time to time by the property trustee, the administrative trustees and the Depositor without the consent of the holders of the Trust-Preferred Securities:

•
to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which will not be inconsistent with the other provisions of the trust agreement; or

•	to modify, eliminate or add to any provisions of the trust agreement as necessary to ensure that the Trust:

·
will be classified for U.S. federal income tax purposes as a grantor trust or as other than an association taxable as a corporation at all times that any Trust-Preferred Securities or common securities are outstanding; and

·	will not be required to register as an “investment company” under the Investment Company Act; or

•	to effect a split or reverse split of the Trust-Preferred Securities for the purpose of maintaining their eligibility for listing or quoting on an exchange or quotation system;

provided that:

•	no such amendment may adversely affect in any material respect the rights of the holders of the Trust-Preferred Securities; and

•	any such amendment will become effective when notice of the amendment is given to the holders of Trust-Preferred Securities and common securities.

    The trust agreement may be amended by the property trustee, the administrative trustees and the Depositor with:

•	the consent of holders representing at least a majority (based upon liquidation amounts) of the outstanding Trust-Preferred Securities and common securities; and

•
receipt by the Trust trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the Trust trustees in accordance with the amendment will not cause the Trust to be taxable as a corporation or affect the Trust’s status as a grantor trust for U.S. federal income tax purposes or the Trust’s exemption from status as an “investment company” under the Investment Company Act, provided that, without the consent of each holder of Trust-Preferred Securities and common securities, the trust agreement may not be amended to:

•
change the amount or timing of any distribution on the Trust-Preferred Securities or common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust-Preferred Securities or common securities as of a specified date; or

•	restrict the right of a holder of Trust-Preferred Securities or common securities to institute suit for the enforcement of any such payment on or after such date.

     So long as the Debentures are held by the property trustee on behalf of the Trust, the property trustee may not:

•
direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the indenture trustee with respect to the Debentures;

•	waive any past default that is waivable under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the Debentures will be due and payable; or

•
consent to any amendment, modification or termination of the indenture or the Debentures, where this consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Trust-Preferred Securities;

provided, however, that where a consent under the indenture would require the consent of each holder of Debentures affected, no such consent will be given by the property trustee without the prior consent of each holder of the Trust-Preferred Securities.  The property trustee will not revoke any action previously authorized or approved by a vote of the holders of the Trust-Preferred Securities except by subsequent vote of the holders of those Trust-Preferred Securities.  The property trustee will notify each holder of Trust-Preferred Securities of any notice of default with respect to the Debentures.  In addition to obtaining the foregoing approvals of the holders of the Trust-Preferred Securities, prior to taking any of the foregoing actions, the property trustee must obtain an opinion of counsel to the effect that:

•	the Trust will not be classified as an association taxable as a corporation for U.S. federal income tax purposes on account of the action; and

•	the action will not cause the Trust to be classified as other than a grantor trust for U.S. federal income tax purposes.

    Any required approval of holders of Trust-Preferred Securities may be given at a meeting of holders of Trust-Preferred Securities convened for that purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of Trust-Preferred Securities are entitled to vote, or of any matter upon which action by written consent of those holders is to be taken, to be given to each holder of record of Trust-Preferred Securities in the manner set forth in the trust agreement.

    No vote or consent of the holders of Trust-Preferred Securities will be required for the Trust to redeem and cancel its Trust-Preferred Securities in accordance with the trust agreement.

    Notwithstanding that holders of Trust-Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust-Preferred Securities that are owned by Capitol, the Trust trustees or any affiliate of Capitol (including Capitol’s bank subsidiaries) or any Trust trustees, will, for purposes of that vote or consent, be treated as if they were not outstanding.

Global Trust-Preferred Securities

    The Trust-Preferred Securities are represented by fully registered global certificates issued as global Trust-Preferred Securities that were deposited with, or on behalf of, a depositary with respect to that series instead of paper certificates issued to each individual holder. The depositary arrangements that will apply, including the manner in which principal of and premium, if any, and interest on Trust-Preferred Securities and other payments will be payable, are discussed in more detail under the heading “Book-Entry System.”

Payment and Paying Agency

    Payments in respect of Trust-Preferred Securities will be made to DTC.  If any Trust-Preferred Securities are not represented by global certificates, payments will be made by check mailed to the address of the holder entitled to them as it appears on the register.  The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and reasonably acceptable to the administrative trustees and Capitol. The paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees, the property trustee and Capitol.  In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which will be a bank or trust company acceptable to the property trustee and Capitol) to act as paying agent.

Registrar and Transfer Agent

    The property trustee, Wells Fargo Bank, N.A., will act as registrar and transfer agent for the Trust-Preferred Securities.

    Registration of transfers of Trust-Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of Trust-Preferred Securities after the Trust-Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

    The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only those duties specifically set forth in the trust agreement and, after an event of default, must also exercise any rights and powers imposed on it under applicable law. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of Trust-Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of Trust-Preferred Securities are entitled under the trust agreement to vote, then the property trustee will take such action as is directed by Capitol and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust-Preferred Securities and common securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

    The administrative trustees and the property trustee are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be (1) deemed to be an “investment company” required to be registered under the Investment Company Act or (2) classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes and so that the Debentures will be treated as indebtedness of Capitol for U.S. federal income tax purposes. In addition, Capitol, the administrative trustees and the property trustee are authorized to take any action not inconsistent with applicable law, the certificate of trust of the Trust or the trust agreement, that Capitol and the administrative trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not materially adversely affect the interests of the holders of the Trust-Preferred Securities.

    Holders of the Trust-Preferred Securities have no preemptive or similar rights.

    The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF THE DEBENTURES

    The following description summarizes the material provisions of the indenture and the 10.50% Junior Subordinated Debentures (the “Debentures”) issued under the indenture.  This description is not complete and is qualified in its entirety by reference to the indenture and the Trust Indenture Act.  The indenture was qualified under the Trust Indenture Act and has been incorporated by reference as an exhibit to Capitol’s registration statement to which this proxy statement/prospectus relates.  Whenever particular defined terms of the indenture are referred to in this proxy statement/prospectus, those defined terms are incorporated in this proxy statement/prospectus by reference.

General

    The Debentures were issued under the indenture, entered into between Capitol and Wells Fargo Bank, N.A., as indenture trustee.  The Debentures are unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the indenture to all of Capitol’s senior and subordinated indebtedness, including any senior debt securities and any subordinated debt securities.  Because Capitol is a holding company and a legal entity separate and distinct from Capitol’s subsidiaries, Capitol’s right to participate in any distribution of assets of a subsidiary upon its liquidation, reorganization or otherwise, and the holders of the Debentures’ ability to benefit indirectly from that distribution, would be subject to prior creditor’s claims, except to the extent Capitol may ourselves be recognized as a creditor of that subsidiary.  Accordingly, the Debentures will be effectively subordinated to all existing and future liabilities of Capitol’s subsidiaries, and holders of Debentures should look only to Capitol’s assets for payments on the Debentures.  The indenture does not limit the incurrence or issuance of other secured or unsecured debt of Capitol, including senior debt, whether under any existing indenture or any other indenture that Capitol may enter into in the future or otherwise, except that it does limit Capitol’s right to incur additional junior indebtedness that is equal in right of payment to the Debentures.  See “—Limitation on Additional Junior Indebtedness” and “—Subordination of the Debentures.”

    The Debentures are limited in aggregate principal amount to $39,226,820.  This amount represents the sum of the aggregate stated liquidation amounts of the Trust-Preferred Securities and common securities.  The Debentures bear interest at the rate of 10.50% per annum.  The interest will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2008, to the person in whose name such Debenture is registered at the close of business on the record date for such interest installment, which will be the 15th day of the last month of each calendar quarter.

    The amount of interest payable for any period ending on or prior to March 31, 2038 will be computed on the basis of a 360-day year of twelve 30-day months.  The amount of interest payable for any period commencing on or after March 31, 2038 will be computed on the basis of a 360-day year and the actual number of days elapsed during the relevant period. In the event that any date on which interest is payable on the Debentures is not a business day, then payment of interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay) except that, if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day (and without any reduction of interest or any other payment in respect of any such acceleration), in each case with the same force and effect as if made on the date such payment was originally payable.

    The Debentures will mature on September 30, 2038, the stated maturity date.  Capitol may at any time before the day which is 90 days before the stated maturity date and after September 30, 2013, shorten the maturity date only once, provided that Capitol receives prior approval of the Federal Reserve Board, if then required under applicable capital guidelines, policies or regulations of the Federal Reserve Board.

    Capitol will give notice to the indenture trustee and the holders of the Debentures at least 35 days and no more than 180 days prior to the effectiveness of any change in the stated maturity date; provided, however, in accordance with the indenture, Capitol retains the right to redeem all or a portion of the Debentures at such time or times on or after September 30, 2013, or at any time upon the occurrence of a “capital treatment event,” a “tax event” or an “investment company event.”  See “—Redemption” for a description of what constitutes a “capital treatment event,” a “tax event” or an “investment company event.”

    Principal and interest, if any, on the Debentures will be payable, and the Debentures will be transferable, at the office of the indenture trustee, which will be the initial paying agent, except that interest may be paid at Capitol’s option by check mailed to the address of the holder entitled to it as it appears on the security register.

    The indenture does not contain any provisions that would provide protection to holders of the Debentures against any highly leveraged or other transaction involving Capitol that may adversely affect holders of the Debentures.

    The indenture allows Capitol to merge or consolidate with another company, or to sell all or substantially all of Capitol’s assets to another company.  If these events occur, the other company will be required to assume Capitol’s responsibilities relating to the Debentures, and Capitol will be released from all liabilities and obligations.  See “—Consolidation, Merger, Sale of Assets and Other Transactions” below for a more detailed discussion.  The indenture provides that Capitol and the indenture trustee may change certain of Capitol’s obligations or certain rights of holders of the Debentures. However, to change the amount or timing of principal, interest or other payments under the Debentures, every holder in the series must consent.  See “—Modification of the Indenture” below for a more detailed discussion.

Denominations, Registration and Transfer

    The Debentures are issued only in registered form, without coupons, in denominations of $10 and any integral multiple thereof.  Subject to restrictions relating to Debentures represented by global securities, the Debentures will be exchangeable for other debentures in denominations of integral multiples of $10, of a like aggregate principal amount, of the same original issue date and stated maturity and bearing the same interest rate.

     Subject to restrictions relating to Debentures represented by global securities, the Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the appropriate securities registrar or at the office of any transfer agent designated by Capitol for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the indenture. The registrar for the purpose of registering and transferring Debentures shall initially be the indenture trustee.

    In the event of any redemption, neither Capitol nor the indenture trustee will be required to:

•
issue, register the transfer of or exchange the Debentures during the period beginning at the opening of business 15 days before the day of selection for redemption of the Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	transfer or exchange any of the Debentures so selected for redemption, except, in the case of any Debentures being redeemed in part, any portion thereof not being redeemed.

Option to Defer Interest Payments

    So long as no debenture event of default (as defined below) has occurred and is continuing, Capitol will have the right at any time and from time to time during the term of the Debentures to defer payment of interest for up to 20 consecutive quarters, referred to as an “extension period.” During the extension period, no interest will be due and payable, and no extension period may extend beyond the maturity date of the Debentures or end on a date other than an interest payment date. To the extent permitted by applicable law, interest, the payment of which has been deferred because of the extension period, will bear interest at a rate of 10.50% compounded quarterly for each quarter of the extension period. At the end of the extension period, Capitol must calculate and pay all interest accrued and unpaid on the Debentures, including any additional interest and compounded interest. Upon the termination of any extension period and upon the payment of all interest then due, Capitol may commence a new extension period, subject to the foregoing requirements. No interest will be due and payable during an extension period, except at the end thereof.

    As a consequence of any such deferral, distributions on the Trust-Preferred Securities would be deferred (but would continue to accumulate additional distributions at a rate of 10.50% per annum) by the Trust during the extension period. During any applicable extension period, Capitol may not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Capitol’s capital stock other than:

·
dividends or distributions in Capitol’s common stock or a declaration of a non-cash dividend in connection with implementing a shareholder rights plan, or the issuance or redemption of stock pursuant to a shareholder rights plan,

·	purchases of Capitol’s common stock under officer, director or employee benefit plans, or

·	as a result of reclassifying Capitol’s stock;

•
make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of Capitol’s debt securities that rank on a parity in all respects with or junior in interest to the Debentures, or make any payment under a guarantee of any subsidiary’s securities if the guarantee ranks on a parity in all respects with or junior in interest to the Debentures; or

•	acquire any of the Trust-Preferred Securities or redeem or acquire less than all of the Debentures.

    The above prohibitions will also apply if the Debentures are held by the Trust and:

•	an event of default under the indenture with respect to the Debentures occurs, or

    On April 17, 2009, Capitol announced that it had elected to defer regularly scheduled interest payments on its junior subordinated debentures, including the Debentures.

Redemption

    The Debentures will not be subject to any sinking fund.

    Capitol may, at its option and subject to receipt of prior approval by the Federal Reserve Board if such approval is then required under applicable capital guidelines or policies, redeem the Debentures in whole or in part, from time to time, on or after September 30, 2013. If the Debentures are only partially redeemed, the Debentures will be redeemed pro rata or by lot or in such other manner as the indenture trustee deems appropriate and fair in its discretion. Unless otherwise indicated in the form of security, Debentures in denominations larger than the liquidation amount may be redeemed in part but only in integral multiples of the liquidation amount. The redemption price for any Debenture will equal any accrued and unpaid interest (including any additional interest) to the redemption date, plus 100% of the principal amount.

    In addition, Capitol has the right to redeem Debentures at any time and from time to time in a principal amount equal to the liquidation amount of Trust-Preferred Securities purchased and beneficially owned by Capitol, plus an additional principal amount of Debentures equal to the liquidation amount of that number of common securities that bears the same proportion to the total number of common securities then outstanding as the number of Trust-Preferred Securities to be redeemed bears to the total number of Trust-Preferred Securities then outstanding.

    If a partial redemption of the Debentures would result in the delisting of the Trust-Preferred Securities from the New York Stock Exchange or any other national securities exchange or other organization on which the Trust-Preferred Securities are then listed or quoted, Capitol will not be permitted to effect such partial redemption and may only redeem the Debentures in whole.

    If a tax event (as defined below), a capital treatment event (as defined below) or an investment company event (as defined below) has occurred and is continuing, Capitol may, at its option and subject to receipt of prior approval by the Federal Reserve Board if such approval is then required under applicable capital guidelines or policies, redeem the Debentures in whole or in part at any time within 180 days following the occurrence of the tax event, capital treatment event or investment company event, at a redemption price equal to 100% of the principal amount of the Debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption.

    A “capital treatment event” means, in respect of the Trust, the receipt by Capitol and the Trust of an opinion of counsel, experienced in such matters, to the effect that as a result of:

•
any amendment to or change, including any announced prospective change, in the laws, or any rules or regulations under the laws, of the United States or of any political subdivision of or in the United States, if the amendment or change is effective on or after the date the Trust-Preferred Securities of the Trust are issued; or

•
any official or administrative pronouncement or action or any judicial decision interpreting or applying such laws or regulations, if the pronouncement, action or decision is announced on or after the date the Trust-Preferred Securities of the Trust are issued;

there is more than an insubstantial risk that Capitol will not be entitled to treat the liquidation amount of the Trust-Preferred Securities as “Tier 1 Capital” for purposes of the applicable Federal Reserve risk-based capital adequacy guidelines as then in effect.

    A “tax event” means the receipt by Capitol and the Trust of an opinion of counsel, experienced in such matters, to the effect that, as a result of any amendment to or change, including any announced prospective change, in the laws or any regulations under the laws of the United States or of any political subdivision or taxing authority of or in the United States effective or announced on or after the date the Debentures are issued, or as a result of any official administrative pronouncement or any judicial decision interpreting or applying such laws or regulations effective or announced on or after the date the Debentures are issued, there is more than an insubstantial risk that any of the following will occur:

•	the Trust is, or will be within 90 days of the delivery of the opinion of counsel, subject to U.S. federal income tax on income received or accrued on the Debentures;

•
interest payable by Capitol on the Debentures is not, or within 90 days of the delivery of the opinion of counsel will not be, deductible by Capitol, in whole or in part, for U.S. federal income tax purposes; or

•	the Trust is, or will be within 90 days of the delivery of the opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    An “investment company event” means the receipt by Capitol and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority and, the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Trust-Preferred Securities.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Debentures to be redeemed at its registered address. Unless Capitol defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

Modification of the Indenture

    From time to time Capitol and the indenture trustee may, without the consent of the holders of the Debentures, amend, waive or supplement the provisions of the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of the Debentures or, in the case of the Debentures, the holders of the Trust-Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act. The indenture contains provisions permitting Capitol and the indenture trustee, with the consent of the holders of not less than a majority in principal amount of the Debentures affected, to modify the indenture in a manner adversely affecting the rights of the holders of the Debentures in any material respect; provided, that no such modification may, without the consent of the holder of each outstanding Debenture so affected:

•	extend the fixed maturity of the Debentures, reduce their principal amount or reduce the amount or extend the time for payment of interest; or

•	reduce the above-stated percentage of outstanding Debentures necessary to modify or amend the indenture.

    Where an amendment or supplement requires the consent of a majority of the outstanding Debentures, it will not be effective until it is consented to by a majority in liquidation preference of the Trust-Preferred Securities. Where an amendment or supplement requires the consent of each holder of the Debentures, it will not be effective until consented to by each holder of the Trust-Preferred Securities.

Events of Default

    The following events will be “debenture events of default” with respect to the Debentures:

•	the consent of holders representing at least a majority (based upon liquidation amounts) of the outstanding Trust-Preferred Securities and common securities;

•	default for 30 days in interest payment upon any of the Debentures, including any additional interest (subject to the deferral of any due date in the case of an extension period);

•	default in any principal payment on the Debentures at the stated maturity, upon redemption, by declaration or otherwise;

•	failure by Capitol for 90 days in performing any other covenant or agreement in the indenture after:

▪	Capitol is given written notice by the indenture trustee; or

▪	the holders of at least 25% in aggregate principal amount of the outstanding Debentures give written notice to Capitol and the indenture trustee;

▪	Capitol’s bankruptcy, insolvency or reorganization; or

•
the Trust dissolves, winds up its business or otherwise terminates its existence, except in connection with the distribution of Debentures to holders of Trust-Preferred Securities or common securities in liquidation of their interests, the redemption of all of the Trust’s outstanding Trust-Preferred Securities and common securities or certain permitted mergers, consolidations or amalgamations.

    The holders of a majority in aggregate outstanding principal amount of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee.  The principal will become due and payable immediately upon a debenture event of default resulting from Capitol’s bankruptcy, insolvency or reorganization.  The indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the Debentures may declare the principal due and payable immediately upon any other debenture event of default.  Should the indenture trustee or the holders of such Debentures fail to make this declaration, the holders of at least 25% in aggregate liquidation amount of the Trust-Preferred Securities will have the right to make this declaration.  The holders of a majority in aggregate outstanding principal amount of the Debentures may annul the declaration and waive the default, provided all defaults have been cured and all payment obligations have been made current.  Should the holders of such Debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the Trust-Preferred Securities will have the right to do so.  In the event of Capitol’s bankruptcy, insolvency or reorganization, the Debentures holders’ claims would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

    The holders of a majority in aggregate outstanding principal amount of the Debentures affected may, on behalf of the holders of all the Debentures, waive any default, except a default in the payment of principal or premium, if any, or interest (including any additional interest) (unless the default has been cured and a sum sufficient to pay all matured installments of interest (including any additional interest) and principal due otherwise than by acceleration has been deposited with the indenture trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding Debenture. Should the holders of such Debentures fail to waive the default, the holders of a majority in aggregate liquidation amount of the Trust-Preferred Securities will have the right to do so.  Capitol is required to file annually with the indenture trustee a certificate as to whether or not Capitol is in compliance with all the conditions and covenants applicable to Capitol under the indenture.

    In case a debenture event of default has occurred and is continuing as to the Debentures, if neither the indenture trustee nor the holders of the Debentures accelerate the Debentures, the holders of the Trust-Preferred Securities will have the right to declare the principal of and the interest on the Debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce their other rights as creditors with respect to the Debentures.

Enforcement of Certain Rights by Holders of Trust-Preferred Securities

    If a debenture event of default has occurred and is continuing and the event is attributable to Capitol’s failure to pay interest or principal on the Debentures on the date the interest or principal is due and payable, a holder of the Trust-Preferred Securities may institute a legal proceeding directly against Capitol for enforcement of payment to that holder of the principal of or interest (including any additional interest) on the Debentures having a principal amount equal to the aggregate liquidation amount of the Trust-Preferred Securities of that holder (a “direct action”). Capitol may not amend the indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the Trust-Preferred Securities outstanding.  If the right to bring a direct action is removed, the Trust may become subject to reporting obligations under the Exchange Act.  Capitol will have the right under the indenture to set-off any payment made to the holder of the Trust-Preferred Securities by Capitol in connection with a direct action.

    The holders of Trust-Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Debentures unless there has occurred an event of default under the trust agreement.  See “Description of the Trust-Preferred Securities and Related Instruments—Events of Default; Notice.”

Consolidation, Merger, Sale of Assets and Other Transactions

    The indenture allows Capitol to consolidate or merge with or into another corporation or to sell, convey, transfer or otherwise dispose of its property as an entirety, or substantially as an entirety, to another corporation. In the indenture, however, Capitol covenants and agrees that:

•
upon any such consolidation, merger, sale, conveyance, transfer or other disposition, the due and punctual payment of the principal of and premium, if any and interest on all of the Debentures, and the due and punctual performance and observance of all of Capitol’s covenants under the indenture, will be expressly assumed by the entity formed by the consolidation or into which Capitol is merged, or by the entity that acquires Capitol’s property, and, if applicable, the ultimate parent entity of the successor entity will expressly assume Capitol’s obligations under the related guarantee;

•	the successor will be organized under the laws of the United States or any state or the District of Columbia; and

•
immediately after giving effect to the transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, will have occurred and be continuing.

    The general provisions of the indenture do not afford holders of the Debentures protection in the event of a highly leveraged or other transaction involving Capitol that may adversely affect holders of the Debentures.

Satisfaction and Discharge

    The indenture provides that when, among other things, all Debentures not previously delivered to the indenture trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for the giving of notice of redemption by the indenture trustee;

and Capitol deposits or causes to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the Debentures are payable sufficient to pay and discharge the entire indebtedness on the Debentures not previously delivered to the indenture trustee for cancellation, for the principal, premium, if any, and interest (including any additional interest) to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to Capitol’s obligations to pay all other sums due under the indenture and to provide the officers’ certificates and opinions of counsel described therein), and Capitol will be deemed to have satisfied and discharged the indenture.

Subordination of the Debentures

    The Debentures will be subordinate in right of payment, to the extent set forth in the indenture, to all of Capitol’s senior and subordinated indebtedness.  As used in this proxy statement/prospectus with respect to the Debentures, the term “senior and subordinated indebtedness” means:

•
senior debt, which means all debt (as defined in the indenture) incurred before or after the date of the indenture unless the instrument evidencing the debts provides that it is not superior in right of payment to the Debentures or to other debt which ranks equally with, or is subordinate to, the Debentures, except that senior debt does not include:

·	non-recourse debt;

·	debt Capitol owes to its subsidiaries;

·	debt Capitol owes to any employee;

·	debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business; or

·	subordinated debt (as defined below);

•
subordinated debt, which means debt incurred before or after the date of the indenture which is by its terms expressly provided to be junior and subordinate to Capitol’s senior debt (other than the Debentures), except that subordinated debt does not include:

·	non-recourse debt;

·	debt Capitol owes to its subsidiaries;

·	debt Capitol owes to any employee;

·	debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business;

·	senior debt (as defined above); and

·
debt under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, partnership or other entity affiliated with Capitol that is, directly or indirectly, Capitol’s financing vehicle in connection with the issuance by that entity of Trust-Preferred securities or other securities which are intended to qualify for Tier 1 capital treatment; and

•
additional senior obligations, which means all of Capitol’s indebtedness incurred before or after the date of the indenture for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except that additional senior obligations do not include:

·	claims in respect of senior debt or subordinated debt; or

·	obligations which, by their terms, are expressly stated to be not superior in right of payment to the Debentures or to rank pari passu in right of payment with the Debentures.

    If Capitol defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any senior or subordinated indebtedness when it becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then Capitol may not make any payment on the Debentures.  With some limitations, if the indenture trustee receives a prohibited payment, it must pay it over to the holders of senior or subordinated indebtedness.

    In any distribution to creditors upon Capitol’s dissolution or winding-up or liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all senior or subordinated indebtedness must first be paid in full before Capitol makes any payment of the principal (and premium, if any) or interest on the Debentures.  Upon any such dissolution or winding-up or liquidation or reorganization, any payment by Capitol, or distribution of Capitol’s assets to which the holders of Debentures or the indenture trustee would be entitled to receive must instead be paid by Capitol or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making the payment or distribution, or by the holders of the Debentures or the indenture trustee if received by them, directly to the holders of Capitol’s senior or subordinated indebtedness to the extent necessary to pay the senior or subordinated indebtedness in full before any payment or distribution is made to the holders of the Debentures or the indenture trustee.

    The indenture places no limitation on the amount of additional senior or subordinated indebtedness that may be incurred by Capitol.  Capitol expects from time to time to incur additional indebtedness constituting senior or subordinated indebtedness.

Limitation on Additional Junior Indebtedness

    Under the indenture, Capitol agreed not to issue or incur, directly or indirectly, any additional junior indebtedness that is equal in right of payment to the Debentures unless: the pro forma sum of all outstanding debt issued by Capitol or any of Capitol’s subsidiaries in connection with any Trust-Preferred securities issued by any of Capitol’s financing subsidiaries, including the Debentures and the maximum liquidation amount of the additional Trust-Preferred or similar securities that Capitol or its financing subsidiaries are then issuing, plus Capitol’s total long-term debt, excluding any long-term debt which, by its terms, is expressly stated to be junior and subordinate to the Debentures, is less than 60% of the sum of Capitol’s equity, any perpetual preferred stock and minority interest, calculated in accordance with applicable capital adequacy guidelines, plus any long-term debt which, by its terms, is expressly stated to be junior and subordinate to the Debentures, in each case on a consolidated basis at the time of issuance.

Trust Expenses

    Pursuant to the guarantee and the expense agreement, entered into between Capitol and the Trust, Capitol, as borrower, agreed to pay all debts and other obligations (other than with respect to the Trust-Preferred Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the trustees of the Trust and the cost and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject.

Governing Law

    The indenture and the Debentures is governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Indenture Trustee

    The indenture trustee has, and be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of Debentures, unless offered reasonable indemnity by that holder against the costs, expenses and liabilities which might be incurred thereby. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF THE GUARANTEE

    The following description summarizes the material provisions of the guarantee.  This description is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the guarantee, including the definitions therein, and the Trust Indenture Act.  The form of the guarantee has been filed as an exhibit to Capitol’s registration statement to which this proxy statement/prospectus relates.  Whenever particular defined terms of the guarantee are referred to in this proxy statement/prospectus, those defined terms are incorporated in this proxy statement/prospectus by reference.

General

    The guarantee was executed and delivered by Capitol at the same time the Trust issued its Trust-Preferred Securities.  The guarantee is for the benefit of the holders from time to time of the Trust-Preferred Securities.  Wells Fargo Bank, N.A. acts as trustee (referred to below as the “guarantee trustee”) under the guarantee for the purposes of compliance with the Trust Indenture Act and the guarantee is qualified under the Trust Indenture Act.  The guarantee trustee holds the guarantee for the benefit of the holders of the Trust-Preferred Securities.

    Capitol irrevocably and unconditionally agreed to pay in full on a subordinated basis, to the extent described below, the guarantee payments (as defined below) to the holders of the Trust-Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment.  The following payments or distributions with respect to the Trust-Preferred Securities, to the extent not paid by or on behalf of the Issuer Trust (referred to as the “guarantee payments”), will be subject to the guarantee:

•	any accumulated and unpaid distributions required to be paid on the Trust-Preferred Securities, to the extent that the Trust has funds on hand available for the distributions;

•	the redemption price with respect to Trust-Preferred Securities called for redemption, to the extent that the Trust has funds on hand available for the redemptions; or

•
upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debentures are distributed to holders of such Trust-Preferred Securities in exchange for their Trust-Preferred Securities), the lesser of:

·	the liquidation distribution to the extent the Trust has funds available therefor; and

·
the amount of assets of the Trust remaining available for distribution to holders of Trust-Preferred Securities after satisfaction of liabilities to creditors of the Trust as required by applicable law.

    Capitol’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Capitol to the holders of the Trust-Preferred Securities or by causing the Trust to pay these amounts to the holders.

    The guarantee is an irrevocable and unconditional guarantee on a subordinated basis of the Trust’s obligations under the Trust-Preferred Securities, but will apply only to the extent the Trust has funds sufficient to make such payments, and is not a guarantee of collection.  See “—Status of the Guarantee.”

    If Capitol does not make interest payments on the Debentures held by the Trust, the Trust will not be able to pay distributions on the Trust-Preferred Securities and will not have funds legally available for the distributions.  The guarantee constitutes an unsecured obligation of Capitol and will rank subordinate and junior in right of payment to all of Capitol’s senior or subordinated indebtedness.  See “—Status of the Guarantee.”  Because Capitol is a holding company, Capitol’s right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent Capitol may ourselves be recognized as a creditor of that subsidiary.  Accordingly, Capitol’s obligations under the guarantee will be effectively subordinated to all existing and future liabilities of Capitol’s subsidiaries, and claimants should look only to Capitol’s assets for payments.  The guarantee does not limit the incurrence or issuance of other secured or unsecured debt of Capitol’s, including senior or subordinated indebtedness, whether under any other existing indenture or any other indenture that Capitol may enter into in the future or otherwise.

    Capitol has, through the guarantee, the trust agreement, the Debentures and indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust’s obligations under the Trust-Preferred Securities.  No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee.  It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under its Trust-Preferred Securities.  See “Relationship Among the Trust-Preferred Securities, Debentures and Guarantee.”  In addition, pursuant to the expense agreement entered into between Capitol and the Trust, Capitol agreed to pay all debts and other obligations (other than with respect to the Trust-Preferred Securities) and all costs and expenses of the Trust.

Status of the Guarantee

    The guarantee constitutes an unsecured obligation of Capitol and ranks subordinate and junior in right of payment to all of Capitol’s senior or subordinated indebtedness in the same manner as the Debentures.

    The guarantee constitutes a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against Capitol to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).  The guarantee is held for the benefit of the holders of the Trust-Preferred Securities.  The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Trust or upon distribution to the holders of the Trust-Preferred Securities of the Debentures.  The guarantee does not place a limitation on the amount of additional senior or subordinated indebtedness that may be incurred by Capitol.  Capitol expects from time to time to incur additional indebtedness constituting senior or subordinated indebtedness.

Amendments and Assignment

    Except with respect to any changes which do not adversely affect the material rights of holders of the Trust-Preferred Securities (in which case no vote of the holders will be required), the guarantee may not be amended without the prior approval of the holders of at least a majority of the aggregate liquidation amount of the Trust-Preferred Securities.  The manner of obtaining any such approval will be as described under “Description of the Trust-Preferred Securities and Related Instruments—Voting Rights; Amendment of Trust Agreement.”  All guarantees and agreements contained in the guarantee bind Capitol’s successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the Trust-Preferred Securities then outstanding.

Events of Default

    An event of default under the guarantee will occur upon Capitol’s failure to perform any of Capitol’s payment obligations under the guarantee or to perform any non-payment obligations.  The holders of at least a majority in aggregate liquidation amount of the Trust-Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

    The holders of at least a majority in aggregate liquidation amount of the Trust-Preferred Securities have the right, by vote, to waive any past events of default and its consequences under the guarantee.  If such a waiver occurs, any event of default will cease to exist and be deemed to have been cured under the terms of the guarantee.

    Any holder of the Trust-Preferred Securities may, to the extent permissible under applicable law, institute a legal proceeding directly against Capitol to enforce its rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

     Capitol, as guarantor, is required to file annually with the guarantee trustee a certificate as to whether or not Capitol is in compliance with all the conditions and covenants applicable to it under the guarantee.

Information Concerning the Guarantee Trustee

    The guarantee trustee, other than during the occurrence and continuance of a default by Capitol in performance of the guarantee, undertakes to perform only those duties specifically set forth in the guarantee and, after default with respect to the guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs.  Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the Trust-Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result.  However, such a requirement does not relieve the guarantee trustee of its obligations to exercise its rights and powers under the guarantee upon the occurrence of an event of default.

Termination of the Guarantee

    The guarantee will terminate and be of no further force and effect upon:

•	full payment of the redemption price of the Trust-Preferred Securities;

•	full payment of the amounts payable upon liquidation of the Trust; or

•	the distribution of the Debentures to the holders of the Trust-Preferred Securities in exchange for their Trust-Preferred Securities.

    The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust-Preferred Securities must restore payment of any sums paid under the Trust-Preferred Securities or the guarantee.

Governing Law

    The guarantee is governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST-PREFERRED SECURITIES, DEBENTURES AND GUARANTEE

    The following description of the relationship among the Trust-Preferred Securities, the Debentures and the guarantee is not complete and is subject to, and is qualified in its entirety by reference to, the trust agreement, the indenture and the guarantee, forms of each of which has been filed as an exhibit to Capitol’s registration statement to which this proxy statement/prospectus relates.

Full and Unconditional Guarantee

    Payments of distributions and other amounts due on the Trust-Preferred Securities (to the extent the Trust has funds available for the payment of such distributions) are irrevocably guaranteed by Capitol as described under “Description of the Guarantee.”  Taken together, Capitol’s obligations under the Debentures, the indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust-Preferred Securities.  No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee.  It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the Trust-Preferred Securities.  If and to the extent that Capitol does not make payments on the Debentures, the Trust will not pay distributions or other amounts due on its Trust-Preferred Securities.  The guarantee does not cover payment of distributions when the Trust does not have sufficient funds to pay such distributions.  In such an event, the remedy of a holder of any Trust-Preferred Securities is to institute a legal proceeding directly against Capitol pursuant to the terms of the indenture for enforcement of payment of amounts of such distributions to such holder.  Capitol’s obligations under the guarantee are subordinate and junior in right of payment to all of Capitol’s senior or subordinated indebtedness.

Sufficiency of Payments

    As long as payments of interest and other payments are made when due on the Debentures, such payments will be sufficient to cover distributions and other payments due on the Trust-Preferred Securities, primarily because:

•	the aggregate principal amount of the Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust-Preferred Securities and common securities;

•	the interest rate and interest and other payment dates on the Debentures will match the distribution rate and distribution and other payment dates for the Trust-Preferred Securities; and

•	the trust agreement provides that the Trust will not engage in any activity that is inconsistent with the limited purposes of the Trust.

    Notwithstanding anything to the contrary in the indenture, Capitol has the right to set-off any payment Capitol is otherwise required to make under the indenture with a payment Capitol makes under the guarantee.

Enforcement Rights of Holders of Trust-Preferred Securities

    A holder of any Trust-Preferred Security may, to the extent permissible under applicable law, institute a legal proceeding directly against Capitol to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person or entity.

    A default or event of default under any of Capitol’s senior or subordinated indebtedness would not constitute a default or event of default under the indenture. However, in the event of payment defaults under, or acceleration of, Capitol’s senior or subordinated indebtedness, the subordination provisions of the indenture provide that no payments may be made in respect of the Debentures until the senior or subordinated indebtedness has been paid in full or any payment default has been cured or waived. Failure to make required payments on the Debentures would constitute an event of default under the indenture.

Limited Purpose of the Trust

    The Trust-Preferred Securities evidence a preferred and undivided beneficial interest in the Trust, and the Trust exists for the sole purpose of issuing its Trust-Preferred Securities and common securities and investing the proceeds thereof in Debentures and engaging in only those other activities necessary or incidental thereto. A principal difference between the rights of a holder of a Trust-Preferred Security and a holder of a Debenture is that a holder of a Debenture is entitled to receive from Capitol the principal amount of and interest accrued on Debentures held, while a holder of Trust-Preferred Securities is entitled to receive distributions from the Trust (or from Capitol under the applicable guarantee) if and to the extent the Trust has funds available for the payment of such distributions.

Rights upon Termination

    Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving Capitol’s liquidation, the holders of the Trust-Preferred Securities will be entitled to receive, out of the assets held by the Trust, the liquidation distribution in cash.  See “Description of the Trust-Preferred Securities and Related Instruments—Liquidation Distribution Upon Dissolution.”  Upon any voluntary or involuntary liquidation or bankruptcy of ours, the property trustee, as holder of the Debentures, would be a subordinated creditor of ours, subordinated in right of payment to all senior or subordinated indebtedness as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any shareholders of ours receive payments or distributions.  Since Capitol is the guarantor under the guarantee, the positions of a holder of Trust-Preferred Securities and a holder of Debentures relative to other creditors and to Capitol’s shareholders in the event of Capitol’s liquidation or bankruptcy are expected to be substantially the same.

BOOK-ENTRY SYSTEM

    The Depository Trust Company, which Capitol refers to along with its successors in this capacity as “DTC,” acts as securities depository for the Trust-Preferred Securities.  The Trust-Preferred Securities were issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.  One or more fully registered global security certificates, representing the total aggregate number of each class of Trust-Preferred Securities has been issued and deposited with DTC.  At any time when the Debentures may be held by persons other than the property trustee, one or more fully registered global security certificates, representing the total aggregate principal amount of Debentures, will be issued and will be deposited with DTC.

    The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form.  These laws may impair the ability to transfer beneficial interests in Trust-Preferred Securities or Debentures, so long as the corresponding securities are represented by global security certificates.

     DTC has advised Capitol that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC holds securities that its direct participants deposit with DTC.  DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts.  This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.  DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and Financial Industry Regulatory Authority Inc. (“FINRA” ).  Access to the DTC system is also available to others, referred to as “indirect participants,” such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant.  The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records.  The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records.  Beneficial owners will not receive written confirmation from DTC of their purchase.  Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depository to Cede & Co., as nominee for DTC.  DTC will forward the payments to its participants, who will then forward them to indirect participants or holders.  Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Trust Agreement and the guarantee or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

    To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership.  DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners.  The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

    Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC’s procedures.  Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date.  The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

    DTC may discontinue providing its services as securities depository with respect to the Trust-Preferred Securities at any time by giving reasonable notice to the issuer or its agent.  Under these circumstances, in the event that a successor securities depository is not obtained, certificates for the Trust-Preferred Securities are required to be printed and delivered.  Capitol may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depository).  In that event, certificates for the Trust-Preferred Securities will be printed and delivered to DTC.

    As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities.  Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•
will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

    All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities.  DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records.  Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depository, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

    Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee.  Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf.  Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time.  None of Capitol, the Trust, the trustees of the Trust or any agent for Capitol or any of them, will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

    Although DTC has agreed to the foregoing procedures in order to facilitate the transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.  Capitol will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

    Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

     DTC has advised Capitol that it will take any action permitted to be taken by a registered holder of any securities under the Trust Agreement, the guarantee, the indenture or Capitol’s Articles of Incorporation, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

    The information in this section concerning DTC and its book-entry system has been obtained from sources that Capitol and the trustees of the Trust believe to be accurate, but Capitol assumes no responsibility for the accuracy thereof.

WHERE YOU CAN FIND MORE INFORMATION

    Capitol has filed a registration statement on Form S-4 to register with the SEC the units to be issued to shareholders of the CDBLs in the merger.  This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Capitol in addition to being a proxy statement of the CDBLs for the special meetings.  As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    In addition, Capitol files reports, proxy statements and other information with the SEC under the Exchange Act.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  You may read and copy this information at the following locations of the SEC:

Public Reference Room 100 F Street Washington, D.C. 20549	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, Washington, D.C. 20549, at prescribed rates.  The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Capitol, who file electronically with the SEC.  The address of that site is www.sec.gov.  You can also inspect reports, proxy statements and other information about Capitol at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The SEC allows Capitol to “incorporate by reference” the information it files with the SEC.  This permits Capitol to disclose important information to you by referring to these filed documents.  Any information referred to in this way is considered part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. Capitol incorporates by reference the documents listed below and any documents Capitol files with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until Capitol’s offering is completed.  Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus or another such document shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or another such document or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or superseded such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

•	Capitol’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	Capitol’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•
Capitol’s Current Reports on Form 8-K filed with the SEC on January 29, 2009, February 3, 2009, February 6, 2009, February 17, 2009, February 27, 2009, March 31, 2009, April 17, 2009, April 23, 2009, May 6, 2009, June 19, 2009, and July 7, 2009;

•	the description of Capitol’s common stock contained in Capitol’s Registration Statement on Form 8-A filed April 19, 1990;

•	the description of the shares of the Series A Preferred Stock contained in Capitol’s Registration Statement on Form 8-A filed on; and

•	the description of the Trust-Preferred Securities contained in Capitol’s Registration Statement on Form 8-A filed on June 12, 2008.

    Information furnished under Item 2.02 or 7.01 of Capitol’s Current Reports on Form 8-K is not incorporated by reference.

    You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning Capitol at the following address:

Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
Attention: Investor Relations
Telephone: (517) 487-6555
Internet website: www.capitolbancorp.com

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY________, 2009 TO RECEIVE THEM BEFORE THE SPECIAL SHAREHOLDERS’ MEETINGS.  If you request exhibits to any incorporated documents, Capitol will mail them to you by first class mail, or another equally prompt means, within one business day after Capitol receives your request.

    No one has been authorized to give any information or make any representation about the CDBLs, Capitol or the merger that differs from, or adds to, the information in this document or in documents that are publicly filed with the SEC.  Therefore, if anyone gives you different or additional information, you should not rely on it.

    If you are in a jurisdiction where it is unlawful to offer the units, or to ask for offer the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.

    The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.  Information in this document about Capitol has been supplied by Capitol, and information about each CDBL has been supplied by each such CDBL.

LEGAL MATTERS

    Certain legal matters relating to the validity of the shares of the Series A Preferred and Trust-Preferred Securities offered by this proxy statement/prospectus will be passed upon for Capitol by Brian English, Capitol’s General Counsel.  Certain federal income tax matters relating to the merger will be passed upon for Capitol by Honigman Miller Schwartz and Cohn LLP.

EXPERTS

    The consolidated financial statements of Capitol and the effectiveness of internal control over financial reporting incorporated by reference in this proxy statement/prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of each of the CDBLs attached to this proxy statement/prospectus as Appendix C have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports, which is attached as part of Appendix C, given on the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

    The CDBLs’ boards of directors do not know of any matters to be presented at the special meeting other than the proposal to approve the merger and the proposal to approve the authorization to adjourn. If any other matters are properly brought before the special meeting or any adjournment of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any such matters.

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APPENDIX A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of June 25, 2009 (the “Signing Date”) by and among Capitol Bancorp Ltd. , a Michigan corporation (“Capitol”), Capitol Development Bancorp Limited III, a Michigan corporation (“CDBL III”), Capitol Development Bancorp Limited IV, a Michigan corporation (“CDBL IV”), Capitol Development Bancorp Limited V, a Michigan corporation (“CDBL V”) and Capitol Development Bancorp Limited VI, a Michigan corporation (“CDBL VI”, together with CDBL III, CDBL IV and CDBL V, the “CDBLs”, and individually, each a “CDBL”).

A.  Capitol is a corporation duly organized and existing under the laws of the State of Michigan which has [___] shares of voting common stock issued and outstanding and [____] shares of nonvoting Series A Noncumulative Convertible Perpetual Preferred Stock (the “Series A Preferred”) issued and outstanding.

B.  Capitol is the holder of the number of duly issued and outstanding shares of voting Class A Common Stock of each CDBL (“Class A Common Stock”) and voting Class B Common Stock of each CDBL (“Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) as set forth below:

Company	# of Class A Common Stock Issued and Outstanding	# of Class B Common Stock Issued and Outstanding	# of Class A C ommon Stock Owned by Capitol	# of Class B Common Stock Owned by Capitol
CDBL III	1,000	14,745	1,000	0
CDBL IV	1,000	14,243	1,000	0
CDBL V	1,000	14,518	1,000	0
CDBL VI	1,000	15,825	1,000	0

C.  The Boards of Directors of Capitol and each of the CDBLs have adopted this Agreement and determined that it is advisable, desirable and in the best interests of the parties for each of the CDBLs to merge with and into Capitol (the “Merger”), with Capitol as the surviving corporation (the “Surviving Corporation”), in the manner and upon the terms and conditions set forth below and with the effects provided pursuant to the applicable provisions of the Michigan Business Corporation Act, as amended (the “MBCA”).

D.  It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing, and the terms and conditions set forth herein, the parties hereby agree as follows:

TERMS AND CONDITIONS

ARTICLE 1 -THE MERGER

1.1  Merger.  Subject to the terms and conditions of this Agreement and pursuant to applicable law, at the Effective Time (as defined below), (i) each of the CDBLs shall be merged with and into Capitol pursuant to the terms and conditions set forth herein, (ii) the separate corporate existence of each of the CDBLs shall cease, and (iii) Capitol as the Surviving Corporation shall continue to be governed by the laws of the State of Michigan.  This Agreement is intended to constitute the “plan of merger” contemplated by Section 701 of the MBCA.

1.2  Effective Time.  As soon as practicable after each of the conditions set forth in Article 3 hereof has been satisfied or waived, the CDBLs and Capitol will file, or cause to be filed, a certificate of merger (“Certificate of Merger”) with the appropriate authorities of Michigan, which Certificate of Merger shall be in the form required by and executed in accordance with the MBCA.  The Merger shall become effective upon the latest of: (a) the proper filing of a Certificate of Merger with the appropriate authorities of Michigan, which shall be immediately following the Closing (as defined below) and on the same day as the Closing if practicable, or (b) such other date and time as may be agreed to by the parties and specified in the Certificate of Merger in accordance with the MBCA (in either case, the “Effective Time”).

1.3  Surviving Corporation in the Merger.

(a)  The name of the Surviving Corporation shall be “Capitol Bancorp Ltd.”  At the Effective Time, the headquarters and principal executive offices of Capitol immediately prior to the Effective Time shall be the headquarters and principal executive offices of the Surviving Corporation.

(b)  At the Effective Time, the Articles of Incorporation of Capitol, as then in effect, shall be the Articles of Incorporation of the Surviving Corporation until amended as provided therein or as otherwise permitted by the MBCA.

(c)  At the Effective Time, the Bylaws of Capitol as then in effect shall be the Bylaws of the Surviving Corporation until amended as provided therein or as otherwise permitted by the MBCA.

(d)  The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Capitol immediately prior to the Effective Time.

1.4  Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers and franchises of Capitol and of the CDBLs and all of the property (real, personal and mixed) of Capitol and of the CDBLs and all debts due to Capitol or to the CDBLs on any account, and all choses in action, and every other interest of or belonging to or due to Capitol or to the CDBLs, will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Capitol and of the CDBLs shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities, obligations, restrictions, disabilities and duties had been incurred or contracted by the Surviving Corporation.  The title to any real estate or any interest therein vested, by deed or otherwise, in Capitol or in the CDBLs shall not revert or in any way become impaired by reason of the Merger.

1.5  CDBL Shareholders’ Meetings.  Each of the CDBLs shall, at the earliest practicable date, hold a meeting of its shareholders to submit this Agreement for adoption by its shareholders (each, a “Shareholders’ Meeting”).  Pursuant to the Articles of Incorporation of each CDBL, the affirmative vote of a majority of the issued and outstanding shares of each CDBL’s Common Stock entitled to vote at each such Shareholders’ Meeting shall be required for such adoption.

1.6  Registration Statement; Proxy Statement/Prospectus.

(a)  For the purposes of registering with the Securities and Exchange Commission (“SEC”) and with applicable state securities authorities the shares of Capitol’s Series A Preferred and shares of Trust-Preferred Securities (the “Trust-Preferred Securities”) issued by Capitol Trust XII, a Delaware statutory trust to be issued to holders of a CDBL’s Common Stock (other than Capitol) in connection with the Merger, the parties shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, is referred to herein as the “Registration Statement”), including the Proxy Statement/Prospectus satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder (such Proxy Statement/Prospectus, together with any and all amendments or supplements thereto, is referred to herein as the “Proxy Statement/Prospectus”).

(b)  Each CDBL shall furnish such information concerning it as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such CDBL, to comply with Section 1.6(a) hereof.  Each CDBL agrees promptly to advise Capitol if at any time before a Shareholders’ Meeting any information provided by such CDBL that is set out in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.  Each CDBL shall furnish Capitol with such supplemental information as may be necessary in order to cause such Proxy Statement/Prospectus, insofar as it relates to such CDBL, to comply with Section 1.6(a) hereof.

(c)  Capitol shall promptly file the Registration Statement with the SEC.  Each CDBL and Capitol shall use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act at the earliest practicable date.

1.7  Closing.  If (i) this Agreement has been duly approved by the shareholders (other than Capitol) of each CDBL, and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the “Closing”) shall take place as promptly as practicable thereafter at Capitol’s offices located at Capitol Bancorp Center, 200 Washington Square North, 4th Floor, Lansing, Michigan 48933, or at such other place as the parties agree.  The Closing will take place within 30 days after the satisfaction or waiver of all conditions and/or obligations precedent to the Closing contained in Article 3 of this Agreement, or at such other time as the parties agree.

1.8  Tax Consequences; Accounting Treatment.  It is intended that (i) the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code.

ARTICLE 2 -MANNER OF EXCHANGING SHARES

2.1  Conversion of Shares.

(a)  At the Effective Time, all shares of the Common Stock of each CDBL then held by Capitol shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)  At the Effective Time, by virtue of the Merger and without any further action on the part of Capitol, any of the CDBLs or any shareholder of any of the CDBLs, each share of the Common Stock of a CDBL (with shares of a CDBL’s Class B Common Stock and Class A Common Stock being treated equally) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one unit (each a “unit”) consisting of the following for each CDBL:

One Share of C lass B Common Stock of	Shares of the Trust-Preferred Securities	Shares of the Series A Preferred	Estimated Merger Consideration vs Original Investment Amounts
CDBL III	41.64	11.811	159.750%
CDBL IV	40.47	11.478	155.250%
CDBL V	39.29	11.146	150.750%
CDBL VI	37.29	10.577	143.056%

    The estimated merger consideration in the table above does not necessarily represent fair value, it is based on the liquidation value of the Trust-Preferred Securities of $10.00 per share and the stated preference value of the Series A  Preferred of $100.00 per share.  The Series A Preferred is convertible into shares of Capitol’s common stock at $16.00 per share.

(c)  Following the Effective Time, each certificate previously representing any shares of the Common Stock of a CDBL (each, a “CDBL Certificate”) shall cease to represent shares of the Common Stock of such CDBL and shall thereafter represent only the right to receive (i) a unit representing the applicable number of whole shares of the Trust-Preferred Securities and the Series A Preferred, and (ii) cash in lieu of fractional shares of the Trust-Preferred Securities and the Series A Preferred in each case, into which the shares of common stock represented by such CDBL Certificate have been converted pursuant to this Section 2.1 and Section 2.3, respectively.  Upon the surrender of a CDBL Certificate, such CDBL Certificate shall be exchanged for a certificate representing the applicable number of units and cash in lieu of fractional shares issued in accordance with Section 2.3, without any interest thereon.

(d)  At and after the Effective Time, each share of Capitol common stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Capitol common stock and shall not be affected by the Merger.

(e)  At the Effective Time, each option or warrant granted by a CDBL to purchase shares of such CDBL’s capital stock that is outstanding and unexercised immediately prior thereto shall be canceled and extinguished.

2.2  Manner of the Exchange.  As promptly as practicable after the Effective Time, Capitol will send to each former shareholder of record of each CDBL immediately prior to the Effective Time, transmittal materials for use in exchanging such shareholder’s CDBL Certificates for the consideration set forth in Section 2.1 above and Section 2.3 below.  Any cash in lieu of fractional shares and any dividends due on the shares of the Trust-Preferred Securities or the Series A Preferred that a CDBL shareholder is entitled to will be delivered to such shareholder only upon delivery to Capitol of the shareholder’s CDBL Certificate(s) representing all of such shareholder’s shares of the Common Stock (or indemnity satisfactory to Capitol, in its judgment, if any of such certificates are lost, stolen or destroyed).  No interest will be paid on any such cash in lieu of fractional shares or dividends to which the holder of such CDBL shares of the Common Stock shall be entitled to receive upon such delivery.

2.3  No Fractional Shares.  No certificates or scrip for fractional shares of the Series A Preferred will be issued. In lieu thereof, Capitol will pay an amount of cash determined by multiplying (i) $1,000, by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of the Series A Preferred to which such holder would otherwise be entitled to receive pursuant to Section 2.1 hereof.

ARTICLE 3 -CONDITIONS PRECEDENT

3.1  Conditions to the Parties Obligations.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)  a majority of the Common Stock of each of the CDBLs shall have been voted to approve and adopt the Agreement at a Shareholders’ Meeting of the applicable CDBL;

(b)  the SEC shall have declared effective the Registration Statement registering the units to be issued in the Merger;

(c)  not more than an aggregate of one half of one percent (.50%) of the issued and outstanding shares of the CDBLs’ Common Stock shall have perfected their dissenter rights under Sections 761 -774 of the MBCA; and

(d)  Honigman Miller Schwartz and Cohn LLP shall have issued its tax opinion that: (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended; and (ii) the Merger will not be a taxable event to the shareholders of the CDBLs (except to the extent of cash received in lieu of fractional shares).

ARTICLE 4 -MODIFICATIONS - TERMINATION

    Subject to the limitations of the applicable laws of the State of Michigan, this Agreement may be amended, modified or abandoned at any time prior to the Effective Time by action of the Board of Directors of any of the parties hereto.   In the event of such abandonment, this Agreement shall become void and have no further effect, without any liability on the part of Capitol or the CDBLs or the officers, directors or shareholders of such corporations.

IN WITNESS WHEREOF, Capitol and each of the CDBLs have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Capitol: Capitol Bancorp Ltd. By: Name: Title:	CDBL III: Capitol Development Bancorp Limited III By: Name: Title:

CDBL IV: Capitol Development Bancorp Limited IV By: Name: Title:

CDBL V: Capitol Development Bancorp Limited V By: Name: Title:

CDBL VI: Capitol Development Bancorp Limited VI By: Name: Title:

APPENDIX B

EXCERPTS FROM MICHIGAN BUSINESS CORPORATION ACT

450.1761 Definitions.

Sec. 761.

As used in sections 762 to 774:

(a) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.

(c) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.

(d) “Fair value”, with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(e) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(f) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(g) “Shareholder” means the record or beneficial shareholder.

450.1762 Right of shareholder to dissent and obtain payment for shares.

Sec. 762.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger under section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

(d) Consummation of a plan of conversion to which the corporation is a party as the corporation that is being converted, if the shareholder is entitled to vote on the plan. However, any rights provided under this section are not available if that corporation is converted into a foreign corporation and the shareholder receives shares that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the conversion.

(e) An amendment of the articles of incorporation giving rise to a right to dissent under section 621.

(f) A transaction giving rise to a right to dissent under section 754.

(g) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

(a) Any corporate action set forth in subsection (1)(a) to (e) as to shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation's board is adopted in the case of a merger under section 711 that does not require a shareholder vote under section 713.

(b) A transaction described in subsection (1)(a) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the merger, or any combination of cash and those shares.

(c) A transaction described in subsection (1)(b) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the share exchange, or any combination of cash and those shares.

(d) A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction, if the transaction is for cash, shares that satisfy the requirements of subdivision (a) on the date of closing, or any combination of cash and those shares.

(e) A transaction described in subsection (1)(d) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the conversion, or any combination of cash and those shares.

(3) A shareholder entitled to dissent and obtain payment for his or her shares under subsection (1)(a) to (f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(4) A shareholder who exercises his or her right to dissent and seek payment for his or her shares under subsection (1)(g) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

450.1763 Rights of partial dissenter; assertion of dissenters' rights by beneficial shareholder.

Sec. 763.

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if all of the following apply:

(a) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

(b) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

450.1764 Corporate action creating dissenters' rights; vote of shareholders; notice.

Sec. 764.

(1) If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this act and shall be accompanied by a copy of sections 761 to 774.

(2) If corporate action creating dissenters' rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters' rights.

450.1765 Notice of intent to demand payment for shares.

Sec. 765.

(1) If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment for his or her shares under this act.

450.1766 Dissenters' notice; delivery to shareholders; contents.

Sec. 766.

(1) If proposed corporate action creating dissenters' rights under section 762 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 765.

(2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:

(a) State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.

(b) Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.

(c) Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether he or she acquired beneficial ownership of the shares before the date.

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

450.1767 Duties of shareholder sent dissenter's notice; retention of rights; failure to demand payment or deposit share certificates.

Sec. 767.

(1) A shareholder sent a dissenter's notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this act.

450.1768 Restriction on transfer of shares without certificates; retention of rights.

Sec. 768.

(1) The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

(2) The person for whom dissenters' rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

450.1769 Payment by corporation to dissenter; accompanying documents.

Sec. 769.

(1) Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2) The payment must be accompanied by all of the following:

(a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and if available the latest interim financial statements.

(b) A statement of the corporation's estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A statement of the dissenter's right to demand payment under section 772.

450.1770 Return of deposited certificates and release of transfer restrictions; effect of corporation taking proposed action.

Sec. 770.

(1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 766 and repeat the payment demand procedure.

450.1771 Election to withhold payment from dissenter; offer to pay estimated fair value of shares, plus accrued interest; statements; explanation.

Sec. 771.

(1) A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters' notice pursuant to section 766(2)(c).

(2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 772.

450.1772 Demand for payment of dissenter's estimate or rejection of corporation's offer and demand for payment of fair value and interest due; waiver.

Sec. 772.

(1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation's offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:

(a) The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b) The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

(2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.

450.1773 Petitioning court to determine fair value of shares and accrued interest; failure of corporation to commence proceeding; venue; parties; service; jurisdiction; appraisers; discovery rights; judgment.

Sec. 773.

(1) If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county in which the corporation's principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

450.1773a Referee; appointment; powers; compensation; duties; objections to report; application to court for action; adoption, modification, or recommitment of report; further evidence; judgment; review.

Sec. 773a.

(1) In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee's consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:

(a) To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

(b) To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.

(c) To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.

(d) To place witnesses under oath and to examine witnesses.

(e) To provide for the taking of testimony by deposition.

(f) To regulate the course of the proceeding.

(g) To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

(2) The amount and manner of payment of the referee's compensation shall be determined by agreement between the referee and the parties, subject to the court's allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.

(3) The referee shall do all of the following:

(a) Make a record and reporter's transcript of the proceeding.

(b) Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.

(c) File the report with the court, together with all original exhibits and the reporter's transcript of the proceeding.

(4) Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

450.1774 Costs of appraisal proceeding.

Sec. 774.

(1) The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.

APPENDIX C-1

FINANCIAL INFORMATION REGARDING CAPITOL DEVELOPMENT BANCORP LIMITED III

Management's discussion and analysis of financial condition and results of operations	C1-2
Condensed interim consolidated financial statements as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 (unaudited)	C1-4
Audited consolidated financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006	C1-15

C1 - 1

Management's Discussion and Analysis of Financial Condition
and Results of Operations
Capitol Development Bancorp Limited III
Periods Ended March 31, 2009 and 2008 and
December 31, 2008, 2007 and 2006

Financial Condition
Capitol Development Bancorp Limited III ("CDBL III") is a bank-development company engaged in commercial banking activities through its subsidiaries (collectively, the "Banks"), Community Bank of Rowan (located in Salisbury, North Carolina) which is 51% owned, Bank of Santa Barbara (located in Santa Barbara, California) which is 51% owned and Summit Bank of Kansas City (located in Lee's Summit, Missouri) which is 55% owned.  CDBL III's Banks provide a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in their respective communities.

Total assets approximated $269 million at March 31, 2009, an increase from $264.8 million at December 31, 2008.  Total assets approximated $227.3 million at year-end 2007.  Increased assets resulted mainly from higher levels of portfolio loans at the Banks, funded by growth in deposits.

Total portfolio loans approximated $217.3 million at March 31, 2009 compared to $213.9 million at December 31, 2008 ($193.8 million at December 31, 2007).

The allowance for loan losses at March 31, 2009 approximated $3.7 million or 1.7% of total portfolio loans, compared to the December 31, 2008 ratio of 1.6% (1.5% at December 31, 2007).

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date.  Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.

Total deposits approximated $214.6 million at March 31, 2009, an increase of approximately $7.2 million from the $207.4 million level at December 31, 2008 ($184.7 million at December 31, 2007).

The Banks seek to obtain noninterest-bearing deposits as a means to reduce their cost of funds.  Noninterest-bearing deposits approximated $22.6 million at March 31, 2009 or about 10.5% of total deposits, a decrease of approximately $2.6 million from December 31, 2008 compared to an increase of $6.5 million during 2008.  Noninterest-bearing deposits can fluctuate significantly from day to day, depending upon customer account activity.

CDBL III's stockholders' equity approximated $14.6 million at March 31, 2009 or approximately 5.4% of total assets.  Total equity approximated $24.8 million and $25.0 million at March 31, 2009 and December 31, 2008, respectively, or 9.2% and 9.4% of total assets.  Capital adequacy is discussed elsewhere in this narrative.

Results of Operations
The net loss attributable to CDBL III for the three months ended March 31, 2009 approximated $78,000, compared with net income of approximately $73,000 in the corresponding 2008 period.  Net income attributable to CDBL III for the year ended December 31, 2008 approximated $186,000, compared with a net loss of approximately $706,000 for 2007 and a net loss of $2.7 million in 2006.  Net losses in 2007 and 2006 related to the expected early-period operations of the Banks.

The principal source of operating revenues is interest income.  Total interest income for the three months ended March 31, 2009 approximated $3.1 million, compared with $3.5 million for the three-month 2008 period.  Total interest income for the year ended December 31, 2008 approximated $13.5 million, compared with $13 million in 2007 and $4.6 million in 2006.  The interim decrease in interest income in 2009 relates primarily to decreased rates in the current environment.  Increased interest income in 2008 and 2007 resulted primarily from higher levels of portfolio loans and other earning assets associated with the Banks' growth.

C1 - 2

Total interest expense approximated $1.3 million for the three months ended March 31, 2009 and $1.9 million for the corresponding 2008 period.  For the year ended December 31, 2008, total interest expense approximated $6.8 million ($6.6 million at December 31, 2007).  Increases in interest expense correlate with growth in interest-bearing deposits during the periods.

Net interest income approximated $1.7 million for the three months ended March 31, 2009, compared with $1.6 million for the 2008 corresponding period.  Net interest income for the year ended December 31, 2008 approximated $6.8 million, compared with $6.4 million in 2007.

The provision for loan losses was $427,000 for the three months ended March 31, 2009, compared with $321,000 in the corresponding 2008 period.  The provision for loan losses was $967,000 for the year ended December 31, 2008 ($1.5 million in 2007 and $1.2 million in 2006).  The increased provision for loan losses for these periods related primarily to portfolio loan growth.  The provision for loan losses is based upon amounts necessary to maintain the allowance for loan losses based on management's analysis of allowance requirements, as discussed previously.

Total noninterest income approximated $173,000 for the three months ended March 31, 2009, compared with $230,000 for the corresponding 2008 period.  Noninterest income for the year ended December 31, 2008 approximated $921,000 ($977,000 in 2007 and $328,000 in 2006).  Noninterest income is generated by fees from syndication and placement of non-portfolio residential mortgage and commercial loans and gains on sale of government-guaranteed loans.  These revenue sources may fluctuate due to interest rates, real estate values, and the variability of loan purchasers and related pricing of potential loan sales which can influence the decision on whether loans will be sold.

Total noninterest expense approximated $1.7 million for the three months ended March 31, 2009, compared with $1.3 million for the corresponding 2008 period.  For the year ended December 31, 2008, total noninterest expense approximated $6 million, compared with $7.6 million in 2007 and $8.5 million in 2006.  The significant decrease in operating expenses in 2008 was mainly attributable to the deferral of compensation costs related to loan origination activities.  Noninterest expense in 2006 included $589,000 of nonrecurring start-up and preopening costs related to new bank activity.

Liquidity and Capital Resources
The principal funding source for asset growth and loan origination activities is deposits.  Changes in deposits and loans were previously discussed in this narrative.  Most of the deposit growth has been deployed into commercial loans, consistent with the Banks' emphasis on commercial lending activities.

Cash and cash equivalents approximated $36.5 million at March 31, 2009, $34.6 million at December 31, 2008 and $25.9 million at December 31, 2007.  As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time.  Management believes the Banks' liquidity position at March 31, 2009 is adequate to fund loan demand and to meet depositor needs.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies.  In the case of CDBL III, its Banks are subject to a more restrictive requirement than is applicable to most banks inasmuch as the Banks must maintain a capital-to-asset ratio of not less than 8% for their first three years of operation.  In the opinion of management, CDBL III and its Banks meet or exceed regulatory capital requirements to which they are subject.

Impact of New Accounting Standards
There are certain new accounting standards either becoming effective or being issued in 2009 and 2008.  They are discussed in Note E of the accompanying condensed consolidated interim financial statements and Note B of the accompanying annual consolidated financial statements.

As discussed in Note B of the consolidated annual financial statements, Financial Accounting Standards Statement No. 160 (FAS 160), Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, became effective January 1, 2009.  FAS 160 revises the classification of noncontrolling interests (previously known as minority interests in consolidated subsidiaries) to the equity section of the balance sheet and revises certain line items within the consolidated statement of operations.  The accompanying consolidated financial statements for periods prior to January 1, 2009 have been adjusted to reflect the implementation of FAS 160 as if it had occurred at the beginning of the periods presented.

C1 - 3

CAPITOL DEVELOPMENT BANCORP LIMITED III

------

Condensed Interim Consolidated Financial Statements

Three months ended March 31, 2009 and 2008

C1 - 4

CONDENSED CONSOLIDATED BALANCE SHEETS

Capitol Development Bancorp Limited III

	March 31, 2009 (Unaudited)	December 31, 2008
		(as adjusted)
ASSETS
Cash and due from banks	$3,164,645	$3,616,711
Money-market funds and interest-bearing deposits	28,536,232	10,132,462
Federal funds sold	4,771,000	20,849,000
Cash and cash equivalents	36,471,877	34,598,173
Loans held for sale	489,750	192,000
Investment securities—Note B:
Available for sale, carried at fair value	7,053,319	8,238,752
Held for long-term investment, carried at amortized
cost which approximates fair value	1,900,200	1,800,964
Total investment securities	8,953,519	10,039,716
Portfolio loans, less allowance for loan losses of
$3,670,000 in 2009 and $3,481,000 in 2008	213,615,505	210,411,917
Premises and equipment	3,600,514	3,709,639
Accrued interest income	827,450	840,426
Goodwill	300,000	300,000
Other real estate owned	681,497	648,955
Other assets	4,060,586	4,026,313

TOTAL ASSETS	$269,000,698	$264,767,139

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$22,621,968	$25,248,494
Interest-bearing	192,022,136	182,135,961
Total deposits	214,644,104	207,384,455
Debt obligations	29,110,000	31,810,000
Accrued interest on deposits and other liabilities	450,759	558,724
Total liabilities	244,204,863	239,753,179

EQUITY:
CDBL III stockholders' equity:
Common stock, no par value,
51,000 shares authorized;
15,745 shares issued and outstanding	18,275,000	18,275,000
Retained-earnings deficit	(3,669,714)	(3,592,061)
Fair value adjustment (net of tax effect) for investment
securities available for sale (accumulated other
comprehensive income)	(44,871)	33,404
Total CDBL III stockholders' equity	14,560,415	14,716,343
Noncontrolling interests	10,235,420	10,297,617
Total equity	24,795,835	25,013,960

TOTAL LIABILITIES AND EQUITY	$269,000,698	$264,767,139

See notes to condensed interim consolidated financial statements.

C1 - 5

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

Capitol Development Bancorp Limited III

	Three Months Ended March 31
	2009	2008
		(as adjusted)
Interest income:
Portfolio loans (including fees)	$3,015,492	$3,346,209
Loans held for sale	4,009	2,882
Taxable investment securities	71,450
Federal funds sold	6,379	125,045
Money market and interest bearing deposits	5,128	5,400
Other	(6,130)	18,884
Total interest income	3,096,328	3,498,420
Interest expense:
Deposits	1,254,359	1,671,913
Debt obligations and other	95,550	210,356
Total interest expense	1,349,909	1,882,269
Net interest income	1,746,419	1,616,151
Provision for loan losses	427,336	321,000
Net interest income after provision
for loan losses	1,319,083	1,295,151

Noninterest income:
Service charges on deposit accounts	43,803	16,498
Fees from origination of non-portfolio residential
mortgage loans	30,327	50,208
Fees from servicing government-guaranteed loans	23,180	15,083
Gain on sales of government-guaranteed loans	47,137	82,804
Other	28,684	65,269
Total noninterest income	173,131	229,862

Noninterest expense:
Salaries and employee benefits	697,882	452,426
Occupancy	151,956	156,086
Equipment rent, depreciation and maintenance	96,127	116,936
Other	765,899	554,018
Total noninterest expense	1,711,864	1,279,466
Income (loss) before income taxes	(219,650)	245,547
Income taxes (benefit)	(79,800)	95,600
NET INCOME (LOSS)	(139,850)	149,947
Less net losses (income) attributable to noncontrolling
interests	62,197	(76,533)

NET INCOME (LOSS) ATTRIBUTABLE TO
CDBL III	$(77,653)	$73,414

NET INCOME (LOSS) PER SHARE
ATTRIBUTABLE TO CDBL III—Note C	$(4.93)	$4.66

See notes to condensed interim consolidated financial statements.

C1 - 6

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (Unaudited)

Capitol Development Bancorp Limited III

	Capitol Development Bancorp Limited III Stockholders' Equity
	Common Stock	Retained- Earnings Deficit	Accumulated Other Comprehensive Income (Loss)	Total CDBL III Stockholders' Equity	Noncontrolling Interests	Total Equity

Three Months Ended March 31, 2008
Balances at January 1, 2008	$17,745,000	$(3,778,299)		$13,966,701	$10,084,030	$24,050,731

Cash capital contribution from
majority shareholder	130,000			130,000		130,000

Net income for 2008 period		73,414		73,414	76,533	149,947

BALANCES AT MARCH 31, 2008	$17,875,000	$(3,704,885)		$14,170,115	$10,160,563	$24,330,678

Three Months Ended March 31, 2009
Balances at January 1, 2009	$18,275,000	$(3,592,061)	$33,404	$14,716,343	$10,297,617	$25,013,960

Components of comprehensive
loss:
Net loss for 2009 period		(77,653)		(77,653)	(62,197)	(139,850)
Fair value adjustment for
investment securities
available for sale (net of
tax effect)			(78,275)	(78,275)		(78,275)
Comprehensive loss
for the 2009 period				(155,928)	(62,197)	(218,125)

BALANCES AT MARCH 31, 2009	$18,275,000	$(3,669,714)	$(44,871)	$14,560,415	$10,235,420	$24,795,835

See notes to condensed interim consolidated financial statements.

C1 - 7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Capitol Development Bancorp Limited III

	Three Months Ended March 31
	2009	2008
		(as adjusted)
OPERATING ACTIVITIES
Net income (loss) for the period	$(139,850)	$149,947
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Provision for loan losses	427,336	321,000
Depreciation of premises and equipment	110,019	131,695
Net accretion of investment security
discounts	(26,727)
Gain on sales of government-guaranteed loans	(47,137)	(82,804)
Originations and purchases of loans held for sale	(993,250)	(490,000)
Proceeds from sales of loans held for sale	695,500	1,023,600
Decrease in accrued interest income and other assets	18,090	12,033
Decrease in accrued interest expense and other liabilities	(107,965)	(358,881)

NET CASH PROVIDED (USED) BY OPERATING
ACTIVITIES	(63,984)	706,590

INVESTING ACTIVITIES
Proceeds from calls, prepayments and maturities of investment
securities	2,668,562	757,400
Purchase of securities available for sale	(699,300)
Purchase of securities held for long-term investment	(974,000)	(1,676,800)
Net increase in portfolio loans	(3,616,329)	(1,921,457)
Purchases of premises and equipment	(894)	(34,299)

NET CASH USED BY INVESTING ACTIVITIES	(2,621,961)	(2,875,156)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and
savings accounts	47,298,585	12,953,622
Net decrease in certificates of deposit	(40,038,936)	(28,109,825)
Net borrowings from (payments on) debt obligations	(2,700,000)	15,567,000
Capital contribution from majority shareholder		130,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,559,649	540,797

INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS	1,873,704	(1,627,769)
Cash and cash equivalents at beginning of period	34,598,173	25,858,332

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$36,471,877	$24,230,563

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,442,991	$2,206,414
Transfers of loans to other real estate owned	32,542

See notes to condensed interim consolidated financial statements.

C1 - 8

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited III

NOTE A—BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of Capitol Development Bancorp Limited III ("CDBL III") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

The statements do, however, include all adjustments of a normal recurring nature which CDBL III considers necessary for a fair presentation of the interim periods.

The consolidated financial statements include the accounts of CDBL III and its majority-owned subsidiaries after elimination of intercompany accounts and transactions and giving effect to applicable noncontrolling interests.

The results of operations for the three-month period ended March 31, 2009 are not necessarily indicative of the results to be expected for the year ending December 31, 2009.

NOTE B—INVESTMENT SECURITIES

Investment securities consisted of the following (in $1,000s):

	March 31, 2009		December 31, 2008
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available for sale:
United States government agency securities	$5,773	$5,812	$6,746	$6,831
Mortgage backed securities	1,049	1,092	1,142	1,175
Trust-preferred securities	300	150	300	233
	7,122	7,054	8,188	8,239
Held for long-term investment:
Federal Home Loan Bank stock	1,848	1,848	1,750	1,750
Other	52	52	51	51
	1,900	1,900	1,801	1,801

	$9,022	$8,954	$9,989	$10,040

Investments in Federal Home Loan Bank stock are restricted and may only be resold to, or redeemed by, the issuer.  The trust-preferred securities were issued by a subsidiary of Capitol Bancorp Limited.

Gross unrealized gains and losses on investment securities available for sale were as follows (in $1,000s):

	March 31, 2009		December 31, 2008
	Gains	Losses	Gains	Losses
United States government agency securities	$39		$85
Mortgage backed securities	43		33
Trust-preferred securities		$150		$67

	$82	$150	$118	$67

C1 - 9

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited III

NOTE B—INVESTMENT SECURITIES—Continued

Management does not believe any individual unrealized loss as of March 31, 2009 represents an other-than-temporary impairment (primarily due to such amounts being attributable to changes in interest rates) and has both the intent and ability to hold these securities for a time period necessary to recover the amortized cost.

Gross realized gains and losses from sales and maturities of investment securities were insignificant for the periods presented.

NOTE C—NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO CDBL III

Net income (loss) per share attributable to CDBL III is based on the weighted average number of common shares outstanding (15,745 shares).  There were no common stock equivalents or other forms of dilutive instruments outstanding during the periods presented.

NOTE D—FAIR VALUE

SFAS No. 157 establishes a hierarchy that prioritizes the use of fair value inputs used in valuation methodologies into the following three levels:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3:  Significant unobservable inputs that reflect the reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of CDBL III's valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based on quoted prices, when available.  If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 values.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis.  Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

Loans:  CDBL III does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

Other real estate owned:  At the time of foreclosure, foreclosed properties are adjusted to fair value less estimated costs to sell upon transfer from portfolio loans to other real estate owned, establishing a new accounting basis.  CDBL III subsequently adjusts fair value on other real estate owned on a nonrecurring basis to reflect partial write-downs based on the observable market price, current appraised value of the asset or other estimates of fair value.

C1 - 10

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited III

NOTE D—FAIR VALUE—Continued

The balances of assets and liabilities measured at fair value on a recurring basis as of March 31, 2009 were as follows (in $1,000s):

	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)

Securities available for sale:
United State government agency securities	$5,812		$5,812
Mortgage backed securities	1,092		1,092
Trust-preferred securities	150	$150
	$7,054	$150	$6,904

The balances of assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 were as follows:

	Total	Significant Other Observable Inputs (Level 2)

Securities available for sale	$8,238,752	$8,238,752

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2009 were as follows (in $1,000s):

	Total	Significant Unobservable Inputs (Level 3)

Impaired loans (1)	$1,592	$1,592

Other real estate owned (1)	$681	$681

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the applicable collateral or foreclosed property or other estimates of fair value.

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2008, other than mortgage loans held for sale, were as follows (in $1,000's):

	Total	Significant Other Observable Inputs (Level 2)

Impaired loans (1)	$3,476	$3,476

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the collateral.

C1 - 11

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited III

NOTE D—FAIR VALUE—Continued

CDBL III began applying the fair value measurement and disclosure provisions of SFAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis which did not have a material effect on CDBL III's consolidated financial position upon implementation.  CDBL III measures the fair value of the following on a nonrecurring basis:  (1) long-lived assets and (2) foreclosed assets.

Carrying values and estimated fair values of financial instruments for FAS No. 107 disclosure purposes were as follows (in $1,000s):

	March 31, 2009		December 31, 2008
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$36,472	$36,472	$34,598	$34,598
Loans held for sale	490	490	192	192
Investment securities:
Available for sale	7,054	7,054	8,239	8,239
Held for long-term investment	1,900	1,900	1,801	1,801
	8,954	8,954	10,040	10,040
Portfolio loans:
Loans secured by real estate:
Commercial	64,865	65,227	61,644	62,441
Residential (including multi-family)	68,402	68,406	60,826	60,562
Construction, land development and other land	43,288	40,969	51,584	50,186
Total loans secured by real estate	176,555	174,602	174,054	173,189
Commercial and other business-purpose loans	34,538	34,545	33,469	33,243
Consumer	5,579	5,644	6,002	5,988
Other	614	596	368	44
Total portfolio loans	217,286	215,387	213,893	212,464
Less allowance for loan losses	(3,670)	(3,670)	(3,481)	(3,481)
Net portfolio loans	213,616	211,717	210,412	208,983

Financial Liabilities:
Deposits:
Noninterest-bearing	22,622	22,622	25,248	25,248
Interest-bearing:
Demand accounts	49,925	49,670	54,896	54,896
Time certificates of less than $100,000	65,144	65,214	76,346	76,504
Time certificates of $100,000 or more	76,953	76,910	50,894	50,991
Total interest-bearing	192,022	191,794	182,136	182,391
Total deposits	214,644	214,416	207,384	207,639
Debt obligations	29,110	29,219	31,810	31,858

Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available).  For example, the estimated fair value of portfolio loans is based on discounted cash flow computations.  Similarly, the estimated fair value of time deposits, debt obligations and subordinated debentures were determined through discounted cash flow computations.  Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair value based on current financial reporting requirements.

C1 - 12

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited III

NOTE D—FAIR VALUE—Continued

Given current market conditions, a portion of the loan portfolio is not readily marketable and market prices do not exist.  CDBL III has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition in FAS No. 157.  Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time.  Accordingly, the fair value measurements for loans included in the table above are unlikely to represent the instruments' liquidation values.

NOTE E—NEW ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 which deferred the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or on a more frequently recurring basis.  The implementation of previously deferred aspects of Statement No. 157 in 2009 (as permitted by FSP FAS 157-2) did not have a material effect on CDBL III's results of operations or financial position.  Fair value disclosures are set forth in Note D to the condensed interim financial statements.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of CDBL III's adoption of Statement No. 141(R) had no impact upon implementation and its subsequent impact will depend upon the extent and magnitude of acquisitions in the future.

Also in December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, to create accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Statement No. 160 establishes accounting and reporting standards that require (1) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent's equity, (2) the amount of consolidated net income (loss) attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income, (3) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently, (4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be initially measured at fair value and (5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  Statement No. 160 became effective for CDBL III on January 1, 2009 and the accompanying condensed consolidated financial statements reflect implementation of the new accounting standard as if it occurred as of the beginning of the periods presented.

On April 9, 2009, the FASB issued the following three FASB Staff Positions (FSP), which become effective for second quarter reporting, with earlier implementation permitted for the first quarter of 2009.  CDBL III elected to implement the new guidance effective January 1, 2009.

C1 - 13

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited III

NOTE E—NEW ACCOUNTING STANDARDS—Continued

FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, and APB Opinion No. 28, Interim Financial Reporting, to require interim disclosures about fair value of financial instruments in addition to annual reporting.  The required disclosures are included in Note D to the condensed consolidated financial statements.

FSP FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment guidance for debt securities to make it more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in financial statements.  Implementation of this new guidance did not have a material effect on CDBL III's consolidated financial statements.  The expanded interim disclosures about investment securities are set forth in Note B to the condensed consolidated financial statements.

FSP FAS 157-4 amends prior fair value guidance to aid in determining fair value when the volume and level of activity for an asset or liability have significantly decreased and identifying transactions that are not orderly.  This new guidance is intended to clarify that significant adjustments to quoted prices may be necessary to estimate fair value when there has been a significant decrease in the volume and activity for the asset/liability in relation to normal market activity.  Fair value is the price that would be received to sell an asset (or paid to transfer a liability) in an orderly transaction (that is, not a forced liquidation or distressed sale) between willing market participants under current market conditions.  CDBL III's implementation of FSP FAS 157-4 and related disclosures are set forth in Note D to the condensed consolidated financial statements.

In March 2008 the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.  This new guidance revises the presentation and disclosure of derivatives and hedging activities, became effective for CDBL III on January 1, 2009 and did not have a material impact on CDBL III's condensed consolidated financial statements upon implementation.

In February 2008, the FASB issued FSB FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.  The new guidance clarifies transfers and certain transactions' accounting subject to the provisions of FAS 140 and becomes effective January 1, 2009.  This new guidance did not have a material impact on CDBL III's consolidated financial position or results of operations upon implementation.

In June 2009, the FASB issued Statements No. 166 and 167 which relate to consolidation of variable-interest entities and to amend existing guidance for when a company 'derecognizes' transfers of financial assets, respectively.  Both new standards require a number of additional disclosures upon implementation January 1, 2010.  These new standards are not expected to have a material impact on CDBL III's consolidated financial statements upon implementation.

The FASB has also recently issued several proposals to amend, supersede or interpret existing accounting standards which may impact CDBL III's financial statements at a later date, such as a proposed amendment to Statement No. 128, Earnings per Share, among other things.

CDBL III's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to CDBL III's consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to CDBL III's consolidated financial statements.

C1 - 14

Capitol Development Bancorp Limited III
______

Consolidated Financial Statements

Years ended December 31, 2008, 2007 and 2006

C1 - 15

Capitol Development Bancorp Limited III

Page
Report of Independent Registered Public Accounting Firm	C1-17
Consolidated Balance Sheets	C1-18
Consolidated Statements of Operations	C1-19
Consolidated Statements of Changes in Stockholders' Equity	C1-20
Consolidated Statements of Cash Flows	C1-21
Notes to Consolidated Financial Statements	C1-22 – C1-41

C1 - 16

BDO Seidman, LLP
Accountants and Consultants

99 Monroe Avenue N.W., Suite 800
Grand Rapids, Michigan 49503-2654
Telephone: (616) 774-7000
Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Development Bancorp Limited III

We have audited the accompanying consolidated balance sheets of Capitol Development Bancorp Limited III and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Corporation's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The consolidated financial statements include retrospective adjustments associated with a new accounting pronouncement that became effective for the Corporation on January 1, 2009—specifically, Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51, which resulted in the reclassification of the Corporation's prior minority interests in consolidated subsidiaries to a new noncontrolling interests component of total equity.  Note B to the consolidated financial statements describes the retrospective application of this new accounting method in greater detail.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Development Bancorp Limited III and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Grand Rapids, Michigan
May 26, 2009
(July 6, 2009 as to the retrospective adoption of
Financial Accounting Standards Statement No. 160 as described in Note B of the consolidated financial statements)

C1 - 17

CONSOLIDATED BALANCE SHEETS

Capitol Development Bancorp Limited III

	December 31
	2008	2007
	(as adjusted)	(as adjusted)
ASSETS
Cash and due from banks	$3,616,711	$20,081,619
Money-market and interest-bearing deposits	10,132,462	483,713
Federal funds sold	20,849,000	5,293,000
Cash and cash equivalents	34,598,173	25,858,332
Loans held for sale	192,000	639,600
Investment securities available for sale, carried at fair value—Note C	8,238,752
Investment securities held for long-term investment, carried at amortized cost which approximates fair value—Note C	1,800,964	1,008,000
Total investment securities	10,039,716	1,008,000
Portfolio loans, less allowance for loan losses of $3,481,000 in 2008 and $2,826,000 in 2007—Note D	210,411,917	190,950,366
Premises and equipment—Note F	3,709,639	4,114,852
Accrued interest income	840,426	816,009
Goodwill	300,000	300,000
Other real estate owned	648,955
Other assets	4,026,313	3,654,330

TOTAL ASSETS	$264,767,139	$227,341,489

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$25,248,494	$18,796,166
Interest-bearing—Note G	182,135,961	165,920,416
Total deposits	207,384,455	184,716,582
Debt obligations—Note H	31,810,000	17,679,000
Accrued interest on deposits and other liabilities	558,724	895,176
Total liabilities	239,753,179	203,290,758

EQUITY—Notes I and O:
CDBL III stockholders' equity:
Common stock, no par value, 51,000 shares authorized; 15,745 shares issued and outstanding	18,275,000	17,745,000
Retained-earnings deficit	(3,592,061)	(3,778,299)
Fair value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income)	33,404
Total CDBL III stockholders' equity	14,716,343	13,966,701
Noncontrolling interests	10,297,617	10,084,030
Total equity	25,013,960	24,050,731

TOTAL LIABILITIES AND EQUITY	$264,767,139	$227,341,489

See notes to consolidated financial statements.

C1 - 18

CONSOLIDATED STATEMENTS OF OPERATIONS

Capitol Development Bancorp Limited III

	Year Ended December 31
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Interest income:
Portfolio loans (including fees)	$12,965,760	$11,744,111	$3,885,370
Loans held for sale	8,330	185,927	7,819
Taxable investment securities	154,668
Federal funds sold	276,161	997,914	594,507
Money market and interest-bearing deposits	36,788	12,825	104,202
Other	79,363	24,530	3,664
Total interest income	13,521,070	12,965,307	4,595,562
Interest expense:
Deposits	6,143,791	6,298,505	1,494,876
Debt obligations	616,257	271,807
Total interest expense	6,760,048	6,570,312	1,494,876
Net interest income	6,761,022	6,394,995	3,100,686
Provision for loan losses—Note D	966,994	1,524,000	1,238,000
Net interest income after provision for loan losses	5,794,028	4,870,995	1,862,686
Noninterest income:
Service charges on deposit accts	116,799	35,565	9,774
Fees from origination of non-portfolio residential
mortgage loans	198,827	264,943	151,581
Fees from syndication and placement of non- portfolio commercial loans		35,700
Fees from servicing government-guaranteed loans	77,922	31,652
Gain on sales of government-guaranteed loans	341,125	486,370	23,358
Other	186,773	122,520	143,435
Total noninterest income	921,446	976,750	328,148
Noninterest expense:
Salaries and employee benefits	2,587,804	3,952,009	4,421,352
Occupancy	628,251	600,425	494,773
Equipment rent, depreciation and maintenance	468,339	472,481	413,200
Preopening and start-up costs			589,156
Other—Note K	2,364,455	2,565,541	2,582,331
Total noninterest expense	6,048,849	7,590,456	8,500,812
Income (loss) before income tax benefit	666,625	(1,742,711)	(6,309,978)
Income taxes (benefit)—Note L	266,800	(670,500)	(2,468,900)
NET INCOME (LOSS)	399,825	(1,072,211)	(3,841,078)
Less net losses (income) attributable to noncontrolling interests	(213,587)	366,185	1,113,941

NET INCOME (LOSS) ATTRIBUTABLE
TO CDBL III	$186,238	$(706,026)	$(2,727,137)

NET INCOME (LOSS) PER SHARE
ATTRIBUTABLE TO CDBL III	$11.83	$(44.84)	$(173.21)

See notes to consolidated financial statements.

C1 - 19

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Capitol Development Bancorp Limited III

	Capitol Development Bancorp Limited III Stockholders' Equity				As Adjusted
	Common Stock	Retained- Earnings Deficit	Accumulated Other Comprehensive Income	Total CDBL III Stockholders' Equity	Noncontrolling Interests	Total Equity

Balances at January 1, 2006	$15,745,000	$(345,136)		$15,399,864	$7,281,237	$22,681,101

Noncontrolling interests' investment in formation of banks					4,282,919	4,282,919

Net loss for 2006		(2,727,137)		(2,727,137)	(1,113,941)	(3,841,078)

BALANCES AT DECEMBER 31, 2006	15,745,000	(3,072,273)		12,672,727	10,450,215	23,122,942

Cash capital contribution from majority shareholder—Note E	2,000,000			2,000,000		2,000,000

Net loss for 2007		(706,026)		(706,026)	(366,185)	(1,072,211)

BALANCES AT DECEMBER 31, 2007	17,745,000	(3,778,299)		13,966,701	10,084,030	24,050,731

Cash capital contribution from majority shareholder—Note E	530,000			530,000		530,000

Components of comprehensive income:
Net income for 2008		186,238		186,238	213,587	399,825
Fair value adjustment for investment securities available for sale (net of tax income tax effect)			$ 33,404	33,404		33,404
Comprehensive income for 2008				219,642		433,229

BALANCES AT DECEMBER 31, 2008	$18,275,000	$(3,592,061)	$ 33,404	$14,716,343	$10,297,617	$25,013,960

See notes to consolidated financial statements.

C1 - 20

CONSOLIDATED STATEMENTS OF CASH FLOWS

Capitol Development Bancorp Limited III

	Year Ended December 31
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
OPERATING ACTIVITIES
Net income (loss)	$399,825	$(1,072,211)	$(3,841,078)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Provision for loan losses	966,994	1,524,000	1,238,000
Depreciation of premises and equipment	529,513	507,217	392,824
Net amortization (accretion) of investment security premiums (discounts)	(29,029)
Loss (gain) on sale of premises and equipment	(771)	1,702
Gain on sales of government-guaranteed loans	(341,125)	(486,370)	(23,358)
Write-down of other real estate owned	2,039
Deferred income tax credit	(204,900)	(670,500)	(2,404,900)
Originations and purchases of loans held for sale	(2,652,357)	(21,174,024)	(2,625,885)
Proceeds from sales of loans held for sale	3,099,957	20,922,624	2,237,685
Increase in accrued interest income and other assets	(215,772)	(317,871)	(286,234)
Increase (decrease) in accrued interest expense and other liabilities	(336,452)	590,185	(1,686,951)

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	1,217,922	(175,248)	(6,999,897)

INVESTING ACTIVITIES
Proceeds from calls, prepayments and maturities of investment securities	8,911,307
Purchase of securities available for sale	(17,050,218)
Purchase of securities held for long-term investment	(805,600)	(873,600)	(54,000)
Net increase in portfolio loans	(20,808,314)	(100,913,529)	(88,163,225)
Proceeds from sales of other real estate owned	69,400
Proceeds from sales of premises and equipment	5,353	5,338
Purchases of premises and equipment	(128,882)	(210,541)	(3,809,924)

NET CASH USED BY INVESTING ACTIVITIES	(29,806,954)	(101,992,332)	(92,027,149)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	15,203,259	28,353,647	30,900,168
Net increase in certificates of deposit	7,464,614	70,948,582	48,407,169
Net borrowings from debt obligations	14,131,000	17,679,000
Resources provided by noncontrolling interests			4,282,919
Capital contribution from majority shareholder	530,000	2,000,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	37,328,873	118,981,229	83,590,256
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,739,841	16,813,649	(15,436,790)
Cash and cash equivalents at beginning of year	25,858,332	9,044,683	24,481,473

CASH AND CASH EQUIVALENTS AT END OF YEAR	$34,598,173	$25,858,332	$9,044,683

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$7,017,830	$6,184,349	$1,298,179
Transfers of loans to other real estate owned	720,894
See notes to consolidated financial statements.

C1 - 21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

Capitol Development Bancorp Limited III (the "Corporation" or "CDBL III") is a bank development company.  At December 31, 2008, it had three majority-owned subsidiaries (collectively, the “Banks”), Community Bank of Rowan (51% owned), which commenced operations in February 2006, in Salisbury, North Carolina; Bank of Santa Barbara (51% owned), which commenced operations in December 2005, in Santa Barbara, California; and Summit Bank of Kansas City (55% owned), which commenced operations in November 2005, in Lee's Summit, Missouri.

The Corporation is a controlled subsidiary of Capitol Bancorp Limited (“Capitol”), a national community-bank development company.

The Corporation and the Banks are engaged in a single business activity--banking.  The Banks provide a full range of banking services to individuals, businesses and other customers located in their communities.  The Banks focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net-worth individuals.  A variety of deposit products are offered, including checking, savings, money-market, individual retirement accounts and certificates of deposit.  The principal markets for the Banks' financial services are the communities in which the Banks are located and the areas immediately surrounding those communities.

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable noncontrolling interests.

NOTE B—SIGNIFICANT ACCOUNTING POLICIES

Estimates:  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing), money-market funds and federal funds sold.  Generally, federal funds transactions are entered into for a one-day period.

Loans Held for Sale:  Loans held for sale represent residential real estate mortgage loans held for sale into the secondary market.  Loans held for sale are stated at the aggregate lower of cost or market.  Fees from the origination of loans held for sale are recognized in the period the loans are originated.

C1 - 22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Investment Securities:  Investment securities available for sale are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income).  All other investment securities are classified as held for long-term investment and are carried at amortized cost which approximates fair value.  Investments are classified at the date of purchase based on management's analysis of liquidity and other factors.  The adjusted cost of the specific securities sold is used to compute realized gains or losses.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans, Credit Risk and Allowance for Loan Losses:  Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business.  Substantially all portfolio loans are made to borrowers in the Banks' geographic area.  Consistent with the Banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate and less significant concentrations exist in loans secured by equipment and other business assets.  The maximum potential credit risk to the Banks and the Corporation, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding.  The Banks' management reduces exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date.  Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors.  The allowance is increased by provisions charged to operations and reduced by net charge-offs.

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of federal deposit insurance.  The Corporation monitors the financial position of such financial institutions to evaluate credit risk periodically.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales when control over the transferred asset has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the bank does not maintain effective control over the transferred asset through an agreement to repurchase it before its maturity.  Transfers of financial assets are generally limited to commercial loans sold, which were

C1 - 23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

insignificant for the periods presented, and the sale of residential mortgage loans into the secondary market, the extent of which is disclosed in the statements of cash flows.

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding.  Direct costs of successful origination of portfolio loans generally exceed fees from loan originations (net deferred costs approximated $367,000 at December 31, 2008).

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest.  When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed.  Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

Premises and Equipment:  Premises and equipment are stated on the basis of cost.  Depreciation of equipment, furniture and software, which have estimated useful lives of three to seven years, is computed principally by the straight-line method.  Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.  Buildings are generally depreciated on a straight-line basis with estimated useful lives of approximately 40 years.

Other Real Estate Owned:  Other real estate owned is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  These properties held for sale are carried at estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent changes in fair value.

Preopening and Start-up Costs:  Costs incurred prior to commencement of the banks' operations were charged to expense on the related opening date.  Such costs consisted primarily of salaries, wages and employee benefits.

Trust Assets and Related Income:  Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Banks are not included in the consolidated balance sheet because it is not an asset of the Banks or the Corporation.  Trust fee income is recorded on the accrual method.

Income Taxes:  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  If it is determined that realization of deferred tax assets is in doubt, a valuation allowance is required to reduce deferred tax assets to the amount which is more-likely-than-not realizable.  The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

C1 - 24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Net Income (Loss) Per Share Attributable to CDBL III:  Net income (loss) per share attributable to CDBL III is based on the weighted average number of common shares outstanding (15,745 shares).  There were no common stock equivalents or other forms of dilutive instruments for the periods presented.

Comprehensive Income (Loss):  Comprehensive income (loss) is the sum of net income (loss) and certain other items which are charged or credited to stockholders' equity.  For the periods presented, the Corporation's only element of comprehensive income (loss) other than net income (loss) from operations was the net change in the fair value adjustment for investment securities.

New Accounting Standards:  In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  Statement No. 157 does not require any new fair value measurements and was initially effective for the Corporation beginning January 1, 2008.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 which defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or on a more frequently recurring basis.  The partial implementation of Statement No. 157 in 2008 (as permitted by FSP FAS 157-2) did not have a material effect on the Corporation's results of operations or financial position.  Fair value disclosures are set forth in Note M to the consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in results of operations at each reporting date.  Statement No. 159 was applied prospectively and implemented by the Corporation effective January 1, 2008.  As of December 31, 2008, the Corporation has not elected the fair value option.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of the Corporation's adoption of Statement No. 141(R) will depend upon the extent and magnitude of acquisitions after December 31, 2008.

C1 - 25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Also in December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, to create accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Statement No. 160 establishes accounting and reporting standards that require (1) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent's equity, (2) the amount of consolidated net income (loss) attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income, (3) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently, (4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be initially measured at fair value and (5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  Statement No. 160 applies to years beginning on or after December 15, 2008.  This new guidance has been retrospectively adopted and the accompanying consolidated financial statements have been adjusted to reflect its implementation as of the beginning of the periods presented.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities about Transfers of Financial Assets and Variable Interest Entities.  This new guidance expands on disclosures regarding financial assets transferred in a securitization or asset-backed financing arrangement, servicing assets and information about variable-interest entities and became effective for the Corporation on December 31, 2008.  The new disclosure requirements had no material effect on the Corporation's consolidated financial statements, inasmuch as the Corporation has not engaged in securitizations or asset-backed financing arrangements, has no servicing assets or investments in variable-interest entities.

In February 2008, the FASB issued FSB FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.  The new guidance clarifies transfers and certain transactions' accounting subject to the provisions of FAS 140 and becomes effective January 1, 2009.  Management does not expect this new guidance to have a material impact on the Corporation's financial position or results of operations upon implementation.

Also recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Corporation's consolidated financial statements at a later date:

•	Proposed amendment to Statement No. 128, Earnings per Share; and
•	FASB FSP to require recalculation of leveraged leases if the timing of tax benefits affect cash flows.

C1 - 26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

The Corporation's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to the Corporation's consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Corporation's consolidated financial statements.

NOTE C—INVESTMENT SECURITIES

Investment securities consisted of the following at December 31:

	2008			2007
	Amortized Cost	Estimated Fair Value	Gross Unrealized Gain (Loss)	Amortized Cost	Estimated Fair Value	Gross Unrealized Gain (Loss)
Available for sale:
United States government agency securities	$6,745,737	$6,830,094	$84,357
Mortgage backed securities	1,142,403	1,175,258	32,855
Trust-preferred securities	300,000	233,400	(66,600)
	8,188,140	8,238,752	50,612
Held for long-term investment:
Federal Home Loan Bank stock	1,750,100	1,750,100	--	$958,000	$958,000	$--
Common stock	50,864	50,864	--	50,000	50,000
	1,800,964	1,800,964	--	1,008,000	1,008,000	--

	$9,989,104	$10,039,716	$50,612	$1,008,000	$1,008,000	$--

Investment securities available for sale are scheduled to mature at varying dates up to 30 years.  The trust-preferred securities were issued by Capitol Trust XII, a subsidiary of Capitol.  The gross unrealized loss at December 31, 2008 has been outstanding for less than one year.  Management has both the intent and ability to hold these securities for a time period necessary to recover the amortized costs.

Investments in Federal Home Loan Bank stock are restricted and may only be resold to or redeemed by the issuer.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE D—LOANS

Portfolio loans consisted of the following at December 31:

	2008	2007
Loans secured by real estate:
Commercial	$61,644,530	$61,243,931
Residential (including multi-family)	60,826,730	50,997,933
Construction, land development and other land	51,582,948	44,093,528
Total loans secured by real estate	174,054,208	156,335,392
Commercial and other business-purpose loans	33,468,695	31,244,570
Consumer	6,001,305	4,172,230
Other	368,709	2,024,174
Total portfolio loans	213,892,917	193,776,366
Less allowance for loan losses	(3,481,000)	(2,826,000)
Net portfolio loans	$210,411,917	$190,950,366

Transactions in the allowance for loan losses are summarized below:

	2008	2007	2006
Balance at beginning of period	$2,826,000	$1,302,000	$64,000
Provision charged to operations	966,994	1,524,000	1,238,000
Loans charged off (deduction)	(311,994)	--	--
Recoveries	--	--	--

Balance at December 31	$3,481,000	$2,826,000	$1,302,000

Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) as of December 31, 2008 (none as of December 31, 2007) are summarized below:

Nonaccrual loans:
Loans secured by real estate:
Residential (including multi-family)	$813,000
Construction, land development and other land	2,895,000
Commercial and other business-purpose loans	600,000
Total nonaccrual loans	4,308,000

Past due (>90 days) loans and accruing interest	--

Total nonperforming loans	$4,308,000

If nonperforming loans had performed in accordance with their contractual terms during 2008, additional interest income of $209,000 would have been recorded.  At December 31, 2008, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE D—LOANS—Continued

Loans are considered impaired when it is probable that all amounts due according to the contractual terms of a loan agreement will not be collected, including contractually scheduled interest and principal payments.  Impaired loans, which are included in nonperforming loans, as of December 31, 2008 (none as of December 31, 2007) are summarized below:

Impaired loans:
Loans which have an allowance requirement	$484,000
Loans which do not have an allowance requirement	3,824,000

Total impaired loans	$4,308,000

Allowance for loan losses related to impaired loans	$68,000

Impaired loans which do not have an allowance requirement include collateral-dependent loans for which direct write-downs have been made (when necessary) and, accordingly, no allowance requirement or allocation is necessary.  During 2008, the average recorded investment in impaired loans approximated $1.5 million.  Interest income is recorded on impaired loans if not on nonaccrual status, or may be recorded on a cash basis in some circumstances, if such payments are not credited to principal.  In 2008, interest income recorded on impaired loans approximated $1,000.

The amounts of the allowance for loan losses allocated in the following table are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2008		December 31, 2007
	Amount	Percentage of Total Portfolio Loans	Amount	Percentage of Total Portfolio Loans

Loans secured by real estate:
Commercial	$816,000	0.38%	$879,000	0.45%
Residential (including multi-family)	924,000	0.43	651,000	0.34
Construction, land development and other land	776,000	0.37	714,000	0.37
Total loans secured by real estate	2,516,000	1.18	2,244,000	1.16
Commercial and other business-purpose loans	864,000	0.40	512,000	0.26
Consumer	97,000	0.05	70,000	0.04
Other	4,000

Total allowance for loan losses	$3,481,000	1.63%	$2,826,000	1.46%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE E—RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Banks make loans to officers and directors of the Corporation and its subsidiaries including their immediate families and companies in which they are principal owners.  At December 31, 2008 total loans to these persons approximated $8,439,000 ($11,535,000 as of December 31, 2007).  During 2008, $4,010,000 of new loans were made to these persons and repayments totaled $7,106,000.  Such loans are made at the Banks' normal credit terms.

Such officers and directors of the Banks (and their associates, family and/or affiliates) are also depositors of the Banks and those deposits, as of December 31, 2008 and 2007, approximated $17.1 million and $17.7 million, respectively.  Such deposits are similarly made at the Banks' normal terms as to interest rate, term and deposit insurance.

The Banks purchase certain data processing and management services from Capitol.  Amounts paid for such services aggregated $902,000 in 2008 ($866,000 and $785,000 in 2007 and 2006, respectively).

During 2008, Capitol made cash capital contributions of $400,000 and $130,000 to assist Bank of Santa Barbara and Community Bank of Rowan, respectively, in meeting interim regulatory capital ratio requirements (a similar contribution in the amount of $2,000,000 was made to the Community Bank of Rowan in 2007).  Such additional investment in the respective banks by the Corporation did not alter the Corporation's ownership percentage of the respective banks, however, it creates a future claim on the respective banks' equity in the event of a share exchange transaction or other future capital event.

NOTE F—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31:

	2008	2007
Land, building and improvements	$2,641,320	$2,622,399
Leasehold improvements	637,175	630,899
Equipment, furniture and software	1,859,392	1,764,930
	5,137,887	5,018,228
Less accumulated depreciation	(1,428,248)	(903,376)

	$3,709,639	$4,114,852

The Banks rent office space under operating leases.  Rent expense under these lease agreements approximated $346,000, $328,000 and $279,000 in 2008, 2007 and 2006, respectively, net of sublease income of approximately $34,000 and $29,000 in 2008 and 2007, respectively (none in 2006).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE F—PREMISES AND EQUIPMENT—Continued

At December 31, 2008 future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

2009	$350,000
2010	358,000
2011	365,000
2012	318,000
2013	169,000
2014 and thereafter	485,000

Total	$2,045,000

NOTE G—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $50.9 million as of December 31, 2008 ($46.4 million as of December 31, 2007).

At December 31, 2008, the scheduled maturities of time deposits were as follows:

2009	$119,745,000
2010	6,799,000
2011	585,000
2012	60,000
2014 and thereafter	51,000

Total	$127,240,000

NOTE H—DEBT OBLIGATIONS

Debt obligations ($31,810,000 and $17,679,000 at December 31, 2008 and 2007, respectively) consisted of borrowings from a Federal Home Loan Bank (FHLB) which represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral.  Such FHLB advances become due at varying dates and bear interest at market short-term rates (approximately 2.19% at December 31, 2008).  At December 31, 2008, assets pledged to secure these credit facilities approximated $41.0 million and unused lines of credit under these facilities approximated $9.2 million.

At December 31, 2008, scheduled debt maturities of debt obligations were as follows:

2009	$25,620,000
2010	4,190,000
2011	2,000,000

Total	$31,810,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE I—STOCKHOLDERS' EQUITY

The Corporation's common stock consists of two classes outstanding at December 31, 2008 and 2007:

Class A	1,000
Class B	14,745

Total shares issued and outstanding	15,745

All of the outstanding Class A shares are voting and are owned by Capitol.  All of the Class B shares are owned by accredited investors and are nonvoting, except in certain limited circumstances.

Each share of Class B common stock is convertible, on or after March 31, 2009, into Class A common stock of the Corporation on a share-for-share basis.

In conjunction with Capitol's purchase of the Corporation's Class A common stock, warrants were issued to Capitol in a number sufficient to ensure it will retain at least 51% voting control of the Corporation in the event the Corporation's outstanding Class B common stock is converted into Class A common stock.  Each warrant permits the holder to purchase one share of Class A common stock for $2,000 per share and expire in June 2009.

The Corporation has entered into an antidilution agreement with Capitol which obligates Capitol to maintain 51% voting control of the Corporation.

NOTE J—EMPLOYEE RETIREMENT PLAN

Eligible employees participate in a multi-employer employee 401(k) retirement plan.  The Plan provides for employer contributions in amounts determined annually by the Corporation's board of directors.  Eligible employees make voluntary contributions to the Plan.  Contributions to the Plan charged to expense approximated $73,000, $76,000 and $30,000 in 2008, 2007 and 2006, respectively.

NOTE K—OTHER NONINTEREST EXPENSE

The more significant elements of other noninterest expense consisted of the following:

	2008	2007	2006
Contracted data processing and administrative services	$911,106	$874,724	$792,517
Bank services (ATMs, telephone banking and Internet banking)	135,014	109,546	54,679
Advertising	271,901	307,812	211,312
FDIC insurance premiums and other regulatory fees	178,992	133,419
Paper, printing and supplies	139,778	143,460	180,482
Other	727,664	996,580	1,343,341

	$2,364,455	$2,565,541	$2,582,331

C1 - 32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE L—INCOME TAXES

Income taxes include the following components:

	2008	2007	2006
Federal:
Current expense (credit)	$386,000	$-0-	$(64,000)
Deferred (credit)	(157,000)	(529,000)	(1,869,000)
	229,000	(529,000)	(1,933,000)
State:
Current expense	85,700
Deferred (credit)	(47,900)	(141,500)	(535,900)
	37,800	(141,500)	(535,900)

	$266,800	$(670,500)	$(2,468,900)

Net federal deferred income tax assets, included as a component of other assets, consisted of the following at December 31:

	2008	2007
Allowance for loan losses	$1,184,000	$961,000
Net operating loss carryforwards	1,832,000	1,701,000
Organizational costs	449,000	485,000
Other, net	(470,000)	(309,000)

	$2,995,000	$2,838,000

Net state deferred income tax assets, included as a component of other assets, consisted of the following at December 31:

	2008	2007
Allowance for loan losses	$285,700	$264,900
Net operating loss carryforwards	247,200	298,100
Organizational costs	111,800	142,200
Other, net	80,600	(27,800)

	$725,300	$677,400

The Corporation and the Banks have net operating loss carryforwards, which may reduce income taxes payable in future periods.  Such carryforwards for federal income tax purposes approximated $5,387,000 at December 31, 2008, $145,000 of which expires in 2025, $3,742,000 of which expires in 2026, $903,000 of which expires in 2027 and $597,000 of which expires in 2028.  The Corporation and the Banks also have net operating loss carryforwards for state income tax purposes of approximately $2,886,000, $58,000 of which expires in 2015, $697,000 of which expires in 2016, $102,000 of which expires in 2017, $320,000 of which expires in 2018, $86,000 of which expires in 2025, $974,000 of which expires in 2026, $372,000 of which expires in 2027 and $277,000 of which expires in 2028.  Management believes that, based on its tax planning strategies and estimate of future taxable income, it is more likely than not the Corporation will generate sufficient taxable income to fully utilize the net deferred tax assets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE L—INCOME TAXES—Continued

In conjunction with its annual review, management concluded that there were no significant uncertain tax positions requiring recognition in the financial statements.  The evaluation was performed for the tax years ended 2005, 2006, 2007 and 2008, the tax years which remain subject to examination by major tax jurisdictions and was updated as of December 31, 2008.

The Corporation may from time to time be assessed interest or penalties associated with tax liabilities by major tax jurisdictions, although any such assessments are estimated to be minimal and immaterial.  To the extent the Corporation has received an assessment for interest and/or penalties, it has been classified in the statements of operations as a component of other noninterest expense.

NOTE M—FAIR VALUE

Effective January 1, 2008, the Corporation implemented FAS No. 157, as discussed in Note B.  FAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not to be adjusted for transaction costs.  An orderly transaction is one that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction.  Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

FAS No. 157 requires the use of valuation techniques which are consistent with a market approach, income approach and/or cost method.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis.  The cost method is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Valuation techniques are to be consistently applied.  Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  In that regard, FAS No. 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy follows:

C1 - 34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE M—FAIR VALUE—Continued

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3:  Significant unobservable inputs that reflect the reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of the Corporation's valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based on quoted prices, when available.  If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 values.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis.  Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

Loans:  The Corporation does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors.  Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique and, further, changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

The balances of assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 were as follows:

	Total	Significant Other Observable Inputs (Level 2)

Securities available for sale	$8,238,752	$8,238,752

C1 - 35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE M—FAIR VALUE—Continued

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2008, other than mortgage loans held for sale, were as follows:

	Total	Significant Other Observable Inputs (Level 2)	Total Gain (Losses)

Impaired loans (1)	$3,476,000	$ 3,476,000	$ 203,000

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the collateral.

The Corporation will apply the fair value measurement and disclosure provisions of FAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis.  The Corporation measures the fair value of the following on a nonrecurring basis:  (1) long-lived assets and (2) foreclosed assets.

Carrying values and estimated fair values of financial instruments for FAS No. 107 disclosure purposes were as follows at December 31 (in $1,000s):

	2008		2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$34,598	$34,598	$25,858	$25,858
Investment securities available for sale	8,239	8,239
Investment securities held for long-term investment	1,801	1,801	1,008	1,008
Loans held for sale	192	192	640	640
Portfolio loans:
Loans secured by real estate:
Commercial	61,644	62,441	61,244	61,309
Residential (including multi-family)	60,826	60,562	50,998	51,110
Construction, land development and other land	51,584	50,186	44,093	43,982
Total loans secured by real estate	174,054	173,189	156,335	156,401
Commercial and other business-purpose loans	33,469	33,243	31,245	31,390
Consumer	6,002	5,988	4,172	4,157
Other	368	44	2,024	2,023
Total portfolio loans	213,893	212,464	193,776	193,971
Less allowance for loan losses	(3,481)	(3,481)	(2,826)	(2,826)
Net portfolio loans	210,412	208,983	190,950	191,145

Financial Liabilities:
Deposits:
Noninterest-bearing	25,248	25,248	18,796	18,796
Interest-bearing:
Demand accounts	54,896	54,896	46,147	46,146
Time certificates of less than $100,000	76,346	76,504	73,331	73,398
Time certificates of $100,000 or more	50,894	50,991	46,443	46,457
Total interest-bearing	182,136	182,391	165,921	166,001
Total deposits	207,384	207,639	184,717	184,797
Debt obligations	31,810	31,858	17,679	17,645

C1 - 36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE M—FAIR VALUE—Continued

Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available).  For example, the estimated fair values of portfolio loans, time deposits and debt obligations were determined through discounted cash flow computations.  Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

Given current market conditions, a portion of the loan portfolio is not readily marketable and market prices do not exist.  The Corporation has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition in FAS No. 157.  Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time.  Accordingly, the fair value measurements for loans included in the preceding table above are unlikely to represent the instruments' liquidation values.

NOTE N—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers.  Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans.  Stand-by letters of credit, when issued, commit the Banks to make payments on behalf of customers if certain specified future events occur and are used infrequently by the Banks ($19,000 and $49,000 at December 31, 2008 and 2007, respectively).  Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($45.6 million and $48.4 million at December 31, 2008 and 2007, respectively).  These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Banks' normal credit policies.  In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment.

The Banks are required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks.  The amount of reserve balance required as of December 31, 2008 and 2007 was $172,000 and $25,000, respectively.

Deposits at the Banks are insured up to the maximum amount covered by FDIC insurance.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE O—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances.  Subject to various regulatory capital requirements, bank subsidiaries' current and retained earnings are available for distribution as dividends to the Corporation (and other bank shareholders, as applicable) without prior approval from regulatory authorities.  Substantially all of the remaining net assets of the subsidiary are restricted as to payments to the Corporation.

Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies.  Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on “Tier 1” and “Tier 2” capital and “risk-weighted assets” as defined and periodically prescribed by the respective regulatory agencies.  Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Corporation's consolidated financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies with regard to components, risk weighting and other factors.

As a condition of their charter approval, de novo banks are generally required to maintain a core capital (Tier 1) to average total assets ratio of not less than 8% (4% for other banks) and an allowance for loan losses of not less than 1% for the first three years of operations.

As of December 31, 2008, the most recent notifications received by the Banks from regulatory agencies have advised that the Banks are classified as “well capitalized” as defined by the applicable agencies.  There are no conditions or events since those notifications that management believes would change the regulatory classification of the Banks.

Management believes, as of December 31, 2008, that the Corporation and the Banks meet all capital adequacy requirements to which the entities are subject.

[The remainder of this page intentionally left blank]

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE O—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS—Continued

The following table summarizes the amounts (in thousands) and related ratios of the Corporation's consolidated regulatory capital position:

	December 31
	2008		2007

Tier 1 capital to average total assets:
Minimum required amount	$	≥ 21,319	$	≥ 17,822
Actual amount		$24,681		$23,740
Ratio		9.27%		10.67%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	$	≥ 8,572	$	≥ 7,840
Actual amount		$24,681		$23,740
Ratio		11.52%		12.11%

Combined Tier 1 and Tier 2 capital to risk- weighted assets:
Minimum required amount(2)	$	≥ 17,144	$	≥ 15,680
Amount required to meet “Well-Capitalized” category(3)	$	≥ 21,430	$	≥ 19,600
Actual amount		$27,370		$26,195
Ratio		12.77%		13.36%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3)	In order to be classified as a ‘well-capitalized’ institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

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C1 - 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE P—PARENT COMPANY FINANCIAL INFORMATION

Condensed Balance Sheets

	December 31
	2008	2007
ASSETS
Money market funds on deposit with affiliated banks	$43,525	$98,453
Premises and equipment		4,810
Investments in subsidiaries	13,771,614	13,026,688
Other assets	911,404	863,000

TOTAL ASSETS	$14,726,543	$13,992,951

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, accrued expenses and other liabilities	$10,200	$26,250
Stockholders' equity attributable to CDBL III	14,716,343	13,966,701

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$14,726,543	$13,992,951

Condensed Statements of Operations

	Year Ended December 31
	2008	2007	2006
Interest income	$1,590	$12,825	$74,464
Expenses:
Salary and employee benefits		74,754	1,433,018
Equipment expense and depreciation	4,810	10,947
Other	40,468	373,276	922,106
Total expenses	45,278	458,977	2,355,124
Loss before equity in net losses (income) of consolidated subsidiaries and federal income taxes	(43,688)	(446,152)	(2,280,660)
Equity in undistributed net losses (income) of consolidated subsidiaries	(214,926)	411,874	1,204,477
Income (loss) before federal income tax benefit	171,238	(858,026)	(3,485,137)
Federal income tax credit	(15,000)	(152,000)	(758,000)

NET INCOME (LOSS) ATTRIBUTABLE TO CDBL III	$186,238	$(706,026)	$(2,727,137)

C1 - 40

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited III

NOTE P—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Cash Flows

	Year Ended December 31
	2008	2007	2006
OPERATING ACTIVITIES
Net income (loss) for the period	$186,238	$(706,026)	$(2,727,137)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Equity in undistributed net losses (income) of subsidiaries	(214,926)	411,874	1,204,477
Depreciation expense	4,810	1,804
Increase in other assets	(15,000)	(57,000)	(789,000)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(16,050)	8,750	(9,000)
NET CASH USED BY OPERATING ACTIVITIES	(54,928)	(340,598)	(2,320,660)

INVESTING ACTIVITIES
Net cash investments in subsidiaries	(530,000)	(2,000,000)	(4,457,723)
Purchase of software		(6,614)
NET CASH USED BY INVESTING ACTIVITIES	(530,000)	(2,006,614)	(4,457,723)

FINANCING ACTIVITIES
Capital contribution from majority shareholder	530,000	2,000,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	530,000	2,000,000

DECREASE IN CASH AND CASH EQUIVALENTS	(54,928)	(347,212)	(6,778,383)
Cash and cash equivalents at beginning of year	98,453	445,665	7,224,048

CASH AND CASH EQUIVALENTS AT END OF YEAR	$43,525	$98,453	$445,665

NOTE Q—SUBSEQUENT EVENT

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis-point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, subject to a maximum amount based on 10 basis-points applied to the institution's assessment base for the second quarter of 2009.  The amount of the special assessment for the Corporation's bank subsidiaries is estimated to approximate $111,000.  The special assessment is payable September 30, 2009 and the FDIC has announced that an additional special assessment of up to 5 basis-points later in 2009 is probable, but the amount is uncertain.

C1 - 41

APPENDIX C-2

FINANCIAL INFORMATION REGARDING CAPITOL DEVELOPMENT BANCORP LIMITED IV

Management's discussion and analysis of financial condition and results of operations	C2-2
Condensed interim consolidated financial statements as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 (unaudited)	C2-4
Audited consolidated financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006	C2-14

C2 - 1

Management's Discussion and Analysis of Financial Condition
and Results of Operations
Capitol Development Bancorp Limited IV
Periods Ended March 31, 2009 and 2008 and
December 31, 2008, 2007 and 2006

Financial Condition
Capitol Development Bancorp Limited IV ("CDBL IV") is a bank-development company engaged in commercial banking activities and wealth management services through its subsidiaries, Sunrise Bank of Atlanta (located in Atlanta, Georgia) which is 51% owned, Bank of Valdosta (located in Valdosta, Georgia) which is 56% owned, Evansville Commerce Bank (located in Evansville, Indiana) which is 51% owned, Asian Bank of Arizona (located in Phoenix, Arizona) which is 51% owned (collectively, the “Banks”) and Capitol Wealth, Incorporated (located in Charlotte, North Carolina) which is 100% owned.  CDBL IV's Banks provide a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in their respective communities.  Through Capitol Wealth Incorporated, CDBL IV offers various wealth products, including investment management, brokerage, insurance, trusts and estate and tax planning.

Total assets approximated $226.2 million at March 31, 2009, a decrease from $229 million at December 31, 2008.  Total assets approximated $172.9 million at December 31, 2007.  Increased assets in 2008 resulted mainly from higher levels of portfolio loans at the Banks, funded by growth in deposits.  Asset growth slowed in early 2009.

Total portfolio loans approximated $187.3 million at March 31, 2009 compared to $193.2 million at December 31, 2008 ($156.3 million at December 31, 2007).

The allowance for loan losses at March 31, 2009 approximated $3.7 million or 2.0% of total portfolio loans, compared to the December 31, 2008 ratio of 1.8% (1.6% at December 31, 2007).

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date.  Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.

Total deposits approximated $181.8 million at March 31, 2009, a decrease of approximately $621,000 from the $182.4 million level at December 31, 2008 ($128.4 million at December 31, 2007) resulting from lower levels of time deposits at the Banks.  Increases in deposits in 2008 and 2007 relate to the Banks' early-period growth.

The Banks seek to obtain noninterest-bearing deposits as a means to reduce their cost of funds.  Noninterest-bearing deposits approximated $10.8 million at March 31, 2009 or about 6.0% of total deposits, an increase of approximately $283,000 from December 31, 2008 compared to an increase of $1.9 million during 2008.  Noninterest-bearing deposits can fluctuate significantly from day to day, depending upon customer account activity.

CDBL IV stockholders' equity approximated $4.1 million at March 31, 2009 or approximately 1.8% of total assets.  Total equity approximated $15.4 million and $16.4 million at March 31, 2009 and December 31, 2008, respectively, or 6.8% and 7.2% of total assets.  Capital adequacy is discussed elsewhere in this narrative.

Results of Operations
The net loss attributable to CDBL IV for the three months ended March 31, 2009 approximated $850,000, compared with $1.0 million in the corresponding 2008 period.  The net loss attributable to CDBL IV for the year ended December 31, 2008 approximated $3.7 million, compared with $4.1 million for 2007 and $3.1 million in 2006.  The net losses for these periods relates to the expected early-period operations of the subsidiaries.

The principal source of operating revenues is interest income.  Total interest income for the three months ended March 31, 2009 approximated $2.8 million, compared with $3.2 million for the three-month 2008 period.  Total interest income for the year ended December 31, 2008 approximated $12.8 million, compared with $10.3 million in 2007 and $2.7 million in 2006.  The interim decrease in interest income in 2009 related primarily to decreased rates in the current environment.  Increased interest income in 2008 and 2007 resulted from higher levels of portfolio loans and other earning assets associated with the Banks' growth.

C2 - 2

Total interest expense approximated $1.5 million for the three months ended March 31, 2009 and $1.8 million for the corresponding 2008 period.  For the year ended December 31, 2008, total interest expense approximated $7.1 million ($4.7 million for the year ended December 31, 2007 and $730,000 in 2006).  Increases in interest expense correlate with growth in interest-bearing deposits during the periods.

Net interest income approximated $1.3 million for the three months ended March 31, 2009, compared with $1.4 million for the 2008 corresponding period.  Net interest income for the year ended December 31, 2008 approximated $5.7 million, compared with $5.5 million in 2007 and $2.0 million in 2006.  Changes in net interest income during these periods resulted from the Banks' growth and, in 2009, lower interest rates.

The provision for loan losses was approximately $756,000 for the three months ended March 31, 2009, compared with $595,700 in the corresponding 2008 period.  The provision for loan losses was $2.5 million for the year ended December 31, 2008 ($1.8 million in 2007 and $930,000 in 2006).  The provisions for loan losses for these periods related primarily to portfolio loan growth.  The provision for loan losses is based upon amounts necessary to maintain the allowance for loan losses based on management's analysis of allowance requirements, as discussed previously.

Total noninterest income approximated $1.5 million for the three months ended March 31, 2009, compared with $1.7 million for the corresponding 2008 period.  Noninterest income for the year ended December 31, 2008 approximated $6.5 million ($5.1 million in 2007 and $2.7 million in 2006).  Noninterest income in 2008 increased significantly due to wealth management revenue and placement of non-portfolio residential mortgages.  Revenues from residential mortgage loan originations and gain on sales of government-guaranteed loans may fluctuate due to market volatility, interest rates, real estate values, and the variability of loan purchasers and related pricing of potential sales of government-guaranteed loans which can influence the decision on whether loans will be sold.

Total noninterest expense approximated $3.8 million for the three months ended March 31, 2009, compared with $4.4 million for the corresponding 2008 period.  For the year ended December 31, 2008, total noninterest expense approximated $16.9 million, compared with $16.3 million in 2007 and $10.9 million in 2006.  The largest component of noninterest expense is salaries and employee benefits which decreased in early 2009 due to decreased staffing levels at Capitol Wealth.  Salaries and benefits increased significantly from 2006 to 2008 due to early-period growth at the subsidiaries.

Liquidity and Capital Resources
The principal funding source for asset growth and loan origination activities is deposits.  Changes in deposits and loans were previously discussed in this narrative.  Most of the deposit growth has been deployed into commercial loans, consistent with the Banks' emphasis on commercial lending activities.

Cash and cash equivalents approximated $25.0 million at March 31, 2009, $23.9 million at December 31, 2008 and $6.1 million at December 31, 2007.  As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time.  Management believes the Banks' liquidity position at March 31, 2009 is adequate to fund loan demand and to meet depositor needs.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies.  In the case of CDBL IV, its Banks are subject to a more restrictive requirement than is applicable to most banks inasmuch as the Banks must maintain a capital-to-asset ratio of not less than 8% for their first three years of operation.  In the opinion of management, CDBL IV and its Banks meet or exceed regulatory capital requirements to which they are subject.

Impact of New Accounting Standards
There are certain new accounting standards either becoming effective or being issued in 2009 and 2008.  They are discussed in Note E of the accompanying condensed consolidated interim financial statements and Note B of the accompanying annual consolidated financial statements.

As discussed in Note B of the consolidated financial statements, Financial Accounting Standards Statement No. 160 (FAS 160), Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, became effective January 1, 2009.  FAS 160 revises the classification of noncontrolling interests (previously known as minority interests in consolidated subsidiaries) to the equity section of the balance sheet and revises certain line items within the consolidated statement of operations.  The accompanying consolidated financial statements for periods prior to January 1, 2009 have been adjusted to reflect the implementation of FAS 160 as if it had occurred at the beginning of the periods presented.

C2 - 3

CAPITOL DEVELOPMENT BANCORP LIMITED IV

------

Condensed Interim Consolidated Financial Statements

Three months ended March 31, 2009 and 2008

C2 - 4

CONDENSED CONSOLIDATED BALANCE SHEETS

Capitol Development Bancorp Limited IV

	March 31, 2009 (Unaudited)	December 31, 2008
		(as adjusted)
ASSETS
Cash and due from banks	$7,165,587	$4,286,151
Money-market funds and interest-bearing deposits	17,589,212	13,769,498
Federal funds sold	263,000	5,862,000
Cash and cash equivalents	25,017,799	23,917,649
Loans held for sale	1,191,427	667,901
Investment securities held for long-term investment,
carried at amortized cost which approximates
fair value	936,800	869,200
Portfolio loans, less allowance for loan losses of
$3,736,000 in 2009 and $3,535,000 in 2008	183,523,181	189,658,176
Premises and equipment	1,997,856	2,157,804
Accrued interest income	747,505	863,973
Goodwill	210,000	210,000
Other intangibles	1,378,975	1,445,757
Other real estate owned	1,862,237	537,065
Other assets	9,318,005	8,631,825

TOTAL ASSETS	$226,183,785	$228,959,350

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$10,830,676	$10,547,718
Interest-bearing	170,966,827	171,870,431
Total deposits	181,797,503	182,418,149
Debt obligations	19,632,271	21,032,548
Accrued interest on deposits and other liabilities	9,324,052	9,124,515
Total liabilities	210,753,826	212,575,212

EQUITY:
CDBL IV stockholders’ equity:
Common stock, no par value,
51,000 shares authorized;
15,243 shares issued and outstanding	16,163,000	15,938,000
Retained-earnings deficit	(12,074,755)	(11,224,296)
Total CDBL IV stockholders’ equity	4,088,245	4,713,704
Noncontrolling interests	11,341,714	11,670,434
Total equity	15,429,959	16,384,138

TOTAL LIABILITIES AND EQUITY	$226,183,785	$228,959,350

See notes to condensed interim consolidated financial statements.

C2 - 5

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

Capitol Development Bancorp Limited IV

	Three Months Ended March 31
	2009	2008
		(as adjusted)
Interest income:
Portfolio loans (including fees)	$2,787,998	$3,061,633
Loans held for sale	8,866	7,339
Federal funds sold	2,228	93,024
Money market and interest bearing deposits	15,849	6,950
Other		10,651
Total interest income	2,814,941	3,179,597
Interest expense:
Deposits	1,319,200	1,533,891
Debt obligations and other	222,991	223,813
Total interest expense	1,542,191	1,757,704
Net interest income	1,272,750	1,421,893
Provision for loan losses	756,258	595,700
Net interest income after provision
for loan losses	516,492	826,193

Noninterest income:
Trust and wealth-management revenue	1,102,733	1,396,276
Service charges on deposit accounts	60,131	35,711
Fees from origination of non-portfolio residential
mortgage loans	72,347	56,988
Fees from syndication and placement of non-
portfolio commercial loans	700	3,153
Fees from servicing government-guaranteed loans	39,014	69,959
Gain on sales of government-guaranteed loans	42,638	81,651
Other	162,680	82,275
Total noninterest income	1,480,243	1,726,013

Noninterest expense:
Salaries and employee benefits	2,331,185	2,861,322
Occupancy	226,834	220,357
Equipment rent, depreciation and maintenance	143,906	145,833
Other	1,139,389	1,148,088
Total noninterest expense	3,841,314	4,375,600
Loss before income tax benefit	(1,844,579)	(1,823,394)
Income tax benefit	(665,400)	(648,500)
NET LOSS	(1,179,179)	(1,174,894)
Less net losses attributable to noncontrolling interests	328,720	170,355

NET LOSS ATTRIBUTABLE TO CDBL IV	$(850,459)	$(1,004,539)

NET LOSS PER SHARE ATTRIBUTABLE
TO CDBL IV—Note C	$(55.79)	$(65.90)

See notes to condensed interim consolidated financial statements.

C2 - 6

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (Unaudited)

Capitol Development Bancorp Limited IV

	Capitol Development Bancorp Limited IV Stockholders' Equity
	Common Stock	Retained- Earnings Deficit	Total CDBL IV Stockholders' Equity	Noncontrolling Interests	Total Equity

Three Months Ended March 31, 2008
Balances at January 1, 2008	$15,243,000	$(7,499,939)	$7,743,061	$12,117,811	$19,860,872

Cash capital contribution from
majority shareholder	90,000		90,000		90,000

Net loss for the 2008 period		(1,004,539)	(1,004,539)	(170,355)	(1,174,894)

BALANCES AT MARCH 31, 2008	$15,333,000	$(8,504,478)	$6,828,522	$11,947,456	$18,775,978

Three Months Ended March 31, 2009
Balances at January 1, 2009	$15,938,000	$(11,224,296)	$4,713,704	$11,670,434	$16,384,138

Cash capital contribution from
majority shareholder	225,000		225,000		225,000

Net loss for the 2009 period		(850,459)	(850,459)	(328,720)	(1,179,179)

BALANCES AT MARCH 31, 2009	$16,163,000	$(12,074,755)	$4,088,245	$11,341,714	$15,429,959

See notes to condensed interim consolidated financial statements.

C2 - 7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Capitol Development Bancorp Limited IV

	Three Months Ended March 31
	2009	2008
		(as adjusted)
OPERATING ACTIVITIES
Net loss for the period	$(1,179,179)	$(1,174,894)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Provision for loan losses	756,258	595,700
Depreciation of premises and equipment	148,699	148,540
Amortization of goodwill and intangibles	66,782	59,197
Loss on sale of premises and equipment	4,811
Gain on sales of government-guaranteed loans	(42,638)	(81,651)
Reductions to other real estate owned	101,757
Originations and purchases of loans held for sale	(2,961,114)	(1,659,400)
Proceeds from sales of loans held for sale	2,437,588	3,057,400
Increase in accrued interest income and other assets	(569,712)	(682,953)
Increase in accrued interest expense and other liabilities	199,537	889,849

NET CASH PROVIDED (USED) BY OPERATING
ACTIVITIES	(1,037,211)	1,151,788

INVESTING ACTIVITIES
Purchase of securities held for long-term investment	(67,600)	(201,500)
Net increase in portfolio loans	3,994,446	(21,103,381)
Proceeds from sales of premises and equipment	15,200
Purchases of premises and equipment	(8,762)	(26,344)

NET CASH PROVIDED (USED) BY INVESTING
ACTIVITIES	3,933,284	(21,331,225)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and
savings accounts	1,522,087	9,102,550
Net (decrease) in certificates of deposit	(2,142,733)	18,138,496
Net borrowings from (payments on) debt obligations	(1,400,277)	1,674,000
Capital contribution from majority shareholder	225,000	90,000

NET CASH PROVIDED (USED) BY FINANCING
ACTIVITIES	(1,795,923)	29,005,046

INCREASE IN CASH AND CASH EQUIVALENTS	1,100,150	8,825,609
Cash and cash equivalents at beginning of period	23,917,649	6,099,714

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$25,017,799	$14,925,323

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,643,864	$1,668,793
Transfers of loans to other real estate owned	1,426,929

See notes to condensed interim consolidated financial statements.

C2 - 8

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited IV

NOTE A—BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of Capitol Development Bancorp Limited IV ("CDBL IV") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

The statements do, however, include all adjustments of a normal recurring nature which CDBL IV considers necessary for a fair presentation of the interim periods.

The consolidated financial statements include the accounts of CDBL IV and its majority-owned subsidiaries after elimination of intercompany accounts and transactions and giving effect to applicable noncontrolling interests.

The results of operations for the three-month period ended March 31, 2009 are not necessarily indicative of the results to be expected for the year ending December 31, 2009.

NOTE B—INVESTMENT SECURITIES

Investment securities consisted of Federal Home Loan Bank stock at March 31, 2009 and December 31, 2008.  Such investment is restricted and may only be resold to or redeemed by the issuer.

NOTE C—NET LOSS PER SHARE ATTRIBUTABLE TO CDBL IV

Net loss per share attributable to CDBL IV is based on the weighted average number of common shares outstanding (15,243 shares).  There were no common stock equivalents or other forms of dilutive instruments outstanding during the periods presented.

NOTE D—FAIR VALUE

SFAS No. 157 establishes a hierarchy that prioritizes the use of fair value inputs used in valuation methodologies into the following three levels:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3:  Significant unobservable inputs that reflect the reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of CDBL IV's valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based on quoted prices, when available.  If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 values.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis.  Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

C2 - 9

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited IV

NOTE D—FAIR VALUE—Continued

Loans:  CDBL IV does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

Other real estate owned:  At the time of foreclosure, foreclosed properties are adjusted to fair value less estimated costs to sell upon transfer from portfolio loans to other real estate owned, establishing a new accounting basis.  CDBL IV subsequently adjusts fair value on other real estate owned on a nonrecurring basis to reflect partial write-downs based on the observable market price, current appraised value of the asset or other estimates of fair value.

There were no assets and liabilities measured at fair value on a recurring basis as of March 31, 2009 and December 31, 2008.

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2009 were as follows (in $1,000s):

	Total	Significant Unobservable Inputs (Level 3)

Impaired loans (1)	$3,055	$3,055

Other real estate owned (1)	$1,862	$1,862

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the applicable collateral or foreclosed property or other estimates of fair value.

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2008, other than mortgage loans held for sale, were as follows (in $1,000's):

	Total	Significant Other Observable Inputs (Level 2)

Impaired loans (1)	$371	$371

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the collateral.

CDBL IV began applying the fair value measurement and disclosure provisions of SFAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis; which did not have a material effect on CDBL IV's consolidated financial position upon implementation.  CDBL IV measures the fair value of the following on a nonrecurring basis:  (1) long-lived assets and (2) foreclosed assets.

C2 - 10

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited IV

NOTE D—FAIR VALUE—Continued

Carrying values and estimated fair values of financial instruments for FAS No. 107 disclosure purposes were as follows (in $1,000s):

	March 31, 2009		December 31, 2008
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$25,018	$25,018	$23,918	$23,918
Loans held for sale	1,191	1,191	667	667
Investment securities held for long-term investment	937	937	870	870
Portfolio loans:
Loans secured by real estate:
Commercial	75,501	76,533	74,768	76,354
Residential (including multi-family)	49,203	49,528	48,608	48,796
Construction, land development and other land	37,190	35,703	41,213	40,155
Total loans secured by real estate	161,894	161,764	164,589	165,305
Commercial and other business-purpose loans	22,075	22,146	24,443	24,147
Consumer	2,755	2,758	3,230	3,213
Other	535	315	932	691
Total portfolio loans	187,259	186,983	193,194	193,356
Less allowance for loan losses	(3,736)	(3,736)	(3,535)	(3,535)
Net portfolio loans	183,523	183,247	189,659	189,821

Financial Liabilities:
Deposits:
Noninterest-bearing	10,831	10,831	10,547	10,547
Interest-bearing:
Demand accounts	38,181	38,148	36,941	36,941
Time certificates of less than $100,000	79,474	79,521	86,258	86,452
Time certificates of $100,000 or more	53,312	53,052	48,672	48,770
Total interest-bearing	170,967	170,721	171,871	172,163
Total deposits	181,798	181,552	182,418	182,710
Debt obligations	19,632	19,639	21,033	20,974

Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available).  For example, the estimated fair value of portfolio loans is based on discounted cash flow computations.  Similarly, the estimated fair value of time deposits, debt obligations and subordinated debentures were determined through discounted cash flow computations.  Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair value based on current financial reporting requirements.

Given current market conditions, a portion of the loan portfolio is not readily marketable and market prices do not exist.  CDBL IV has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition in FAS No. 157.  Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time.  Accordingly, the fair value measurements for loans included in the table above are unlikely to represent the instruments' liquidation values.

C2 - 11

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited IV

NOTE E—NEW ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 which deferred the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or on a more frequently recurring basis.  The implementation of previously deferred aspects of Statement No. 157 in 2009 (as permitted by FSP FAS 157-2) did not have a material effect on CDBL IV's results of operations or financial position.  Fair value disclosures are set forth in Note D to the condensed interim financial statements.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of CDBL IV's adoption of Statement No. 141(R) had no impact upon implementation and its subsequent impact will depend upon the extent and magnitude of acquisitions in the future.

Also in December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, to create accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Statement No. 160 establishes accounting and reporting standards that require (1) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent's equity, (2) the amount of consolidated net income (loss) attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income, (3) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently, (4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be initially measured at fair value and (5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  Statement No. 160 became effective for CDBL IV on January 1, 2009 and the accompanying condensed consolidated financial statements reflect implementation of the new accounting standard as if it occurred as of the beginning of the periods presented.

On April 9, 2009, the FASB issued three FASB Staff Positions (FSP), which become effective for second quarter reporting, with earlier implementation permitted for the first calendar quarter of 2009.  CDBL IV elected to implement the new guidance effective January 1, 2009.

FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, and APB Opinion No. 28, Interim Financial Reporting, to require interim disclosures about fair value of financial instruments in addition to annual reporting.  The required disclosures are included in Note D to the condensed consolidated financial statements.

FSP FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment guidance for debt securities to make it more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in financial statements.  Implementation of this new guidance did not have a material effect on CDBL IV's consolidated financial statements.  The expanded interim disclosures about investment securities are set forth in Note B to the condensed consolidated financial statements.

C2 - 12

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited IV

NOTE E—NEW ACCOUNTING STANDARDS—Continued

FSP FAS 157-4 amends prior fair value guidance to aid in determining fair value when the volume and level of activity for an asset or liability have significantly decreased and identifying transactions that are not orderly.  This new guidance is intended to clarify that significant adjustments to quoted prices may be necessary to estimate fair value when there has been a significant decrease in the volume and activity for the asset/liability in relation to normal market activity.  Fair value is the price that would be received to sell an asset (or paid to transfer a liability) in an orderly transaction (that is, not a forced liquidation or distressed sale) between willing market participants under current market conditions.  CDBL IV's implementation of FSP FAS 157-4 and related disclosures are set forth in Note D to the condensed consolidated financial statements.

In March 2008 the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.  This new guidance revises the presentation and disclosure of derivatives and hedging activities, became effective for CDBL IV on January 1, 2009 and did not have a material impact on CDBL IV's condensed consolidated financial statements upon implementation.

In February 2008, the FASB issued FSB FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.  The new guidance clarifies transfers and certain transactions' accounting subject to the provisions of FAS 140 and becomes effective January 1, 2009.  This new guidance did not have a material impact on CDBL IV's consolidated financial position or results of operations upon implementation.

In June 2009, the FASB issued Statements No. 166 and 167 which relate to consolidation of variable-interest entities and to amend existing guidance for when a company 'derecognizes' transfers of financial assets, respectively.  Both new standards require a number of additional disclosures upon implementation January 1, 2010.  These new standards are not expected to have a material impact on CDBL IV's consolidated financial statements upon implementation.

The FASB has also recently issued several proposals to amend, supersede or interpret existing accounting standards which may impact CDBL IV's financial statements at a later date, such as a proposed amendment to Statement No. 128, Earnings per Share, among other things.

CDBL IV's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to CDBL IV's consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to CDBL IV's consolidated financial statements.

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C2 - 13

Capitol Development Bancorp Limited IV
______

Consolidated Financial Statements

Years ended December 31, 2008, 2007 and 2006

C2 - 14

Capitol Development Bancorp Limited IV

Page
Report of Independent Registered Public Accounting Firm	C2-16
Consolidated Balance Sheets	C2-17
Consolidated Statements of Operations	C2-18
Consolidated Statements of Changes in Stockholders' Equity	C2-19
Consolidated Statements of Cash Flows	C2-20
Notes to Consolidated Financial Statements	C2-21 – C2-42

C2 - 15

BDO Seidman, LLP
Accountants and Consultants
99 Monroe Avenue N.W., Suite 800
Grand Rapids, Michigan 49503-2654
Telephone: (616) 774-7000
Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Development Bancorp Limited IV

We have audited the accompanying consolidated balance sheets of Capitol Development Bancorp Limited IV and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Corporation's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The consolidated financial statements include retrospective adjustments associated with a new accounting pronouncement that became effective for the Corporation on January 1, 2009—specifically, Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51, which resulted in the reclassification of the Corporation's prior minority interests in consolidated subsidiaries to a new noncontrolling interests component of total equity.  Note B to the consolidated financial statements describes the retrospective application of this new accounting method in greater detail.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Development Bancorp Limited IV and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Grand Rapids, Michigan
June 2, 2009
(July 7, 2009 as to the retrospective adoption of
Financial Accounting Standards Statement No. 160 as described in Note B to the consolidated financial statements)

C2 - 16

CONSOLIDATED BALANCE SHEETS

Capitol Development Bancorp Limited IV

	December 31
	2008	2007
	(as adjusted)	(as adjusted)
ASSETS
Cash and due from banks	$4,286,151	$3,498,766
Money-market and interest-bearing deposits	13,769,498	540,948
Federal funds sold	5,862,000	2,060,000
Cash and cash equivalents	23,917,649	6,099,714
Loans held for sale	667,901	1,498,000
Investment securities held for long-term investment, carried at amortized cost which approximates fair value—Note C	869,200	671,800
Portfolio loans, less allowance for loan losses of
$3,535,000 in 2008 and $2,504,000 in 2007—Note D	189,658,176	153,776,897
Premises and equipment—Note F	2,157,804	2,659,722
Accrued interest income	863,973	795,093
Goodwill—Note B	210,000
Other intangibles—Note G	1,445,757	1,285,804
Other real estate owned	537,065	194,206
Other assets	8,631,825	5,956,936

TOTAL ASSETS	$228,959,350	$172,938,172

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$10,547,718	$8,614,619
Interest-bearing—Note H	171,870,431	119,749,834
Total deposits	182,418,149	128,364,453
Debt obligations—Note I	21,032,548	17,651,000
Accrued interest on deposits and other liabilities	9,124,515	7,061,847
Total liabilities	212,575,212	153,077,300

EQUITY—Notes J and P:
CDBL IV stockholders' equity:
Common stock, no par value, 51,000 shares authorized; 15,243 shares issued and outstanding	15,938,000	15,243,000
Retained-earnings deficit	(11,224,296)	(7,499,939)
Total CDBL IV stockholders' equity	4,713,704	7,743,061
Noncontrolling interests	11,670,434	12,117,811
Total equity	16,384,138	19,860,872

TOTAL LIABILITIES AND EQUITY	$228,959,350	$172,938,172

See notes to consolidated financial statements.

C2 - 17

CONSOLIDATED STATEMENTS OF OPERATIONS

Capitol Development Bancorp Limited IV

	Year Ended December 31
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Interest income:
Portfolio loans (including fees)	$12,449,984	$9,714,397	$2,029,247
Loans held for sale	45,969	26,655	11,140
Federal funds sold	256,298	480,854	476,263
Money market and interest-bearing deposits	31,055	13,980	188,171
Other	43,905	15,933	243
Total interest income	12,827,211	10,251,819	2,705,064
Interest expense:
Deposits	6,117,056	4,334,907	654,036
Debt obligations and other	1,017,457	371,281	76,379
Total interest expense	7,134,513	4,706,188	730,415
Net interest income	5,692,698	5,545,631	1,974,649
Provision for loan losses—Note D	2,509,026	1,849,919	930,000
Net interest income after provision for loan losses	3,183,672	3,695,712	1,044,649
Noninterest income:
Trust income and wealth-management revenue	4,960,086	4,045,500	2,274,440
Service charges on deposit accounts	183,813	65,720	9,992
Fees from origination of non-portfolio residential mortgage loans	282,238	195,455	147,691
Fees from syndication and placement of non- portfolio commercial loans	13,705	5,372
Fees from servicing government-guaranteed loans	191,762	190,015
Gain on sales of government-guaranteed loans	160,228	243,624
Other	670,478	401,151	296,139
Total noninterest income	6,462,310	5,146,837	2,728,262
Noninterest expense:
Salaries and employee benefits	10,342,533	10,880,591	5,311,322
Occupancy	926,163	784,397	411,766
Equipment rent, depreciation and maintenance	595,980	555,162	316,853
Preopening and start-up costs			2,122,335
Other—Note L	5,021,740	4,073,007	2,778,095
Total noninterest expense	16,886,416	16,293,157	10,940,371
Loss before income tax benefit	(7,240,434)	(7,450,608)	(7,167,460)
Income tax benefit—Note M	(2,578,700)	(2,442,700)	(2,611,000)
NET LOSS	(4,661,734)	(5,007,908)	(4,556,460)
Less net losses attributable to noncontrolling interests	937,377	939,472	1,462,887

NET LOSS ATTRIBUTABLE TO
CDBL IV	$(3,724,357)	$(4,068,436)	$(3,093,573)

NET LOSS PER SHARE
ATTRIBUTABLE TO CDBL IV	$(244.33)	$(266.91)	$(203.74)

See notes to consolidated financial statements.

C2 - 18

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Capitol Development Bancorp Limited IV

	Capitol Development Bancorp Limited IV Stockholders' Equity			As Adjusted
	Common Stock	Retained- Earnings Deficit	Total CDBL IV Stockholders' Equity	Noncontrolling Interests	Total Equity

Balances at January 1, 2006	$13,253,000	$(337,930)	$12,915,070	$-0-	$12,915,070

Noncontrolling interests' investment in formation of subsidiaries				14,520,170	14,520,170

Issuance of 1,990 shares of common common stock for cash consideration of $1,000 per share	1,990,000		1,990,000		1,990,000

Net loss for 2006		(3,093,573)	(3,093,573)	(1,462,887)	(4,556,460)

BALANCES AT DECEMBER 31, 2006	15,243,000	(3,431,503)	11,811,497	13,057,283	24,868,780

Net loss for 2007		(4,068,436)	(4,068,436)	(939,472)	(5,007,908)

BALANCES AT DECEMBER 31, 2007	15,243,000	(7,499,939)	7,743,061	12,117,811	19,860,872

Noncontrolling interests' investment in formation of subsidiaries				490,000	490,000

Cash capital contribution from majority stockholder—Note E	695,000		695,000		695,000

Net loss for 2008		(3,724,357)	(3,724,357)	(937,377)	(4,661,734)

BALANCES AT DECEMBER 31, 2008	$15,938,000	$(11,224,296)	$4,713,704	$11,670,434	$16,384,138

See notes to consolidated financial statements.

C2 - 19

CONSOLIDATED STATEMENTS OF CASH FLOWS

Capitol Development Bancorp Limited IV

	Year Ended December 31
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
OPERATING ACTIVITIES
Net loss	$(4,661,734)	$(5,007,908)	$(4,556,460)
Adjustments to reconcile net loss to net cash used by operating activities:
Provision for loan losses	2,509,026	1,849,919	930,000
Depreciation of premises and equipment	604,552	544,625	286,612
Amortization of intangibles	289,452	59,196
Loss on sale of premises and equipment	14,320	22,074	2,077
Loss on sales of other real estate owned	241,358
Gain on sales of government-guaranteed loans	(160,228)	(243,624)
Deferred income tax credit	(2,593,700)	(2,443,700)	(2,611,000)
Originations and purchases of loans held for sale	(15,018,365)	(10,116,163)	(2,627,215)
Proceeds from sales of loans held for sale	15,848,464	9,428,163	1,817,215
Increase in accrued interest income and other assets	(809,474)	(2,166,476)	(589,623)
Increase in accrued interest expense on deposits and other liabilities	2,062,668	4,818,538	2,242,109

NET CASH USED BY OPERATING ACTIVITIES	(1,673,661)	(3,254,356)	(5,106,285)

INVESTING ACTIVITIES
Proceeds from calls, prepayments and maturities of investment securities	247,100
Purchase of securities held for long-term investment	(444,500)	(659,800)	(12,000)
Net increase in portfolio loans	(39,693,248)	(93,874,047)	(62,633,351)
Proceeds from sales of other real estate owned	878,954
Purchases of premises and equipment	(116,954)	(655,875)	(2,859,235)

NET CASH USED BY INVESTING ACTIVITIES	(39,128,648)	(95,189,722)	(65,504,586)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	10,287,934	19,205,746	17,995,101
Net increase in certificates of deposit	43,765,762	57,893,061	33,270,545
Net borrowings from debt obligations	3,381,548	14,776,000	2,875,000
Resources provided by minority interests	490,000		14,520,170
Net proceeds from issuance of common stock			1,990,000
Capital contribution from majority stockholder	695,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	58,620,244	91,874,807	70,650,816
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17,817,935	(6,569,271)	39,945
Cash and cash equivalents at beginning of period	6,099,714	12,668,985	12,629,040

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$23,917,649	$6,099,714	$12,668,985

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$7,186,808	$4,436,799	$524,715
Transfers of loans to other real estate owned	1,463,171	194,206

See notes to consolidated financial statements.

C2 - 20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

Capitol Development Bancorp Limited IV (the "Corporation" or "CDBL IV") is a bank development company.  At December 31, 2008, it had five majority-owned subsidiaries, Sunrise Bank of Atlanta (51% owned), which commenced operations in June 2006, in Atlanta, Georgia; Bank of Valdosta (56% owned), which commenced operations in June 2006, in Valdosta, Georgia; Evansville Commerce Bank (51% owned), which commenced operations in May 2006, in Evansville, Indiana; Asian Bank of Arizona (51% owned), which commenced operations in April 2006, in Phoenix, Arizona (collectively, the “Banks”); and Capitol Wealth Incorporated (100% owned), which commenced operations in January 2006, in Charlotte, North Carolina.

The Corporation is a controlled subsidiary of Capitol Bancorp Limited (“Capitol”), a national community-bank development company.

The Corporation is engaged in a two business activities—banking and wealth management services.  The Banks provide a full range of banking services to individuals, businesses and other customers located in its community.  The Banks focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net-worth individuals.  A variety of deposit products are offered, including checking, savings, money-market, individual retirement accounts and certificates of deposit.  The principal markets for the Banks' financial services are the communities in which the Banks are located and the areas immediately surrounding those communities.

Capitol Wealth Incorporated provides a variety of wealth management services through a single advisory relationship to assist clients, their families and their businesses in meeting their wealth management needs.  Through these relationships, clients have access to a complete suite of wealth products, including investment management, brokerage, insurance, trusts and estate and tax planning, which are currently offered throughout Capitol's national network of community banks.

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable noncontrolling interests.

NOTE B—SIGNIFICANT ACCOUNTING POLICIES

Estimates:  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing), money-market funds and federal funds sold.  Generally, federal funds transactions are entered into for a one-day period.

C2 - 21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Loans Held for Sale:  Loans held for sale represent residential real estate mortgage loans held for sale into the secondary market.  Loans held for sale are stated at the aggregate lower of cost or market.  Fees from the origination of loans held for sale are recognized in the period the loans are originated.

Investment Securities:  Investment securities available for sale (none at December 31, 2008 and 2007) are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income).  All other investment securities are classified as held for long-term investment and are carried at amortized cost.  Investments are classified at the date of purchase based on management's analysis of liquidity and other factors.  The adjusted cost of the specific securities sold is used to compute realized gains or losses.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans, Credit Risk and Allowance for Loan Losses:  Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business.  Substantially all portfolio loans are made to borrowers in the Banks' geographic area.  Consistent with the Banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate and less significant concentrations exist in loans secured by equipment and other business assets.  The maximum potential credit risk to the Banks and the Corporation, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding.  The Banks' management reduces exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date.  Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors.  The allowance is increased by provisions charged to operations and reduced by net charge-offs.

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of federal deposit insurance.  The Corporation monitors the financial position of such financial institutions to evaluate credit risk periodically.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales when control over the transferred asset has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the bank, (2) the

C2 - 22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the bank does not maintain effective control over the transferred asset through an agreement to repurchase it before its maturity.  Transfers of financial assets are generally limited to commercial loans sold, which were insignificant for the periods presented, and the sale of residential mortgage loans into the secondary market, the extent of which is disclosed in the statements of cash flows.

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding.  Direct costs of successful origination of portfolio loans generally exceed fees from loan originations (net deferred costs approximated $304,000 at December 31, 2008).

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest.  When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed.  Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

Premises and Equipment:  Premises and equipment are stated on the basis of cost.  Depreciation of equipment, furniture and software, which have estimated useful lives of three to seven years, is computed principally by the straight-line method.  Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.

Goodwill and Other Intangibles:  Goodwill is reviewed annually by management for impairment by comparing estimated entity fair value to net assets of the entity.  This review is performed at the applicable subsidiary reporting-unit level which has recorded goodwill resulting from acquisitions.  Impairment adjustments of goodwill (none through December 31, 2008) are charged against earnings, when determined.  Other intangibles, which generally consist of acquired customer lists, are amortized over varying periods of 10 years or less.

Other Real Estate Owned:  Other real estate owned comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent changes in fair value.

Preopening and Start-up Costs:  Costs incurred prior to commencement of bank operations are charged to expense on the related opening date.  Such costs consisted primarily of salaries, wages and employee benefits.

Trust Assets and Related Income:  Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the subsidiaries are not included in the consolidated balance sheet because it is not an asset of the subsidiaries or the Corporation.  Trust and wealth management revenue are recorded on an accrual basis.

C2 - 23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Income Taxes:  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  If it is determined that realization of deferred tax assets is in doubt, a valuation allowance is required to reduce deferred tax assets to the amount which is more-likely-than-not realizable.  The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

Net Loss Per Share Attributable to CDBL IV:  Net loss per share attributable to CDBL IV is based on the weighted average number of common shares outstanding (15,243 shares in 2008 and 2007; 15,184 shares in 2006).  There were no common stock equivalents or other forms of dilutive instruments for the periods presented.

Comprehensive Loss:  Comprehensive loss is the sum of net loss and certain other items which are charged or credited to stockholders' equity.  For the periods presented, the Corporation had no element of comprehensive loss other than net loss.

New Accounting Standards:  In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  Statement No. 157 does not require any new fair value measurements and was initially effective for the Corporation beginning January 1, 2008.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 which defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or on a more frequently recurring basis.  The partial implementation of Statement No. 157 in 2008 (as permitted by FSP FAS 157-2) did not have a material effect on the Corporation's results of operations or financial position.  Fair value disclosures are set forth in Note N to the consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in results of operations at each reporting date.  Statement No. 159 was applied prospectively and implemented by the Corporation effective January 1, 2008.  As of December 31, 2008, the Corporation has not elected the fair value option.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of the Corporation's adoption of Statement No. 141(R) will depend upon the extent and magnitude of acquisitions after December 31, 2008.

Also in December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, to create accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Statement No. 160 establishes accounting and reporting standards that require (1) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent's equity, (2) the amount of consolidated net income (loss) attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income, (3) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently, (4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be initially measured at fair value and (5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  Statement No. 160 applies to years beginning on or after December 15, 2008.  This new guidance has been retrospectively adopted and the accompanying consolidated financial statements have been adjusted to reflect its implementation as of the beginning of the periods presented.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities about Transfers of Financial Assets and Variable Interest Entities.  This new guidance expands on disclosures regarding financial assets transferred in a securitization or asset-backed financing arrangement, servicing assets and information about variable-interest entities and became effective for the Corporation on December 31, 2008.  The new disclosure requirements had no material effect on the Corporation's consolidated financial statements, inasmuch as the Corporation has not engaged in securitizations or asset-backed financing arrangements, has no servicing assets or investments in variable-interest entities.

In February 2008, the FASB issued FSB FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.  The new guidance clarifies transfers and certain transactions' accounting subject to the provisions of FAS 140 and becomes effective January 1, 2009.  Management does not expect this new guidance to have a material impact on the Corporation's financial position or results of operations upon implementation.

Also recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Corporation's consolidated financial statements at a later date:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

•	Proposed amendment to Statement No. 128, Earnings per Share; and
•	FASB FSP to require recalculation of leveraged leases if the timing of tax benefits affect cash flows.

The Corporation's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to the Corporation's consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Corporation's consolidated financial statements.

NOTE C—INVESTMENT SECURITIES

Investment securities held for long-term investment at December 31, 2008 and 2007 consisted of Federal Home Loan Bank stock.  Such investments are restricted and may only be resold to or redeemed by the issuer.

NOTE D—LOANS

Portfolio loans consisted of the following at December 31:

	2008	2007
Loans secured by real estate:
Commercial	$74,768,316	$55,338,889
Residential (including multi-family)	48,608,925	35,564,556
Construction, land development and other land	41,212,216	37,916,490
Total loans secured by real estate	164,589,457	128,819,935
Commercial and other business-purpose loans	24,441,533	20,499,610
Consumer	3,230,273	3,226,264
Other	931,913	3,735,088
Total portfolio loans	193,193,176	156,280,897
Less allowance for loan losses	(3,535,000)	(2,504,000)
Net portfolio loans	$189,658,176	$153,776,897

Transactions in the allowance for loan losses are summarized below:

	2008	2007
Balance at beginning of period	$2,504,000	$930,000
Provision charged to operations	2,509,026	1,849,919
Loans charged off (deduction)	(1,699,012)	(333,149)
Recoveries	220,986	57,230

Balance at December 31	$3,535,000	$2,504,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE D—LOANS—Continued

Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) as of December 31, 2008 and 2007 are summarized below:

	December 31
	2008	2007
Nonaccrual loans:
Loans secured by real estate:
Residential (including multi-family)	$116,000	$300,000
Construction, land development and other land	1,891,000	80,000
Total loans secured by real estate	2,007,000	380,000
Commercial and other business-purpose loans	318,000	14,000
Total nonaccrual loans	2,325,000	394,000
Past due (>90 days) loans	--	--

Total nonperforming loans	$2,325,000	$394,000

If nonperforming loans had performed in accordance with their contractual terms during 2008, additional interest income of $198,000 would have been recorded.  At December 31, 2008, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

Loans are considered impaired when it is probable that all amounts due according to the contractual terms of a loan agreement will not be collected, including contractually scheduled interest and principal payments.  Impaired loans, which are included in nonperforming loans, are summarized below:

	December 31
	2008	2007
Impaired loans:
Loans which have an allowance requirement	$689,000	$394,000
Loans which do not have an allowance requirement	1,209,000

Total impaired loans	$1,898,000	$394,000

Allowance for loan losses related to impaired loans	$108,000	$59,000

Impaired loans which do not have an allowance requirement include collateral-dependent loans for which direct write-downs have been made (when necessary) and, accordingly, no allowance requirement or allocation is necessary.  During 2008, the average recorded investment in impaired loans approximated $1.3 million.  Interest income is recorded on impaired loans if not on nonaccrual status, or may be recorded on a cash basis in some circumstances, if such payments are not credited to principal.  In 2008, no interest income was recorded on impaired loans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE D—LOANS—Continued

The amounts of the allowance for loan losses allocated in the following table are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2008		December 31, 2007
	Amount	Percentage of Total Portfolio Loans	Amount	Percentage of Total Portfolio Loans

Loans secured by real estate:
Commercial	$1,215,000	0.63%	$786,000	0.50%
Residential (including multi-family)	862,000	0.45	738,000	0.47
Construction, land development and other land	814,000	0.42	523,000	0.34
Total loans secured by real estate	2,891,000	1.50	2,047,000	1.31
Commercial and other business-purpose loans	597,000	0.30	404,000	0.26
Consumer	34,000	0.02	39,000	0.02
Other	13,000	0.01	14,000	0.01

Total allowance for loan losses	$3,535,000	1.83%	$2,504,000	1.60%

NOTE E—RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Banks make loans to officers and directors of the Corporation and its subsidiaries including their immediate families and companies in which they are principal owners.  At December 31, 2008 total loans to these persons approximated $7,840,000 ($7,373,000 as of December 31, 2007).  During 2008, $5,311,000 of new loans were made to these persons and repayments totaled $4,844,000.  Such loans are made at the Banks' normal credit terms.

Such officers and directors of the Banks (and their associates, family and/or affiliates) are also depositors of the Banks and those deposits as of December 31, 2008 and 2007 approximated $8.4 million and $7.1 million, respectively.  Such deposits are similarly made at the Banks' normal terms as to interest rate, term and deposit insurance.

The Banks purchase certain data processing and management services from Capitol.  Amounts paid for such services aggregated $1,256,000, $1,318,000 and $760,000 in 2008, 2007 and 2006, respectively.

During 2008, Capitol made cash capital contributions of $650,000 and $45,000 to assist Bank of Valdosta and Evansville Commerce Bank, respectively, in meeting interim regulatory capital ratio requirements.  Such additional investment in the respective banks by the Corporation did not alter the Corporation's ownership percentage of the respective banks, however, it creates a future claim on the respective banks' equity in the event of a share exchange transaction or other future capital event.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE F—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31:

	2008	2007
Leasehold improvements	$1,367,585	$1,359,517
Equipment, furniture and software	2,192,592	2,107,087
	3,560,177	3,466,604
Less accumulated depreciation	(1,402,373)	(806,882)

	$2,157,804	$2,659,722

The subsidiaries rent office space under operating leases.  Rent expense under these lease agreements approximated $704,000, $604,000 and $335,000 in 2008, 2007 and 2006, respectively, net of sublease income of $10,000 and $7,000 in 2008 and 2007, respectively (none in 2006).

At December 31, 2008 future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess on one year were as follows:

2009	$527,000
2010	532,000
2011	526,000
2012	456,000
2013 and thereafter	68,000

Total	$2,109,000

NOTE G—INTANGIBLE ASSETS

Major classes of intangible assets consisted of the following at December 31:

	2008			2007
	Gross Carrying Amount	Accumulated Amortization	Total	Gross Carrying Amount	Accumulated Amortization	Total

Customer lists	$ 1,669,405	$ (270,523)	$ 1,398,882	$ 1,220,000	$ (43,571)	$ 1,176,429
Noncompete agreements	125,000	(78,125)	46,875	125,000	(15,625)	109,375

	$ 1,794,405	$ (348,648)	$ 1,445,757	$ 1,345,000	$ (59,196)	$ 1,285,804

All intangible assets are currently being amortized.  As of December 31, 2008, future estimated amortization expense for each of the succeeding five years follows:

2009	$252,000
2010	205,000
2011	205,000
2012	205,000
2013	205,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE H—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $48.7 million and $45.0 million as of December 31, 2008 and 2007, respectively.

At December 31, 2008, the scheduled maturities of time deposits were as follows:

2009	$120,347,000
2010	12,001,000
2011	2,077,000
2012	152,000
2013	353,000

Total	$134,930,000

NOTE I—DEBT OBLIGATIONS

Debt obligations consisted of the following at December 31:

	2008	2007
Borrowings from Federal Home Loan Banks	$13,407,548	$12,600,000
Federal funds purchased	2,000,000	1,426,000
Notes payable to Capitol	5,625,000	3,625,000

	$21,032,548	$17,651,000

Federal funds transactions are generally entered into for a one-day period.  Borrowings from the Federal Home Loan Banks (FHLB) represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral.  Such FHLB advances become due at varying dates and bear interest at market short-term rates (approximately 3.51% at December 31, 2008).  At December 31, 2008, assets pledged to secure these credit facilities approximated $14.7 million and unused lines of credit under these facilities approximated $1.3 million.

Notes payable to Capitol are due on demand and bear interest from 6.75% to 9.0%, payable monthly.

At December 31, 2008, scheduled debt maturities of debt obligations were as follows:

2009	$11,025,000
2010	5,000,000
2011	3,000,000
2012	1,900,000
2013	107,548

Total	$21,032,548

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE J—STOCKHOLDERS' EQUITY

The Corporation's common stock consists of two classes outstanding at December 31, 2008 and 2007:

Class A	1,000
Class B	14,243

Total shares issued and outstanding	15,243

All of the outstanding Class A shares are voting and are owned by Capitol.  All of the Class B shares are owned by accredited investors and are nonvoting, except in certain limited circumstances.

Each share of Class B common stock is convertible, on or after March 31, 2009, into Class A common stock of the Corporation on a share-for-share basis.

In conjunction with Capitol's purchase of the Corporation's Class A common stock, warrants were issued to Capitol in a number sufficient to ensure it will retain at least 51% voting control of the Corporation in the event the Corporation's outstanding Class B common stock is converted into Class A common stock.  Each warrant permits the holder to purchase one share of Class A common stock for $2,000 per share and expire in December 2009.

The Corporation has entered into an antidilution agreement with Capitol which permits Capitol to maintain 51% voting control of the Corporation.

NOTE K—EMPLOYEE RETIREMENT PLAN

Eligible employees participate in a multi-employer employee 401(k) retirement plan.  The Plan provides for employer contributions in amounts determined annually by the Corporation's board of directors.  Eligible employees make voluntary contributions to the Plan.  Contributions to the Plan charged to expense approximated $198,000, $170,000 and $59,000 in 2008, 2007 and 2006, respectively.

NOTE L—OTHER NONINTEREST EXPENSE

The more significant elements of other noninterest expense consisted of the following:

	2008	2007	2006
Brokerage	$841,776	$664,642	$428,466
Contracted data processing and administrative services	1,278,475	1,327,412	772,077
Amortization of intangibles	289,452	59,196
Loss on sale of other real estate owned	241,358
Advertising	251,885	246,345	133,498
Professional fees	199,135	130,022	180,328
Travel, lodging and meals	388,585	388,709	202,563
Other	1,531,074	1,256,681	1,061,163

	$5,021,740	$4,073,007	$2,778,095

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE M—INCOME TAXES

The credit for income taxes consisted of the following components:

	2008	2007	2006
Federal:
Current expense	$(15,000)	$(1,000)
Deferred credit	2,381,000	2,214,000	$2,281,000
	2,366,000	2,213,000	2,281,000
State deferred credit	212,700	229,700	330,000

	$2,578,700	$2,442,700	$2,611,000

Net federal deferred income tax assets, included as a component of other assets, consisted of the following at December 31:

	2008	2007
Allowance for loan losses	$1,202,000	$851,000
Net operating loss carryforwards	5,369,000	3,230,000
Organizational costs	814,000	789,000
Other, net	(336,000)	(202,000)

	$7,049,000	$4,668,000

Net state deferred income tax assets, included as a component of other assets, consisted of the following at December 31:

	2008	2007
Allowance for loan losses	$242,500	$172,100
Net operating loss carryforwards	445,500	289,000
Organizational costs	119,500	129,000
Other, net	(35,100)	(30,400)

	$772,400	$559,700

The Corporation and subsidiaries have net operating loss carryforwards, which may reduce income taxes payable in future periods.  Federal carryforwards approximate $15,765,000 at December 31, 2008, $3,488,000 of which expires in 2026, $5,995,000 of which expires in 2027 and $6,282,000 of which expires in 2028.  State income tax loss carryforwards approximate $6,318,000 at December 31, 2008, $424,000 of which expires in 2011, $698,000 of which expires in 2012, $1,337,000 of which expires in 2014, $1,528,000 of which expires in 2026, $1,210,000 of which expires in 2027 and $1,121,000 of which expires in 2028.  Management believes that, based on its tax planning strategies and estimate of future taxable income, it is more likely than not the Corporation will generate sufficient taxable income to fully utilize the net deferred tax assets.

In conjunction with its annual review, management concluded that there were no significant uncertain tax positions requiring recognition in the financial statements.  The evaluation was performed for the tax years of 2005, 2006, 2007 and 2008, the tax years which remain subject to examination by major tax jurisdictions and was updated as of December 31, 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE M—INCOME TAXES—Continued

The Corporation may from time to time be assessed interest or penalties associated with tax liabilities by major tax jurisdictions, although any such assessments are estimated to be minimal and immaterial.  To the extent the Corporation has received an assessment for interest and/or penalties, it has been classified in the statements of operations as a component of other noninterest expense.

NOTE N—FAIR VALUE

Effective January 1, 2008, the Corporation implemented FAS No. 157, as discussed in Note B.  FAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not to be adjusted for transaction costs.  An orderly transaction is one that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction.  Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

FAS No. 157 requires the use of valuation techniques which are consistent with a market approach, income approach and/or cost method.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis.  The cost method is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Valuation techniques are to be consistently applied.  Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  In that regard, FAS No. 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy follows:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE N—FAIR VALUE—Continued

Level 3:  Significant unobservable inputs that reflect the reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of the Corporation's valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis (none at December 31, 2008).  Fair value measurement is based on quoted prices, when available.  If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 values.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis.  Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

Loans:  The Corporation does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors.  Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique and, further, changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

There were no assets and liabilities measured at fair value on a recurring basis as of December 31, 2008.

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2008, other than mortgage loans held for sale, were as follows:

	Total	Significant Other Observable Inputs (Level 2)

Impaired loans (1)	$371,000	$371,000

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the collateral.

The Corporation will apply the fair value measurement and disclosure provisions of FAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis.  The Corporation measures the fair value of the following on a nonrecurring basis:  (1) long-lived assets and (2) foreclosed assets.

C2 - 34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE N—FAIR VALUE—Continued

Carrying values and estimated fair values of financial instruments for FAS No. 107 disclosure purposes were as follows at December 31 (in $1,000s):

	2008		2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$23,918	$23,918	$6,100	$6,100
Loans held for sale	667	667	1,498	1,498
Investment securities held for long-term investment	870	870	672	672
Portfolio loans:
Loans secured by real estate:
Commercial	74,768	76,354	55,339	55,596
Residential (including multi-family)	48,608	48,796	35,565	35,734
Construction, land development and other land	41,213	40,155	37,916	38,075
Total loans secured by real estate	164,589	165,305	128,820	129,405
Commercial and other business-purpose loans	24,443	24,147	20,500	20,519
Consumer	3,230	3,213	3,226	3,216
Other	932	691	3,735	3,734
Total portfolio loans	193,194	193,356	156,280	156,874
Less allowance for loan losses	(3,535)	(3,535)	(2,504)	(2,504)
Net portfolio loans	189,659	189,821	153,776	154,370

Financial Liabilities:
Deposits:
Noninterest-bearing	10,547	10,547	8,615	8,615
Interest-bearing:
Demand accounts	36,941	36,941	28,586	28,586
Time certificates of less than $100,000	86,258	86,452	46,139	46,202
Time certificates of $100,000 or more	48,672	48,770	45,024	45,077
Total interest-bearing	171,871	172,163	119,749	119,865
Total deposits	182,418	182,710	128,364	128,480
Debt obligations	21,033	20,974	17,651	17,618
Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available).  For example, the estimated fair values of portfolio loans, time deposits and debt obligations were determined through discounted cash flow computations.  Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

Given current market conditions, a portion of the loan portfolio is not readily marketable and market prices do not exist.  The Corporation has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition in FAS No. 157.  Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.

C2 - 35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE N—FAIR VALUE—Continued

Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time.  Accordingly, the fair value measurements for loans included in the preceding table above are unlikely to represent the instruments' liquidation values.

NOTE O—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers.  Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans.  Stand-by letters of credit, when issued, commit the Banks to make payments on behalf of customers if certain specified future events occur and are used infrequently by the Banks (none at December 31, 2008 and 2007).  Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($19.6 million and $28.1 million at December 31, 2008 and 2007, respectively).  These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Banks' normal credit policies.  In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment.

The Banks are required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks.  The amount of reserve balances required as of December 31, 2008 and 2007 was $100,000.

Deposits at the Banks are insured up to the maximum amount covered by FDIC insurance.

NOTE P—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances.  Subject to various regulatory capital requirements, bank subsidiaries' current and retained earnings are available for distribution as dividends to the Corporation (and other bank shareholders, as applicable) without prior approval from regulatory authorities.  Substantially all of the remaining net assets of the subsidiary are restricted as to payments to the Corporation.

Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies.  Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on “Tier 1” and “Tier 2” capital and “risk-weighted assets” as defined and periodically prescribed by the respective regulatory agencies.  Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Corporation's consolidated financial statements.

C2 - 36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE P—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS—Continued

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies with regard to components, risk weighting and other factors.

As a condition of their charter approval, de novo banks are generally required to maintain a core capital (Tier 1) to average total assets ratio of not less than 8% (4% for other banks) and an allowance for loan losses of not less than 1% for the first three years of operations.

As of December 31, 2008, the most recent notifications received by the Banks from regulatory agencies have advised that the Banks are classified as “well capitalized” as defined by the applicable agencies.  There are no conditions or events since those notifications that management believes would change the regulatory classification of the Banks.

Management believes, as of December 31, 2008, that the Corporation and the Banks meet all capital adequacy requirements to which the entities are subject.

The following table summarizes the amounts (in thousands) and related ratios of the Corporation's consolidated regulatory capital position:

	December 31
	2008		2007

Tier 1 capital to average total assets:
Minimum required amount	$	≥ 9,311	$	≥ 13,286
Actual amount		$14,728		$21,789
Ratio		6.37%		12.97%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	$	≥ 7,381	$	≥ 6,357
Actual amount		$14,728		$21,789
Ratio		7.98%		13.71%

Combined Tier 1 and Tier 2 capital to risk- weighted assets:
Minimum required amount(2)	$	≥ 14,762	$	≥ 12,713
Amount required to meet “Well-Capitalized” category(3)	$	≥ 18,453	$	≥ 15,892
Actual amount		$17,050		$23,782
Ratio		9.24%		14.96%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3)	In order to be classified as a ‘well-capitalized’ institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.
.

C2 - 37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE Q—PARENT COMPANY FINANCIAL INFORMATION

Condensed Balance Sheets

	December 31
	2008	2007
ASSETS
Money market funds on deposit with affiliated banks	$373,653	$163,948
Investments in subsidiaries	9,319,323	10,613,917
Other assets	666,778	606,446

TOTAL ASSETS	$10,359,754	$11,384,311

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, accrued expenses and other liabilities	$21,050	$16,250
Debt obligations	5,625,000	3,625,000
Stockholders' equity attributable to CDBL IV	4,713,704	7,743,061

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$10,359,754	$11,384,311

Condensed Statements of Operations

	Year Ended December 31
	2008	2007	2006
Interest income	$13,628	$7,283	$188,168
Expenses:
Interest	384,889	164,262	75,849
Salary and employee benefits	1,398,000	1,618,000	300,000
Other	30,502	(16,288)	519,434
Total expenses	1,813,391	1,765,974	895,283
Loss before equity in net losses of consolidated subsidiaries and federal income taxes	(1,799,763)	(1,758,691)	(707,115)
Equity in undistributed net losses of consolidated subsidiaries	1,989,594	2,676,745	2,609,458
Loss before federal income tax credit	(3,789,357)	(4,435,436)	(3,316,573)
Federal income tax credit	(65,000)	(367,000)	(223,000)

NET LOSS ATTRIBUTABLE TO CDBL IV	$(3,724,357)	$(4,068,436)	$(3,093,573)

C2 - 38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE Q—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Cash Flows

	Year Ended December 31
	2008	2007	2006
OPERATING ACTIVITIES
Net loss	$(3,724,357)	$(4,068,436)	$(3,093,573)
Adjustments to reconcile net loss to net cash used by operating activities:
Equity in undistributed net losses of subsidiaries	1,989,594	2,676,745	2,609,458
Depreciation of premises and equipment	4,668	1,167
Deferred federal income tax credit	(65,000)	(367,000)	(223,000)
Decrease in other assets		15,002	99,227
Increase in accounts payable, accrued expenses and other liabilities	4,800	8,750	6,300
NET CASH USED BY OPERATING ACTIVITIES	(1,790,295)	(1,733,772)	(601,588)

INVESTING ACTIVITIES
Net cash investments in subsidiaries	(695,000)		(15,738,119)
Purchase of premises and equipment		(6,613)
NET CASH USED BY INVESTING ACTIVITIES	(695,000)	(6,613)	(15,738,119)

FINANCING ACTIVITIES
Proceeds from debt obligations	2,000,000	1,625,000	2,000,000
Net proceeds from issuance of common stock			1,990,000
Capital contribution from majority shareholders	695,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,695,000	1,625,000	3,990,000
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	209,705	(115,385)	(12,349,707)
Cash and cash equivalents at beginning of year	163,948	279,333	12,629,040

CASH AND CASH EQUIVALENTS AT END OF YEAR	$373,653	$163,948	$279,333

NOTE R—SEGMENT INFORMATION

Reportable segments have been determined based upon the Corporation's results of operations of its two business activities, Banking Services and Wealth Management Services.  The Banks have been combined under the Banking Services reportable segment as the nature of their products and services and type of customers are similar.  Capitol Wealth Incorporated is reported under the Wealth Management Services segment.

The financial information of the Corporation's segments has been compiled utilizing the accounting policies described in Note B.  Total business segment results differ from total consolidated results due to other activities including general corporate activities and intercompany eliminations which reflect activities among the businesses that are eliminated upon consolidation.

C2 - 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE R—SEGMENT INFORMATION—Continued

Results of operations and total assets by segment for each of the three years ended December 31 are as follows (in $1,000s):

	2008 (as adjusted)
	Banking Services	Wealth Management Services	Other	Total

Net interest income (expense)	$6,064		$(371)	$5,693
Provision for loan losses	2,509			2,509
Net interest income after provision for loan losses	3,555		(371)	3,184
Noninterest income:
Trust income and wealth-management revenue		$4,960		4,960
Other	1,022	480		1,502
Total noninterest income	1,022	5,440		6,462
Noninterest expense:
Salaries and employee benefits	3,635	5,309	1,398	10,342
Occupancy	620	306		926
Equipment rent, depreciation and maintenance	493	98	5	596
Other	2,902	2,094	26	5,022
Total noninterest expense	7,650	7,807	1,429	16,886
Loss before income tax benefit	(3,073)	(2,367)	(1,800)	(7,240)
Income tax benefit	(1,177)	(1,337)	(65)	(2,579)
NET LOSS	(1,896)	(1,030)	(1,735)	(4,661)
Less net losses attributable to noncontrolling interests	925	12		937

NET LOSS ATTRIBUTABLE TO CDBL IV	$(971)	$(1,018)	$(1,735)	$(3,724)

Total assets at December 31	$222,549	$5,370	$1,040	$228,959

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C2 - 40

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE R—SEGMENT INFORMATION—Continued

	2007 (as adjusted)
	Banking Services	Wealth Management Services	Other	Total

Net interest income (expense)	$5,703		$(157)	$5,546
Provision for loan losses	1,850			1,850
Net interest income after provision for loan losses	3,853		(157)	3,696
Noninterest income:
Trust income and wealth-management revenue		$4,046		4,046
Other	800	301		1,101
Total noninterest income	800	4,347		5,147
Noninterest expense:
Salaries and employee benefits	4,446	4,817	1,618	10,881
Occupancy	567	217		784
Equipment rent, depreciation and maintenance	468	77	10	555
Other	2,361	1,738	(26)	4,073
Total noninterest expense	7,842	6,849	1,602	16,293
Loss before income tax benefit	(3,189)	(2,502)	(1,759)	(7,450)
Income tax benefit	(1,233)	(843)	(367)	(2,443)
NET LOSS	(1,956)	(1,659)	(1,392)	(5,007)
Less net losses attributable to noncontrolling interests	939			939

NET LOSS ATTRIBUTABLE TO CDBL IV	$(1,017)	$(1,659)	$(1,392)	$(4,068)

Total assets at December 31	$168,343	$4,468	$770	$173,581

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C2 - 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited IV

NOTE R—SEGMENT INFORMATION—Continued

	2006 (as adjusted)
	Banking Services	Wealth Management Services	Other	Total

Net interest income	$1,862		$112	$1,974
Provision for loan losses	930			930
Net interest income after provision for loan losses	932		112	1,044
Noninterest income:
Trust income and wealth-management revenue		$2,274		2,274
Other	328	126		454
Total noninterest income	328	2,400		2,728
Noninterest expense:
Salaries and employee benefits	2,225	2,786	300	5,311
Occupancy	297	115		412
Equipment rent, depreciation and maintenance	261	48	8	317
Other	3,412	977	511	4,900
Total noninterest expense	6,195	3,926	819	10,940
Loss before income tax benefit	(4,935)	(1,526)	(707)	(7,168)
Income tax benefit	(1,874)	(514)	(223)	(2,611)
NET LOSS	(3,061)	(1,012)	(484)	(4,557)
Less net losses attributable to noncontrolling interests	1,463			1,463

NET INCOME (LOSS) ATTRIBUTABLE TO CDBL IV	$(1,598)	$(1,012)	$(484)	$(3,094)

Total assets at December 31	$79,637	$1,088	$528	$81,253

NOTE S—SUBSEQUENT EVENT

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis-point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, subject to a maximum amount based on 10 basis-points applied to the institution's assessment base for the second quarter of 2009.  The amount of the special assessment for the Corporation's bank subsidiaries is estimated to approximate $101,000.  The special assessment is payable September 30, 2009 and the FDIC has announced that an additional special assessment of up to 5 basis-points later in 2009 is probable, but the amount is uncertain.

C2 - 42

APPENDIX C-3

FINANCIAL INFORMATION REGARDING CAPITOL DEVELOPMENT BANCORP LIMITED V

Management's discussion and analysis of financial condition and results of operations	C3-2
Condensed interim consolidated financial statements as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 (unaudited)	C3-4
Audited consolidated financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006	C3-15

C3 - 1

Management's Discussion and Analysis of Financial Condition
and Results of Operations
Capitol Development Bancorp Limited V
Periods Ended March 31, 2009 and 2008 and
December 31, 2008, 2007 and 2006

Financial Condition
Capitol Development Bancorp Limited V ("CDBL V") is a bank-development company engaged in commercial banking activities through its subsidiaries (collectively, the “Banks”), Bank of Everett (located in Everett, Washington) which is 51% owned, Bank of Maumee (located in Maumee, Ohio) which is 51% owned, 1st Commerce Bank (located in North Las Vegas, Nevada) which is 51% owned, Ohio Commerce Bank (located in Beachwood, Ohio) which is 51% owned, Bank of Feather River (located in Yuba City, California) which is 51% owned and Adams Dairy Bank (located in Blue Springs, Missouri) which is 51% owned.  CDBL V's Banks provide a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in their respective communities.

Total assets approximated $277.3 million at March 31, 2009, a decrease from $278.5 million at December 31, 2008.  Total assets approximated $149.9 million at year-end 2007.  Increased assets in 2008 and 2007 resulted mainly from higher levels of portfolio loans at the Banks, funded by growth in deposits.  Asset growth slowed in early 2009.

Total portfolio loans approximated $225.2 million at March 31, 2009 compared to $213.5 million at December 31, 2008 ($125.8 million at December 31, 2007).

The allowance for loan losses at March 31, 2009 approximated $4.3 million or 1.9% of total portfolio loans, compared to the December 31, 2008 ratio of 1.7% (1.5% at December 31, 2007).

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date.  Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.

Total deposits approximated $223.6 million at March 31, 2009 and $224 million at December 31, 2008 ($109.7 million at December 31, 2007) resulting from lower levels of time deposits at the Banks.  The increase in deposits in 2008 related to the Banks' early-period growth.

The Banks seek to obtain noninterest-bearing deposits as a means to reduce their cost of funds.  Noninterest-bearing deposits approximated $34 million at March 31, 2009 or about 15% of total deposits, a decrease of approximately $14 million from December 31, 2008 compared to an increase of $29.1 million during 2008.  Noninterest-bearing deposits can fluctuate significantly from day to day, depending upon customer account activity.

CDBL V stockholders' equity approximated $8.6 million at March 31, 2009 or approximately 3.1% of total assets.  Total equity approximated $29.2 million and $30 million at March 31, 2009 and December 31, 2008, respectively, or 10.5% and 10.8% of total assets.  Capital adequacy is discussed elsewhere in this narrative.

Results of Operations
The net loss attributable to CDBL V for the three months ended March 31, 2009 approximated $492,000, compared with approximately $671,000 in the corresponding 2008 period.  The net loss attributable for CDBL V for the year ended December 31, 2008 approximated $2.8 million, compared with $2.2 million for 2007 and $1.3 million in 2006.  The net losses related to the expected early-period operations of the Banks.

The principal source of operating revenues is interest income.  Total interest income for the three months ended March 31, 2009 approximated $3.3 million, compared with $2.7 million for the three-month 2008 period.  Total interest income for the year ended December 31, 2008 approximated $12.1 million, compared with $6.7 million in 2007 and $1.1 million in 2006.  The increases in interest income relate primarily to higher levels of portfolio loans and other earning assets associated with the Banks' growth.

C3 - 2

Total interest expense approximated $1.4 million for the three months ended March 31, 2009 and $1.3 million for the corresponding 2008 period.  For the year ended December 31, 2008, total interest expense approximated $5.8 million ($2.5 million at December 31, 2007 and $291,000 at December 31, 2006).  Increases in interest expense correlate with growth in interest-bearing deposits during the periods.

Net interest income approximated $1.9 million for the three months ended March 31, 2009, compared with $1.4 million for the 2008 corresponding period.  Net interest income for the year ended December 31, 2008 approximated $6.3 million, compared with $4.2 million in 2007 and $763,000 in 2006.  Increases in net interest income during the periods resulted from the Banks' growth.

The provision for loan losses was $521,000 for the three months ended March 31, 2009, compared with $637,000 in the corresponding 2008 period.  The provision for loan losses was $3.5 million for the year ended December 31, 2008 ($1.6 million in 2007 and $308,000 in 2006).  The provisions for loan losses for these periods related primarily to portfolio loan growth.  The provision for loan losses is based upon amounts necessary to maintain the allowance for loan losses based on management's analysis of allowance requirements, as discussed previously.

Total noninterest income approximated $219,000 for the three months ended March 31, 2009, compared with $197,000 for the corresponding 2008 period.  Noninterest income for the year ended December 31, 2008 approximated $856,000 ($250,000 in 2007 and $110,000 in 2006).  Noninterest income in 2008 increased significantly due to fees from origination of non-portfolio residential mortgage loans, services charges on deposit accounts and gain on sales of government-guaranteed loans.  These revenue sources may fluctuate due to interest rates, real estate values, and the variability of loan purchasers and related pricing of potential sales of government loans which can influence the decision on whether loans will be sold.

Total noninterest expense approximated $2.8 million for the three months ended March 31, 2009, compared with $2.9 million for the corresponding 2008 period.  For the year ended December 31, 2008, total noninterest expense approximated $11.2 million, compared with $8.7 million in 2007 and $4.2 million in 2006.  The significant increases in total noninterest expense each year were the result of the start-up and early period growth of the Banks.  A major component of noninterest expense is salaries and employee benefits.

Liquidity and Capital Resources
The principal funding source for asset growth and loan origination activities is deposits.  Changes in deposits and loans were previously discussed in this narrative.  Most of the deposit growth has been deployed into commercial loans, consistent with the Banks' emphasis on commercial lending activities.

Cash and cash equivalents approximated $39.5 million at March 31, 2009, $55.7 million at December 31, 2008 and $19 million at December 31, 2007.  As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time.  Management believes the Banks' liquidity position at March 31, 2009 is adequate to fund loan demand and to meet depositor needs.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies.  In the case of CDBL V, its Banks are subject to a more restrictive requirement than is applicable to most banks inasmuch as the Banks must maintain a capital-to-asset ratio of not less than 8% for their first three years of operation.  In the opinion of management, CDBL V and its Banks meet or exceed regulatory capital requirements to which they are subject.

Impact of New Accounting Standards
There are certain new accounting standards either becoming effective or being issued in 2009 and 2008.  They are discussed in Note E of the accompanying condensed consolidated interim financial statements and Note B of the accompanying annual consolidated financial statements.

As discussed in Note B of the consolidated financial statements, Financial Accounting Standards Statement No. 160 (FAS 160), Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, became effective January 1, 2009.  FAS 160 revises the classification of noncontrolling interests (previously known as minority interests in consolidated subsidiaries) to the equity section of the balance sheet and revises certain line items within the consolidated statement of operations.  The accompanying consolidated financial statements for periods prior to January 1, 2009 have been adjusted to reflect the implementation of FAS 160 as if it had occurred at the beginning of the periods presented.

C3 - 3

CAPITOL DEVELOPMENT BANCORP LIMITED V

------

Condensed Interim Consolidated Financial Statements

Three months ended March 31, 2009 and 2008

C3 - 4

CONDENSED CONSOLIDATED BALANCE SHEETS

Capitol Development Bancorp Limited V

	March 31, 2009 (Unaudited)	December 31, 2008
		(as adjusted)
ASSETS
Cash and due from banks	$6,036,104	$6,080,814
Money-market funds and interest-bearing deposits	28,869,813	44,561,750
Federal funds sold	4,635,967	5,023,013
Cash and cash equivalents	39,541,884	55,665,577
Loans held for sale	4,641,962	1,411,965
Investment securities—Note B:
Available for sale, carried at fair value	321,510	398,914
Held for long-term investment, carried at
amortized cost which approximates fair value	927,000	566,700
Total investment securities	1,248,510	965,614
Portfolio loans, less allowance for loan losses of
$4,296,000 in 2009 and $3,671,000 in 2008	220,952,801	209,823,275
Premises and equipment	2,735,922	2,888,994
Accrued interest income	915,705	745,713
Other real estate owned	555,000	555,000
Other assets	6,723,857	6,445,557

TOTAL ASSETS	$277,315,641	$278,501,695

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$33,875,661	$48,186,667
Interest-bearing	189,774,205	175,858,944
Total deposits	223,649,866	224,045,611
Debt obligations	23,580,000	23,580,000
Accrued interest on deposits and other liabilities	851,034	827,627
Total liabilities	248,080,900	248,453,238

EQUITY:
CDBL V stockholders' equity:
Common stock, no par value,
51,000 shares authorized;
15,518 shares issued and outstanding	15,443,000	15,443,000
Retained-earnings deficit	(6,807,604)	(6,315,630)
Fair value adjustment (net of tax effect) for investment
securities available for sale (accumulated other
comprehensive income)	619	1,859
Total CDBL V stockholders' equity	8,636,015	9,129,229
Noncontrolling interests	20,598,726	20,919,228
Total equity	29,234,741	30,048,457

TOTAL LIABILITIES AND EQUITY	$277,315,641	$278,501,695

See notes to condensed interim consolidated financial statements.

C3 - 5

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

Capitol Development Bancorp Limited V

	Three Months Ended March 31
	2009	2008
		(as adjusted)
Interest income:
Portfolio loans (including fees)	$3,177,004	$2,573,843
Loans held for sale	30,724	2,403
Taxable investment securities	2,246	2,865
Federal funds sold	3,127	137,711
Money market and interest bearing deposits	63,721	663
Other	3,931	2,489
Total interest income	3,280,753	2,719,974
Interest expense:
Deposits	1,078,700	1,053,036
Debt obligations and other	317,326	240,782
Total interest expense	1,396,026	1,293,818
Net interest income	1,884,727	1,426,156
Provision for loan losses	520,919	637,000
Net interest income after provision
for loan losses	1,363,808	789,156

Noninterest income:
Service charges on deposit accounts	70,285	23,146
Fees from origination of non-portfolio residential
mortgage loans	49,205	27,025
Fees from syndication and placement of non-
portfolio commercial loans	20,466	44,798
Fees from servicing government-guaranteed loans	8,772	2,164
Gain on sales of government-guaranteed loans	35,033	83,932
Other	35,025	16,427
Total noninterest income	218,786	197,492

Noninterest expense:
Salaries and employee benefits	1,357,030	1,272,339
Occupancy	237,518	206,128
Equipment rent, depreciation and maintenance	139,023	127,071
Preopening and start-up costs		402,194
Other	1,081,499	884,692
Total noninterest expense	2,815,070	2,892,424
Loss before income tax benefit	(1,232,476)	(1,905,776)
Income tax benefit	(420,000)	(728,500)
NET LOSS	(812,476)	(1,177,276)
Less net losses attributable to noncontrolling interests	320,502	505,820

NET LOSS ATTRIBUTABLE TO CDBL V	$(491,974)	$(671,456)

NET LOSS PER SHARE ATTRIBUTABLE TO
CDBL V—Note C	$(31.70)	$(43.27)

See notes to condensed interim consolidated financial statements.

C3 - 6

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (Unaudited)

Capitol Development Bancorp Limited V

	Capitol Development Bancorp Limited V Stockholders’ Equity
	Common Stock	Retained- Earnings Deficit	Accumulated Other Comprehensive Income (Loss)	Total CDBL V Stockholders’ Equity	Noncontrolling Interests	Total Equity

Three Months Ended March 31, 2008
Balances at January 1, 2008	$15,443,000	$(3,481,528)	$39	$11,961,511	$19,054,221	$31,015,732

Noncontrolling interests'
investment in formation
of banks					3,920,000	3,920,000

Components of comprehensive
loss:
Net loss for the 2008 period		(671,456)		(671,456)	(505,820)	(1,177,276)
Fair value adjustment for
investment securities
available for sale (net of
tax effect)			2,818	2,818		2,818
Comprehensive loss
for the 2008 period				(668,638)		(1,174,458)

BALANCES AT MARCH 31, 2008	$15,443,000	$(4,152,984)	$2,857	$11,292,873	$22,468,401	$33,761,274

Three Months Ended March 31, 2009
Balances at January 1, 2009	$15,443,000	$(6,315,630)	$1,859	$9,129,229	$20,919,228	$30,048,457

Components of comprehensive
loss:
Net loss for the 2009 period		(491,974)		(491,974)	(320,502)	(812,476)
Fair value adjustment for
investment securities
available for sale (net of
tax effect)			(1,240)	(1,240)		(1,240)
Comprehensive loss
for the 2009 period				(493,214)		(813,716)

BALANCES AT MARCH 31, 2009	$15,443,000	$(6,807,604)	$619	$8,636,015	$20,598,726	$29,234,741

See notes to condensed interim consolidated financial statements.

C3 - 7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Capitol Development Bancorp Limited V

	Three Months Ended March 31
	2009	2008
		(as adjusted)
OPERATING ACTIVITIES
Net loss for the period	$(812,476)	$(1,177,276)
Adjustments to reconcile net loss to net cash used by operating activities:
Provision for loan losses	520,919	637,000
Depreciation of premises and equipment	150,406	137,152
Net amortization (accretion) of investment security
premiums (discounts)	525	(136)
Loss on sale of premises and equipment	1,055	3,413
Gain on sales of government-guaranteed loans	(35,033)	(83,932)
Originations and purchases of loans held for sale	(10,672,449)	(1,573,875)
Proceeds from sales of loans held for sale	7,442,452
Increase in accrued interest income and other assets	(447,653)	(1,152,275)
Increase (decrease) in accrued interest expense on deposits and
other liabilities	23,407	(291,264)

NET CASH USED BY OPERATING ACTIVITIES	(3,828,847)	(3,501,193)

INVESTING ACTIVITIES
Proceeds from calls, prepayments and maturities of investment
securities	75,000	250,000
Purchase of securities available for sale		(250,000)
Purchase of securities held for long-term investment	(360,300)	(282,700)
Net increase in portfolio loans	(11,615,412)	(38,692,960)
Proceeds from sales of premises and equipment	4,621
Purchases of premises and equipment	(3,010)	(126,793)
NET CASH USED BY INVESTING ACTIVITIES	(11,899,101)	(39,102,453)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and
savings accounts	(4,095,240)	7,041,141
Net increase in certificates of deposit	3,699,495	24,443,901
Net borrowings from (payments on) debt obligations		11,050,000
Resources provided by noncontrolling interests		3,920,000

NET CASH PROVIDED (USED) BY FINANCING
ACTIVITIES	(395,745)	46,455,042

INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS	(16,123,693)	3,851,396
Cash and cash equivalents at beginning of period	55,665,577	19,118,339

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$39,541,884	$22,969,735

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	1,492,616	1,199,169

See notes to condensed interim consolidated financial statements.

C3 - 8

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited V

NOTE A—BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of Capitol Development Bancorp Limited V ("CDBL V") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

The statements do, however, include all adjustments of a normal recurring nature which CDBL V considers necessary for a fair presentation of the interim periods.

The consolidated financial statements include the accounts of CDBL V and its majority-owned subsidiaries after elimination of intercompany accounts and transactions and giving effect to applicable noncontrolling interests.

The results of operations for the three-month period ended March 31, 2009 are not necessarily indicative of the results to be expected for the year ending December 31, 2009.

NOTE B—INVESTMENT SECURITIES

Investment securities consisted of the following (in $1,000s):

	March 31, 2009		December 31, 2008
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available for sale:
United States government agency securities	$321	$322	$396	$399

Held for long-term investment:
Federal Home Loan Bank stock	827	827	567	567
Other	100	100
	927	927	567	567

	$1,248	$1,249	$963	$966

Investments in Federal Home Loan Bank stock are restricted and may only be resold to, or redeemed by, the issuer.

Gross unrealized gains on investment securities available for sale were $1,000 and $3,000 at March 31, 2009 and December 31, 2008, respectively.

Gross realized gains and losses from sales and maturities of investment securities were insignificant for the periods presented.

NOTE C—NET LOSS PER SHARE ATTRIBUTABLE TO CDBL V

Net loss per share attributable to CDBL V is based on the weighted average number of common shares outstanding (15,518 shares).  There were no common stock equivalents or other forms of dilutive instruments outstanding during the periods presented.

C3 - 9

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited V

NOTE D—FAIR VALUE

SFAS No. 157 establishes a hierarchy that prioritizes the use of fair value inputs used in valuation methodologies into the following three levels:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3:  Significant unobservable inputs that reflect the reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of CDBL V's valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based on quoted prices, when available.  If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 values.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis.  Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

Loans:  CDBL V does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

Other real estate owned:  At the time of foreclosure, foreclosed properties are adjusted to fair value less estimated costs to sell upon transfer from portfolio loans to other real estate owned, establishing a new accounting basis.  CDBL V subsequently adjusts fair value on other real estate owned on a nonrecurring basis to reflect partial write-downs based on the observable market price, current appraised value of the asset or other estimates of fair value.

The balances of assets and liabilities measured at fair value on a recurring basis as of March 31, 2009 were as follows (in $1,000s):

	Total	Significant Other Observable Inputs (Level 2)

Securities available for sale:
United State government agency securities	$322	$322

C3 - 10

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited V

NOTE D—FAIR VALUE—Continued

The balances of assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 were as follows (in $1,000's):

	Total	Significant Other Observable Inputs (Level 2)

Securities available for sale	$399	$399

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2009 were as follows (in $1,000s):

	Total	Significant Unobservable Inputs (Level 3)

Impaired loans (1)	$347	$347

Other real estate owned (1)	$555	$555

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the applicable collateral or foreclosed property or other estimates of fair value.

The balances of assets and liabilities, other than mortgage loans held for sale, measured at fair value on a nonrecurring basis as of December 31, 2008 were immaterial.

CDBL V began applying the fair value measurement and disclosure provisions of SFAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis; which did not have a material effect on CDBL V's consolidated financial position upon implementation.  CDBL V measures the fair value of the following on a nonrecurring basis:  (1) long-lived assets and (2) foreclosed assets.

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C3 - 11

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited V

NOTE D—FAIR VALUE—Continued

Carrying values and estimated fair values of financial instruments for FAS No. 107 disclosure purposes were as follows (in $1,000s):

	March 31, 2009		December 31, 2008
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$39,542	$39,542	$55,666	$55,666
Loans held for sale	4,642	4,642	1,412	1,412
Investment securities:
Available for sale	322	322	399	399
Held for long-term investment	927	927	567	567
Total investment securities	1,249	1,249	966	966
Portfolio loans:
Loans secured by real estate:
Commercial	93,774	94,187	87,691	87,731
Residential (including multi-family)	39,367	39,831	39,443	40,091
Construction, land development and other land	36,164	36,618	30,990	31,394
Total loans secured by real estate	169,305	170,636	158,124	159,216
Commercial and other business-purpose loans	41,443	41,299	40,641	40,750
Consumer	4,518	4,569	5,271	5,294
Other	9,983	9,820	9,458	9,375
Total portfolio loans	225,249	226,324	213,494	214,635
Less allowance for loan losses	(4,296)	(4,296)	(3,671)	(3,671)
Net portfolio loans	220,953	222,028	209,823	210,964

Financial Liabilities:
Deposits:
Noninterest-bearing	33,876	33,876	48,187	48,187
Interest-bearing:
Demand accounts	59,484	59,408	49,269	49,269
Time certificates of less than $100,000	78,286	78,395	79,312	79,488
Time certificates of $100,000 or more	52,004	52,042	47,278	47,372
Total interest-bearing	189,774	189,845	175,859	176,129
Total deposits	223,650	223,721	224,046	224,316
Debt obligations	23,580	23,574	23,580	23,565
Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available).  For example, the estimated fair value of portfolio loans is based on discounted cash flow computations.  Similarly, the estimated fair value of time deposits, debt obligations and subordinated debentures were determined through discounted cash flow computations.  Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair value based on current financial reporting requirements.

Given current market conditions, a portion of the loan portfolio is not readily marketable and market prices do not exist.  CDBL V has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition in FAS No. 157.  Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time.  Accordingly,

C3 - 12

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited V

NOTE D—FAIR VALUE—Continued

the fair value measurements for loans included in the table above are unlikely to represent the instruments' liquidation values.

NOTE E—NEW ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 which deferred the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or on a more frequently recurring basis.  The implementation of previously deferred aspects of Statement No. 157 in 2009 (as permitted by FSP FAS 157-2) did not have a material effect on CDBL V's results of operations or financial position.  Fair value disclosures are set forth in Note D to the condensed interim financial statements.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of CDBL V's adoption of Statement No. 141(R) had no impact upon implementation and its subsequent impact will depend upon the extent and magnitude of acquisitions in the future.

Also in December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, to create accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Statement No. 160 establishes accounting and reporting standards that require (1) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent's equity, (2) the amount of consolidated net income (loss) attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income, (3) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently, (4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be initially measured at fair value and (5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  Statement No. 160 became effective for CDBL V on January 1, 2009 and the accompanying condensed consolidated financial statements reflect implementation of the new accounting standard as if it occurred as of the beginning of the periods presented.

On April 9, 2009, the FASB issued three FASB Staff Positions (FSP), which become effective for second quarter reporting, with earlier implementation permitted for the first calendar quarter of 2009.  CDBL V elected to implement the new guidance effective January 1, 2009.

FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, and APB Opinion No. 28, Interim Financial Reporting, to require interim disclosures about fair value of financial instruments in addition to annual reporting.  The required disclosures are included in Note D to the condensed consolidated financial statements.

C3 - 13

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited V

NOTE E—NEW ACCOUNTING STANDARDS—Continued

FSP FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment guidance for debt securities to make it more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in financial statements.  Implementation of this new guidance did not have a material effect on CDBL V's consolidated financial statements.  The expanded interim disclosures about investment securities are set forth in Note B to the condensed consolidated financial statements.

FSP FAS 157-4 amends prior fair value guidance to aid in determining fair value when the volume and level of activity for an asset or liability have significantly decreased and identifying transactions that are not orderly.  This new guidance is intended to clarify that significant adjustments to quoted prices may be necessary to estimate fair value when there has been a significant decrease in the volume and activity for the asset/liability in relation to normal market activity.  Fair value is the price that would be received to sell an asset (or paid to transfer a liability) in an orderly transaction (that is, not a forced liquidation or distressed sale) between willing market participants under current market conditions.  CDBL V's implementation of FSP FAS 157-4 and related disclosures are set forth in Note D to the condensed consolidated financial statements.

In March 2008 the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.  This new guidance revises the presentation and disclosure of derivatives and hedging activities, became effective for CDBL V on January 1, 2009 and did not have a material impact on CDBL V's condensed consolidated financial statements upon implementation.

In February 2008, the FASB issued FSB FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.  The new guidance clarifies transfers and certain transactions' accounting subject to the provisions of FAS 140 and becomes effective January 1, 2009.  This new guidance did not have a material impact on CDBL V's consolidated financial position or results of operations upon implementation.

In June 2009, the FASB issued Statements No. 166 and 167 which relate to consolidation of variable-interest entities and to amend existing guidance for when a company 'derecognizes' transfers of financial assets, respectively.  Both new standards require a number of additional disclosures upon implementation January 1, 2010.  These new standards are not expected to have a material impact on CDBL V's consolidated financial statements upon implementation.

The FASB has also recently issued several proposals to amend, supersede or interpret existing accounting standards which may impact CDBL V's financial statements at a later date, such as a proposed amendment to Statement No. 128, Earnings per Share, among other things.

CDBL V's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to CDBL V's consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to CDBL V's consolidated financial statements.

C3 - 14

Capitol Development Bancorp Limited V
______

Consolidated Financial Statements

Periods ended December 31, 2008, 2007 and 2006

C3 - 15

Capitol Development Bancorp Limited V

Page
Report of Independent Registered Public Accounting Firm	C3-17
Consolidated Balance Sheets	C3-18
Consolidated Statements of Operations	C3-19
Consolidated Statements of Changes in Stockholders' Equity	C3-20
Consolidated Statements of Cash Flows	C3-21
Notes to Consolidated Financial Statements	C3-22 – C3-41

C3 - 16

BDO Seidman, LLP
Accountants and Consultants
99 Monroe Avenue N.W., Suite 800
Grand Rapids, Michigan 49503-2654
Telephone: (616) 774-7000
Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Development Bancorp Limited V

We have audited the accompanying consolidated balance sheets of Capitol Development Bancorp Limited V and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2008 and 2007, and the period from June 1, 2006 (date of inception) to December 31, 2006.  These financial statements are the responsibility of the Corporation's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The consolidated financial statements include retrospective adjustments associated with a new accounting pronouncement that became effective for the Corporation on January 1, 2009—specifically, Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51, which resulted in the reclassification of the Corporation's prior minority interests in consolidated subsidiaries to a new noncontrolling interests component of total equity.  Note B to the consolidated financial statements describes the retrospective application of this new accounting method in greater detail.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Development Bancorp Limited V and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the three years ended December 31, 2008 and 2007, and the period from June 1, 2006 (date of inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Grand Rapids, Michigan
June 2, 2009
(July 7, 2009 as to the retrospective adoption of
Financial Accounting Standards Statement No. 160 as described in Note B to the consolidated financial statements)

C3 - 17

CONSOLIDATED BALANCE SHEETS

Capitol Development Bancorp Limited V

	December 31
	2008	2007
	(as adjusted)	(as adjusted)
ASSETS
Cash and due from banks	$6,080,814	$4,157,557
Money-market and interest-bearing deposits	44,561,750	202,064
Federal funds sold	5,023,013	14,758,718
Cash and cash equivalents	55,665,577	19,118,339
Loans held for sale	1,411,965
Investment securities available for sale, carried at fair value—Note C	398,914	249,922
Investment securities held for long-term investment carried at amortized cost which approximates fair value—Note C	566,700	25,700
Total investment securities	965,614	275,622
Portfolio loans, less allowance for loan losses of
$3,671,000 in 2008 and $1,917,000 in 2007—Note D	209,823,275	123,838,740
Premises and equipment—Note F	2,888,994	2,803,473
Accrued interest income	745,713	487,696
Other real estate owned	555,000
Other assets	6,445,557	3,379,684

TOTAL ASSETS	$278,501,695	$149,903,554

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$48,186,667	$19,072,786
Interest-bearing—Note G	175,858,944	90,646,476
Total deposits	224,045,611	109,719,262
Debt obligations—Note H	23,580,000	8,080,000
Accrued interest on deposits and other liabilities	827,627	1,088,560
Total liabilities	248,453,238	118,887,822

EQUITY—Notes I and O:
CDBL V stockholders' equity:
Common stock, no par value, 51,000 shares authorized; 15,518 shares issued and outstanding	15,443,000	15,443,000
Retained-earnings deficit	(6,315,630)	(3,481,528)
Fair value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income)	1,859	39
Total CDBL V stockholders' equity	9,129,229	11,961,511
Noncontrolling interests	20,919,228	19,054,221
Total equity	30,048,457	31,015,732

TOTAL LIABILITIES AND EQUITY	$278,501,695	$149,903,554

See notes to consolidated financial statements.

C3 - 18

CONSOLIDATED STATEMENTS OF OPERATIONS

Capitol Development Bancorp Limited V

	Year Ended December 31		Period Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Interest income:
Portfolio loans (including fees)	$11,640,408	$5,481,397	$375,287
Loans held for sale	44,170
Taxable investment securities	10,186	12,603
Federal funds sold	331,439	1,167,821	512,489
Money-market and interest-bearing deposits	76,347	17,091	162,275
Other	16,311	9,965	3,473
Total interest income	12,118,861	6,688,877	1,053,524
Interest expense:
Deposits	4,698,202	2,140,621	228,751
Debt obligations and other	1,144,654	351,191	62,232
Total interest expense	5,842,856	2,491,812	290,983
Net interest income	6,276,005	4,197,065	762,541
Provision for loan losses—Note D	3,505,112	1,609,000	308,000
Net interest income after provision for loan losses	2,770,893	2,588,065	454,541
Noninterest income:
Service charges on deposit accounts	221,779	28,609	679
Fees from origination of non-portfolio residential mortgage loans	218,142	74,150	10,402
Fees from syndication and placement of non-portfolio commercial loans	95,310	90,984
Fees from servicing government-guaranteed loans	22,704
Gain on sales of government-guaranteed loans	183,552	16,104
Other	114,918	40,231	98,695
Total noninterest income	856,405	250,078	109,776
Noninterest expense:
Salaries and employee benefits	5,718,269	4,621,337	1,364,034
Occupancy	928,602	674,770	175,278
Equipment rent, depreciation and maintenance	546,662	421,150	105,974
Preopening and start-up costs	292,220	631,147	1,750,602
Other—Note K	3,695,140	2,374,550	770,875
Total noninterest expense	11,180,893	8,722,954	4,166,763
Loss before income tax benefit	(7,553,595)	(5,884,811)	(3,602,446)
Income tax benefit—Note L	(2,664,500)	(1,945,300)	(1,218,000)
NET LOSS	(4,889,095)	(3,939,511)	(2,384,446)
Less net losses attributable to noncontrolling interests	2,054,993	1,778,643	1,063,786

NET LOSS ATTRIBUTABLE TO CDBL V	$(2,834,102)	$(2,160,868)	$(1,320,660)

NET LOSS PER SHARE
ATTRIBUTABLE TO CDBL V—Note C	$(182.63)	$(139.25)	$(85.11)

See notes to consolidated financial statements.

C3 - 19

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Capitol Development Bancorp Limited V

	Capitol Development Bancorp Limited V Stockholders' Equity				As Adjusted
	Common Stock	Retained- Earnings Deficit	Accumulated Other Comprehensive Income (Loss)	Total CDBL V Stockholders' Equity	Noncontrolling Interests	Total Equity

Balances at June 1, 2006, beginning of period	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-

Noncontrolling interests' investment in formation of banks					17,976,650	17,976,650

Issuance of 15,518 shares of common stock for cash consideration of $1,000 per share net of offering expenses	15,443,000			15,443,000	15,443,000	15,443,000

Components of comprehensive loss:
Net loss for the 2006 period		(1,320,660)		(1,320,660)	(1,063,786)	(2,384,446)
Fair value adjustment for investment securities available for sale (net of income tax effect)			(202)	(202)		(202)
Comprehensive loss for the 2006 period				(1,320,862)		(2,384,648)

BALANCES AT DECEMBER 31, 2006	15,443,000	(1,320,660)	(202)	14,122,138	16,912,864	31,035,002

Noncontrolling interests' investment in formation of banks					3,920,000	3,920,000

Components of comprehensive loss:
Net loss for 2007		(2,160,868)		(2,160,868)	(1,778,643)	(3,939,511)
Fair value adjustment for investment securities available for sale (net of income tax effect)			241	241		241
Comprehensive loss for 2007				(2,160,627)		(3,939,270)

BALANCES AT DECEMBER 31, 2007	15,443,000	(3,481,528)	39	11,961,511	19,054,221	31,015,732

Noncontrolling interests' investment in formation of banks					3,920,000	3,920,000

Components of comprehensive loss:
Net loss for 2008		(2,834,102)		(2,834,102)	(2,054,993)	(4,889,095)
Fair value adjustment for investment securities available for sale (net of income tax effect)			1,820	1,820		1,820
Comprehensive loss for 2008				(2,832,282)		(4,887,275)

BALANCES AT DECEMBER 31, 2008	$15,443,000	$(6,315,630)	$1,859	$9,129,229	$20,919,228	$30,048,457

See notes to consolidated financial statements.

C3 - 20

CONSOLIDATED STATEMENTS OF CASH FLOWS

Capitol Development Bancorp Limited V

	Year Ended December 31		Period Ended December 31
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
OPERATING ACTIVITIES
Net loss for the period	$(4,889,095)	$(3,939,511)	$(2,384,446)
Adjustments to reconcile net loss to net cash used by operating activities:
Provision for loan losses	3,505,112	1,609,000	308,000
Depreciation of premises and equipment	591,687	430,552	89,757
Net amortization (accretion) of investment security premiums (discounts)	1,265	(3,541)	(98)
Loss on sale of premises and equipment	3,414	2,872
Gain on sales of government-guaranteed loans	(183,552)	(16,104)
Deferred income taxes credit	(2,664,500)	(1,945,300)	(1,218,000)
Originations and purchases of loans held for sale	(15,606,270)
Proceeds from sales of loans held for sale	14,194,305
Decrease (increase) in accrued interest income and other assets	(661,827)	51,326	(755,426)
Increase (decrease) in accrued interest expense on deposits and other liabilities	(260,933)	968,996	119,564

NET CASH USED BY OPERATING ACTIVITIES	(5,970,394)	(2,841,710)	(3,840,649)

INVESTING ACTIVITIES
Proceeds from calls, prepayments and maturities of investment securities	500,000	317,550
Purchase of securities available for sale	(647,500)		(246,224)
Purchase of securities held for long-term investment	(539,500)	(25,700)	(317,550)
Net increase in portfolio loans	(89,861,095)	(103,817,149)	(21,922,487)
Proceeds from sales of premises and equipment		8,785
Purchase of premises and equipment	(680,622)	(1,575,393)	(1,760,046)

NET CASH USED BY INVESTING ACTIVITIES	(91,228,717)	(105,091,907)	(24,246,307)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	45,885,992	31,692,168	19,877,094
Net increase in certificates of deposit	68,440,357	53,286,964	4,863,036
Net borrowings from debt obligations	15,500,000	4,000,000	4,080,000
Resources provided by noncontrolling interests	3,920,000	3,920,000	17,976,650
Net proceeds from issuance of common stock			15,443,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	133,746,349	92,899,132	62,239,780
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	36,547,238	(15,034,485)	34,152,824
Cash and cash equivalents at beginning of period	19,118,339	34,152,824	-0-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$55,665,577	$19,118,339	$34,152,824

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$5,598,527	$2,285,126	$261,684
Transfers of loans to other real estate owned	555,000

See notes to consolidated financial statements.

C3 - 21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

Capitol Development Bancorp Limited V (the "Corporation" or "CDBL V") is a bank development company.  At December 31, 2008, it had six majority-owned bank subsidiaries (collectively, the "Banks"), Bank of Everett (51% owned), which commenced operations in July 2006, in Everett, Washington; Bank of Maumee (51%-owned) which commenced operations in September 2006 in Maumee, Ohio; 1st Commerce Bank (51% owned), which commenced operations in October 2006 in North Las Vegas, Nevada; Ohio Commerce Bank (51% owned), which commenced operations in November 2006 in Beachwood, Ohio; Bank of Feather River (51% owned), which commenced operations in November 2007 in Yuba City, California; and Adams Dairy Bank (51% owned), which commenced operations in January 2008 in Blue Springs, Missouri.

The Corporation is a controlled subsidiary of Capitol Bancorp Limited ("Capitol"), a national community-bank development company.

The Corporation and the Banks are engaged in a single business activity—banking.  The Banks provide a full range of banking services to individuals, businesses and other customers located in their communities.  The Banks focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net-worth individuals.  A variety of deposit products are offered, including checking, savings, money-market, individual retirement accounts and certificates of deposit.  The principal markets for the Banks' financial services are the communities in which the Banks are located and the areas immediately surrounding those communities.

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable noncontrolling interests.

NOTE B—SIGNIFICANT ACCOUNTING POLICIES

Estimates:  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing), money-market funds and federal funds sold.  Generally, federal funds transactions are entered into for a one-day period.

Loans Held for Sale:  Loans held for sale represent residential real estate mortgage loans held for sale into the secondary market.  Loans held for sale are stated at the aggregate lower of cost or market.  Fees from the origination of loans held for sale are recognized in the period the loans are originated.

C3 - 22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Investment Securities:  Investment securities available for sale are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income).  All other investment securities are classified as held for long-term investment and are carried at amortized cost.  Investments are classified at the date of purchase based on management's analysis of liquidity and other factors.  The adjusted cost of the specific securities sold is used to compute realized gains or losses.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans, Credit Risk and Allowance for Loan Losses:  Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business.  Substantially all portfolio loans are made to borrowers in the Banks' geographic area.  Consistent with the Banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate and less significant concentrations exist in loans secured by equipment and other business assets.  The maximum potential credit risk to the Banks and the Corporation, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding.  The Banks' management reduces exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date.  Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors.  The allowance is increased by provisions charged to operations and reduced by net charge-offs.

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of federal deposit insurance.  The Corporation monitors the financial position of such financial institutions to evaluate credit risk periodically.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales when control over the transferred asset has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the bank does not maintain effective control over the transferred asset through an agreement to repurchase it before its maturity.  Transfers of financial assets are generally limited to commercial loans sold, which were insignificant for the periods presented, and the sale of residential mortgage loans into the secondary market, the extent of which is disclosed in the statements of cash flows.

C3 - 23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding.  Direct costs of successful originations of portfolio loans generally exceed fees from loan originations (net deferred costs approximated $361,000 at December 31, 2008).

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest.  When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed.  Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

Premises and Equipment:  Premises and equipment are stated on the basis of cost.  Depreciation of equipment, furniture and software, which have estimated useful lives of three to seven years, is computed principally by the straight-line method.  Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.

Other Real Estate Owned:  Other real estate owned is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent changes in fair value.

Preopening and Start-up Costs:  Costs incurred prior to commencement of bank operations are charged to expense on the related opening date.  Such costs consisted primarily of salaries, wages and employee benefits.

Trust Assets and Related Income:  Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Banks are not included in the consolidated balance sheet because it is not an asset of the Banks or the Corporation.  Trust fee income is recorded on the accrual method.

Income Taxes:  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  If it is determined that realization of deferred tax assets is in doubt, a valuation allowance is required to reduce deferred tax assets to the amount which is more-likely-than-not realizable.  The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

Net Loss Per Share Attributable to CDBL V:  Net loss per share attributable to CDBL V is based on the weighted average number of common shares outstanding (15,518 shares).  There were no common stock equivalents or other forms of dilutive instruments for the periods presented.

C3 - 24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Comprehensive Loss:  Comprehensive loss is the sum of net loss and certain other items which are charged or credited to stockholders' equity.  For the periods presented, the Corporation's only element of comprehensive loss other than net loss was the change in fair value adjustment for investment securities available for sale.  Accordingly, the elements and total of comprehensive loss are shown with the statement of changes in stockholders' equity presented herein.

New Accounting Standards:  In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  Statement No. 157 does not require any new fair value measurements and was initially effective for the Corporation beginning January 1, 2008.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 which defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or on a more frequently recurring basis.  The partial implementation of Statement No. 157 in 2008 (as permitted by FSP FAS 157-2) did not have a material effect on the Corporation's results of operations or financial position.  Fair value disclosures are set forth in Note M to the consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in results of operations at each reporting date.  Statement No. 159 was applied prospectively and implemented by the Corporation effective January 1, 2008.  As of December 31, 2008, the Corporation has not elected the fair value option.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of the Corporation's adoption of Statement No. 141(R) will depend upon the extent and magnitude of acquisitions after December 31, 2008.

C3 - 25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Also in December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, to create accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Statement No. 160 establishes accounting and reporting standards that require (1) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent's equity, (2) the amount of consolidated net income (loss) attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income, (3) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently, (4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be initially measured at fair value and (5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  Statement No. 160 applies to years beginning on or after December 15, 2008.  This new guidance has been retrospectively adopted and the accompanying consolidated financial statements have been adjusted to reflect its implementation as of the beginning of the periods presented.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities about Transfers of Financial Assets and Variable Interest Entities.  This new guidance expands on disclosures regarding financial assets transferred in a securitization or asset-backed financing arrangement, servicing assets and information about variable-interest entities and became effective for the Corporation on December 31, 2008.  The new disclosure requirements had no material effect on the Corporation's consolidated financial statements, inasmuch as the Corporation has not engaged in securitizations or asset-backed financing arrangements, has no servicing assets or investments in variable-interest entities.

In February 2008, the FASB issued FSB FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.  The new guidance clarifies transfers and certain transactions' accounting subject to the provisions of FAS 140 and becomes effective January 1, 2009.  Management does not expect this new guidance to have a material impact on the Corporation's financial position or results of operations upon implementation.

Also recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Corporation's consolidated financial statements at a later date:

•	Proposed amendment to Statement No. 128, Earnings per Share; and
•	FASB FSP to require recalculation of leveraged leases if the timing of tax benefits affect cash flows.

C3 - 26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

The Corporation's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to the Corporation's consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Corporation's consolidated financial statements.

NOTE C—INVESTMENT SECURITIES

At December 31, 2008 and 2007, investment securities available for sale consisted of United States government agency securities with an amortized cost of $396,098 and $249,862, respectively, and estimated fair value of $398,914 and $249,922, respectively, scheduled to mature within three years.  As of December 31, 2008 and 2007, gross unrealized gain on these securities was $2,816 and $60, respectively.

Investment securities held for long-term investment consisted of Federal Home Loan Bank stock at December 31, 2008 and 2007.  Such investment is restricted and may only be resold to or redeemed by the issuer.

NOTE D—LOANS

Portfolio loans consisted of the following at December 31:

	2008	2007
Loans secured by real estate:
Commercial	$87,690,764	$45,200,733
Residential (including multi-family)	39,443,010	17,681,093
Construction, land development and other land	30,990,128	25,883,635
Total loans secured by real estate	158,123,902	88,765,461
Commercial and other business-purpose loans	40,640,718	29,952,956
Consumer	5,271,079	1,169,801
Other	9,458,576	5,878,522
Total portfolio loans	213,494,275	125,755,740
Less allowance for loan losses	(3,671,000)	(1,917,000)
Net portfolio loans	$209,823,275	$123,838,740

Transactions in the allowance for loan losses are summarized below:

	2008	2007	2006
Balance at beginning of period	$1,917,000	$308,000	$-0-
Provision charged to operations	3,505,112	1,609,000	308,000
Loans charged off (deduction)	(1,751,112)	--	--
Recoveries	--	--	--

Balance at December 31	$3,671,000	$1,917,000	$308,000

C3 - 27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE D—LOANS—Continued

Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) as of December 31, 2008 (none as of December 31, 2007) are summarized below:

Nonaccrual loans:
Loans secured by commercial real estate	$895,000
Commercial and other business-purpose loans	129,000
Total nonaccrual loans	1,024,000
Past due (>90 days) loans and accruing interest:
Commercial and other business-purpose loans	105,000
Total nonperforming loans	$1,129,000

If nonperforming loans had performed in accordance with their contractual terms during 2008, additional interest income of $160,000 would have been recorded.  At December 31, 2008, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

Loans are considered impaired when it is probable that all amounts due according to the contractual terms of a loan agreement will not be collected, including contractually scheduled interest and principal payments.  Impaired loans, which are included in nonperforming loans, as of December 31, 2008 (none as of December 31, 2007) are summarized below:

Impaired loans:
Loans which have an allowance requirement	$122,000
Loans which do not have an allowance requirement	902,000
Total impaired loans	$1,024,000

Allowance for loan losses related to impaired loans	$29,000

Impaired loans which do not have an allowance requirement include collateral-dependent loans for which direct write-downs have been made (when necessary) and, accordingly, no allowance requirement or allocation is necessary.  During 2008, the average recorded investment in impaired loans approximated $1.1 million.  Interest income is recorded on impaired loans if not on nonaccrual status, or may be recorded on a cash basis in some circumstances, if such payments are not credited to principal.  In 2008, no interest income was recorded on impaired loans.

C3 - 28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE D—LOANS—Continued

The amounts of the allowance for loan losses allocated in the following table are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2008		December 31, 2007
	Amount	Percentage of Total Portfolio Loans	Amount	Percentage of Total Portfolio Loans

Loans secured by real estate:
Commercial	$1,253,000	0.59%	$635,000	0.51%
Residential (including multi-family)	560,000	0.26	241,000	0.19
Construction, land development and other land	630,000	0.30	355,000	0.28
Total loans secured by real estate	2,443,000	1.15	1,231,000	0.98
Commercial and other business-purpose loans	1,014,000	0.47	585,000	0.46
Consumer	84,000	0.04	20,000	0.02
Other	130,000	0.06	81,000	0.06

Total allowance for loan losses	$3,671,000	1.72%	$1,917,000	1.52%

NOTE E—RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Banks make loans to officers and directors of the Corporation and its subsidiary including their immediate families and companies in which they are principal owners.  At December 31, 2008 total loans to these persons approximated $12,241,000 ($5,788,000 at December 31, 2007).  During 2008, $13,671,000 of new loans were made to these persons and repayments totaled $7,218,000.  Such loans are made at the Banks' normal credit terms.

Such officers and directors of the Banks (and their associates, family and/or affiliates) are also depositors of the Banks and those deposits, as of December 31, 2008 and 2007, approximated $15.3 million and $14.4 million, respectively.  Such deposits are similarly made at the Banks' normal terms as to interest rate, term and deposit insurance.

The Banks purchase certain data processing and management services from Capitol.  Amounts paid for such services aggregated $1,728,000, $1,139,000 and $301,000 in 2008, 2007 and 2006, respectively.

C3 - 29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE F—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31:

	2008	2007
Leasehold improvements	$1,875,465	$1,628,979
Equipment, furniture and software	2,123,140	1,692,552
	3,998,605	3,321,531
Less accumulated depreciation	(1,109,611)	(518,058)

	$2,888,994	$2,803,473

The Banks rent office space under operating leases.  Rent expense under these lease agreements approximated $596,000, $458,000 and $105,000 in 2008, 2007 and 2006, respectively.

At December 31, 2008 future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

2009	$675,000
2010	729,000
2011	744,000
2012	599,000
2013	486,000
2014 and thereafter	1,904,000

Total	$5,137,000

NOTE G—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $47.3 million and $23.1 million as of December 31, 2008 and 2007, respectively.

At December 31, 2008, the scheduled maturities of time deposits were as follows:

2009	$111,156,000
2010	13,301,000
2011	1,510,000
2012	433,000
2013	187,000
2014	3,000

$126,590,000

C3 - 30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE H—DEBT OBLIGATIONS

Debt obligations consisted of the following at December 31:

	2008	2007
Borrowings from Federal Home Loan Banks	$10,500,000	$--
Notes payable to Capitol	13,080,000	8,080,000

	$23,580,000	$8,080,000

Borrowings from Federal Home Loan Banks (FHLB) represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral.  Such FHLB advances become due at varying dates and bear interest at market short-term rates (approximately 3.20% at December 31, 2008).  At December 31, 2008, assets pledged to secure these credit facilities approximated $11.2 million and unused lines of credit under these facilities approximated $677,000.  Borrowings include $4.0 million contractually due in 2018, which are callable at the lender's option prior to maturity.

Notes payable to Capitol are due on demand and bear interest from 6.75% to 9.00%, payable monthly.

At December 31, 2008, scheduled debt maturities of debt obligations were as follows:

2009	$13,080,000
2010	4,000,000
2011	1,500,000
2013	1,000,000
2014 and thereafter	4,000,000

Total	$23,580,000

NOTE I—STOCKHOLDERS' EQUITY

The Corporation's common stock consists of two classes outstanding at December 31, 2008 and 2007:

Class A	1,000
Class B	14,518

Total shares issued and outstanding	15,518

All of the outstanding Class A shares are voting and are owned by Capitol.  All of the Class B shares are owned by accredited investors and are nonvoting, except in certain limited circumstances.

Each share of Class B common stock is convertible, on or after March 22, 2010, into Class A common stock of the Corporation on a share-for-share basis.

C3 - 31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE I—STOCKHOLDERS' EQUITY—Continued

In conjunction with Capitol's purchase of the Corporation's Class A common stock, warrants were issued to Capitol in a number sufficient to ensure it will retain at least 51% voting control of the Corporation in the event the Corporation's outstanding Class B common stock is converted into Class A common stock.  Each warrant permits the holder to purchase one share of Class A common stock for $2,000 per share and expires four years after issuance of the warrant.

The Corporation has entered into an antidilution agreement with Capitol which permits Capitol to maintain 51% voting control of the Corporation.

NOTE J—EMPLOYEE RETIREMENT PLAN

Eligible employees participate in a multi-employer employee 401(k) retirement plan.  The Plan provides for employer contributions in amounts determined annually by the Corporation's board of directors.  Eligible employees make voluntary contributions to the Plan.  Contributions to the Plan charged to expense approximated $135,000, $87,000 and $6,000 in 2008, 2007 and 2006, respectively.

NOTE K—OTHER NONINTEREST EXPENSE

The more significant elements of other noninterest expense consisted of the following:

	2008	2007	2006
Contracted data processing and administrative services	$1,742,657	$1,150,942	$307,389
Bank services (ATMs, telephone banking and Internet banking)	160,235	106,181	24,198
Advertising	179,338	134,846	20,395
Travel, lodging and meals	131,003	90,576	44,977
FDIC insurance premiums and other regulatory fees	190,331	59,059	2,597
Paper, printing and supplies	194,813	134,059	89,489
Taxes other than income taxes	298,771	273,651	12,317
Other	797,992	425,236	269,513

	$3,695,140	$2,374,550	$770,875

NOTE L—INCOME TAXES

The credit for income taxes consisted of the following components:

	2008	2007	2006
Federal:
Current expense	$-0-	$-0-	$-0-
Deferred credit	2,501,000	1,841,000	1,218,000
State deferred credit	163,500	104,300

	$2,664,500	$1,945,300	$1,218,000

C3 - 32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE L—INCOME TAXES—Continued

Net federal deferred income tax assets, included as a component of other assets, consisted of the following at December 31:

	2008	2007
Allowance for loan losses	$1,249,000	$652,000
Net operating loss carryforwards	3,820,000	1,721,000
Organizational costs	833,000	758,000
Other, net	(342,000)	(72,000)

	$5,560,000	$3,059,000

Net state deferred income tax assets, included as a component of other assets, consisted of the following at December 31:

	2008	2007
Allowance for loan losses	$66,200	$20,300
Net operating loss carryforwards	120,200	16,100
Organizational costs	89,800	67,600
Other, net	(8,400)	300

	$267,800	$104,300

The Corporation and the Banks have net operating loss carryforwards, which may reduce income taxes payable in future periods.  Such carryforwards for federal income tax purposes approximated $11,230,000 at December 31, 2008, $1,267,000 of which expires in 2026, $3,874,000 of which expires in 2027 and $6,089,000 of which expires in 2028.  The Corporation and the Banks also have net operating loss carryforwards for state income tax purposes of approximately $1,276,000, $152,000 of which expires in 2017, $653,000 of which expires in 2018 and $471,000 of which expires in 2028.  Management believes that, based on its tax planning strategies and estimate of future taxable income, it is more likely than not the Corporation will generate sufficient taxable income to fully utilize the net deferred tax assets.

In conjunction with its annual review, management concluded that there were no significant uncertain tax positions requiring recognition in the financial statements.  The evaluation was performed for the tax years of 2006, 2007 an 2008, the tax years which remain subject to examination by major tax jurisdictions and was updated as of December 31, 2008.

The Corporation may from time to time be assessed interest or penalties associated with tax liabilities by major tax jurisdictions, although any such assessments are estimated to be minimal and immaterial.  To the extent the Corporation has received an assessment for interest and/or penalties, it has been classified in the statements of operations as a component of other noninterest expense.

C3 - 33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE M—FAIR VALUE

Effective January 1, 2008, the Corporation implemented FAS No. 157, as discussed in Note B.  FAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not to be adjusted for transaction costs.  An orderly transaction is one that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction.  Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

FAS No. 157 requires the use of valuation techniques which are consistent with a market approach, income approach and/or cost method.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis.  The cost method is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Valuation techniques are to be consistently applied.  Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  In that regard, FAS No. 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy follows:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3:  Significant unobservable inputs that reflect the reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

C3 - 34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE M—FAIR VALUE—Continued

The following is a description of the Corporation's valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based on quoted prices, when available.  If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 values.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis.  Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

Loans:  The Corporation does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors.  Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique and, further, changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

The balances of assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 were as follows:

	Total	Significant Other Observable Inputs (Level 2)

Securities available for sale	$398,914	$398,914

The balances of assets and liabilities, other than mortgage loans held for sale, measured at fair value on a nonrecurring basis as of December 31, 2008 were immaterial.

The Corporation will apply the fair value measurement and disclosure provisions of FAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis.  The Corporation measures the fair value of the following on a nonrecurring basis:  (1) long-lived assets and (2) foreclosed assets.

C3 - 35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE M—FAIR VALUE—Continued

Carrying values and estimated fair values of financial instruments for FAS No. 107 disclosure purposes were as follows at December 31 (in $1,000s):

	2008		2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$55,666	$55,666	$19,118	$19,118
Loans held for sale	1,412	1,412
Investment securities:
Available for sale	399	399	250	250
Held for long-term investment	567	567	26	26
Total investment securities	966	966	276	276
Portfolio loans:
Loans secured by real estate:
Commercial	87,691	87,731	45,201	45,316
Residential (including multi-family)	39,443	40,091	17,681	17,734
Construction, land development and other land	30,990	31,394	25,884	26,010
Total loans secured by real estate	158,124	159,216	88,766	89,060
Commercial and other business-purpose loans	40,641	40,750	29,942	30,141
Consumer	5,271	5,294	1,170	1,174
Other	9,458	9,375	5,878	5,877
Total portfolio loans	213,494	214,635	125,756	126,252
Less allowance for loan losses	(3,671)	(3,671)	(1,917)	(1,917)
Net portfolio loans	209,823	210,964	123,839	124,335

Financial Liabilities:
Deposits:
Noninterest-bearing	48,187	48,187	19,073	19,073
Interest-bearing:
Demand accounts	49,269	49,269	32,496	32,496
Time certificates of less than $100,000	79,312	79,488	35,086	35,078
Time certificates of $100,000 or more	47,278	47,372	23,064	23,086
Total interest-bearing	175,859	176,129	90,646	90,660
Total deposits	224,046	224,316	109,719	109,733
Debt obligations	23,580	23,565	8,080	8,080

Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available).  For example, the estimated fair values of portfolio loans, time deposits and debt obligations were determined through discounted cash flow computations.  Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

C3 - 36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE M—FAIR VALUE—Continued

Given current market conditions, a portion of the loan portfolio is not readily marketable and market prices do not exist.  The Corporation has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition in FAS No. 157.  Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time.  Accordingly, the fair value measurements for loans included in the preceding table above are unlikely to represent the instruments' liquidation values.

NOTE N—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers.  Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans.  Stand-by letters of credit, when issued, commit the Banks to make payments on behalf of customers if certain specified future events occur and are used infrequently by the Banks ($72,000 and $92,000 at December 31, 2008 and 2007, respectively).  Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($57.0 million and $44.9 million at December 31, 2008 and 2007, respectively).  These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Banks' normal credit policies.  In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment.

The Banks are required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks.  The amount of reserve balances required as of December 31, 2008 and 2007 was $150,000 and $75,000, respectively.

Deposits at the Banks are insured up to the maximum amount covered by FDIC insurance.

NOTE O—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances.  Subject to various regulatory capital requirements, bank subsidiaries' current and retained earnings are available for distribution as dividends to the Corporation (and other bank shareholders, as applicable) without prior approval from regulatory authorities.  Substantially all of the remaining net assets of the subsidiary are restricted as to payments to the Corporation.

C3 - 37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE O—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS—Continued

Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies.  Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on "Tier 1" and "Tier 2" capital and "risk-weighted assets" as defined and periodically prescribed by the respective regulatory agencies.  Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Corporation's consolidated financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies with regard to components, risk weighting and other factors.

As a condition of their charter approval, de novo banks are generally required to maintain a core capital (Tier 1) to average total assets ratio of not less than 8% (4% for other banks) and an allowance for loan losses of not less than 1% for the first three years of operations.

As of December 31, 2008, the most recent notifications received by the Banks from regulatory agencies have advised that the Banks are classified as "well capitalized" as defined by the applicable agencies.  There are no conditions or events since those notifications that management believes would change the regulatory classification of the Banks.

Management believes, as of December 31, 2008, that the Corporation and the Banks meet all capital adequacy requirements to which the entities are subject.

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C3 - 38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE O—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS—Continued

The following table summarizes the amounts (in thousands) and related ratios of the Corporation's consolidated regulatory capital position as of December 31:

	2008		2007
Tier 1 capital to average total assets:
Minimum required amount	$	≥ 21,400	$	≥ 10,797
Actual amount		$30,046		$31,015
Ratio		11.23%		22.98%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	$	≥ 8,629	$	≥ 5,409
Actual amount		$30,046		$31,015
Ratio		13.93%		22.94%

Combined Tier 1 and Tier 2 capital to risk- weighted assets:
Minimum required amount(2)	$	≥ 17,258	$	≥ 10,817
Amount required to meet "Well-Capitalized” category(3)	$	≥ 21,573	$	≥ 13,521
Actual amount		$32,755		$32,708
Ratio		15.18%		24.19%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3)	In order to be classified as a 'well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk weighted assets must be 10% or more.

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C3 - 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE P—PARENT COMPANY FINANCIAL INFORMATION

Condensed Balance Sheets

	December 31
	2008	2007
ASSETS
Money market funds on deposit with affiliated banks	$66,773	$192,237
Investments in subsidiaries	21,683,585	19,741,023
Other assets	483,321	124,501

TOTAL ASSETS	$22,233,679	$20,057,761

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, accrued expenses and other liabilities	$24,450	$16,250
Debt obligations	13,080,000	8,080,000
Stockholders' equity attributable to CDBL V	9,129,229	11,961,511

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,233,679	$20,057,761

Condensed Statements of Operations

	Year Ended December 31		Period Ended December 31,
	2008	2007	2006
Interest income	$6,067	$14,448	$140,758
Expenses:
Interest	916,532	351,191	62,229
Salaries and employee benefits	109,974		203,542
Other	35,225	(36,688)	203,133
Total expenses	1,061,731	314,503	468,904
Loss before equity in net losses of consolidated subsidiaries and federal income taxes	(1,055,664)	(300,055)	(328,146)
Equity in undistributed net losses of consolidated subsidiaries	2,137,438	1,843,813	1,103,514
Loss before federal income taxes	(3,193,102)	(2,143,868)	(1,431,660)
Federal income taxes (credit)	(359,000)	17,000	(111,000)

NET LOSS ATTRIBUTABLE TO CDBL V	$(2,834,102)	$(2,160,868)	$(1,320,660)

C3 - 40

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited V

NOTE P—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Cash Flows

	Year Ended December 31		Period Ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES
Net loss for the period	$(2,834,102)	$(2,160,868)	$(1,320,660)
Adjustments to reconcile net loss to net cash used by operating activities:
Equity in undistributed net losses of subsidiaries	2,137,438	1,843,813	1,103,514
Deferred federal income taxes (credit)	(359,000)	17,000	(111,000)
(Increase) decrease in other assets	2,000	46,538	(77,000)
Increase in accounts payable, accrued expenses and other liabilities	8,200	8,750	7,500
NET CASH USED BY OPERATING ACTIVITIES	(1,045,464)	(244,767)	(397,646)

INVESTING ACTIVITIES
Net cash investments in subsidiaries	(4,080,000)	(4,080,000)	(18,608,350)
NET CASH USED BY INVESTING ACTIVITIES	(4,080,000)	(4,080,000)	(18,608,350)

FINANCING ACTIVITIES
Net proceeds from issuance of common stock			15,443,000
Proceeds from debt obligations	5,000,000	4,000,000	4,080,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	5,000,000	4,000,000	19,523,000
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(125,464)	(324,767)	517,004
Cash and cash equivalents at beginning of period	192,237	517,004	-0-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$66,773	$192,237	$517,004

NOTE Q—SUBSEQUENT EVENT

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis-point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, subject to a maximum amount based on 10 basis-points applied to the institution's assessment base for the second quarter of 2009.  The amount of the special assessment for the Corporation's bank subsidiaries is estimated to approximate $119,000.  The special assessment is payable September 30, 2009 and the FDIC has announced that an additional special assessment of up to 5 basis-points later in 2009 is probable, but the amount is uncertain.

C3 - 41

APPENDIX C-4

FINANCIAL INFORMATION REGARDING CAPITOL DEVELOPMENT BANCORP LIMITED VI

Management's discussion and analysis of financial condition and results of operations	C4-2
Condensed interim consolidated financial statements as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 (unaudited)	C4-4
Audited consolidated financial statements as of December 31, 2008 and 2007 and for the periods ended December 31, 2008, 2007 and 2006	C4-15

C4 - 1

Management's Discussion and Analysis of Financial Condition
and Results of Operations
Capitol Development Bancorp Limited VI
Periods Ended March 31, 2009 and 2008 and
December 31, 2008, 2007 and 2006

Financial Condition
Capitol Development Bancorp Limited VI ("CDBL VI") is a bank-development company engaged in commercial banking activities through its subsidiaries (collectively, the “Banks”), Bank of Tacoma (located in Tacoma, Washington) which is 51% owned, Sunrise Community Bank (located in Palm Desert, California) which is 51% owned, Issaquah Community Bank (located in Issaquah, Washington) which is 51% owned, USNY Bank (located in Geneva, New York) which is 51% owned, High Desert Bank (located in Bend, Oregon) which is 55% owned, Bank of Fort Bend (located in Sugar Land, Texas) which is 51% owned and Bank of Las Colinas (located in Irving, Texas) which is 51% owned.  CDBL VI's Banks provide a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in their respective communities.

Total assets approximated $300.9 million at March 31, 2009, an increase from the $269.5 million at December 31, 2008.  Total assets approximated $110.4 million at year-end 2007.  Increased assets resulted mainly from higher levels of portfolio loans at the Banks, funded by growth in deposits.

Total portfolio loans approximated $235.9 million at March 31, 2009 compared to $221.2 million at December 31, 2008 ($78.3 million at December 31, 2007).

The allowance for loan losses at March 31, 2009 approximated $4.2 million or 1.76% of total portfolio loans, compared to the December 31, 2008 ratio of 1.65% (1.45% at December 31, 2007).

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date.  Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.

Total deposits approximated $252 million at March 31, 2009, an increase of approximately $33 million from the $219 million level at December 31, 2008 ($55 million at December 31, 2007) resulting from higher levels of time deposits at the Banks.

The Banks seek to obtain noninterest-bearing deposits as a means to reduce their cost of funds.  Noninterest-bearing deposits approximated $45.5 million at March 31, 2009 or about 18% of total deposits, an increase of approximately $6.2 million from December 31, 2008 compared to an increase of $28.8 million during 2008.  Noninterest-bearing deposits can fluctuate significantly from day to day, depending upon customer account activity.

CDBL VI stockholders' equity approximated $7.3 million at March 31, 2009 or approximately 2.43% of total assets.  Total equity approximated $29 million and $30.8 million at March 31, 2009 and December 31, 2008, respectively, or 9.6% and 11.4% of total assets.  Capital adequacy is discussed elsewhere in this narrative.

Results of Operations
The net loss attributable to CDBL VI for the three months ended March 31, 2009 approximated $1 million, compared with $904,000 in the corresponding 2008 period.  The net loss attributable to CDBL VI for the year ended December 31, 2008 approximated $3.4 million, compared with $4.3 million for 2007 and $597,000 in 2006.  Net losses for these periods relates to the expected early-period operations of the Banks.

The principal source of operating revenues is interest income.  Total interest income for the three months ended March 31, 2009 approximated $3.3 million, compared with $1.9 million for the three-month 2008 period.  Total interest income for the year ended December 31, 2008 approximated $10 million, compared with $3.5 million in 2007 and $101,000 in 2006.  The increases in interest income relate primarily to loan portfolio growth during the periods.

Total interest expense approximated $1.5 million for the three months ended March 31, 2009 and $865,000 for the corresponding 2008 period.  For the year ended December 31, 2008, total interest expense approximated $4.9 million

C4 - 2

($957,000 in 2007 and none in 2006).  Increases in interest expense correlate with growth in interest-bearing deposits during the periods.

Net interest income approximated $1.7 million for the three months ended March 31, 2009, compared with $993,000 for the 2008 corresponding period.  Net interest income for the year ended December 31, 2008 approximated $5.2 million, compared with $2.5 million in 2007 and $101,000 in 2006.  Increases in net interest income relate to portfolio loan growth at the Banks.

The provision for loan losses was $1.3 million for the three months ended March 31, 2009, compared with $614,000 in the corresponding 2008 period.  The provision for loan losses was $2.5 million for the year ended December 31, 2008 ($1.1 million in 2007; none in 2006).  The increased provision for loan losses for these periods related primarily to portfolio loan growth.  The provision for loan losses is based upon amounts necessary to maintain the allowance for loan losses based on management's analysis of allowance requirements, as discussed previously.

Total noninterest income approximated $163,000 for the three months ended March 31, 2009, compared with $102,000 for the corresponding 2008 period.  Noninterest income for the year ended December 31, 2008 approximated $445,000 ($127,000 in 2007 and none in 2006).  Noninterest income in 2008 increased significantly due to fees from origination of non-portfolio residential mortgage loans and gains on sale of government-guaranteed loans which were not previously significant revenue sources for the Banks.  Revenue from origination of non-portfolio residential mortgage loans may fluctuate due to interest rates, real estate value, and the variability of loan purchasers and related pricing of potential sales of government-guaranteed loans which can influence the decision on whether loans will be sold.

Total noninterest expense approximated $3.4 million for the three months ended March 31, 2009, compared with $2.9 million for the corresponding 2008 period.  For the year ended December 31, 2008, total noninterest expense approximated $12.3 million, compared with $12.2 million in 2007 and $1 million in 2006.  A major component of noninterest expense is salaries and employee benefits which increased in each of the periods.  Noninterest expense in 2007 included $3.8 million of start-up and pre-opening costs related to new bank activity as well as early period growth of the Banks.

Liquidity and Capital Resources
The principal funding source for asset growth and loan origination activities is deposits.  Changes in deposits and loans were previously discussed in this narrative.  Most of the deposit growth has been deployed into commercial loans, consistent with the Banks' emphasis on commercial lending activities.

Cash and cash equivalents approximated $51.2 million at March 31, 2009, $38.1 million at December 31, 2008 and $24.2 million at December 31, 2007.  As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time.  Management believes the Banks' liquidity position at March 31, 2009 is adequate to fund loan demand and to meet depositor needs.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies.  In the case of CDBL VI, its Banks are subject to a more restrictive requirement than is applicable to most banks inasmuch as the Banks must maintain a capital-to-asset ratio of not less than 8% for their first three years of operation.  In the opinion of management, CDBL VI and its Banks meet or exceed regulatory capital requirements to which they are subject.

Impact of New Accounting Standards
There are certain new accounting standards either becoming effective or being issued in 2009 and 2008.  They are discussed in Note E of the accompanying condensed consolidated interim financial statements and Note B of the accompanying annual consolidated financial statements.

As discussed in Note B of the consolidated financial statements, Financial Accounting Standards Statement No. 160 (FAS 160), Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, became effective January 1, 2009.  FAS 160 revises the classification of noncontrolling interests (previously known as minority interests in consolidated subsidiaries) to the equity section of the balance sheet and revises certain line items within the consolidated statement of operations.  The accompanying consolidated financial statements for periods prior to January 1, 2009 have been adjusted to reflect the implementation of FAS 160 as if it had occurred at the beginning of the periods presented.

C4 - 3

CAPITOL DEVELOPMENT BANCORP LIMITED VI

------

Condensed Interim Consolidated Financial Statements

Three months ended March 31, 2009 and 2008

C4 - 4

CONDENSED CONSOLIDATED BALANCE SHEETS

Capitol Development Bancorp Limited VI

	March 31, 2009 (Unaudited)	December 31, 2008
		(as adjusted)
ASSETS
Cash and due from banks	$4,886,749	$7,189,256
Money-market funds and interest-bearing deposits	43,497,799	25,974,201
Federal funds sold	2,851,001	4,947,000
Cash and cash equivalents	51,235,549	38,110,457
Loans held for sale	3,738,873	417,000
Investment securities—Note B:
Available for sale, carried at fair value	404,563	407,906
Held for long-term investment, carried at
amortized cost which approximates fair value	135,600	16,100
Total investment securities	540,163	424,006
Portfolio loans, less allowance for loan losses of
$4,153,000 in 2009 and $3,639,000 in 2008	231,698,342	217,524,226
Premises and equipment	4,086,808	4,094,951
Accrued interest income	817,851	778,596
Other assets	8,812,240	8,152,120

TOTAL ASSETS	$300,929,826	$269,501,356

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$45,544,224	$39,293,971
Interest-bearing	206,467,022	179,310,216
Total deposits	252,011,246	218,604,187
Debt obligations	19,473,500	19,399,400
Accrued interest on deposits and other liabilities	473,548	701,156
Total liabilities	271,958,294	238,704,743

EQUITY:
CDBL VI stockholders’ equity:
Common stock, no par value,
51,000 shares authorized;
16,825 shares issued and outstanding	16,750,000	16,750,000
Retained-earnings deficit	(9,431,377)	(8,387,316)
Fair value adjustment (net of tax effect) for investment
securities available for sale (accumulated other
comprehensive income)	2,094	3,680
Total CDBL VI stockholders’ equity	7,320,717	8,366,364
Noncontrolling interests	21,650,815	22,430,249
Total equity	28,971,532	30,796,613

TOTAL LIABILITIES AND EQUITY	$300,929,826	$269,501,356

See notes to condensed interim consolidated financial statements.

C4 - 5

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

Capitol Development Bancorp Limited VI

	Three Months Ended March 31
	2009	2008
		(as adjusted)
Interest income:
Portfolio loans (including fees)	$3,189,888	$1,681,237
Loans held for sale	27,130	169
Taxable investment securities	2,772
Federal funds sold	2,279	144,772
Money market and interest bearing deposits	35,873	32,010
Total interest income	3,257,942	1,858,188
Interest expense:
Deposits	1,209,227	585,436
Debt obligations and other	326,725	279,826
Total interest expense	1,535,952	865,262
Net interest income	1,721,990	992,926
Provision for loan losses	1,325,043	614,000
Net interest income after provision
for loan losses	396,947	378,926

Noninterest income:
Service charges on deposit accounts	37,686	11,384
Fees from origination of non-portfolio residential
mortgage loans	84,240	59,195
Fees from syndication and placement of non-
portfolio commercial loans	8,777
Fees from servicing of government-guaranteed loans	1,187
Gain on sales of government-guaranteed loans		21,495
Other	31,405	10,260
Total noninterest income	163,295	102,334

Noninterest expense:
Salaries and employee benefits	1,646,509	1,486,566
Occupancy	402,733	331,166
Equipment rent, depreciation and maintenance	157,705	137,498
Preopening and start-up costs		2,102
Other	1,203,790	990,140
Total noninterest expense	3,410,737	2,947,472
Loss before income tax benefit	(2,850,495)	(2,466,212)
Income tax benefit	(1,027,000)	(884,000)
NET LOSS	(1,823,495)	(1,582,212)
Less net losses attributable to noncontrolling interests	779,434	677,830

NET LOSS ATTRIBUTABLE TO CDBL VI	$(1,044,061)	$(904,382)

NET LOSS PER SHARE ATTRIBUTABLE
TO CDBL VI—Note C	$(62.05)	$(53.75)

See notes to condensed interim consolidated financial statements.

C4 - 6

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (Unaudited)

Capitol Development Bancorp Limited VI

	Capitol Development Bancorp Limited VI Stockholders’ Equity
	Common Stock	Retained- Earnings Deficit	Accumulated Other Comprehensive Income (Loss)	Total CDBL VI Stockholders’ Equity	Noncontrolling Interests	Total Equity

Three Months Ended March 31, 2008
Balances at January 1, 2008	$16,750,000	$(4,946,807)		$11,803,193	$24,896,250	$36,699,443

Net loss for the 2008 period		(904,382)		(904,382)	(677,830)	(1,582,212)

BALANCES AT MARCH 31, 2008	$16,750,000	$(5,851,189)		$10,898,811	$24,218,420	$35,117,231

Three Months Ended March 31, 2009
Balances at January 1, 2009	$16,750,000	$(8,387,316)	$3,680	$8,366,364	$22,430,249	$30,796,613

Components of comprehensive
loss:
Net loss for the 2009 period		(1,044,061)		(1,044,061)	(779,434)	(1,823,495)
Fair value adjustment for
investment securities
available for sale (net of
tax effect)			(1,586)	(1,586)		(1,586)
Comprehensive loss
for the 2009 period				(1,045,647)		(1,825,081)

BALANCES AT MARCH 31, 2009	$16,750,000	$(9,431,377)	$2,094	$7,320,717	$21,650,815	$28,971,532

See notes to condensed interim consolidated financial statements.

C4 - 7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Capitol Development Bancorp Limited VI

	Three Months Ended March 31
	2009	2008
		(as adjusted)
OPERATING ACTIVITIES
Net loss for the period	$(1,823,495)	$(1,582,212)
Adjustments to reconcile net loss to net cash used by operating activities:
Provision for loan losses	1,325,043	614,000
Depreciation of premises and equipment	191,602	158,181
Net amortization of investment security premiums (discounts)	940
Gain on sales of government-guaranteed loans		(21,495)
Originations and purchases of loans held for sale	(15,286,791)	(275,000)
Proceeds from sales of loans held for sale	11,964,918
Increase in accrued interest income and other assets	(698,558)	(8,542)
Decrease in accrued interest expense on deposits and other liabilities	(227,608)	(1,696,825)

NET CASH USED BY OPERATING ACTIVITIES	(4,553,949)	(2,811,893)

INVESTING ACTIVITIES
Purchase of securities held for long-term investment	(119,500)
Net increase in portfolio loans	(15,499,159)	(40,651,030)
Purchases of premises and equipment	(183,459)	(1,302,716)

NET CASH USED BY INVESTING ACTIVITIES	(15,802,118)	(41,953,746)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and
savings accounts	22,253,775	21,866,054
Net increase in certificates of deposit	11,153,284	13,231,895
Net borrowings from debt obligations	74,100	3,000,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	33,481,159	38,097,949

INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS	13,125,092	(6,667,690)
Cash and cash equivalents at beginning of period	38,110,457	24,202,133

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$51,235,549	$17,534,443

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$1,573,478	$792,096

See notes to condensed interim consolidated financial statements.

C4 - 8

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited VI

NOTE A—BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of Capitol Development Bancorp Limited VI ("CDBL VI") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

The statements do, however, include all adjustments of a normal recurring nature which CDBL VI considers necessary for a fair presentation of the interim periods.

The consolidated financial statements include the accounts of CDBL VI and its majority-owned subsidiaries after elimination of intercompany accounts and transactions and giving effect to applicable noncontrolling interests.

The results of operations for the three-month period ended March 31, 2009 are not necessarily indicative of the results to be expected for the year ending December 31, 2009.

NOTE B—INVESTMENT SECURITIES

Investment securities consisted of the following (in $1,000s):

	March 31, 2009		December 31, 2008
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available for sale:
United States government agency securities	$401	$405	$402	$408

Held for long-term investment:
Federal Home Loan Bank stock	136	136	16	16

	$537	$541	$418	$424

Investments in Federal Home Loan Bank stock are restricted and may only be resold to, or redeemed by, the issuer.

Gross unrealized gains on investment securities available for sale were $3,000 and $6,000 at March 31, 2009 and December 31, 2008, respectively.

Gross realized gains and losses from sales and maturities of investment securities were insignificant for the periods presented.

NOTE C—NET LOSS PER SHARE ATTRIBUTABLE TO CDBL VI

Net loss per share attributable to CDBL VI is based on the weighted average number of common shares outstanding (16,825 shares).  There were no common stock equivalents or other forms of dilutive instruments outstanding during the periods presented.

C4 - 9

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited VI

NOTE D—FAIR VALUE

SFAS No. 157 establishes a hierarchy that prioritizes the use of fair value inputs used in valuation methodologies into the following three levels:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3:  Significant unobservable inputs that reflect the reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of CDBL VI's valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based on quoted prices, when available.  If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 values.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis.  Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

Loans:  CDBL VI does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

Other real estate owned:  At the time of foreclosure, foreclosed properties are adjusted to fair value less estimated costs to sell upon transfer from portfolio loans to other real estate owned, establishing a new accounting basis.  CDBL VI subsequently adjusts fair value on other real estate owned on a nonrecurring basis to reflect partial write-downs based on the observable market price, current appraised value of the asset or other estimates of fair value.

The balances of assets and liabilities measured at fair value on a recurring basis as of March 31, 2009 were as follows (in $1,000s):

	Total	Significant Other Observable Inputs (Level 2)

Securities available for sale:
United State government agency securities	$405	$405

C4 - 10

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited VI

NOTE D—FAIR VALUE—Continued

The balances of assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 were as follows (in $1,000's):

	Total	Significant Other Observable Inputs (Level 2)

Securities available for sale	$408	$408

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2009 were as follows (in $1,000s):

	Total	Significant Unobservable Inputs (Level 3)

Impaired loans (1)	$1,925	$1,925

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the applicable collateral or foreclosed property or other estimates of fair value.

The balances of assets and liabilities, other than mortgage loans held for sale, measured at fair value on a nonrecurring basis as of December 31, 2008 were immaterial.

CDBL VI began applying the fair value measurement and disclosure provisions of SFAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis; which did not have a material effect on CDBL VI's consolidated financial position upon implementation.  CDBL VI measures the fair value of the following on a nonrecurring basis:  (1) long-lived assets and (2) foreclosed assets.

[The remainder of this page intentionally left blank]

C4 - 11

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited VI

NOTE D—FAIR VALUE—Continued

Carrying values and estimated fair values of financial instruments for FAS No. 107 disclosure purposes were as follows (in $1,000s):

	March 31, 2009		December 31, 2008
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$51,236	$51,236	$38,110	$38,110
Loans held for sale	3,739	3,739	417	417
Investment securities:
Available for sale	405	405	408	408
Held for long-term investment	136	136	16	16
Total investment securities	541	541	424	424
Portfolio loans:
Loans secured by real estate:
Commercial	95,395	96,025	83,613	83,883
Residential (including multi-family)	35,347	35,383	32,057	32,248
Construction, land development and other land	42,308	39,311	42,427	42,366
Total loans secured by real estate	173,050	170,719	158,097	158,497
Commercial and other business-purpose loans	51,932	52,044	51,934	51,945
Consumer	3,866	3,904	3,759	3,771
Other	7,003	7,011	7,372	7,245
Total portfolio loans	235,851	233,678	221,162	221,458
Less allowance for loan losses	(4,153)	(4,153)	(3,639)	(3,639)
Net portfolio loans	231,698	229,525	217,523	217,819

Financial Liabilities:
Deposits:
Noninterest-bearing	45,544	45,544	39,294	39,294
Interest-bearing:
Demand accounts	78,960	78,896	62,956	62,956
Time certificates of less than $100,000	65,018	65,065	65,931	66,257
Time certificates of $100,000 or more	62,489	62,525	50,423	50,525
Total interest-bearing	206,467	206,486	179,310	179,738
Total deposits	252,011	252,030	218,604	219,032
Debt obligations	19,474	19,523	19,399	19,399

Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available).  For example, the estimated fair value of portfolio loans is based on discounted cash flow computations.  Similarly, the estimated fair value of time deposits, debt obligations and subordinated debentures were determined through discounted cash flow computations.  Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair value based on current financial reporting requirements.

Given current market conditions, a portion of the loan portfolio is not readily marketable and market prices do not exist.  CDBL VI has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition in FAS No. 157.  Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in

C4 - 12

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited VI

NOTE D—FAIR VALUE—Continued

market interest rates can dramatically impact the value of financial instruments in a short period of time.  Accordingly, the fair value measurements for loans included in the table above are unlikely to represent the instruments' liquidation values.

NOTE E—NEW ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 which deferred the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or on a more frequently recurring basis.  The implementation of previously deferred aspects of Statement No. 157 in 2009 (as permitted by FSP FAS 157-2) did not have a material effect on CDBL VI's results of operations or financial position.  Fair value disclosures are set forth in Note D to the condensed interim financial statements.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of CDBL VI's adoption of Statement No. 141(R) had no impact upon implementation and its subsequent impact will depend upon the extent and magnitude of acquisitions in the future.

Also in December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, to create accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Statement No. 160 establishes accounting and reporting standards that require (1) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent's equity, (2) the amount of consolidated net income (loss) attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income, (3) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently, (4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be initially measured at fair value and (5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  Statement No. 160 became effective for CDBL VI on January 1, 2009 and the accompanying condensed consolidated financial statements reflect implementation of the new accounting standard as if it occurred as of the beginning of the periods presented.

On April 9, 2009, the FASB issued three FASB Staff Positions (FSP), which become effective for second quarter reporting, with earlier implementation permitted for the first calendar quarter of 2009.  CDBL VI elected to implement the new guidance effective January 1, 2009.

FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, and APB Opinion No. 28, Interim Financial Reporting, to require interim disclosures about fair value of financial instruments in addition to annual reporting.  The required disclosures are included in Note D to the condensed consolidated financial statements.

C4 - 13

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)

Capitol Development Bancorp Limited VI

NOTE E—NEW ACCOUNTING STANDARDS—Continued

FSP FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment guidance for debt securities to make it more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in financial statements.  Implementation of this new guidance did not have a material effect on CDBL VI's consolidated financial statements.  The expanded interim disclosures about investment securities are set forth in Note B to the condensed consolidated financial statements.

FSP FAS 157-4 amends prior fair value guidance to aid in determining fair value when the volume and level of activity for an asset or liability have significantly decreased and identifying transactions that are not orderly.  This new guidance is intended to clarify that significant adjustments to quoted prices may be necessary to estimate fair value when there has been a significant decrease in the volume and activity for the asset/liability in relation to normal market activity.  Fair value is the price that would be received to sell an asset (or paid to transfer a liability) in an orderly transaction (that is, not a forced liquidation or distressed sale) between willing market participants under current market conditions.  CDBL VI's implementation of FSP FAS 157-4 had no material effect on the condensed consolidated financial statements for the period ending March 31, 2009.

In March 2008 the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.  This new guidance revises the presentation and disclosure of derivatives and hedging activities, became effective for CDBL VI on January 1, 2009 and did not have a material impact on CDBL VI's condensed consolidated financial statements upon implementation.

In February 2008, the FASB issued FSB FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.  The new guidance clarifies transfers and certain transactions' accounting subject to the provisions of FAS 140 and becomes effective January 1, 2009.  This new guidance did not have a material impact on CDBL VI's consolidated financial position or results of operations upon implementation.

In June 2009, the FASB issued Statements No. 166 and 167 which relate to consolidation of variable-interest entities and to amend existing guidance for when a company 'derecognizes' transfers of financial assets, respectively.  Both new standards require a number of additional disclosures upon implementation January 1, 2010.  These new standards are not expected to have a material impact on CDBL VI's consolidated financial statements upon implementation.

The FASB has also recently issued several proposals to amend, supersede or interpret existing accounting standards which may impact CDBL VI's financial statements at a later date, such as a proposed amendment to Statement No. 128, Earnings per Share, among other things.

CDBL VI's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to CDBL VI's consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to CDBL VI's consolidated financial statements.

C4 - 14

Capitol Development Bancorp Limited VI
______

Consolidated Financial Statements

Periods ended December 31, 2008, 2007 and 2006

C4-

C4 - 15

Capitol Development Bancorp Limited VI

Page
Report of Independent Registered Public Accounting Firm	C4-17
Consolidated Balance Sheets	C4-18
Consolidated Statements of Operations	C4-19
Consolidated Statements of Changes in Stockholders' Equity	C4-20
Consolidated Statements of Cash Flows	C4-21
Notes to Consolidated Financial Statements	C4-22 – C4-41

C4 - 16

BDO Seidman, LLP
Accountants and Consultants

99 Monroe Avenue N.W., Suite 800
Grand Rapids, Michigan 49503-2654
Telephone: (616) 774-7000
Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Capitol Development Bancorp Limited VI

We have audited the accompanying consolidated balance sheets of Capitol Development Bancorp Limited VI and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2008 and 2007, and the period from December 1, 2006 (date of inception) to December 31, 2006.  These financial statements are the responsibility of the Corporation's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The consolidated financial statements include retrospective adjustments associated with a new accounting pronouncement that became effective for the Corporation on January 1, 2009—specifically, Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51, which resulted in the reclassification of the Corporation's prior minority interests in consolidated subsidiaries to a new noncontrolling interests component of total equity.  Note B to the consolidated financial statements describes the retrospective application of this new accounting method in greater detail.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Development Bancorp Limited VI and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007, and the period from December 1, 2006 (date of inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Grand Rapids, Michigan
June 2, 2009
(July 7, 2009 as to the retrospective adoption of
Financial Accounting Standards Statement No. 160 as described in Note B to the consolidated financial statements)

C4 - 17

CONSOLIDATED BALANCE SHEETS

Capitol Development Bancorp Limited VI

	December 31
	2008	2007
	(as adjusted)	(as adjusted)
ASSETS
Cash and due from banks	$7,189,256	$2,575,670
Money-market and interest-bearing deposits	25,974,201	4,496,463
Federal funds sold	4,947,000	17,130,000
Cash and cash equivalents	38,110,457	24,202,133
Loans held for sale	417,000
Investment securities—Note C:
Available for sale, carried at fair value	407,906
Held for long-term investment carried at
amortized cost which approximates fair value	16,100
Total investment securities	424,006
Portfolio loans, less allowance for loan losses of $3,639,000 in 2008 and $1,136,000 in 2007—Note D	217,524,226	77,194,456
Premises and equipment—Note F	4,094,951	3,153,782
Accrued interest income	778,596	322,875
Other assets	8,152,120	5,546,840

TOTAL ASSETS	$269,501,356	$110,420,086

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$39,293,971	$10,450,148
Interest-bearing—Note G	179,310,216	44,874,581
Total deposits	218,604,187	55,324,729
Debt obligations—Note H	19,399,400	16,400,000
Accrued interest on deposits and other liabilities	701,156	1,995,914
Total liabilities	238,704,743	73,720,643

EQUITY—Notes I and O:
CDBL VI stockholders' equity:
Common stock, no par value, 51,000 shares authorized; 16,825 shares issued and outstanding	16,750,000	16,750,000
Retained-earnings deficit	(8,387,316)	(4,946,807)
Fair value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income)	3,680
Total CDBL VI stockholders' equity	8,366,364	11,803,193
Noncontrolling interests	22,430,249	24,896,250
Total equity	30,796,613	36,699,443

TOTAL LIABILITIES AND EQUITY	$269,501,356	$110,420,086

See notes to consolidated financial statements.

C4 - 18

CONSOLIDATED STATEMENTS OF OPERATIONS

Capitol Development Bancorp Limited VI

	Year Ended December 31		Period Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Interest income:
Portfolio loans (including fees)	$9,660,820	$2,557,976
Loans held for sale	11,027
Taxable investment securities	4,396
Federal funds sold	369,406	753,968
Money market and interest bearing deposits	52,729	155,438	$101,119
Other	143	17,976
Total interest income	10,098,521	3,485,358	101,119
Interest expense:
Deposits	3,709,701	728,134
Debt obligations and other	1,222,298	229,334
Total interest expense	4,931,999	957,468
Net interest income	5,166,522	2,527,890	101,119
Provision for loan losses—Note D	2,545,051	1,136,000
Net interest income after provision for loan losses	2,621,471	1,391,890	101,119
Noninterest income:
Service charges on deposit accounts	87,902	7,705
Fees from origination of non-portfolio residential mortgage loans	121,389	81,542
Fees from syndication and placement of non-portfolio commercial loans	9,618	563
Fees from servicing government-guaranteed loans	2,024
Gain on sales of government-guaranteed loans	95,602	26,484
Other	128,101	10,799
Total noninterest income	444,636	127,093
Noninterest expense:
Salaries and employee benefits	6,317,423	4,779,255	652,464
Occupancy	1,457,455	720,243	16,137
Equipment rent, depreciation and maintenance	594,270	244,797	4,305
Preopening and start-up costs	2,102	3,839,859	5,092
Other—Note K	3,884,567	2,614,833	342,094
Total noninterest expense	12,255,817	12,198,987	1,020,092
Loss before income tax benefit	(9,189,710)	(10,680,004)	(918,973)
Income tax benefit—Note L	(3,283,200)	(3,812,600)	(322,000)
NET LOSS	(5,906,510)	(6,867,404)	(596,973)
Less net losses attributable to noncontrolling interests	2,466,001	2,517,570

NET LOSS ATTRIBUTABLE TO CDBL VI	$(3,440,509)	$(4,349,834)	$(596,973)

NET LOSS PER SHARE ATTRIBUTABLE
TO CDBL VI—Note C	$(204.49)	$(258.53)	$(35.48)

See notes to consolidated financial statements.

C4 - 19

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Capitol Development Bancorp Limited VI

	Capitol Development Bancorp Limited VI Stockholders' Equity				As Adjusted
	Common Stock	Retained- Earnings Deficit	Accumulated Other Comprehensive Income	Total CDBL VI Stockholders' Equity	Noncontrolling Interests	Total

Balances at December 1, 2006, beginning of period	$-0-	$-0-		$-0-		$-0-

Issuance of 16,825 shares of common stock for cash consideration of $1,000 per share net of offering expenses	16,750,000			16,750,000		16,750,000

Net loss for the 2006 period		(596,973)		(596,973)		(596,973)

BALANCES AT DECEMBER 31, 2006	16,750,000	(596,973)		16,153,027		16,153,027

Noncontrolling interests' investment in formation of banks					$27,413,820	27,413,820

Net loss for 2007		(4,349,834)		(4,349,834)	(2,517,570)	(6,867,404)

BALANCES AT DECEMBER 31, 2007	16,750,000	(4,946,807)		11,803,193	24,896,250	36,699,443

Components of comprehensive loss:
Net loss for 2008		(3,440,509)		(3,440,509)	(2,466,001)	(5,906,510)
Fair value adjustment for investment securities available for sale (net of income tax effect)			$ 3,680	3,680		3,680
Comprehensive loss for 2008				(3,436,829)		(5,902,830)

BALANCES AT DECEMBER 31, 2008	$16,750,000	$(8,387,316)	$ 3,680	$8,366,364	$22,430,249	$30,796,613

See notes to consolidated financial statements.

C4 - 20

CONSOLIDATED STATEMENTS OF CASH FLOWS

Capitol Development Bancorp Limited VI

	Year Ended December 31		Period Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
OPERATING ACTIVITIES
Net loss for the period	$(5,906,510)	$(6,867,404)	$(596,973)
Adjustments to reconcile net loss to net cash used by operating activities:
Provision for loan losses	2,545,051	1,136,000
Depreciation of premises and equipment	708,970	294,860
Net amortization of investment security discounts	(2,330)
Deferred income tax credit	(3,283,200)	(3,812,600)	(322,000)
Gain on sales of government guaranteed loans	(95,602)	(26,484)
Originations and purchases of loans held for sale	(3,376,000)
Proceeds from sales of loans held for sale	2,959,000
Decrease (increase) in accrued interest income and other assets	220,303	(1,655,115)	(80,000)
Increase (decrease) in accrued interest expense on deposits and other liabilities	(1,294,758)	1,995,914

NET CASH USED BY OPERATING ACTIVITIES	(7,525,076)	(8,934,829)	(998,973)

INVESTING ACTIVITIES
Proceeds from calls, prepayments and maturities of investment securities	100,000
Purchase of securities available for sale	(500,000)
Purchase of securities held for long-term investment	(16,100)
Net increase in portfolio loans	(142,779,219)	(78,303,972)
Purchases of premises and equipment	(1,650,139)	(3,448,642)

NET CASH USED BY INVESTING ACTIVITIES	(144,845,458)	(81,752,614)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	68,564,615	33,686,216
Net increase in certificates of deposit	94,714,843	21,638,513
Net borrowings from debt obligations	2,999,400	16,400,000
Resources provided by noncontrolling interests		27,413,820
Net proceeds from issuance of common stock			16,750,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	166,278,858	99,138,549	16,750,000
INCREASE IN CASH AND CASH EQUIVALENTS	13,908,324	8,451,106	15,751,027
Cash and cash equivalents at beginning of period	24,202,133	15,751,027	-0-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$38,110,457	$24,202,133	$15,751,027

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$4,676,248	$912,115
See notes to consolidated financial statements.

C4 - 21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE A—NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

Capitol Development Bancorp Limited VI (the "Corporation" or "CDBL VI") is a bank development company.  At December 31, 2008, it had seven majority-owned bank subsidiaries (collectively, the “Banks”), Bank of Tacoma (51%) owned, which commenced operations in January 2007 in Tacoma, Washington; Sunrise Community Bank (51% owned), which commenced operations in February 2007 in Palm Desert, California; Issaquah Community Bank (51% owned), which commenced operations in July 2007 in Issaquah, Washington; USNY Bank (51% owned), which commenced operations in July 2007 in Geneva, New York; High Desert Bank (55% owned), which commenced operations in September 2007 in Bend, Oregon; Bank of Fort Bend (51% owned), which commenced operations in December 2007 in Sugar Land, Texas; and Bank of Las Colinas (51% owned), which commenced operations in December 2007 in Irving, Texas.

The Corporation is a controlled subsidiary of Capitol Bancorp Limited (“Capitol”), a national community-bank development company.

The Corporation and the Banks are engaged in a single business activity--banking.  The Banks provide a full range of banking services to individuals, businesses and other customers located in their communities.  The Banks focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net-worth individuals.  A variety of deposit products are offered, including checking, savings, money-market, individual retirement accounts and certificates of deposit.  The principal markets for the Banks' financial services are the communities in which the Banks are located and the areas immediately surrounding those communities.

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable noncontrolling interests.

NOTE B—SIGNIFICANT ACCOUNTING POLICIES

Estimates:  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing), money-market funds and federal funds sold.  Generally, federal funds transactions are entered into for a one-day period.

Loans Held for Sale:  Loans held for sale represent residential real estate mortgage loans held for sale into the secondary market.  Loans held for sale are stated at the aggregate lower of cost or market.  Fees from the origination of loans held for sale are recognized in the period the loans are originated.

C4 - 22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Investment Securities:  Investment securities available for sale are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income).  All other investment securities are classified as held for long-term investment and are carried at amortized cost.  Investments are classified at the date of purchase based on management's analysis of liquidity and other factors.  The adjusted cost of the specific securities sold is used to compute realized gains or losses.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans, Credit Risk and Allowance for Loan Losses:  Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business.  Substantially all portfolio loans are made to borrowers in the Banks' geographic area.  Consistent with the Banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate and less significant concentrations exist in loans secured by equipment and other business assets.  The maximum potential credit risk to the Banks and the Corporation, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding.  The Banks' management reduces exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date.  Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors.  The allowance is increased by provisions charged to operations and reduced by net charge-offs.

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of federal deposit insurance.  The Corporation monitors the financial position of such financial institutions to evaluate credit risk periodically.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales when control over the transferred asset has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the bank does not maintain effective control over the transferred asset through an agreement to repurchase it before its maturity.  Transfers of financial assets are generally limited to commercial loans sold, which were insignificant for the periods presented, and the sale of residential mortgage loans into the secondary market, the extent of which is disclosed in the statements of cash flows.

C4 - 23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding.  Direct costs of successful origination of portfolio loans generally exceed fees from loan originations (net deferred costs approximated $471,000 at December 31, 2008).

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest.  When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed.  Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

Premises and Equipment:  Premises and equipment are stated on the basis of cost.  Depreciation of equipment and furniture, which have estimated useful lives of three to seven years, is computed principally by the straight-line method.  Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.

Other Real Estate Owned:  Other real estate owned (none at December 31, 2008 and 2007) is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  These properties held for sale are carried at estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent changes in fair value.

Preopening and Start-up Costs:  Costs incurred prior to commencement of bank operations are charged to expense on the related opening date.  Such costs consisted primarily of salaries, wages and employee benefits.

Trust Assets and Related Income:  Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Banks are not included in the consolidated balance sheet because it is not an asset of the Banks or the Corporation.  Trust fee income is recorded on the accrual method.

Income Taxes:  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  If it is determined that realization of deferred tax assets is in doubt, a valuation allowance is required to reduce deferred tax assets to the amount which is more-likely-than-not realizable.  The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

Net Loss Per Share Attributable to CDBL VI:  Net loss per share attributable to CDBL VI is based on the weighted average number of common shares outstanding (16,825 shares).  There were no common stock equivalents or other forms of dilutive instruments for the periods presented.

C4 - 24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Comprehensive Loss:  Comprehensive loss is the sum of net loss and certain other items which are charged or credited to stockholders' equity.  For the periods presented, the Corporation's only element of comprehensive loss other than net loss from operations was the change in the fair value adjustment for investment securities available for sale.  Accordingly, the elements and total of comprehensive loss are shown within the statement of changes in stockholders' equity presented herein.

New Accounting Standards:  In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  Statement No. 157 does not require any new fair value measurements and was initially effective for the Corporation beginning January 1, 2008.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2 which defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or on a more frequently recurring basis.  The partial implementation of Statement No. 157 in 2008 (as permitted by FSP FAS 157-2) did not have a material effect on the Corporation's results of operations or financial position.  Fair value disclosures are set forth in Note M to the consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in results of operations at each reporting date.  Statement No. 159 was applied prospectively and implemented by the Corporation effective January 1, 2008.  As of December 31, 2008, the Corporation has not elected the fair value option.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of the Corporation's adoption of Statement No. 141(R) will depend upon the extent and magnitude of acquisitions after December 31, 2008.

C4 - 25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

Also in December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, to create accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  Statement No. 160 establishes accounting and reporting standards that require (1) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent's equity, (2) the amount of consolidated net income (loss) attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income, (3) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently, (4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be initially measured at fair value and (5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  Statement No. 160 applies to years beginning on or after December 15, 2008.  This new guidance has been retrospectively adopted and the accompanying consolidated financial statements have been adjusted to reflect its implementation as of the beginning of the periods presented.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities about Transfers of Financial Assets and Variable Interest Entities.  This new guidance expands on disclosures regarding financial assets transferred in a securitization or asset-backed financing arrangement, servicing assets and information about variable-interest entities and became effective for the Corporation on December 31, 2008.  The new disclosure requirements had no material effect on the Corporation's consolidated financial statements, inasmuch as the Corporation has not engaged in securitizations or asset-backed financing arrangements, has no servicing assets or investments in variable-interest entities.

In February 2008, the FASB issued FSB FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.  The new guidance clarifies transfers and certain transactions' accounting subject to the provisions of FAS 140 and becomes effective January 1, 2009.  Management does not expect this new guidance to have a material impact on the Corporation's financial position or results of operations upon implementation.

Also recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Corporation's consolidated financial statements at a later date:

•	Proposed amendment to Statement No. 128, Earnings per Share; and
•	FASB FSP to require recalculation of leveraged leases if the timing of tax benefits affect cash flows.

C4 - 26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE B—SIGNIFICANT ACCOUNTING POLICIES—Continued

The Corporation's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to the Corporation's consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Corporation's consolidated financial statements.

NOTE C—INVESTMENT SECURITIES

At December 31, 2008, investment securities available for sale consisted of United States government agency securities with an amortized cost of $402,331 and estimated fair value of $407,906, scheduled to mature in two years (none at December 31, 2007).  As of December 31, 2008, the gross unrealized gain on this security was $5,575.

Investment securities held for long-term investment at December 31, 2008 (none at December 31, 2007) consisted of Federal Home Loan Bank stock.  Such investments in Federal Home Loan Bank stock are restricted and may only be resold to or redeemed by the issuer.

NOTE D—LOANS

Portfolio loans consisted of the following at December 31:

	2008	2007
Loans secured by real estate:
Commercial	$83,612,505	$25,470,472
Residential (including multi-family)	32,056,589	6,653,520
Construction, land development and other land	42,427,271	19,025,830
Total loans secured by real estate	158,096,365	51,149,822
Commercial and other business-purpose loans	51,934,007	21,251,301
Consumer	3,759,819	1,536,111
Other	7,373,035	4,393,222
Total portfolio loans	221,163,226	78,330,456
Less allowance for loan losses	(3,639,000)	(1,136,000)
Net portfolio loans	$217,524,226	$77,194,456

Transactions in the allowance for loan losses are summarized below:

	2008	2007
Balance at beginning of period	$1,136,000	$-0-
Provision charged to operations	2,545,051	1,136,000
Loans charged off (deduction)	(42,051)	--
Recoveries	--	--

Balance at December 31	$3,639,000	$1,136,000

C4 - 27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE D—LOANS—Continued

Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) as of December 31, 2008 (none as of December 31, 2007) are summarized below:

Nonaccrual loans:
Loans secured by real estate:
Construction, land development and other land	$195,000
Past due (>90 days) loans and accruing interest:
Construction, land development and other land	988,000
Total nonperforming loans	$1,183,000

If nonperforming loans had performed in accordance with their contractual terms during 2008, additional interest income of $4,000 would have been recorded.  At December 31, 2008, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

Loans are considered impaired when it is probable that all amounts due according to the contractual terms of a loan agreement will not be collected, including contractually scheduled interest and principal payments.  Impaired loans, which are included in nonperforming loans, were $195,000 as of December 31, 2008 (none as of December 31, 2007) and did not have an allowance requirement.

Impaired loans which do not have an allowance requirement include collateral-dependent loans for which direct write-downs have been made (when necessary) and, accordingly, no allowance requirement or allocation is necessary.  During 2008, the average recorded investment in impaired loans approximated $39,000.  Interest income is recorded on impaired loans if not on nonaccrual status, or may be recorded on a cash basis in some circumstances, if such payments are not credited to principal.  In 2008, no interest income was recorded on impaired loans.

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C4 - 28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE D—LOANS—Continued

The amounts of the allowance for loan losses allocated in the following table are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2008		December 31, 2007
	Amount	Percentage of Total Portfolio Loans	Amount	Percentage of Total Portfolio Loans

Loans secured by real estate:
Commercial	$1,301,000	0.59%	$338,000	0.43%
Residential (including multi-family)	441,000	0.20	92,000	0.12
Construction, land development and other land	787,000	0.35	260,000	0.33
Total loans secured by real estate	2,529,000	1.14	690,000	0.88
Commercial and other business-purpose loans	940,000	0.43	369,000	0.47
Consumer	64,000	0.03	26,000	0.03
Other	106,000	0.05	51,000	0.07

Total allowance for loan losses	$3,639,000	1.65%	$1,136,000	1.45%

NOTE E—RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Banks make loans to officers and directors of the Corporation and its subsidiary including their immediate families and companies in which they are principal owners.  At December 31, 2008 total loans to these persons approximated $16,900,000 ($11,418,000 as of December 31, 2007).  During 2008, $9,558,000 of new loans were made to these persons and repayments totaled $4,076,000.  Such loans are made at the Banks' normal credit terms.

Such officers and directors of the Banks (and their associates, family and/or affiliates) are also depositors of the Banks and those deposits, as of December 31, 2008 and 2007, approximated $17.1 million and $5.4 million, respectively.  Such deposits are similarly made at the Banks' normal terms as to interest rate, term and deposit insurance.

The Banks purchase certain data processing and management services from Capitol.  Amounts paid for such services aggregated $2,059,000 and $876,000 in 2008 and 2007, respectively (none in 2006).

C4 - 29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE F—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31:

	2008	2007
Leasehold improvements	$2,513,174	$1,391,563
Equipment and furniture	2,585,607	2,057,079
	5,098,781	3,448,642
Less accumulated depreciation	(1,003,830)	(294,860)

	$4,094,951	$3,153,782

The Banks rent office space under operating leases.  Rent expense under these lease agreements approximated $948,000, $484,000 and $16,000 in 2008, 2007 and 2006, respectively, net of sublease income of $103,000 and $38,000 in 2008 and 2007, respectively (none in 2006).

At December 31, 2008 future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

2009	$1,155,000
2010	1,178,000
2011	1,190,000
2012	1,098,000
2013	893,000
2014 and thereafter	1,067,000

Total	$6,581,000

NOTE G—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $50.4 million and $6.6 million as of December 31, 2008 and 2007, respectively.

At December 31, 2008, the scheduled maturities of time deposits were as follows:

2009	$101,101,000
2010	12,005,000
2011	2,107,000
2012	698,000
2013	443,000

Total	$116,354,000

C4 - 30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE H—DEBT OBLIGATIONS

Debt obligations consisted of the following at December 31:

	2008	2007
Borrowings from Federal Home Loan Bank	$999,400
Notes payable to Capitol	18,400,000	$16,400,000

	$19,399,400	$16,400,000

Borrowings from the Federal Home Loan Bank (FHLB) represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral.  Such FHLB advances become due at varying dates and bear interest at market short-term rates (approximately 2.60% at December 31, 2008).  At December 31, 2008, assets pledged to secure these credit facilities approximated $6.4 million and unused lines of credit under these facilities approximated $5.4 million.

Notes payable to Capitol are due on demand and bear interest from 6.75% to 9.00%, payable monthly.

At December 31, 2008, scheduled debt maturities of debt obligations were as follows:

2009	$18,400,000
2011	999,400

Total	$19,399,400

NOTE I—STOCKHOLDERS' EQUITY

The Corporation's common stock consists of two classes outstanding at December 31, 2008 and 2007:

Class A	1,000
Class B	15,825

Total shares issued and outstanding	16,825

All of the outstanding Class A shares are voting and are owned by Capitol.  All of the Class B shares are owned by accredited investors and are nonvoting, except in certain limited circumstances.

Each share of Class B common stock is convertible, on or after September 15, 2010, into Class A common stock of the Corporation on a share-for-share basis.

C4 - 31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE I—STOCKHOLDERS' EQUITY—Continued

In conjunction with Capitol's purchase of the Corporation's Class A common stock, warrants were issued to Capitol in a number sufficient to ensure it will retain at least 51% voting control of the Corporation in the event the Corporation's outstanding Class B common stock is converted into Class A common stock.  Each warrant permits the holder to purchase one share of Class A common stock for $2,000 per share and expires four years after issuance of the warrant.

The Corporation has entered into an antidilution agreement with Capitol which permits Capitol to maintain 51% voting control of the Corporation.

NOTE J—EMPLOYEE RETIREMENT PLAN

Eligible employees participate in a multi-employer employee 401(k) retirement plan.  The Plan provides for employer contributions in amounts determined annually by the Corporation's board of directors.  Eligible employees make voluntary contributions to the Plan.  Contributions to the Plan charged to expense approximated $188,000 and $63,000 in 2008 and 2007, respectively (none in 2006).

NOTE K—OTHER NONINTEREST EXPENSE

The more significant elements of other noninterest expense consisted of the following:

	2008	2007	2006
Contracted data processing and administrative services	$2,073,579	$883,996
Bank services (ATMs, telephone banking and Internet banking)	176,040	80,380
Advertising	169,995	88,841
Travel, lodging and meals	193,389	104,919
FDIC insurance premiums and other regulatory fees	149,662	27,468
Telephone	114,965	48,594
Paper, printing and supplies	255,245	225,115
Other	751,692	1,155,520	$342,094

	$3,884,567	$2,614,833	$342,094

NOTE L—INCOME TAXES

The credit for income taxes consisted of the following components:

	2008	2007	2006
Federal:
Current expense	$-0-	$-0-	$-0-
Deferred credit	2,994,000	3,471,000	322,000
State deferred credit	289,200	341,600

	$3,283,200	$3,812,600	$322,000

C4 - 32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE L—INCOME TAXES—Continued

Net federal deferred income tax assets, included as a component of other assets, consisted of the following at December 31:

	2008	2007
Allowance for loan losses	$1,238,000	$388,000
Net operating loss carryforwards	4,770,000	2,167,000
Organizational costs	1,183,000	1,270,000
Other, net	(404,000)	(32,000)

	$6,787,000	$3,793,000

Net state deferred income tax assets, included as a component of other assets, consisted of the following at December 31:

	2008	2007
Allowance for loan losses	$139,900	$49,900
Net operating loss carryforwards	390,600	143,800
Organizational costs	136,600	146,800
Other, net	(36,300)	1,100

	$630,800	$341,600

The Corporation and the Banks have net operating loss carryforwards, which may reduce income taxes payable in future periods.  Federal net operating loss carryforwards approximated $14,025,000 at December 31, 2008, $919,000 of which expires in 2026, $5,693,000 of which expires in 2027 and $7,413,000 of which expires in 2028.  State net operating loss carryforwards approximated $4,614,000 at December 31, 2008, $829,000 of which expires in 2017, $921,000 of which expires in 2018, $301,000 of which expires in 2022, $850,000 of which expires in 2023, $501,000 of which expires in 2027 and $1,212,000 of which expires in 2028.  Management believes that, based on its tax planning strategies and estimate of future taxable income, it is more likely than not the Corporation will generate sufficient taxable income to fully utilize the net deferred tax assets.

In conjunction with its annual review, management concluded that there were no significant uncertain tax positions requiring recognition in the financial statements.  The evaluation was performed for the tax years of 2006, 2007 and 2008, the tax years which remain subject to examination by major tax jurisdictions and was updated as of December 31, 2008.

The Corporation may from time to time be assessed interest or penalties associated with tax liabilities by major tax jurisdictions, although any such assessments are estimated to be minimal and immaterial.  To the extent the Corporation has received an assessment for interest and/or penalties, it has been classified in the statements of operations as a component of other noninterest expense.

C4 - 33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE M—FAIR VALUE

Effective January 1, 2008, the Corporation implemented FAS No. 157, as discussed in Note B.  FAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not to be adjusted for transaction costs.  An orderly transaction is one that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction.  Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

FAS No. 157 requires the use of valuation techniques which are consistent with a market approach, income approach and/or cost method.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis.  The cost method is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Valuation techniques are to be consistently applied.  Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  In that regard, FAS No. 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy follows:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3:  Significant unobservable inputs that reflect the reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

C4 - 34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE M—FAIR VALUE—Continued

The following is a description of the Corporation's valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based on quoted prices, when available.  If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 values.

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis.  Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

Loans:  The Corporation does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors.  Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique and, further, changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

The balances of assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 were as follows:

	Total	Significant Other Observable Inputs (Level 2)

Securities available for sale	$407,906	$407,906

The balances of assets and liabilities, other than mortgage loans held for sale, measured at fair value on a nonrecurring basis as of December 31, 2008 were immaterial.

The Corporation will apply the fair value measurement and disclosure provisions of FAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis.  The Corporation measures the fair value of the following on a nonrecurring basis:  (1) long-lived assets and (2) foreclosed assets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE M—FAIR VALUE—Continued

Carrying values and estimated fair values of financial instruments for FAS No. 107 disclosure purposes were as follows at December 31 (in $1,000s):

	2008		2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$38,110	$38,110	$24,202	$24,202
Loans held for sale	417	417
Investment securities available for sale	408	408
Investment securities held for long-term investment	16	16
Portfolio loans:
Loans secured by real estate:
Commercial	83,613	83,883	25,472	25,521
Residential (including multi-family)	32,057	32,248	6,654	6,665
Construction, land development and other land	42,427	42,366	19,026	19,051
Total loans secured by real estate	158,097	158,497	51,152	51,237
Commercial and other business-purpose loans	51,934	51,945	21,251	21,226
Consumer	3,759	3,771	1,536	1,500
Other	7,372	7,245	4,391	4,386
Total portfolio loans	221,162	221,458	78,330	78,349
Less allowance for loan losses	(3,639)	(3,639)	(1,136)	(1,136)
Net portfolio loans	217,523	217,819	77,196	77,213

Financial Liabilities:
Deposits:
Noninterest-bearing	39,294	39,294	10,450	10,450
Interest-bearing:
Demand accounts	62,956	62,956	23,236	23,234
Time certificates of less than $100,000	65,931	66,257	15,132	15,160
Time certificates of $100,000 or more	50,423	50,525	6,507	6,509
Total interest-bearing	179,310	179,738	44,875	44,903
Total deposits	218,604	219,032	55,325	55,353
Notes payable	19,399	19,399	16,400	16,400

Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available).  For example, the estimated fair values of portfolio loans, time deposits and debt obligations were determined through discounted cash flow computations.  Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE M—FAIR VALUE—Continued

Given current market conditions, a portion of the loan portfolio is not readily marketable and market prices do not exist.  The Corporation has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition in FAS No. 157.  Since negotiated prices in illiquid markets depend upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time.  Accordingly, the fair value measurements for loans included in the preceding table above are unlikely to represent the instruments' liquidation values.

NOTE N—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers.  Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans.  Stand-by letters of credit, when issued, commit the Banks to make payments on behalf of customers if certain specified future events occur and are used infrequently by the Banks ($101,000 at December 31, 2008 and none at December 31, 2007).  Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($50.7 million and $36.6 million at December 31, 2008 and 2007, respectively).  These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Banks' normal credit policies.  In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment.

The Banks are required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks.  The amount of reserve balances required as of December 31, 2008 and 2007 was $324,000 and $150,000, respectively.

Deposits at the Banks are insured up to the maximum amount covered by FDIC insurance.

NOTE O—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances.  Subject to various regulatory capital requirements, bank subsidiaries' current and retained earnings are available for distribution as dividends to the Corporation (and other bank shareholders, as applicable) without prior approval from regulatory authorities.  Substantially all of the remaining net assets of the subsidiary are restricted as to payments to the Corporation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE O—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS—Continued

Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies.  Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on “Tier 1” and “Tier 2” capital and “risk-weighted assets” as defined and periodically prescribed by the respective regulatory agencies.  Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Corporation's consolidated financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies with regard to components, risk weighting and other factors.

As a condition of their charter approval, de novo banks are generally required to maintain a core capital (Tier 1) to average total assets ratio of not less than 8% and an allowance for loan losses of not less than 1% for the first three years of operations.

As of December 31, 2008, the most recent notifications received by the Banks from regulatory agencies have advised that the Banks are classified as “well capitalized” as defined by the applicable agencies.  There are no conditions or events since those notifications that management believes would change the regulatory classification of the Banks.

Management believes, as of December 31, 2008, that the Corporation and the Banks meet all capital adequacy requirements to which the entities are subject.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE O—DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS—Continued

The following table summarizes the amounts (in thousands) and related ratios of the Corporation's consolidated regulatory capital position as of December 31:

	2008		2007
Tier 1 capital to average total assets:
Minimum required amount	$	≥ 20,533	$	≥ 7,301
Actual amount		$30,793		$36,699
Ratio		12.00%		40.21%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	$	≥ 8,955	$	≥ 3,807
Actual amount		$30,793		$36,699
Ratio		13.76%		38.56%

Combined Tier 1 and Tier 2 capital to risk-
weighted assets:
Minimum required amount(2)	$	≥ 17,909	$	≥ 7,615
Amount required to meet "Well-Capitalized”
category(3)	$	≥ 22,387	$	≥ 9,519
Actual amount		$33,602		$37,835
Ratio		15.01%		39.75%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3)	In order to be classified as a ‘well-capitalized’ institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

NOTE P—PARENT COMPANY FINANCIAL INFORMATION

Condensed Balance Sheets

	December 31
	2008	2007
ASSETS
Money market funds on deposit with affiliated banks	$1,280,401	$496,463
Investments in subsidiaries	23,891,784	26,523,879
Other assets	1,600,479	1,182,851

TOTAL ASSETS	$26,772,664	$28,203,193

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, accrued expenses and other liabilities	$6,300
Debt obligations	18,400,000	$16,400,000
Stockholders' equity attributable to CDBL VI	8,366,364	11,803,193

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$26,772,664	$28,203,193

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE P—PARENT COMPANY FINANCIAL INFORMATION—Continued

Condensed Statements of Operations

	Year Ended December 31		Period Ended December 31,
	2008	2007	2006
Interest income	$15,417	$155,438	$101,118
Expenses:
Interest expense	1,217,950	227,025
Salary and employee benefits		1,596,663	652,464
Occupancy		32,450	16,137
Equipment rent and depreciation	3,052	10,063	4,305
Other	19,829	831,770	347,186
Total expenses	1,240,831	2,697,971	1,020,092
Income before equity in net losses of consolidated subsidiaries and federal income taxes	(1,225,414)	(2,542,533)	(918,973)
Equity in undistributed net losses of consolidated subsidiaries	2,632,095	2,662,301
Loss before federal income taxes	(3,857,509)	(5,204,834)	(918,973)
Federal income tax credit	(417,000)	(855,000)	(322,000)

NET LOSS ATTRIBUTABLE TO CDBL VI	$(3,440,509)	$(4,349,834)	$(596,973)

Condensed Statements of Cash Flows

	Year Ended December 31		Period Ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES
Net loss for the period	$(3,440,509)	$(4,349,835)	$(596,973)
Adjustments to reconcile net loss to net cash used by operating activities:
Equity in undistributed net losses of subsidiaries	2,632,095	2,662,301
Depreciation of premises and equipment	3,052	763
Deferred federal income tax credit	(417,000)	(855,000)	(322,000)
Decrease (increase) in other assets		79,999	(80,000)
Increase in other liabilities	6,300
NET CASH USED BY OPERATING ACTIVITIES	(1,216,062)	(2,461,771)	(998,973)

INVESTING ACTIVITIES
Net cash investments in subsidiaries		(29,186,180)
Purchases of premises and equipment		(6,613)
NET CASH USED BY INVESTING ACTIVITIES		(29,192,793)

FINANCING ACTIVITIES
Net borrowings from debt obligations	2,000,000	16,400,000
Net proceeds from issuance of common stock			16,750,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,000,000	16,400,000	16,750,000
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	783,938	(15,254,564)	15,751,027
Cash and cash equivalents at beginning of period	496,463	15,751,027	-0-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,280,401	$496,463	$15,751,027

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitol Development Bancorp Limited VI

NOTE Q—SUBSEQUENT EVENT

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis-point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, subject to a maximum amount based on 10 basis-points applied to the institution's assessment base for the second quarter of 2009.  The amount of the special assessment for the Corporation's bank subsidiaries is estimated to approximate $135,000.  The special assessment is payable September 30, 2009 and the FDIC has announced that an additional special assessment of up to 5 basis-points later in 2009 is probable, but the amount is uncertain.

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PART II – Information Not Required in Prospectus

Item 20.  Indemnification of Directors and Officers.

Michigan Business Corporation Act

Capitol is organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney’s fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred.  If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities.  Capitol has obtained a policy of directors’ and officers’ liability insurance.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty.  However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act.  If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action.  The foregoing does not apply if the director’s actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

Capitol’s Articles of Incorporation and Bylaws

Capitol’s articles of incorporation limit the personal liability of directors for a breach of their fiduciary duty except under the circumstances required to be excepted under Michigan law described above.

Capitol’s bylaws generally require Capitol to indemnify officers and directors to the fullest extent legally possible under the MBCA and provide that similar indemnification may be afforded employees and agents.  In addition, the bylaws require Capitol to indemnify any person who, while serving as an officer or director of Capitol, is or was serving at the request of Capitol as a director, officer, partner, trustee, employee or agent of another entity to the same degree as the foregoing indemnification of directors and officers.  Capitol’s bylaws further provide for the advancement of litigation expenses under certain circumstances.

II-

The Trust

Under the amended and restated trust agreement of each Issuer Trust, Capitol Bancorp Limited agreed to indemnify each of the trustees of the trust and any predecessor trustees, and to hold such trustees harmless, against any loss, damage, claims, liability, penalty or expense incurred without negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance of administration of such trust agreement, including the costs and expenses of defense against any claim or liability in connection with the exercise or performance of any of their powers or duties under any applicable trust agreement or amended and restated trust agreement, forms of which are exhibits to Capitol’s registration statement or were filed as an exhibit to a Current Report on Form 8-K and incorporated into this registration statement by reference.

Insurance

In addition, Capitol has purchased insurance policies that provide coverage for its directors and officers in certain situations where Capitol cannot directly indemnify such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 21.  Exhibits And Financial Statement Schedules.

(a)                      Exhibits.

Reference is made to the Exhibit Index attached to the Registration Statement.

(b)
All Financial Statements Schedules are omitted in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

(c)	Reference is made to Appendix C.

Item 22.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes:

(1)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(2)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

II-

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on July 7, 2009.
Capitol Bancorp Ltd.

By:                                           /s/ Joseph D. Reid
Name: JOSEPH D. REID
Title:  Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph D. Reid, Cristin K. Reid, and Lee W. Hendrickson and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 7, 2009.

Signature	Title

/s/ Joseph D. Reid Joseph D. Reid	Chairman of the Board and Chief Executive Officer, Director (Principal Executive Officer)

/s/ lee w. Hendrickson Lee W. Hendrickson	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Cristin K. Reid Cristin K. Reid	Corporate President and Director

/s/ David O’leary David O’Leary	Secretary, Director

/s/ Paul r. ballard Paul R. Ballard	Director

/s/ David L. Becker David L. Becker	Director

/s/ Michael J. Devine Michael J. Devine	Director

James C. Epolito	Director

Gary A. Falkenberg	Director

/s/ Joel I. Ferguson Joel I. Ferguson	Director

/s/ Kathleen A. Gaskin Kathleen A. Gaskin	Director

/s/ H. Nicholas Genova H. Nicholas Genova	Director

/s/ Steven Maas Steven Maas	Director

/s/ Richard A. Henderson Richard A. Henderson	Director

/s/ Lewis D. Johns Lewis D. Johns	Director

/s/ Michael L. Kasten Michael L. Kasten	Vice Chairman, Director

/s/ John S. Lewis John S. Lewis	President of Bank Performance, Director

/s/ Lyle W. Miller Lyle W. Miller	Vice Chairman, Director

/s/ Myrl D. Nofziger Myrl D. Nofziger	Director

/s/ Ronald K. Sable Ronald K. Sable	Director

EXHIBITS INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger dated as of June 25, 2009 (included as Appendix A to the Proxy Statement/Prospectus).
3.1	Articles of Incorporation of Capitol Bancorp Ltd., as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009).
3.2	Bylaws of Capitol Bancorp Ltd., as amended (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009).
3.3	Form of Certificate of Designations of Series A Noncumulative Convertible Perpetual Preferred Stock.
4(a)	Indenture for Junior Subordinated Debt Securities relating to Capitol Trust XII (incorporated by reference from Exhibit 4.1 to Form 8-K filed on July 9, 2008).
4(b)	Amended and Restated Trust Agreement for Capitol Trust XII (incorporated by reference from Exhibit 4.2 to Form 8-K filed on July 9, 2008).
4(c)	Preferred Securities Guarantee Agreement for Capitol Trust XII (incorporated by reference from Exhibit 4.3 to Form 8-K filed on July 9, 2008).
5	Opinion of Brian K. English, General Counsel, as to the validity of the shares.
8	Tax Opinion of Honigman Miller Schwartz and Cohn LLP.
23.1(a)	Consent of BDO Seidman, LLP (Capitol Bancorp Limited ).
23.1(b)	Consent of BDO Seidman, LLP (Capitol Development Bancorp Limited III).
23.1(c)	Consent of BDO Seidman, LLP (Capitol Development Bancorp Limited IV).
23.1(d)	Consent of BDO Seidman, LLP (Capitol Development Bancorp Limited V).
23.1(e)	Consent of BDO Seidman, LLP (Capitol Development Bancorp Limited VI).
23.2	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 8).
24	Power of Attorney (included on the signature page of the Registration Statement).
25(a)
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A., as Property Trustee under Amended and Restated Trust Agreement of Capitol Trust XII (incorporated by reference from Exhibit 25(a) to Form S-3 filed on June 5, 2008).

25(b)
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A., as Trustee under the Capital Securities Guarantee of Capitol with respect to the Capital Securities of Capitol Trust XII (incorporated by reference from Exhibit 25(a) to Form S-3 filed on June 5, 2008).

99.1	Form of Proxy for Capitol Development Bancorp Limited III†
99.2	Form of Proxy for Capitol Development Bancorp Limited IV†
99.3	Form of Proxy for Capitol Development Bancorp Limited V†
99.4	Form of Proxy for Capitol Development Bancorp Limited VI†

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

†	Filed herewith.